UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Dell Inc.

(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Dell Inc. common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

1,781,176,938 shares of common stock (including shares subject to restricted stock units and shares of restricted stock) and 25,482,624 shares of common stock underlying outstanding employee stock options with an exercise price of less than $13.65 per share

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $2,829,910.77 was determined by multiplying 0.0001364 by the aggregate merger consideration of $20,747,146,376.79. The aggregate merger consideration was calculated as the sum of (i) the product of (a) 1,781,176,938 outstanding shares of common stock (including shares subject to restricted stock units and shares of restricted stock) as of March 25, 2013 to be acquired in the merger, multiplied by (b) the per share merger consideration of $13.65, plus (ii) the product of (x) 25,482,624 shares of common stock underlying outstanding employee stock options with an exercise price of $13.65 or less, multiplied by (y) $6.46, representing the difference between the $13.65 per share merger consideration and the $7.19 weighted average exercise price of such options.

(4)	Proposed maximum aggregate value of transaction:

$20,747,146,376.79

(5)	Total fee paid:

$2,829,910.77

☒	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY — SUBJECT TO COMPLETION NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

One Dell Way

Round Rock, Texas 78682

Telephone: (512) 728-7800

[            ], 2013

To the Stockholders of Dell Inc.:

You are cordially invited to attend a special meeting of the stockholders of Dell Inc., a Delaware corporation (“Dell,” the “Company,” “we,” “our” or “us”), which we will hold at the Dell Round Rock Campus, 501 Dell Way, Round Rock, Texas 78682 on [            ], 2013, at [            ], Central Time.

At the special meeting, holders of our common stock, par value $0.01 per share (“Common Stock”), will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 5, 2013 (as it may be amended from time to time, the “merger agreement”), by and among Denali Holding Inc., a Delaware corporation (“Parent”), Denali Intermediate Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Intermediate”), Denali Acquiror Inc., a Delaware corporation and a wholly-owned subsidiary of Intermediate (“Merger Sub” and, taken together with Intermediate and Parent, the “Parent Parties”), and the Company. Pursuant to the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Intermediate and each share of Common Stock outstanding immediately prior to the effective time of the merger (other than certain excluded shares and dissenting shares) will be canceled and converted into the right to receive $13.65 in cash, without interest (the “merger consideration”), less any applicable withholding taxes. The following shares of Common Stock will not be entitled to the merger consideration: (i) shares held by any of the Parent Parties (including the shares held by Michael S. Dell and certain of his related family trusts which shares will be contributed to Parent prior to the merger), (ii) shares held by the Company or any wholly-owned subsidiary of the Company and (iii) shares held by any of the Company’s stockholders who are entitled to and properly exercise appraisal rights under Delaware law.

The board of directors of the Company (the “Board”) formed a committee (the “Special Committee”) consisting solely of four independent and disinterested directors of the Company to evaluate the merger and other alternatives available to the Company. The Special Committee unanimously determined that the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, the Company’s stockholders (other than Mr. Dell and certain of his related family trusts), and unanimously recommended that the Board approve and declare advisable the merger agreement, a copy of which is attached as Annex A to the accompanying proxy statement, and the transactions contemplated therein, including the merger, and that the Company’s stockholders vote for the adoption of the merger agreement. Based in part on that recommendation, the Board unanimously (other than Mr. Dell, who did not participate due to his interest in the merger) (i) determined that the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, the Company’s stockholders (other than Mr. Dell and certain of his related family trusts), (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated therein, including the merger and (iii) resolved to recommend that the Company’s stockholders vote for the adoption of the merger agreement. Accordingly, the Board (without Mr. Dell’s participation) unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement. The Board also unanimously (without Mr. Dell’s participation) recommends that the stockholders of the Company vote “FOR” the proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger.

In considering the recommendation of the Board, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the stockholders generally. As of April 26, 2013, Mr. Dell and certain of his related family trusts beneficially owned, in the aggregate, 274,434,319 shares of Common Stock (including (i) 1,101,948 shares subject to Company stock options exercisable within 60 days and (ii) 33,186 shares held in Mr. Dell’s 401(k) plan), or approximately 15.6% of the total number of outstanding shares of Common Stock, and have agreed with Parent to contribute to Parent, immediately prior to the consummation of the merger, 273,299,383 shares in exchange for common stock of Parent.

We urge you to, and you should, read the accompanying proxy statement in its entirety, including the appendices, because it describes the merger agreement, the merger and related agreements and provides specific information concerning the special meeting and other important information related to the merger. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission.

Regardless of the number of shares of Common Stock you own, your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of (i) at least a majority of the outstanding shares of Common Stock entitled to vote thereon and (ii) at least a majority of the outstanding shares of Common Stock entitled to vote thereon held by stockholders other than the Parent Parties, Mr. Dell and certain of his related family trusts, any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary. If you fail to vote or abstain from voting on the merger agreement, the effect will be the same as a vote against adoption of the merger agreement.

While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to, or do not desire to, attend the special meeting. Accordingly, we have enclosed a proxy that will enable your shares to be voted on the matters to be considered at the special meeting even if you are unable or do not desire to attend. If you desire your shares to be voted in accordance with the Board’s recommendation, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions; date and sign the proxy; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

Sincerely,

Alex J. Mandl

Chairman of the Special Committee

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [            ], 2013

and is first being mailed to stockholders on or about [            ], 2013.

PRELIMINARY COPY — SUBJECT TO COMPLETION

DELL INC.

One Dell Way

Round Rock, Texas 78682

Telephone: (512) 728-7800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Dell Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Dell Inc., a Delaware corporation (“Dell,” the “Company,” “we,” “our” or “us”), will be held at the Dell Round Rock Campus, 501 Dell Way, Round Rock, Texas 78682 on [            ], 2013, at [            ], Central Time, for the following purposes:

1.	to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 5, 2013, as it may be amended from time to time, (the “merger agreement”), by and among Denali Holding Inc., a Delaware corporation (“Parent”), Denali Intermediate Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Intermediate”), Denali Acquiror Inc., a Delaware corporation and a wholly-owned subsidiary of Intermediate (“Merger Sub” and, taken together with Intermediate and Parent, the “Parent Parties”), and the Company;

2.	to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger;

3.	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and

4.	to act upon other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board.

The holders of record of our common stock, par value $0.01 per share (“Common Stock”), at the close of business on [            ], 2013, are entitled to notice of and to vote at the special meeting or at any adjournment or postponement thereof. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is important, regardless of the number of shares of Common Stock you own. The adoption of the merger agreement by the affirmative vote of the holders of (i) at least a majority of the outstanding shares of Common Stock entitled to vote thereon and (ii) at least a majority of the outstanding shares of Common Stock entitled to vote thereon held by stockholders other than the Parent Parties, Michael S. Dell and certain of his related family trusts, any other officers and directors of the Company and any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary are conditions to the consummation of the merger. The proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate, each require the affirmative vote of holders of a majority of the voting power present and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the merger agreement, the proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate. If you fail to vote or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the proposal to adopt the merger agreement. However, failure to vote or submit your proxy will not affect the vote regarding the proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger or the vote regarding the proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a stockholder of record, attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence P. Tu

General Counsel and Secretary

Dated [            ], 2013

Round Rock, Texas

i

ii

SUMMARY TERM SHEET

This Summary Term Sheet discusses the material information contained in this proxy statement, including with respect to the merger agreement, as defined below, the merger and the other agreements entered into in connection with the merger. We encourage you to read carefully this entire proxy statement, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary Term Sheet may not contain all of the information that may be important to you. The items in this Summary Term Sheet include page references directing you to a more complete description of that topic in this proxy statement.

The Parties to the Merger (page 131)

Dell Inc.

Dell Inc. (“Dell,” the “Company,” “we,” “our” or “us”) is a Delaware corporation. Founded by Michael S. Dell in 1984, the Company is a leading global integrated solutions provider in the IT industry. The Company is focused on providing complete technology solutions to our customers that are scalable, flexible and easy to use. Over time, the Company has added new distribution channels, such as retail, system integrators, value-added resellers and distributors, to expand its access to more end-users around the world. See “Important Information Regarding Dell—Company Background” beginning on page 165. See also “The Parties to the Merger—Dell Inc.” on page 131.

Additional information about Dell is contained in its public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information” on page 190.

The Parent Parties

Denali Holding Inc. (“Parent”) is a newly formed Delaware corporation. Denali Intermediate Inc. (“Intermediate”) is a newly formed Delaware corporation and a wholly-owned subsidiary of Parent. Denali Acquiror Inc. (“Merger Sub” and, together with Intermediate and Parent, the “Parent Parties”) is a newly formed Delaware corporation and a wholly-owned subsidiary of Intermediate. Each of the Parent Parties is an affiliate of the entities referred to as the “SLP Filing Persons” (see “Important Information Regarding the Parent Parties, the SLP Filing Persons, the MD Filing Persons and the MSDC Filing Persons—The SLP Filing Persons” beginning on page 187) and the persons and entities referred to as the “MD Filing Persons” (see “Important Information Regarding the Parent Parties, the SLP Filing Persons, the MD Filing Persons and the MSDC Filing Persons—The MD Filing Persons” beginning on page 188) and was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. None of the Parent Parties has engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement. See “Important Information Regarding the Parent Parties, the SLP Filing Persons, the MD Filing Persons and the MSDC Filing Persons” beginning on page 186. See also “The Parties to the Merger—The Parent Parties” on page 131.

The Purpose of the Special Meeting (page 132)

You will be asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of February 5, 2013 (as it may be amended from time to time, the “merger agreement”), by and among Parent, Intermediate, Merger Sub and the Company. The merger agreement provides that at the effective time of the merger, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Intermediate. At the effective time of the merger, each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) outstanding immediately prior to the effective time of the merger (other than certain excluded shares and shares held by any of the Company’s stockholders who are entitled to and properly exercise appraisal rights under Delaware law (“dissenting shares”))

will be converted into the right to receive $13.65 in cash, without interest (the “merger consideration”), less any applicable withholding taxes, whereupon all such shares will be automatically canceled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto other than the right to receive the merger consideration. Shares of Common Stock held by any of the Parent Parties (including the shares held by the MD Investors and the Gift Trusts (each as defined below), which shares will be contributed to Parent prior to the merger) and by the Company or any wholly-owned subsidiary of the Company will not be entitled to receive the merger consideration.

Following and as a result of the merger, the Company will become a privately held company, wholly-owned directly by Intermediate and indirectly by Parent, which in turn will be owned by the following entities and individuals:

•

Silver Lake Partners III, L.P., Silver Lake Partners IV, L.P. (together with Silver Lake Partners III, L.P., the “SLP Investors”) and their permitted assignees, if any, which have agreed, severally but not jointly, to provide an aggregate amount of up to $1.4 billion in cash equity financing for the merger;

•

Michael S. Dell, Chairman and Chief Executive Officer of the Company, and The Susan Lieberman Dell Separate Property Trust (together with Mr. Dell, the “MD Investors”), who together have agreed, severally and not jointly, to transfer, contribute and deliver to Parent, immediately prior to the consummation of the merger, 273,299,383 shares of the Common Stock (including shares held by the Michael S. Dell 2009 Gift Trust and Susan L. Dell 2009 Gift Trust (together, the “Gift Trusts”), which shares will be acquired by Mr. Dell from the Gift Trusts prior to the consummation of the merger (conditional upon the occurrence of the closing of the merger)) in exchange for common stock of Parent, and, in the case of Mr. Dell, to provide up to an additional $500 million in cash equity financing for the merger; and

•	MSDC Management, L.P. (the “MSDC Investor”) and its permitted assignees, if any, which have agreed to provide an aggregate amount of up to $250 million in cash equity financing for the merger.

The Special Meeting (Page 132)

The special meeting will be held at the Dell Round Rock Campus, 501 Dell Way, Round Rock, Texas 78682 on [            ], 2013, at [            ], Central Time.

Record Date and Quorum (Page 133)

The holders of record of the Common Stock as of the close of business on [            ], 2013, the record date for determination of stockholders entitled to notice of and to vote at the special meeting, are entitled to receive notice of and to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the voting power of the shares of Common Stock outstanding and entitled to vote on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Vote (Page 133)

For the Company to consummate the merger, under Delaware law and under the merger agreement, stockholders holding at least a majority of the shares of Common Stock outstanding and entitled to vote at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. In addition, it is a condition to the consummation of the merger that stockholders holding at least a majority of the shares of Common Stock outstanding and entitled to vote at the close of business on the record date, other than the Parent Parties, the MD Investors, the Gift Trusts, any other officers and directors of the Company and any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary, vote “FOR” the proposal to adopt the merger agreement.

Subject to certain conditions, the MD Investors and the Gift Trusts have agreed to vote, or cause to be voted, all of the outstanding shares of Common Stock they beneficially own in favor of the proposal to adopt the merger agreement pursuant to a voting and support agreement that they entered into with the Company on February 5, 2013 (the “voting agreement”). See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Voting Agreement” on page 123.

Conditions to the Merger (Page 159)

Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•	the proposal to adopt the merger agreement has been approved by the affirmative vote of holders of at least a majority of the outstanding shares of the Common Stock entitled to vote thereon;

•

the proposal to adopt the merger agreement has been approved by the affirmative vote of holders of at least a majority of the outstanding shares of the Common Stock entitled to vote thereon, other than the Parent Parties, the MD Investors, the Gift Trusts and any other officers and directors of the Company and any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary;

•

there is no injunction or similar order prohibiting the consummation of the merger (i) by a governmental entity having jurisdiction over the business of the Company and its subsidiaries (other than a de minimis portion of such business) or (ii) that, if not abided by, would potentially result in criminal liability;

•

there is no law prohibiting or making illegal the merger (i) by any governmental entity in a jurisdiction in which the business of the Company and its subsidiaries is conducted (other than a de minimis portion of such business) or (ii) that, if not abided by, would potentially result in criminal liability; and

•

any applicable waiting period (and any extensions thereof) has expired or been terminated and any required approvals, consents or clearances have been obtained relating to the merger under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) if required or if jurisdiction is accepted, Council Regulation (EC) No 139/2004 of the European Union Merger Regulation, or, if not required or jurisdiction is not accepted, the antitrust and competition laws of the Member States of the European Union and European Economic Area in which a filing is required and (iii) the antitrust and competition laws of China and certain other jurisdictions.

The obligation of the Company to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the Parent Parties in the merger agreement must be true and correct in all material respects both when made and as of the closing date of the merger (except with respect to certain representations and warranties made as of a specified date), except where the failure to be true and correct would not impair, prevent or delay in any material respect the ability of any of the Parent Parties to perform its obligations under the merger agreement;

•	the Parent Parties must have performed in all material respects all obligations that they are required to perform under the merger agreement prior to the closing; and

•	each of the Parent Parties must have delivered to the Company an officer’s certificate stating that the conditions set forth above have been satisfied.

The respective obligations of the Parent Parties to complete the merger are also subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the Company in the merger agreement relating to (i) capitalization, (ii) dividends, (iii) the absence of any material adverse effect since November 2,

2012, (iv) finder’s and broker’s fees and (v) takeover laws and rights agreements must be true and correct (except, subject to certain exceptions, for such inaccuracies as are de minimis) both when made and as of the closing date of the merger or, with respect to certain representations and warranties, as of a specified date;

•

the representations and warranties of the Company in the merger agreement relating to (i) the Company’s subsidiaries, (ii) corporate authority and (iii) outstanding indebtedness must be true and correct in all material respects both when made and as of the closing date of the merger or, with respect to certain representations and warranties, as of a specified date;

•

the other representations and warranties of the Company in the merger agreement (except those listed in the above preceding bullet points) must be true and correct both when made and as of the closing date of the merger or, with respect to certain representations and warranties, as of a specified date, except where the failure to be true and correct would not result in a material adverse effect, as described under “The Merger Agreement—Conditions to the Merger” beginning on page 159;

•	the Company must have performed in all material respects all obligations that it is required to perform under the merger agreement prior to the closing date of the merger;

•	the Company must have delivered to Parent an officer’s certificate stating that the conditions set forth above have been satisfied; and

•

Parent must not have the right to terminate the merger agreement as a result of the Company’s cash on hand being less than $7.4 billion as of the beginning of the day on which the closing of the merger would have been required to occur but for the failure of this condition.

When the Merger Becomes Effective (Page 139)

We currently anticipate holding our stockholders’ meeting to vote on the merger agreement during the second quarter of our current fiscal year, which quarter will end on August 2, 2013, and completing the merger during the third quarter of our current fiscal year, which quarter will end on November 1, 2013, subject to approval of the proposal to adopt the merger agreement by the Company’s stockholders as specified herein and the satisfaction of the other closing conditions.

Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger (Page 50)

The Board, acting upon the unanimous recommendation of a committee of the Board consisting solely of four independent and disinterested directors of the Company (the “Special Committee”), unanimously (without Mr. Dell’s participation) has recommended that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement. For a description of the reasons considered by the Special Committee and the Board in deciding to recommend approval of the proposal to adopt the merger agreement, see “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 50.

Opinion of J.P. Morgan Securities LLC (Page 61 and Annex B)

The Special Committee retained J.P. Morgan Securities LLC (“J.P. Morgan”) to act as its financial advisor in connection with the proposed merger. At separate meetings of the Special Committee and the Board on February 4, 2013, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing, that as of February 4, 2013, and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to the holders of the Common Stock (other than shares of Common Stock held in treasury or owned by Merger Sub and its subsidiaries, other excluded shares, Company restricted shares and dissenting shares) in the proposed merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated February 4, 2013, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken by J.P. Morgan in rendering its opinion. You are urged to read the opinion carefully in its entirety. J.P. Morgan’s written opinion was provided to the Special Committee and the Board, is directed only to the fairness from a financial point of view of the merger consideration to be paid in the proposed merger and it does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the merger or any other matter. For a further discussion of J.P. Morgan’s opinion, see “Special Factors—Opinion of J.P. Morgan Securities LLC” beginning on page 61 and Annex B to this proxy statement.

Opinion of Evercore Group L.L.C. (Page 69 and Annex C)

The Special Committee retained Evercore Group L.L.C. (“Evercore”) to act as our financial advisor in connection with the proposed merger. At separate meetings of the Special Committee and the Board on February 4, 2013, Evercore rendered its oral opinion, subsequently confirmed in writing, that as of February 4, 2013, and based upon, and subject to, the factors, procedures, assumptions, qualifications and limitations and other matters set forth therein, the $13.65 per share merger consideration was fair, from a financial point of view, to the holders of shares of Common Stock entitled to receive such merger consideration.

The full text of the written opinion of Evercore, dated February 4, 2013, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the factors considered, procedures followed, assumptions made and qualifications and limitations on the scope of review undertaken by Evercore in rendering its opinion. You are urged to read the opinion carefully in its entirety. Evercore’s opinion was addressed to, and was provided for the information and benefit of, the Special Committee and the Board (in their capacity as such) in connection with their evaluation of whether the merger consideration to be received by the holders of the shares of Common Stock was fair, from a financial point of view, to the holders of the shares of Common Stock entitled to receive such merger consideration. The opinion does not address any other aspect of the merger and does not constitute a recommendation to the Special Committee, the Board or to any other person in respect of the merger, including as to how any of our stockholders should act or vote with respect to the merger. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to engage in the merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Stock or any business combination or other extraordinary transaction involving the Company. For a further discussion of Evercore’s opinion, see “Special Factors—Opinion of Evercore Group L.L.C.” beginning on page 69 and Annex C to this proxy statement.

Purposes and Reasons of the Company for the Merger (Page 87)

The Company’s purpose for engaging in the merger is to enable its stockholders to receive $13.65 per share in cash, without interest and less any applicable withholding taxes, which $13.65 per share merger consideration represents a premium of approximately 25% above the closing price of the Common Stock on January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published, a premium of approximately 35% over the Company’s enterprise value as of January 11, 2013, and a premium of approximately 37% over the average closing price of the Common Stock during the 90 calendar days that ended on January 11, 2013.

Certain Effects of the Merger (Page 91)

If the conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Intermediate. Upon completion of the merger, shares of Common Stock (other than certain excluded shares and dissenting shares) will be converted into the right to receive $13.65 per share, without interest and less any applicable withholding taxes, whereupon all such shares will be automatically canceled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto other than the right to receive the merger consideration. Following the completion of the merger, the Common Stock will no longer be publicly traded, and stockholders (other than those executive officers of the Company, if any, who enter into rollover, contribution or certain other arrangements with Parent prior to the consummation of the merger) will cease to have any ownership interest in the Company.

Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares (Page 140)

Company Stock Options. Except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of an option to purchase shares of Common Stock (each, a “Company stock option”), each Company stock option granted under the Company’s stock plans (the “Other LTIP Plans”) other than the Dell Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “2002 Plan”) and the Dell Inc. 2012 Long-Term Incentive Plan (the “2012 Plan”), whether vested or unvested and whether with an exercise price per share that is greater or less than or equal to $13.65, that is outstanding immediately prior to the effective time of the merger, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such Company stock option and (ii) the excess, if any, of $13.65 over the exercise price per share of Common Stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions. Parent has indicated to the Company that it intends to request, pursuant to the merger agreement, that the Company, before the completion of the merger, commence a tender offer (the “option tender offer”) to purchase for cash, at prices to be determined by Parent, each tendered Company stock option granted under the 2002 Plan and the 2012 Plan, whether vested or unvested and whether with an exercise price per share that is greater or less than or equal to $13.65, that is outstanding immediately prior to the effective time of the merger. Subject to the terms and conditions of the option tender offer, which conditions would include the consummation of the merger, each such Company stock option that is validly tendered and not withdrawn by the holder thereof would be canceled in exchange for the applicable cash payment promptly after the completion of the merger. Also in accordance with the merger agreement, Company stock options granted under the 2002 Plan and the 2012 Plan that are outstanding immediately prior to the effective time of the merger and not accepted for cancellation and payment in the option tender offer would be converted at the effective time of the merger into options to purchase, on substantially the same terms and conditions (including vesting conditions) applicable to such Company stock option immediately prior to the effective time of the merger, shares of Parent common stock. Notwithstanding the provisions of the merger agreement, Mr. Dell would not participate in the option tender offer and his Company stock options will be canceled for no consideration in connection with the merger.

Company RSU Awards. Except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of an award of restricted stock units with respect to shares of Common Stock (each, a “Company RSU Award”) with respect to any of such holder’s Company RSU Awards, each Company RSU Award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such Company RSU Award multiplied by (ii) $13.65, less such amounts as are required to be withheld or deducted under applicable tax provisions, subject to the recipient remaining in service until the vesting date applicable with respect to such awards. For purposes of unvested Company RSU Awards, any performance-based vesting condition will be treated as having been attained at the “target” level, and awards that are subject to performance-based vesting conditions will be deemed to vest ratably on the last day of each fiscal year during the portion of the performance period applicable to such awards that occurs following the effective time of the merger. In addition, holders of Company RSU Awards will receive any additional amounts related to dividend equivalents credited with respect to such Company RSU Awards prior to the effective time. Notwithstanding the provisions of the merger agreement, Mr. Dell’s unvested performance-based Company RSU Awards will be canceled and converted into a right to receive a cash amount as described above; however, such cash amount will vest and pay out upon the Company RSU Awards’ original vesting and payout dates.

Company Restricted Shares. Except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of any restricted shares of Common Stock (each, a “Company restricted share”) with respect to any of such holder’s Company restricted shares, each Company restricted share that is outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash equal to $13.65 less such amounts as are required to be withheld or deducted under applicable tax provisions. In addition, each holder of Company restricted shares will remain entitled to receive any additional amounts related to dividends payable on such Company restricted shares prior to the effective time but which remain subject to the vesting of the Company restricted shares. Payment in respect of Company restricted shares (including associated amounts related to dividends) will be made on such date(s) as the Company restricted shares would have otherwise vested, but only if the holder of such Company restricted shares remains continuously employed with the surviving corporation through such vesting dates.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 112)

In considering the recommendation of the Board (without Mr. Dell’s participation) that you vote to approve the proposal to adopt the merger agreement, you should be aware that, aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other stockholders of the Company generally. In particular, as is described elsewhere in this proxy statement, Mr. Dell, who is Chairman of the Board and Chief Executive Officer of the Company, is a director, officer and stockholder of Parent and will be a controlling stockholder of Parent after completion of the merger.

With regard to our directors serving on the Special Committee and the Board (other than Mr. Dell), areas where their interests may differ from those of stockholders in general relate to the impact of the merger on the directors’ outstanding equity awards, cash compensation and the provision of indemnification and insurance arrangements pursuant to the merger agreement and the Company’s certificate of incorporation, bylaws and indemnification agreements, which reflect the fact that, by their service on the Board, they may be subject to claims arising from such service. Because of their existing compensation arrangements, the differences in interests for our executive officers involve the possible receipt of the following types of payments and benefits that may be triggered by or otherwise relate to the merger:

•	cash payments under executive officer severance agreements;

•	the treatment of executive officer equity awards;

•	the provision of indemnification and insurance arrangements pursuant to the merger agreement; and

•	related benefits.

These interests are discussed in more detail under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 112. The members of the Special Committee and the Board were aware of the differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the stockholders that the merger agreement be adopted.

Financing for the Merger (Page 102)

Parent estimates that the total amount of funds necessary to complete the merger and the related transactions and financings, including refinancing of certain of the Company’s outstanding indebtedness and payment of related fees and expenses, will be approximately $28 billion. Parent expects this amount to be funded through a combination of the following:

•

an aggregate cash equity investment by the SLP Investors and their permitted assignees, if any, of up to $1.4 billion, which is described under “Special Factors—Financing for the Merger—SLP Investors Equity Financing” beginning on page 103;

•

(i) the contribution by the MD Investors of shares of Common Stock to Parent immediately prior to the effective time of the merger and (ii) a cash equity investment by Mr. Dell and his permitted assignees, if any, of up to $500 million, which are collectively described under “Special Factors—Financing for the Merger—MD Investors Equity Financing” beginning on page 103;

•

a cash equity investment by the MSDC Investor and its permitted assignees, if any, of up to $250 million, which is described under “Special Factors—Financing for the Merger—MSDC Investor Equity Financing” beginning on page 104;

•

the sale by Parent of up to $2 billion of its 7.25% unsecured subordinated notes to Microsoft Corporation (“Microsoft”), which is described under “Special Factors—Financing for the Merger—Subordinated Debt Financing” beginning on page 105;

•	up to approximately $13.75 billion from the debt financings described under “Special Factors—Financing for the Merger—Debt Financing” beginning on page 105; and

•	at least approximately $7.4 billion of cash on hand at the Company and its subsidiaries.

Limited Guarantees (Page 111)

The SLP Investors and Mr. Dell have agreed, pursuant to the terms of limited guarantees, to pay on a several basis certain termination fees and other guaranteed amounts that may be payable by Parent under the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger (Page 124)

If you are a U.S. holder, the receipt of cash in exchange for shares of Common Stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Anticipated Accounting Treatment of the Merger (Page 127)

Dell, as the surviving corporation in the merger, will account for the merger as a business combination using the acquisition method of accounting for financial accounting purposes, whereby the estimated purchase price will be allocated to the assets and liabilities of Dell based on their fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

Regulatory Approvals (Page 126)

Under the HSR Act and related rules, the merger may not be completed until notifications have been given and information furnished to the United States Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied. Notification and Report Forms were filed with the Antitrust Division and the FTC by April 5, 2013, and the FTC and the Antitrust Division granted early termination of the applicable waiting period on April 12, 2013.

The merger is also conditioned on (i) the filing of a notification with the European Commission under Council Regulation (EC) No 139/2004 if required or if jurisdiction is accepted by the European Commission pursuant to Member State referral or petition of the parties, (ii) if the filing described in clause (i) is not required, then the filing of notifications with any Member State of the European Union or European Economic Area in which a filing is required, (iii) applicable clearances and/or expiration of waiting periods under the laws of the jurisdictions discussed in clauses (i) and (ii) and (iv) applicable clearances and/or expiration of waiting periods under the antitrust and competition laws of China and certain other jurisdictions.

On April 16, 2013, clearance for the merger was granted under the merger control and antitrust laws of India. On April 18, 2013, a reasoned submission was made to the European Commission asking for the referral of jurisdiction over the transaction from the Member States with jurisdiction. On April 22, 2013, a draft filing was submitted, but not yet accepted, under the antitrust and competition laws of China and the applicable filing was made under the merger control and antitrust laws of Canada.

Litigation (Page 128)

Prior to and following the announcement on February 5, 2013 of the execution of the merger agreement, twenty-five lawsuits challenging the proposed acquisition of the Company were filed, of which twenty-one were filed in the Delaware Court of Chancery and four were filed in the District Court of Travis County in Texas. All of the Delaware actions have been consolidated as In re Dell, Inc. Shareholder Litigation (C.A. No. 8329), and the complaint in one of the actions, City of Roseville Employees Retirement System v. Dell, Inc. et al. was designated as the operative complaint. Three of the Texas lawsuits were voluntarily dismissed without prejudice, and the remaining action, Nelson v. Dell Inc. et al. (Cause No. D-1-GN-13-000220), was stayed by the Texas court on April 4, 2013.

The Delaware litigation is a putative class action filed on behalf of the shareholders of the Company other than the defendants and their affiliates. The operative complaint, which names as defendants the Company, its directors, Silver Lake Partners, L.P., Silver Lake Technology Investors III, L.P., the SLP Investors, the MSDC Investor, Parent, Intermediate and Merger Sub, alleges that the Dell directors breached their fiduciary duties in connection with their approval of the merger agreement and that the entity defendants aided and abetted those breaches. The complaint seeks, among other relief, declaratory and injunctive relief enjoining the merger, and compensatory damages in an unspecified amount. The stayed Texas action makes similar allegations on behalf of the same putative class.

The outcome of these lawsuits is uncertain. An adverse judgment for monetary damages could have an adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. The defendants believe that the claims asserted against them in the lawsuits are without merit.

Rights of Appraisal (Page 179 and Annex D)

Under Delaware law, holders of the Common Stock who do not vote in favor of the proposal to adopt the merger agreement, who properly demand appraisal of their shares of the Common Stock and who otherwise comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined “fair value” (as defined pursuant to Section 262 of the DGCL) of, their shares of Common Stock in lieu of receiving the merger consideration if the merger is completed, but only if they comply with all applicable requirements of Delaware law. This appraised value could be more than, the same as, or less than the merger consideration. Any holder of record of shares of Common Stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the proposal to adopt the merger agreement, must not vote in favor of the proposal to adopt the merger agreement, must continue to hold the shares through the effective time of the merger and must otherwise comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex D to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with these provisions may result in loss of the right of appraisal.

Acquisition Proposals (Page 147)

Pursuant to the merger agreement, until 12:01 a.m., New York time, on March 23, 2013, the Company and its subsidiaries, and their respective representatives, were permitted to:

•

initiate, solicit and encourage any inquiry or the making of acquisition proposals, including by providing non-public and other information and data and affording access to the business, properties, assets, books, records and personnel of the Company and its subsidiaries pursuant to acceptable confidentiality agreements (provided that the Company was required to make available to the Parent Parties any such non-public information concerning the Company and its subsidiaries that was not previously made available to the Parent Parties); and

•

engage, enter into, continue or otherwise participate in any discussions or negotiations with any person or group of persons with respect to any acquisition proposal, or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposals.

On March 25, 2013, the Special Committee announced that the “go-shop” period had elicited two non-binding alternative acquisition proposals. One non-binding proposal was submitted by a group (the “Blackstone consortium”) affiliated with a private equity fund managed by affiliates of the Blackstone Group L.P. (“Blackstone”) and the other non-binding proposal by Carl C. Icahn and Icahn Enterprises L.P. (“Icahn Enterprises”). The Special Committee determined, after consultation with its independent financial and legal advisors, that both proposals could reasonably be expected to result in superior proposals (as defined below) and, therefore, that each of the Blackstone consortium and the Icahn group was an excluded party (as defined below). On April 18, 2013, the Blackstone consortium notified the Special Committee that it had decided not to submit a definitive proposal to acquire the Company and was withdrawing from the process, as discussed under “Special Factors—Background of the Merger” beginning on page 20.

Beginning on March 23, 2013, the Company and its subsidiaries, and their respective representatives, were required to immediately cease any activities described above and any discussions or negotiations with any person or group that were ongoing with respect to any acquisition proposals, except that the Company and its subsidiaries, and their respective representatives, were permitted to continue or engage in the foregoing activities with third parties that contacted the Company and made an alternative acquisition proposal prior to March 23, 2013 that the Special Committee determined is or could reasonably be expected to result in a superior proposal.

At any time from and after 12:01 a.m., New York time, on March 23, 2013 and prior to the time the Company’s stockholders approve the proposal to adopt the merger agreement, if the Company receives an acquisition proposal from any person, the Company and its representatives may contact such person to clarify the terms and conditions of such acquisition proposal, provide non-public and other information and data regarding, and afford access to, the business, properties, assets, books, records and personnel of, the Company and its subsidiaries (pursuant to an acceptable confidentiality agreement) (provided that the Company is required to make available to the Parent Parties any such non-public information concerning the Company and its subsidiaries that has not been previously made available to the Parent Parties), and engage in, enter into, continue or otherwise participate in any discussions or negotiations with such person with respect to such acquisition proposal, if the Board, upon recommendation from the Special Committee, determines in good faith that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal.

Notwithstanding the limitations applicable after March 23, 2013, prior to the approval of the proposal to adopt the merger agreement by the Company’s stockholders, the Board may, subject to compliance with certain obligations set forth in the merger agreement, including providing the Parent Parties with prior notice and allowing Parent the right on a single occasion to negotiate with the Company to match the terms of any superior proposal, change its recommendation due to an intervening event or authorize, adopt or approve, and cause or permit the Company to enter into, an acquisition agreement with respect to a superior proposal:

•

in the case of an intervening event, if the Board has determined in good faith, after consultation with outside legal counsel and upon recommendation thereof by the Special Committee, that a failure to do so could reasonably be expected to be inconsistent with its fiduciary duties under applicable law; and

•

in the case of an acquisition agreement with respect to a superior proposal, the Special Committee has determined in good faith, after consultation with outside legal counsel and its financial advisor, such acquisition proposal is more favorable to the Company’s stockholders than the merger and the other transactions contemplated by the merger agreement, so long as, prior to taking such action, the Company terminates the merger agreement concurrently with entering into such acquisition agreement and pays the applicable termination fee.

Termination (Page 161)

The Company and Parent may terminate the merger agreement by mutual written consent at any time before the completion of the merger. In addition, either the Company or Parent may terminate the merger agreement if:

•

the merger has not been completed by November 5, 2013 (the “termination date”), as long as the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that was the primary cause of the failure to consummate the merger on or before such date;

•

any final nonappealable injunction or similar order that permanently enjoins or otherwise prohibits the consummation of the merger has been issued (i) by a governmental entity having jurisdiction over the business of the Company and its subsidiaries (other than a de minimis portion of such business) or (ii) that, if not abided by, would potentially result in criminal liability, and the party seeking to terminate the merger agreement has used the required efforts to prevent, oppose and remove such injunction; or

•	the proposal to adopt the merger agreement has been submitted to the stockholders of the Company for approval and the required vote has not been obtained.

Parent may terminate the merger agreement:

•

if there is a breach, in any material respect, of any representation, warranty, covenant or agreement on the part of the Company which would result in a failure of certain conditions relating to the Company’s representations, warranties, covenants and agreements to be satisfied and which breach is incapable of being cured by the termination date, or is not cured within thirty days following delivery of written notice of such breach, so long as the Parent Parties are not then in material breach of their representations, warranties, agreements or covenants contained in the merger agreement;

•	if the Board or the Special Committee does not include its recommendation to vote in favor of the proposal to adopt the merger agreement in this proxy statement or changes its recommendation, the

Company enters into an alternative acquisition agreement, the Board or the Special Committee approves or recommends any alternative proposal or publicly proposes to take any of the previous actions, or a tender or exchange offer constituting an alternative proposal has been commenced and the Company has not sent to its stockholders within ten business days a statement disclosing that the Board or the Special Committee recommends rejection of such tender or exchange offer; in each case, so long as Parent terminates the merger agreement within thirty calendar days of the occurrence of any of the foregoing; or

•	if certain changes in law or other legal impediments have occurred or if the Company’s cash on hand is less than $7.4 billion at the beginning of the date on which the merger is required to close.

The Company may terminate the merger agreement:

•

if there is a breach, in any material respect, of any representation, warranty, covenant or agreement on the part of any of the Parent Parties which would result in a failure of certain conditions relating to the Parent Parties’ representations, warranties, covenants and agreements to be satisfied and which breach is incapable of being cured by the termination date, or is not cured within thirty days following delivery of written notice of such breach, provided that the Company is not then in material breach of its representations, warranties, agreements or covenants contained in the merger agreement;

•

prior to the approval of the proposal to adopt the merger agreement by the Company’s stockholders, in order to enter into a definitive agreement with respect to a superior proposal, provided that substantially concurrently with such termination, the Company must enter into such definitive agreement and pay to Parent the termination fee described under “The Merger Agreement—Termination Fees; Reimbursement of Expenses” beginning on page 162; or

•

if (i) all conditions to the Parent Parties’ obligation to consummate the merger have been satisfied, (ii) the Company has irrevocably confirmed in writing that all conditions to its obligation to consummate the merger have been satisfied or the Company is willing to waive any unsatisfied condition and stands ready, willing and able to consummate the closing on such date, (iii) the Parent Parties fail to consummate the merger within three business days following the date the merger was required to close and (iv) the Company stood ready, willing and able to consummate the closing during those three business days.

Termination Fees; Reimbursement of Expenses (Page 162)

The Company will be required to pay to Parent an amount equal to $180 million in cash if:

•

the Company terminates the merger agreement to enter into an acquisition agreement related to a superior proposal with a person or group that made an alternative acquisition proposal prior to March 23, 2013 that the Special Committee determined is, or could reasonably be expected to result in, a superior proposal, subject to certain requirements; or

•

Parent terminates the merger agreement because the Board or any committee thereof (including the Special Committee) has changed its recommendation and the event giving rise to such termination is the submission of an acquisition proposal by a person or group that made an alternative acquisition proposal prior to March 23, 2013 that the Special Committee determined is, or could reasonably be expected to result in, a superior proposal, subject to certain requirements.

The Company will be required to pay to Parent an amount equal to $450 million in cash if:

•

the merger agreement is terminated under certain circumstances and, within twelve months of such termination, the Company enters into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated;

•	the Company terminates the merger agreement to enter into an acquisition agreement related to a superior proposal in any circumstance other than those referred to above; or

•	Parent terminates the merger agreement because the Board or the Special Committee has changed its recommendation in any circumstances, other than those referred to above.

Parent will be required to pay to the Company an amount equal to $750 million in cash if the Company terminates the merger agreement:

•	as a result of a material breach by any of the Parent Parties of the merger agreement that cannot be cured by the termination date or is not cured within thirty days of notice;

•

because (i) the merger is not consummated upon the satisfaction or waiver of all closing conditions, (ii) the Company has irrevocably notified Parent in writing that all conditions to its obligation to complete the merger have been satisfied or that it is willing to waive any unsatisfied conditions, (iii) the Parent Parties fail to complete the closing of the merger within three business days following the date the closing of the merger was required pursuant to the merger agreement and (iv) the Company has irrevocably confirmed in writing that it is ready, willing and able to consummate the merger; or

•

because the effective time of the merger has not occurred on or before the termination date, if, at the time of or prior to such termination, the Company would have been entitled to terminate the merger agreement pursuant to the immediately foregoing bullet point.

Parent will be required to pay to the Company an amount equal to $250 million in cash if Parent terminates the merger agreement because certain changes in law or other legal impediments have occurred.

The Company will be required to pay Parent (or one or more of its designees) the documented out-of-pocket expenses incurred by the Parent Parties and their respective affiliates in connection with the merger agreement and the financing and the transactions contemplated thereby, up to a maximum amount of $15 million, if the Company or Parent has terminated the merger agreement because the meeting of the Company’s stockholders has concluded and the approval of the proposal to adopt the merger agreement by the required vote of the stockholders has not been obtained. Any such amount will be credited against any Company termination fee payable to any Parent Party.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On February 5, 2013, we entered into the merger agreement providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Intermediate. Merger Sub is a wholly-owned subsidiary of Intermediate, and Intermediate is a wholly-owned subsidiary of Parent. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement and the other matters to be voted on at the special meeting.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the merger agreement. Following the effective time of the merger, the Company would be privately held as a wholly-owned subsidiary of Intermediate and an indirect subsidiary of Parent.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger;

•

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at the Dell Round Rock Campus, 501 Dell Way, Round Rock, Texas 78682 on [ ], 2013, at [ ], Central Time.

Q:	Who can attend and vote at the special meeting?

A:	All stockholders of record as of the close of business on [ ], 2013, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any adjournment or postponement thereof. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you wish to attend the special meeting and your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy executed in such holder’s favor from the broker, bank or other nominee that holds their shares of Common Stock. Seating will be limited at the special meeting.

Q:	What is a quorum?

A:	In order for any matter to be considered at the special meeting, there must be a quorum present. The presence, in person or represented by proxy, of the holders of a majority of the voting power of the shares of the Common Stock outstanding and entitled to vote on such matters as of the record date for the meeting will constitute a quorum. Shares of Common Stock represented by proxies reflecting abstentions and properly executed broker non-votes (if any) will be counted as present and entitled to vote for purposes of determining a quorum. If a quorum is not present, the stockholders entitled to vote at the meeting who are present or represented by proxy may adjourn the meeting until a quorum is present. See “The Special Meeting—Record Date and Quorum” on page 133.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $13.65 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock that you own, unless you properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Common Stock, you will be entitled to receive $1,365 in cash in exchange for your shares of Common Stock, without interest and less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or in any of the Parent Parties.

Q:	Is the merger expected to be taxable to me?

A:	If you are a U.S. holder, the receipt of cash for your shares of Common Stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder, the receipt of cash for your shares of Common Stock pursuant to the merger will generally not be a taxable transaction for U.S. federal income tax purposes, unless you have certain connections to the United States. See “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 124. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What vote of our stockholders is required to approve the proposal to adopt the merger agreement?

A:	Under Delaware law and as a condition to the consummation of the merger, stockholders holding at least a majority of the shares of the Common Stock outstanding and entitled to vote at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. In addition, the merger agreement requires, as a condition to the consummation of the merger, that stockholders holding at least a majority of the shares of the Common Stock outstanding and entitled to vote at the close of business on the record date, other than the Parent Parties, the MD Investors, the Gift Trusts, any other officers and directors of the Company and any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary, must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of Common Stock or an abstention from voting or broker non-vote will have the same effect as a vote against the proposal to adopt of the merger agreement.

As of [            ], 2013, which is the record date, there were [            ] shares of Common Stock outstanding.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to adopt the merger agreement?

A:	A failure to vote your shares of Common Stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Abstentions will be included in the calculation of the number of shares of Common Stock represented at the special meeting for purposes of determining whether a quorum has been achieved. See “The Special Meeting—Required Vote” on page 133.

Q:	How will our directors and executive officers vote on the proposal to adopt the merger agreement?

A:	The directors and current executive officers of the Company have informed the Company that, as of the date of the filing of this proxy statement, they intend to vote in favor of the proposal to adopt the merger agreement. As of [ ], 2013, the record date, the directors and current executive officers (other than Mr. Dell) owned, in the aggregate, [ ] shares of Common Stock entitled to vote at the special meeting.

In connection with the merger agreement, the Company entered into a voting and support agreement with the MD Investors and the Gift Trusts pursuant to which the MD Investors and the Gift Trusts agreed, subject to certain conditions (including that the Board has not changed or withdrawn its recommendation to vote for the proposal to adopt the merger agreement), to vote, or cause to be voted, all of the outstanding shares beneficially owned by them in favor of the proposal to adopt the merger agreement.

Q:	What vote of our stockholders is required to approve other matters to be discussed at the special meeting?

A:	The proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies require the affirmative vote of the holders of a majority of the voting power of the Common Stock present or represented by proxy and entitled to vote thereon.

Q:	How does the Board recommend that I vote?

A:	The Board (without Mr. Dell’s participation), acting on the unanimous recommendation of the Special Committee, unanimously recommends that our stockholders vote:

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” the proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger; and

•

“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

You should read “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 50 for a discussion of the factors that the Special Committee and the Board (without Mr. Dell’s participation) considered in deciding to recommend the approval of the merger agreement. See also “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 112.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Common Stock?

A:

Stockholders who do not vote in favor of the proposal to adopt the merger agreement are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that if you comply with the requirements of Section 262 of the DGCL, you are entitled to have the “fair value” (as defined pursuant to Section 262 of the DGCL) of your shares of Common Stock determined by the

Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement. To exercise your appraisal rights, you must comply with the requirements of the DGCL. See “Rights of Appraisal” beginning on page 179 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex D to this proxy statement.

Q:	What effects will the merger have on Dell?

A:	The Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is quoted on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “DELL.” As a result of the merger, the Company will cease to have publicly traded equity securities and will be wholly-owned by Intermediate. Following the consummation of the merger, the registration of the Common Stock and our reporting obligations under the Exchange Act with respect to such registration will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon the consummation of the merger, the Common Stock will no longer be listed on NASDAQ or any other stock exchange or quoted on any quotation system.

Q:	When is the merger expected to be completed?

A:	The parties to the merger agreement are working to complete the merger as quickly as possible. In order to complete the merger, the Company must obtain the stockholder approvals described in this proxy statement, the other closing conditions under the merger agreement must be satisfied or waived and the marketing period for Parent’s debt financing must have expired. In addition, the Parent Parties are not obligated to complete the merger until the expiration of a twenty consecutive business day “marketing period” that they may use to complete their financing for the merger. The marketing period will begin to run after we have obtained the Company’s stockholders’ approval and satisfied other specified conditions under the merger agreement. If the marketing period would not end on or before August 16, 2013, however, then the marketing period will commence no earlier than September 3, 2013. See “The Merger Agreement—When the Merger Becomes Effective” beginning on page 139. The Company currently expects to hold its stockholders’ meeting to vote on the merger agreement during the second quarter of the Company’s current fiscal year, which quarter will end on August 2, 2013, and to complete the merger during the third quarter of the Company’s current fiscal year, which quarter will end on November 1, 2013. The Company, however, cannot assure completion of the merger by any particular date, if at all. Because consummation of the merger is subject to a number of conditions and the marketing period, the exact timing of the merger cannot be determined at this time.

Q:	What happens if the merger is not consummated?

A:

If the proposal to adopt the merger agreement is not approved by the Company’s stockholders, or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company and shares of Common Stock will continue to be listed and traded on NASDAQ. Under specified circumstances, under the merger agreement the Company may be required to pay Parent (or one or more of its designees) a termination fee of either $180 million or $450 million or the documented out-of-pocket expenses of the Parent Parties and their affiliates, up to a maximum amount of $15 million, or Parent may be required to pay the Company a termination fee of either $250 million or $750 million. If the proposal to adopt the merger agreement is not approved by the Company’s stockholders, the only payment the Company will be obligated to make pursuant to the terms of the merger agreement will be in respect of such expense reimbursement of up to $15 million, unless the Company subsequently enters into a definitive agreement with respect to an acquisition proposal or consummates an acquisition proposal, in which case the Company may in certain circumstances be required to pay Parent (or one or more of its designees) a termination fee of $450 million. These obligations are separate from, and in addition to, a letter agreement the Company and the Parent Parties entered into on March 25, 2013, which provides that the Company will reimburse the transaction-related expenses of the Parent Parties and their affiliates up to a cap of $25 million, with any amounts reimbursed under such agreement (i) not being eligible for additional reimbursement by the Company pursuant to the merger agreement and (ii) not reducing or otherwise being offset against any termination fee or expense reimbursement that may be payable by the Company to Parent (or one or more of its designees) pursuant to the merger agreement. See “The Merger Agreement—Termination Fees; Reimbursement of Expenses” beginning on page 162.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and to consider how the merger affects you. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;

•	telephone, using the toll-free number listed on each proxy card; or

•	the Internet, at the address provided on each proxy card.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to adopt the merger agreement.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock for the merger consideration. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	What happens if I sell my shares of Common Stock before completion of the merger?

A:	If you transfer your shares of Common Stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of Common Stock through completion of the merger.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at Dell Inc., Attn: Corporate Secretary, One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person, although simply attending the special meeting will not cause your proxy to be revoked. If you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the options described above for revoking your proxy do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your proxy or submit new voting instructions.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Common Stock held through brokerage firms. If your family has multiple accounts holding Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact MacKenzie Partners Inc., which is acting as the Company’s proxy solicitation agent and information agent in connection with the merger.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

As a global information technology company with significant dependence on the personal computer (“PC”) market, the Company is subject to fundamental changes that are occurring in this market. Four years ago, the Company adopted a long-term business strategy of transforming its business model to shift its focus from its end-user computing (“EUC”) business, which includes PC, mobility and third-party software, to its enterprise solutions and services (“ESS”) business, which provides higher-margin enterprise solutions and services to businesses. The Company continues to believe that this transformation to become a more ESS-driven business will deliver higher value and recurring revenue streams and mitigate the effect of the challenges facing the PC market and the Company’s EUC business. The Board regularly evaluates the Company’s business and operations as well as the Company’s competitive position, strategic prospects and direction.

On June 15, 2012, a representative of Southeastern Asset Management, Inc. (“Southeastern”), a stockholder of the Company, which has disclosed that it owns approximately 146.5 million shares of Common Stock, contacted Michael S. Dell, the Company’s founder and Chief Executive Officer, to suggest the possibility of a going private transaction involving the Company and to express Southeastern’s interest in participating in such a transaction by rolling over a portion of its shares of the Company. The representative of Southeastern also sent Mr. Dell a spreadsheet outlining such a transaction, which did not contemplate the rollover of shares of any existing stockholders of the Company other than Southeastern and Mr. Dell. Mr. Dell responded that he would think about the idea. The representative of Southeastern supplied Mr. Dell with additional information over the next few weeks in response to questions posed by Mr. Dell.

On July 17, 2012, Mr. Dell met a representative of Silver Lake Partners (“Silver Lake”) at an industry conference, and the representative of Silver Lake suggested that they arrange a meeting in August to discuss the Company. Mr. Dell and the representative of Silver Lake met on August 10 and 14, 2012. During these meetings, the representative of Silver Lake asked Mr. Dell to consider working with Silver Lake to take the Company private. Mr. Dell said that he would be interested in exploring the idea. On August 11 and 13, 2012, Mr. Dell met with a representative of another private equity firm (“Sponsor A”) and asked the representative of Sponsor A whether he thought a going private transaction would make sense for the Company. The representative of Sponsor A responded that he would like to consider the question.

On August 14, 2012, Mr. Dell told Alex J. Mandl, the Company’s lead independent director, that Mr. Dell was interested in exploring the possibility of a transaction to take the Company private. Mr. Dell reported to Mr. Mandl the preliminary conversations and meetings he had had with the representatives of each of Southeastern, Silver Lake and Sponsor A. Mr. Dell informed Mr. Mandl that he had made no decision regarding whether to pursue such a transaction and that, if he did pursue such a transaction, he would be willing to consider partnering with any party that offered the best transaction for the Company’s other stockholders. Mr. Dell also told Mr. Mandl that he wished to request access to certain confidential Company information to enable him to explore the feasibility of proposing a going private transaction. Mr. Mandl said that he would discuss the matter with the Board.

On August 17, 2012, the Board held a telephonic meeting at which certain members of the Company’s management and a representative of Richards, Layton & Finger (“RL&F”), Delaware counsel to the Company, were present. Mr. Mandl informed the Board of his August 14 conversation with Mr. Dell and noted Mr. Dell’s request for access to certain confidential Company information. At Mr. Mandl’s request, Mr. Dell discussed with the Board his interest in exploring the possibility of proposing a transaction to take the Company private and his discussions with representatives of Southeastern, Silver Lake and Sponsor A. Mr. Dell explained that he did not wish to proceed further with these discussions without the approval of the Board. Following his remarks, Mr. Dell withdrew from the meeting. Lawrence P. Tu, the Company’s General Counsel, and the representative of RL&F then reviewed with the members of the Board (i) their fiduciary duties and other legal principles that would be applicable to the Board’s consideration of a potential going private transaction and (ii) certain process considerations, including Mr. Dell’s request for access to certain confidential Company information. After discussion, the Board determined that consideration of a potential transaction and various other strategic alternatives then available to the Company would be appropriate given the challenges facing the Company. The Board asked Mr. Mandl, in his capacity as the lead director, to provide a recommendation to the Board with respect to the establishment and composition of a special committee of independent and disinterested directors to facilitate the consideration of a potential transaction, if one were to be proposed, as well as other strategic alternatives.

Following the Board meeting on August 17, 2012, Mr. Mandl informed Mr. Dell that the Board would be prepared to consider the possibility of a potential transaction as well as other strategic alternatives. On August 18, 2012, Mr. Dell contacted the representatives of each of Silver Lake and Sponsor A to inform them that the Board was prepared to consider the possibility of a transaction and that the Company would advise them on the next steps in the process.

On August 20, 2012, the Board held a telephonic meeting, at which Mr. Tu and a representative of RL&F were present. Mr. Dell did not participate in the meeting. At that meeting, on the recommendation of Mr. Mandl, the Board authorized the formation of the Special Committee, consisting of Mr. Mandl, Laura Conigliaro, Janet F. Clark and Kenneth M. Duberstein, each of whom is an independent member of the Board. The Board delegated to the Special Committee full and exclusive authority to (i) consider any proposal to acquire the Company involving Mr. Dell and to consider any alternative proposals from any other parties, (ii) engage independent legal and financial advisors to the Special Committee, (iii) make a recommendation to the Board with respect to any such proposed transaction and (iv) evaluate, review and consider other potential strategic alternatives that may be available to the Company. The Board resolved not to recommend any going private transaction or alternative to such a transaction without the prior favorable recommendation by the Special Committee. The Special Committee subsequently appointed Mr. Mandl as its chairman.

On August 21, 2012, primarily as a result of continued weakness in the EUC business, the Company reported revenue for the second quarter of fiscal year 2013 of $14.5 billion. The Company’s revenues for this quarter, which ended on August 3, 2012, were approximately $300 million less than the amount projected by management for the quarter, which projections management had reviewed with the Board in early July, and approximately $800 million less than the amount projected by management for the same period in early June. The Company lowered its fiscal year 2013 earnings per share guidance from $2.13 to $1.70 and attributed the lowered outlook to the uncertain economic environment, competitive dynamics and the decline in demand in the EUC business.

On August 24, 2012, the Special Committee held a telephonic meeting to discuss its mandate and to consider the retention of independent counsel to the Special Committee. Mr. Mandl reported on his interviews of several law firms, including Debevoise & Plimpton LLP (“Debevoise”). A representative of Debevoise participated in a portion of the meeting to discuss various alternatives available to the Special Committee for responding to the possibility of a going private transaction, as well as legal and process issues the Special Committee should consider. The representative of Debevoise was then excused from the meeting. After considering the report of Mr. Mandl, the presentation by Debevoise, the respective prior representations, qualifications, reputation and experience of each firm that had been interviewed, and the absence of material conflicts on the part of Debevoise, the Special Committee selected Debevoise to act as its legal counsel.

Between August 24, 2012 and August 28, 2012, Mr. Mandl held discussions with representatives of J.P. Morgan and Goldman Sachs & Co. (“Goldman Sachs”), each of which is widely viewed as having expertise with respect to the industries in which the Company operates, M&A advisory matters, including transactions with private equity firms, and debt capital markets, to evaluate each firm’s suitability to serve as a financial advisor to the Special Committee.

On August 28, 2012, the Special Committee held a telephonic meeting at which representatives of Debevoise and J.P. Morgan were present. At that meeting, representatives of J.P. Morgan made a presentation to the Special Committee regarding J.P. Morgan’s qualifications and experience.

On August 29, 2012, the Special Committee held a telephonic meeting, at which representatives of Debevoise were present, to discuss the retention of J.P. Morgan as financial advisor to the Special Committee. Mr. Mandl and a representative of Debevoise reported on conversations they had with representatives of J.P. Morgan following the Special Committee’s meeting the previous day, in which they discussed J.P. Morgan’s proposed fee arrangements and other terms of engagement. After considering J.P. Morgan’s qualifications, reputation and experience, its proposed fee arrangements, J.P. Morgan’s agreement not to participate in the financing of any going private transaction involving the Company unless asked to do so by the Special Committee, and J.P. Morgan’s relationships with the Company and Mr. Dell, as well as Goldman Sachs’ relationships with the Company and Mr. Dell, the Special Committee determined to retain J.P. Morgan as its financial advisor.

On August 30, 2012, the Board held a telephonic meeting, in which Mr. Dell did not participate, at which certain members of the Company’s management and representatives of Debevoise, J.P. Morgan and RL&F were present. At that meeting, Mr. Mandl informed the Board that the Special Committee had retained Debevoise as its legal advisor and was in the process of retaining J.P. Morgan as its financial advisor. Representatives of Debevoise reported that they were preparing confidentiality agreements to be entered into with Mr. Dell, Silver Lake and Sponsor A, which would, among other things, (i) prohibit each of Mr. Dell and the sponsors from proposing a transaction involving the Company unless invited to do so by the Special Committee, (ii) prohibit each of Mr. Dell and the sponsors from entering into agreements with any party, including any exclusivity arrangements with any financing sources, regarding a transaction involving the Company without the Special Committee’s consent, (iii) require Mr. Dell to work in good faith with other potential sponsors if requested to do so by the Special Committee and to refrain from taking any actions that would prevent him from doing so, (iv) require Mr. Dell to represent that his evaluation of a possible transaction would not interfere with the performance of his duties as Chief Executive Officer of the Company and (v) prohibit Mr. Dell from sharing any confidential information with any other party, including the sponsors. The Board also discussed the need for confidentiality, the risks that leaks could pose to the Company’s business and the need for a strategic communications plan to address any potential leaks.

On August 31, 2012, the Special Committee held a telephonic meeting, at which representatives of Debevoise were present, to authorize the finalization of the confidentiality agreements with Mr. Dell, Silver Lake and Sponsor A. The Special Committee then discussed the terms under which it proposed to engage J.P. Morgan as its financial advisor. A representative of Debevoise stated that Debevoise had received a draft engagement letter from J.P. Morgan which generally conformed to the terms previously discussed by the Special Committee. After discussion, the Special Committee approved the Company’s entry into the engagement letter, subject to changes approved by Mr. Mandl and confirmation as to the absence of material conflicts of interest on the part of J.P. Morgan.

Between August 29, 2012 and August 31, 2012, Debevoise negotiated a confidentiality agreement with Mr. Dell’s counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”). The Company and Mr. Dell executed the confidentiality agreement on August 31, 2012 reflecting the terms described above. Between August 31, 2012 and September 4, 2012, Debevoise negotiated a confidentiality agreement with Silver Lake’s counsel, Simpson Thacher & Bartlett LLP (“Simpson Thacher”). The Company and an affiliate of Silver Lake executed a confidentiality agreement on September 4, 2012 reflecting the terms described above. During the same period, Debevoise negotiated, and the Company entered into, a confidentiality agreement with Sponsor A reflecting the terms described above. The Company subsequently provided Mr. Dell, Silver Lake and Sponsor A with access to an online data room containing information regarding the Company.

On September 11, 2012, the Company entered into an engagement letter with J.P. Morgan. During September 2012, J.P. Morgan met with members of the Company’s management team, commenced a detailed business, tax and financial due diligence review of the Company and reviewed and analyzed the macroeconomic and competitive challenges facing the Company.

On September 13, 2012, the Special Committee held a telephonic meeting, at which Brian Gladden, the Company’s Chief Financial Officer, and representatives of Debevoise were present, to receive a presentation from Mr. Gladden regarding management’s projections for the Company’s future financial performance. During this presentation, Mr. Gladden discussed management projections for the Company through fiscal year 2016 that had been reviewed with the Board in July 2012 (the “July Plan”), as summarized under “—Projected Financial Information—July Plan.” Mr. Gladden explained that management had updated the fiscal year 2013 outlook since the July meeting to take into account the lower than expected actual results of fiscal year 2013 to date, which reflected, among other factors, lower customer demand, lower margins for certain products than management had previously estimated, changes in the PC market and competitive dynamics. Mr. Gladden advised the Special Committee that other than modifications necessary to reflect fiscal year 2013 performance, the assumptions underlying the July Plan remained unchanged. Mr. Gladden also noted that the Company had lowered its fiscal year 2013 earnings per share guidance the month following the Board’s consideration of the July Plan. Mr Gladden indicated that he was preparing an update to the July Plan to reflect revisions to management’s prior estimates for fiscal year 2013 to take into account the results of fiscal year 2013 to date. In light of the Company’s operating performance and industry challenges, the Special Committee questioned whether the July Plan represented an accurate outlook for future years given the current state of the Company’s business and requested that Mr. Gladden update the July Plan for the other fiscal years covered by the July Plan to reflect management’s current views of the expected future financial performance of the Company. In addition, Mr. Gladden was asked to expand the forecasts to include two additional fiscal years in order to provide potential bidders with sufficient information to conduct customary valuation analyses. Following Mr. Gladden’s presentation, the Special Committee met in executive session and discussed management’s projections. Given the uncertainty regarding the Company’s future performance and the difficulty experienced by the Company’s management in meeting its estimates over the prior fiscal quarters, the Special Committee decided to continue to explore potential strategic alternatives, including continuing to execute management’s long-term plan and remaining as a publicly held company, potential changes to that plan, and adjustments in the management team.

On September 14, 2012, the Special Committee held an in-person meeting, at which representatives of Debevoise and J.P. Morgan were present, to (i) review with Debevoise the fiduciary duties of the members of the Special Committee under Delaware law, (ii) hear J.P. Morgan’s preliminary perspectives on the Company, including the Company’s financial performance relative to its peers, the likelihood of available financing in the market for a leveraged acquisition of the Company, and certain potential alternatives to such a transaction, and (iii) discuss the process by which the Special Committee should proceed as it evaluates a potential transaction. During the meeting, J.P. Morgan discussed the Company’s past operating performance and, specifically, the Company’s failure to meet management and consensus analyst quarterly expectations. J.P. Morgan also discussed the background information on the Company that J.P. Morgan had obtained, highlighting items with respect to which it wanted to receive additional information from management, including the Company’s cash position and prospects for the Company’s Dell Financial Services business (“DFS”). In addition, J.P. Morgan discussed the significant weakness in the PC market and the Company’s loss of market share in key emerging markets that had historically been major drivers of the Company’s financial growth. J.P. Morgan and the Special Committee also discussed the Company’s progress to date in diversifying its business and the ongoing execution risks facing the Company in transitioning the focus of its business from the PC market to the ESS business, including the risk of relying on a declining PC business to fund the growth of an ESS business.

During the meeting, J.P. Morgan also identified other financial sponsors that could potentially be interested in pursuing a sale transaction with the Company, noting its belief that Silver Lake and Sponsor A were the best qualified potential acquirors because each had the capacity to complete a transaction with significant committed equity and each had a successful track record of acquiring companies in the technology industry. J.P. Morgan noted that although the leveraged buyout market was strong, a transaction of the size necessary to acquire the Company had not occurred since 2007. J.P. Morgan also discussed strategic buyers that could potentially be interested in acquiring the Company, and stated its view that there was a low probability of strategic buyer interest in acquiring the Company as a result of the Company’s large market capitalization, the Company’s significant exposure to the PC market, the recent decline in the Company’s operating performance, and the absence of any stated third-party interest in acquiring the Company over the prior two-year period. The Special Committee discussed the potential risk of competitive harm to the Company if strategic buyers conducted due diligence but a transaction did not occur, and the increased risk of leaks, which could create instability among the Company’s employees as well as its customers and vendors. After discussing these matters and the importance of maintaining negotiating leverage as well as the desire to minimize the risk of premature disclosure, and given the preliminary nature of Mr. Dell’s expression of interest, the Special Committee determined to refrain from contacting other potential buyers until after its review of any proposals submitted by Silver Lake or Sponsor A, but to continue to evaluate that determination in light of subsequent events. The Special Committee also discussed certain commercial and investment banking fees that J.P. Morgan had received from the Company in the prior two years, and determined that such fees did not cause J.P. Morgan to have conflicts of a type or magnitude that would cause it not to qualify as an independent financial advisor.

On September 17, 2012, the Special Committee held a telephonic meeting, at which Mr. Gladden, Mr. Tu, Thomas W. Sweet, the Company’s Vice President, Corporate Finance and Controller, Jeffrey A. Likosar, the Company’s Vice President, Operations Finance and Janet B. Wright, the Company’s Vice President - Corporate, Securities and Finance Counsel and Assistant Secretary, as well as representatives of Debevoise and J.P. Morgan, were present, to review further with Mr. Gladden management’s current views as to the expected future financial performance of the Company. Mr. Gladden discussed changes to the assumptions underlying management’s July Plan as a result of the Company’s second quarter fiscal year 2013 financial performance and macroeconomic changes affecting the Company’s PC business, including projections for decreased revenue relating to the introduction of the Windows 8 operating system, an unexpected slowdown in Windows 7 upgrades, the growth of tablets, which are sold by the Company in limited quantities, and the growth of smartphones, which the Company does not manufacture, as alternatives to the Company’s core inventory of desktop and laptop PCs. Mr. Gladden noted that these adverse developments, coupled with generally weakening demand in the global PC market and lower PC margin rates, would be reflected in the updated projections requested by the Special Committee. Mr. Gladden also described sensitivity analyses that could be performed to illustrate the impact of changes in various operating metrics, which he expected to review with J.P. Morgan. After Mr. Gladden and the other members of management withdrew from the meeting, the Special Committee discussed Mr. Gladden’s presentation, including the rationale for the updated projections. The Special Committee also discussed the transaction process and authorized J.P. Morgan to contact Silver Lake and Sponsor A to discuss the transaction process and the submission of proposals to acquire the Company.

Later on September 17, 2012, representatives of J.P. Morgan contacted representatives of Silver Lake and Sponsor A to discuss the transaction process, including the due diligence review process and the timing for the submission of proposals to acquire the Company. During the remainder of September and the month of October 2012, representatives of J.P. Morgan had a number of telephonic meetings with representatives of Silver Lake and Sponsor A regarding their respective due diligence reviews of the Company and other process considerations. The representatives of Silver Lake and of Sponsor A also contacted Mr. Dell periodically with respect to the status of their respective reviews.

On September 21, 2012, the Special Committee held a telephonic meeting to which the other independent directors were invited. The purposes of the meeting, at which Donald Carty, William Gray, Gerard Kleisterlee, Klaus Luft, Shantanu Narayen, Ross Perot Jr., Mr. Tu, Mr. Gladden, Mr. Sweet, Mr. Likosar, Ms. Wright, and representatives of Debevoise and J.P. Morgan were present, were to (i) update the invited members of the Board regarding the activities of the Special Committee, (ii) receive a presentation from J.P. Morgan as to its perspectives on the Company and (iii) receive a presentation from Mr. Gladden on his perspective regarding the updated financial projections for the Company (the “September 21 Case”) as summarized under “—Projected Financial Information—September 21 Case.” Mr. Gladden noted that the September 21 Case contemplated stronger performance than was currently expected by the market, as evidenced by consensus analyst estimates. However, Mr. Gladden also noted that the September 21 Case was prepared off-cycle from the Company’s routine internal planning processes; that, with the Special Committee’s knowledge, it was prepared by senior management (without the participation of Mr. Dell); and that it did not reflect the updated perspectives of the Company’s individual business segment leaders, who at the time were not aware of a possible transaction involving the Company, and therefore did not necessarily reflect such business segment leaders’ views as to the assumptions and projections reflected in the September 21 Case (which may have been more or less optimistic than senior management’s views). Following Mr. Gladden’s presentation, the Special Committee determined that the other independent directors should be invited to the Special Committee’s next meeting to continue reviewing the September 21 Case.

On September 23, 2012, the Special Committee held a telephonic meeting to which the other independent directors were invited. The purpose of the meeting, at which Ross Perot Jr., Mr. Tu, Mr. Gladden, Mr. Sweet, Mr. Likosar, Ms. Wright, and representatives of Debevoise and J.P. Morgan were present, was to continue to review the September 21 Case. At that meeting, J.P. Morgan discussed its review of the September 21 Case, expressing the view that it appeared optimistic in light of the Company’s recent operating underperformance, industry forecasts provided by independent third parties and consensus analyst estimates. J.P. Morgan observed that the September 21 Case assumed more favorable revenue growth rates for the PC market than those predicted by a number of analyst estimates. J.P. Morgan and the Special Committee discussed the September 21 Case, including that it appeared to be optimistic. J.P. Morgan noted that the Company is covered by at least 33 research analysts. Mr. Gladden stated that the September 21 Case generally assumed growth rates similar to those used in the preparation of the July Plan (with the exception of lower growth rates for the EUC and software and peripherals businesses), although from a lower base given the Company’s actual year-to-date performance. After discussion, the Special Committee directed Mr. Gladden to review the September 21 Case with Mr. Dell. The Special Committee also discussed whether to provide the September 21 Case to Silver Lake and Sponsor A. The Special Committee determined to provide the September 21 Case to Silver Lake and Sponsor A because it was appropriate to provide senior management’s most recent forecast of the business and evaluation of its prospects to parties interested in acquiring the Company. The initial September 21 Case, including certain of the refinements made to it based on, among other matters, senior management’s expectations as to the Company’s working capital needs as described under “—Projected Financial Information” beginning on page 94, was subsequently made available to Silver Lake and Sponsor A in the online data room.

On October 2, 2012, the Special Committee held a telephonic meeting at which representatives of Debevoise and J.P. Morgan were present. J.P. Morgan updated the Special Committee on the status of the due diligence reviews being conducted by Silver Lake and Sponsor A, on recent market developments, including recent declines in the Company’s stock price, and on developments in the debt financing markets. The Special Committee also discussed the role that Goldman Sachs, the Company’s financial advisor, was playing in supporting the Company’s management (other than Mr. Dell) and determined that the Special Committee should receive a presentation from Goldman Sachs regarding its views on strategic alternatives available to the Company.

On October 4, 2012, Sponsor A attended a due diligence session with Mr. Dell, Mr. Gladden, Mr. Sweet and Mr. Likosar, at which representatives of J.P. Morgan and Debevoise were also present. Subsequently, Sponsor A had a number of follow-up due diligence calls and meetings with members of the Company’s management, at which representatives of J.P. Morgan were also present.

On October 9, 2012, the Special Committee held an in-person meeting, at which representatives of Debevoise and J.P. Morgan were present, to receive a presentation from J.P. Morgan regarding the Company and strategic alternatives available to it. At that meeting, J.P. Morgan discussed, among other matters, (i) the Company’s share price performance and investor sentiment regarding the Company, noting the Company’s underperformance relative to its peers, (ii) key challenges facing the Company, including industry analyst forecasts anticipating that the PC market would remain flat due to cannibalization of PC usage resulting from increasing adoption of tablets and smartphones and other factors creating market uncertainty with respect to its EUC business, (iii) the Company’s decision to emphasize preserving margins in its EUC business over seeking growth and market share in emerging markets, and the illustrative impact on the Company of changes in margins and revenues in its EUC business and (iv) J.P. Morgan’s preliminary analysis, in each case using certain of the types of valuation metrics described under “—Opinion of J.P. Morgan Securities LLC,” regarding the Company’s stand-alone value potential and other strategic alternatives to potentially enhance stockholder value, including a leveraged recapitalization and/or an increase in dividends, a separation of the Company’s EUC business, transformative acquisitions and a sale to a strategic buyer. J.P. Morgan also updated the Special Committee regarding Silver

Lake’s and Sponsor A’s respective consideration of a possible acquisition of the Company, including the status of discussions, an analysis of the feasibility of a leveraged buyout of the Company and the key value drivers for such a transaction, an illustration of possible returns that an acquiror in a leveraged buyout might obtain, an illustrative financing structure, and the expected content of proposals from the sponsors.

On October 10, 2012, the Special Committee held an in-person meeting, at which representatives of Goldman Sachs and representatives of Debevoise were present, to receive a presentation from Goldman Sachs regarding the Company and strategic alternatives available to it. At that meeting, Goldman Sachs discussed, among other matters, (i) the market’s perception of the Company, (ii) its views as to the performance of the Company’s share price and trading multiple relative to the Company’s peers, including, among other factors, the uncertain outlook for the PC market generally and the Company’s EUC business specifically and the potential for this uncertainty to persist over time, (iii) the Company’s financial performance and management’s projections of financial performance, including the fact that analyst estimates had lower expectations regarding the Company’s financial outlook than was suggested by the September 21 Case and (iv) the present value of future share prices implied by management’s projections in the September 21 Case. Goldman Sachs also reviewed with the Special Committee various strategic alternatives available to the Company, including illustrative analyses of a leveraged buyout, a separation of the Company’s EUC and ESS businesses, a sale of DFS, a spin-merger transaction involving the Company’s EUC business and a strategic company, and a return of capital strategy by means of a share repurchase or cash dividend funded with new debt and/or existing cash. The Special Committee discussed with Goldman Sachs these alternatives, including the values implied for them by management’s projections in the September 21 Case and the timing and execution risks associated with each, particularly with respect to alternatives involving a separation of the Company’s businesses. The Special Committee also discussed with Goldman Sachs which of these alternatives could be effectuated by a public company, and the extent to which alternatives that could more readily be effectuated by a private company would represent value that could be unlocked in a going private transaction. After Goldman Sachs concluded its presentation and withdrew from the meeting, the Special Committee discussed the presentations by J.P. Morgan and Goldman Sachs, including, among other matters, similarities and differences between them, and the role of Goldman Sachs as an advisor to the Company, rather than as an advisor to the Special Committee. The Special Committee also discussed the role of management in the process that the Special Committee had undertaken, management’s potential future role in the Company after any going private transaction, and methods by which the Special Committee might further inform itself regarding the strategic alternatives available to the Company. The Special Committee determined that the other independent members of the Board would benefit from hearing presentations from J.P. Morgan and Goldman Sachs.

On October 11, 2012, Silver Lake attended a due diligence session with Mr. Dell, Mr. Gladden, Mr. Sweet and Mr. Likosar, at which representatives of J.P. Morgan and Debevoise were also present. Subsequently, Silver Lake had several follow-up due diligence calls and meetings with members of the Company’s management, at which representatives of J.P. Morgan were also present.

Also on October 11, 2012, representatives of J.P. Morgan discussed the transaction process with representatives of Sponsor A, including questions regarding the due diligence process and the timing of submission of proposals.

On October 16, 2012, J.P. Morgan, on behalf of the Special Committee, sent a letter to each of Silver Lake and Sponsor A requesting that they submit proposals no later than October 23, 2012 to acquire the Company.

On October 18, 2012, the Special Committee held a telephonic meeting at which certain other independent members of the Board, including Donald Carty, William Gray, Gerard Kleisterlee, Klaus Luft, Shantanu Narayen and Ross Perot Jr., and representatives of Debevoise were present. Representatives of Goldman Sachs were also present for a portion of the meeting, during which they made a presentation regarding the Company and strategic alternatives available to it. After discussion of the Goldman Sachs presentation, representatives of Goldman Sachs withdrew from the meeting. Representatives of J.P. Morgan subsequently joined the meeting and made a presentation regarding the Company and strategic alternatives available to it. After discussion of the J.P. Morgan presentation, representatives of J.P. Morgan withdrew from the meeting. The Special Committee and the other independent directors present then discussed the presentations made by Goldman Sachs and J.P. Morgan, both of which covered largely the same topics as were addressed at the Special Committee’s October 9 and 10 meetings. Representatives of Debevoise outlined process considerations for the Special Committee with respect to evaluating the proposals expected to be received from Silver Lake and Sponsor A.

On October 19, 2012, representatives of J.P. Morgan further discussed with representatives of Sponsor A the ongoing process, including questions regarding the due diligence process and the timing of submissions of proposals.

On October 22, 2012, representatives of Silver Lake shared with Mr. Dell and Wachtell Lipton a draft proposal that included a preliminary range of proposed purchase prices. On October 23, 2012, representatives of Sponsor A shared with Mr. Dell and Wachtell Lipton a draft proposal with the proposed purchase price left blank. Neither Silver Lake nor Sponsor A shared with Mr. Dell or Wachtell Lipton an updated draft proposal or its final proposed purchase price before submitting its proposal.

On October 23, 2012, Silver Lake and Sponsor A each submitted a preliminary non-binding proposal to acquire the Company. Silver Lake proposed a purchase price of $11.22-$12.16 per share for all of the Company’s outstanding shares, other than those held by Mr. Dell (all of which it assumed would be rolled over in the transaction), and indicated that Silver Lake’s interest was solely in pursuing a transaction in partnership with Mr. Dell. Sponsor A proposed a purchase price of $12-$13 per share for all of the Company’s outstanding shares, other than those held by Mr. Dell and Southeastern (all of which it assumed would be rolled over in the transaction) and contemplated an additional $500 million cash investment by Mr. Dell. Both proposals were subject to further due diligence, negotiation of definitive documentation, receipt of financing commitments and other significant contingencies.

On October 24, 2012, representatives of J.P. Morgan contacted representatives of Silver Lake and Sponsor A to discuss follow-up questions with respect to their preliminary proposals.

On October 27, 2012, the Special Committee held a telephonic meeting at which representatives of Debevoise were present. Mr. Tu and Mr. Gladden were present for a portion of the meeting. Mr. Gladden provided an update on the Company’s financial performance during the third quarter of the Company’s 2013 fiscal year. Mr. Gladden identified certain factors underlying the disparity between the Company’s public market valuation and Mr. Gladden’s expectations as to the Company’s potential future performance, including (i) market uncertainty with respect to the Company’s EUC business, (ii) the value of the Company’s overseas cash reserves and (iii) the Company’s ability to execute its transformation plan to grow its ESS business. Mr. Gladden stated that the September 21 Case continued to reflect senior management’s view as to the Company’s expected future performance, but acknowledged that the Company’s public market valuation reflected, and likely would continue to reflect, a much less favorable view. The Special Committee also discussed with Mr. Gladden management’s views regarding certain potential strategic alternatives available to the Company, including returning capital to shareholders through a leveraged recapitalization, an acceleration of the Company’s current transformation plan, a repositioning of the Company’s EUC business, a transformative acquisition and a separation of the Company’s ESS and EUC businesses. Mr. Gladden highlighted benefits and risks associated with each of the alternatives and discussed the feasibility of certain alternatives in light of the Company’s highly integrated organizational structure. Following this discussion, Mr. Gladden and Mr. Tu withdrew from the meeting. The Special Committee then met in executive session and discussed Mr. Gladden’s presentation and his views regarding the disparity between the Company’s public market valuation and his beliefs about the Company’s potential future performance. The Special Committee also noted the prior advice of its financial advisors that the projections in the September 21 Case appeared optimistic in light of the Company’s recent operating underperformance, industry forecasts provided by independent third parties, and consensus analyst estimates. The Special Committee recognized that there was significant uncertainty associated with the September 21 Case. In light of this uncertainty, the Special Committee determined that a deeper understanding of the strategic alternatives available to the Company and its prospects on a stand-alone basis would allow the committee to better assess the opportunities and risks to stockholders of the various courses available, including the possibility of a sale transaction. In light of the foregoing, the Special Committee discussed engaging a management consulting firm to perform an independent analysis of the Company’s potential strategic alternatives and its prospects as an independent public company. The Special Committee also determined to continue discussions with Silver Lake and Sponsor A regarding a potential acquisition of the Company while it evaluated various strategic alternatives.

Representatives of J.P. Morgan joined the meeting to review the preliminary proposals received from Silver Lake and Sponsor A. J.P. Morgan compared the proposals with respect to price, key assumptions, conditionality and timing, and benchmarked the bids against valuation metrics generally of the type described under “—Opinion of J.P. Morgan Securities LLC.” J.P. Morgan provided its perspective on the leveraged finance markets and the feasibility of executing a leveraged buyout of the Company, highlighting that a leveraged buyout of this size had not been completed since 2007. J.P. Morgan then discussed the potential process for continued discussions with Silver Lake and Sponsor A and the evaluation of certain other strategic alternatives available to the Company, including a spin-off or restructuring of the EUC business. The Special Committee then directed J.P. Morgan to inform Silver Lake and Sponsor A that the Special Committee was dissatisfied with the price ranges and significant conditionality reflected in the preliminary non-binding proposals, and that the Special Committee’s willingness to allow Silver Lake and Sponsor A to continue in the process was predicated on their proposing transactions only at a materially higher price and with greater deal certainty.

On November 2, 2012, representatives of J.P. Morgan contacted representatives of Silver Lake and Sponsor A to discuss the Special Committee’s feedback on the preliminary proposals and next steps in the transaction process, including their conducting further due diligence in order to be in a position to propose a higher price and greater deal certainty. During the month of November 2012, representatives of the Company and J.P. Morgan facilitated the continued due diligence efforts of Silver Lake, Sponsor A and their respective representatives.

Also on November 2, 2012, the Company entered into an engagement letter with Goldman Sachs to retain Goldman Sachs as its financial advisor, effective as of September 1, 2012, in connection with the review of the strategic alternatives available to the Company.

On November 5, 2012, the Special Committee held a telephonic meeting, at which representatives of Debevoise and The Boston Consulting Group, Inc. (“BCG”) were present, to discuss the possibility of retaining BCG as a management consultant to assist the Special Committee in evaluating the strategic alternatives available to the Company. BCG described its qualifications and prior relationships with the Company and discussed the decisions facing the Special Committee and the strategic issues on which the Special Committee might seek assistance from BCG.

On November 7, 2012, the Special Committee held a telephonic meeting, at which representatives of Debevoise were present, to discuss further the possibility of retaining BCG as a management consultant to assist the Special Committee in evaluating the strategic alternatives available to the Company. The Special Committee discussed the key areas in which the Committee desired input from BCG, including a review of the Company’s strategic alternatives and advice as to the pathway that would deliver the best value to the Company’s stockholders from a value and risk perspective. The Special Committee reviewed a draft engagement letter provided by BCG and determined to retain BCG, subject to further discussion between Mr. Mandl and BCG regarding certain proposed terms of engagement, based on BCG’s expertise in business strategy, experience with the industries in which the Company operates and familiarity with the Company.

On November 12, 2012, the Company entered into an engagement letter with BCG.

On November 15, 2012, the Company publicly reported its financial results for the third quarter of its 2013 fiscal year, which were generally lower than the guidance the Company had disclosed on August 21, 2012 and below consensus analyst expectations for that quarter. The Company’s actual revenue of $13.72 billion was $260 million below the midpoint of the third quarter guidance range that the Company had included in its August 21, 2012 report of its financial results. The market price of the Common Stock fell approximately 7.3% the following day, closing at $8.86 per share.

On November 16, 2012, J.P. Morgan provided the Special Committee with charts showing that the Company’s revenue for each of its prior seven fiscal quarters had been below both management’s budget and, with the exception of one quarter, consensus analyst estimates, while the Company’s earnings per share performance had been mixed as compared to management’s budget and consensus analyst estimates. The report also highlighted the continued impact on the Company’s earnings of a weakening EUC market.

Also on November 16, 2012, Mr. Dell, Mr. Gladden and certain other senior executives of the Company met with representatives of Silver Lake and, on November 17, 2012, Mr. Dell, Mr. Gladden and the other senior executives met with representatives of Sponsor A, to discuss Silver Lake’s and Sponsor A’s respective willingness to submit revised bids. Representatives of Wachtell Lipton and of MSD Capital L.P. (“MSD Capital”) were also present at each of these meetings. The representatives of Silver Lake and of Sponsor A each presented their views of the Company and the potential going private transaction. Mr. Dell encouraged the representatives of each of Silver Lake and Sponsor A to submit revised bids that were as strong as possible. With respect to price, Mr. Dell told the representatives of each of Silver Lake and Sponsor A that they should assume that he would be prepared to participate at the highest price they were willing to pay.

On November 20, 2012, J.P. Morgan, on behalf of the Special Committee, sent a letter to each of Silver Lake and Sponsor A requesting that they submit updated proposals no later than December 4, 2012 to acquire the Company.

Following this request, Silver Lake indicated to J.P. Morgan that it was having difficulty addressing a number of industry- and Company-specific risks and challenges that it had identified with respect to the Company’s business, including the Company’s recent failure to achieve its projections, the increasing weakness in the PC market, the Company’s loss of market share in emerging markets, and the execution risks associated with evolving into an ESS provider.

On November 26, 2012, representatives of Silver Lake shared with Mr. Dell and Wachtell Lipton a draft revised proposal in which the proposed price was left blank. On November 28, 2012, Mr. Dell met with representatives of Sponsor A and again encouraged them to submit as strong a revised proposal as possible. On November 30, 2012, representatives of Sponsor A shared with Mr. Dell and Wachtell Lipton a draft revised proposal in which the proposed price was left blank. Neither Silver Lake nor Sponsor A shared with Mr. Dell further drafts of its revised proposal.

On November 30, 2012, Mr. Dell contacted Mr. Mandl to discuss the ongoing transaction process. Mr. Dell expressed his enthusiasm for a going private transaction. Mr. Dell also stated that, while he had spoken in June and July with Southeastern about the potential for a going private transaction, he had not spoken with Southeastern about the possibility of such a transaction since that time. Mr. Dell also indicated to Mr. Mandl that, if required, he had the ability to supply as much additional equity as might be needed for a transaction.

Also on November 30, 2012, the Special Committee held a telephonic meeting at which representatives of Debevoise were present. Mr. Mandl reported on his conversation with Mr. Dell earlier in the day. The Special Committee discussed the potential going private transaction, including, among other topics, Mr. Dell’s intentions, the updated proposals expected to be received from Silver Lake and Sponsor A, the benefits and potential risks of bringing other financial sponsors into the process, and the expected process going forward. Mr. Mandl also updated the Special Committee on the work being conducted by BCG regarding the Company’s strategic alternatives.

On December 3, 2012, after an analyst report was issued by Goldman Sachs suggesting that the Company might be a target for a leveraged buyout transaction, the market price of the Common Stock increased 4.4%, closing at $10.06 per share.

Also on December 3, 2012, Sponsor A notified Mr. Dell that it would not be submitting an updated proposal to acquire the Company and was withdrawing from the process. Mr. Dell then informed Mr. Mandl of Sponsor A’s decision.

On December 4, 2012, Sponsor A confirmed its decision to J.P. Morgan and explained to J.P. Morgan, and later to Mr. Mandl, that its decision was driven largely by the fact that its investment committee was not able to get comfortable with the risks to the Company associated with the uncertain PC market, and the concerns of industry analysts regarding the competitive pressures the Company faced, which Sponsor A believed had been validated by the Company’s recent operating performance and market share information.

Also on December 4, 2012, Silver Lake submitted an updated non-binding proposal to acquire the Company for $12.70 per share, which proposal was significantly less conditional than Silver Lake’s previous proposal.

During the month of December 2012, Silver Lake and its representatives continued to conduct due diligence with respect to business, tax and accounting diligence, transaction structuring and other matters.

On December 5, 2012, the Special Committee held an in-person meeting at which representatives of Debevoise were present. Representatives of BCG were also present for a portion of the meeting and made a presentation as to their perspectives on the Company. BCG noted that, after an early period of dramatic growth and value creation following the Company’s initial public offering, the Company in recent years has seen its value decline significantly on the public market. BCG also noted, however, that the Company had certain positional strengths which BCG believed were not reflected in the Company’s public market valuation, likely as a result of investor concerns about the durability or use of the Company’s cash flows and uncertainty about the Company’s EUC business.

BCG reviewed the key challenges facing the Company’s two principal business operations: the EUC business and ESS business. BCG noted that several trends were causing the Company to be displaced as a market leader in the EUC business, including a decline in the worldwide revenues for desktops and laptops, and a shift towards the lower-margin segment of the EUC business. BCG concluded that as a result of a likely persistent decline in the premium segment of the EUC business, unless the Company changed its strategy to become more competitive in the lower-margin segment of the EUC business, the Company would require years of aggressive restructuring in order to maintain its value, and would face the risk that its decreasing scale would render it less competitive. BCG expressed the view that the Company would need to compete more aggressively in higher-growth markets, and would need to transform the EUC business from a primarily build-to-order model to a more efficient build-to-stock model, which would involve ongoing execution risks, significant capital expenditures and sharply increased working capital needs. Furthermore, BCG observed that the Company’s expansion of its ESS business has been slower than expected and noted that the Company’s revenue growth across the different ESS business segments had been mixed. BCG also noted that the Company was still in the process of integrating its numerous recent acquisitions and that these acquisitions had yielded lower returns to date relative to the returns expected by the Company’s management. BCG expressed the view that the Company would have to take steps to drive growth in its ESS business, including increasing investment in research and development and expanding the Company’s sales force. BCG concluded its presentation by (i) evaluating the strategic options available to the Company, including a continuation of the Company’s current transformation strategy, the adoption of a revised strategy, a separation of the EUC business, a sale to a strategic buyer, and a sale to a financial sponsor, (ii) assessing the execution risk inherent in the Company’s current strategy and in revisions to that strategy and (iii) comparing the value-enhancing tools available to the Company as a privately held company and as a publicly held company. After a discussion of these matters, representatives of BCG withdrew from the meeting.

Representatives of J.P. Morgan joined the meeting to make a presentation regarding developments with respect to a possible going private transaction. J.P. Morgan reviewed the key terms of Silver Lake’s December 4 proposal, including a comparison to Silver Lake’s prior proposal and an analysis benchmarking it against valuation metrics generally of the type described under “—Opinion of J.P. Morgan Securities LLC.” J.P. Morgan also discussed, among other matters, the stock market’s reaction to the Goldman Sachs analyst report raising the possibility of a leveraged buyout of the Company. The Special Committee and J.P. Morgan discussed Silver Lake’s December 4 proposal and process considerations, including whether to approach other financial sponsors or strategic parties to solicit additional proposals. J.P. Morgan identified a number of potential financial sponsors for the Special Committee’s consideration and assessed each firm’s likely interest in pursuing, and ability to execute, a going private transaction. J.P. Morgan expressed its view that Silver Lake and Sponsor A were the two financial sponsors most likely to have the resources and industry expertise necessary to evaluate and execute such a transaction, and that another financial sponsor (“Sponsor B”) was the sponsor next most likely to make a credible proposal. J.P. Morgan also expressed the view that, given Sponsor A’s withdrawal from the process, it was less likely that other financial sponsors, other than Sponsor B, would submit proposals if invited to enter the process. J.P. Morgan also reiterated its previous advice as to the low probability of credible strategic buyer interest in acquiring the Company as a result of the Company’s large market capitalization, significant exposure to the PC market, deteriorating operating income performance over the prior two-year period, and the absence of any stated third-party interest in acquiring the Company over the prior two-year period.

On December 6, 2012, the Board held an in-person meeting at which representatives of Debevoise were present. At that meeting, Mr. Mandl updated the Board on the work of the Special Committee and the roles and contributions of J.P. Morgan and BCG. Mr. Dell and certain other members of management, including Mr. Gladden, were present for a portion of the meeting. Mr. Dell made a presentation to the Board in which he expressed his conviction that a going private transaction was the best course for the Company and its unaffiliated stockholders. He outlined strategic initiatives he would cause the Company to pursue as a private company, including (i) extending the Company’s ESS capabilities through significant investments in research and development and additional acquisitions, (ii) hiring large numbers of additional sales personnel, (iii) expanding in emerging markets and (iv) investing in the PC and tablet business. Mr. Dell stated his belief that such initiatives, if undertaken as a public company, would be poorly received by the stock market because they would reduce near-term profitability, raise operating expenses and capital expenditures, and involve significant risk. Mr. Dell stated his view that a going private transaction was in the best interests of the Company’s unaffiliated stockholders because they would receive a portion of the potential upside from these initiatives in the form of a premium for their shares without bearing the risk and uncertainties related to executing such initiatives. Following Mr. Dell’s presentation, the Board discussed with Mr. Dell a number of issues, including, among others, the role of Silver Lake in a going private transaction and the reasons Mr. Dell believed the initiatives he outlined could not be readily achieved in a public company setting. Mr. Dell reiterated his belief that implementing such initiatives would require additional investments that could weaken earnings and cause greater volatility in the performance of the Common Stock. Mr. Dell also noted that, in the absence of a transaction, he would be prepared to stay on as Chief Executive Officer and attempt to implement certain of these initiatives despite the increased risks he identified.

Also at the meeting, Mr. Gladden made a presentation to the Board describing (i) the progress that the Company had made in its transformation plan, (ii) the outlook for fiscal years 2013 and 2014 and (iii) the principal strategic alternatives available to the Company as a public company, ranging from continuing the Company’s current strategy, attempting to implement the strategic initiatives outlined earlier in the meeting by Mr. Dell, effecting a leveraged recapitalization transaction and separating the Company’s EUC and ESS businesses. Mr. Gladden discussed the risks and timetable associated with each of these options. With respect to the Company’s current strategy, Mr. Gladden stated that, while the Company had substantially increased the size of its ESS business since initiating the transformation plan four years ago, fully implementing the plan would require another three to five years and entail ongoing execution risk. Mr. Gladden expressed the view that continuing with the Company’s transformation plan would require additional investments that could weaken earnings for two or more years and increase pressure on the Company’s stock price. In addition, Mr. Gladden stated that, because the Company has historically used the cash flow generated by its EUC business to finance the growth of its ESS business, the Company’s ability to make such investments would likely be affected by the negative trends in the EUC business, as well as by the need for substantial cash resources required to transition to a build-to-stock business model, which requires more inventory. Mr. Gladden noted that implementing the strategic initiatives outlined earlier in the meeting by Mr. Dell would raise similar issues. With respect to a leveraged recapitalization transaction, Mr. Gladden stated that such a transaction could unlock short-term value but pose long-term risks, including a downgrade of the Company’s debt rating and a reduction in its operating flexibility. Finally, Mr. Gladden expressed the view that a separation of the Company’s EUC and ESS businesses would be difficult to execute and would entail significant dis-synergies, with negative effects for the Company’s customers and growth prospects. Following this discussion, Mr. Gladden, Mr. Dell and other members of management withdrew from the meeting.

Representatives of J.P. Morgan joined the meeting to make a presentation regarding developments with respect to a possible going private transaction. J.P. Morgan reviewed recent developments since the previous Board meeting, including (i) the difficult environment faced by the Company as a result of its underperformance relative to a number of its competitors, (ii) the deteriorating outlook for the PC market as a result of, among other things, smartphones and tablets cannibalizing PC sales, the uncertain adoption of the Windows 8 operating system and unexpected slowdowns in enterprise Windows 7 upgrades, and faster than expected declines in PC shipments in emerging markets and (iii) the differences between Company management’s expectations, reflected in the September 21 Case, and consensus analyst estimates, which were generally lower than management’s expectations. J.P. Morgan then presented its analysis of the $12.70 per share proposal made by Silver Lake, using various valuation methodologies generally of the type described under “—Opinion of J.P. Morgan Securities LLC” beginning on page 61. J.P. Morgan also discussed the potential advantages and disadvantages of seeking to bring in other potential bidders, particularly in light of Sponsor A’s decision not to continue in the process. The independent directors and J.P. Morgan discussed additional bidders that could be invited to participate and their likely levels of interest, and J.P. Morgan confirmed its prior advice that, of these additional bidders, Sponsor B was the financial sponsor next most likely to have the ability and desire to lead a going private transaction involving the Company. Following this discussion, representatives of J.P. Morgan withdrew from the meeting.

Representatives of BCG joined the meeting and made a presentation similar to the presentation made to the Special Committee on December 5, covering, among other matters, (i) the Company’s current public market valuation, (ii) the Company’s current strategy and key challenges, (iii) the extent to which the Company’s strategic goals could be achieved in a public company setting, (iv) BCG’s outlook for the PC industry and (v) the strategic alternatives available to the Company. Following a discussion of BCG’s presentation, representatives of BCG withdrew from the meeting.

The meeting continued with representatives of Debevoise present. The Board discussed, among other topics, the presentations from J.P. Morgan and BCG, next steps in responding to Silver Lake, Sponsor A’s decision not to continue in the process, the potential advantages and disadvantages of contacting additional possible bidders, and how the Company might pursue its goals if agreement on a going private transaction could not be reached. After this discussion, the Board determined that (i) BCG should continue its work in evaluating the Company’s strategic alternatives, (ii) Mr. Mandl should inform Silver Lake that it would need to improve its price and submit a firm proposal, (iii) Mr. Mandl should contact Sponsor B to invite it to participate in the process and (iv) Mr. Mandl should discuss with Mr. Dell the Company’s strategic plans in the absence of a transaction.

On December 7, 2012, Mr. Mandl contacted Sponsor B to invite it to consider making a proposal to acquire the Company.

On December 8, 2012, representatives of J.P. Morgan contacted representatives of Sponsor B to discuss a confidentiality agreement and outline the transaction process.

On December 9, 2012, Sponsor B entered into a confidentiality agreement with the Company. Sponsor B was subsequently granted access to the online data room. Sponsor B attended in-person due diligence sessions with the Company’s management on December 10, 2012 and subsequently held numerous due diligence discussions with the Company’s management and representatives, including Mr. Dell.

On December 10, 2012, Mr. Mandl and representatives of J.P. Morgan met with representatives of Silver Lake. At that meeting, Mr. Mandl informed Silver Lake that its offer price of $12.70 was too low and that the Special Committee’s willingness to allow Silver Lake to continue in the process was predicated on Silver Lake’s understanding that the Special Committee would consider a transaction only at a materially higher price.

Also at that meeting, Silver Lake asked Mr. Mandl for permission to discuss the transaction with Microsoft Corporation (“Microsoft”), from which it intended to seek financing, and with other potential sources of debt financing. Mr. Mandl said he would discuss the request with the other members of the Special Committee and with its advisors.

Later on December 10, 2012, representatives of Debevoise contacted representatives of Silver Lake to discuss Silver Lake’s request to involve Microsoft in the transaction. During that discussion, Silver Lake stated that it would not continue in the process unless it was permitted to engage in discussions with Microsoft.

On December 11, 2012, the Special Committee held a telephonic meeting, at which representatives of Debevoise were present, to discuss Mr. Mandl’s meeting the previous day with Silver Lake and J.P. Morgan and Mr. Mandl’s conversation with Sponsor B on December 7. The Special Committee also discussed the extent to which the Company, if it continued as a public company, could undertake the strategic initiatives that Mr. Dell outlined at the December 6 Board meeting. Mr. Mandl and Debevoise reported on their respective conversations with Silver Lake regarding Microsoft. The Special Committee then discussed Silver Lake’s desire to discuss the transaction with potential sources of debt financing. After discussion, the Special Committee determined to allow Silver Lake to hold discussions with Microsoft and a small number of potential debt financing sources, subject to all such parties entering into confidentiality agreements with the Company and subject to Silver Lake agreeing not to enter into any exclusive arrangement with any of such parties (other than Microsoft). The Special Committee also discussed the risks to a possible transaction posed by the eventual need for Mr. Dell and Silver Lake to reach agreement regarding the governance of the Company after a going private transaction. Mr. Mandl then described his conversation with Sponsor B on December 7 and noted that over the weekend Sponsor B had rapidly assembled a team and had begun due diligence. The meeting concluded with a discussion of the September 21 Case. The members of the Special Committee agreed that, while the September 21 Case was potentially useful to help negotiate a higher price from bidders, it was not particularly helpful in assisting the Special Committee in evaluating the Company’s alternatives to a sale transaction because of the Special Committee’s belief that some of the assumptions underlying the projections were overly optimistic and given management’s repeated difficulty in accurately predicting the Company’s performance. In particular, the Special Committee noted that the September 21 Case assumed a higher growth rate in the PC business than predicted by analyst estimates. After discussion, it was the consensus of the Special Committee that BCG should be requested to express its views regarding the Company’s future financial performance based on BCG’s industry outlook.

On December 13, 2012, J.P. Morgan sent a letter to Sponsor B requesting that it submit a proposal on December 21, 2012 to acquire the Company.

Between December 14, 2012 and December 16, 2012, the Company entered into confidentiality agreements with the following potential debt financing sources of Silver Lake: RBC Capital Markets, LLC (“RBC”), Credit Suisse Securities (USA) LLC (“Credit Suisse”), Barclays Capital Inc. (“Barclays”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Bank of America Merrill Lynch”).

On December 14, 2012 and again on December 17, 2012, representatives of Sponsor B informed representatives of J.P. Morgan that Sponsor B’s proposal would be ready shortly after the deadline of December 21, 2012. On December 17, 2012, Mr. Dell met with senior representatives of Sponsor B to discuss Sponsor B’s potential proposal.

Also on December 17, 2012, Silver Lake held a meeting with Barclays, Bank of America Merrill Lynch, RBC and Credit Suisse, with Mr. Dell, Mr. Gladden and representatives of J.P. Morgan and Debevoise in attendance. At this meeting, Silver Lake requested initial financing proposals by January 3, 2013.

On December 17, 2012, the Company engaged Morris, Nichols, Arsht & Tunnell LLP (“MNAT”) as Delaware counsel to the Special Committee. The Special Committee determined to engage MNAT following consideration of MNAT’s qualifications, expertise and prior representations.

On December 21, 2012, Sponsor B informed J.P. Morgan that it would not be submitting a proposal on that day, as J.P. Morgan had requested, but that it intended to submit a proposal within the next few days. J.P. Morgan indicated to Sponsor B that it was acceptable to submit a proposal in that time frame.

On December 22, 2012, the Special Committee held a telephonic meeting, at which representatives of Debevoise, J.P. Morgan and BCG were present, to receive updates from J.P. Morgan and BCG regarding the transaction process. J.P. Morgan noted that Sponsor B had done a great deal of work over the last two weeks and that, although Sponsor B had been targeting a December 21 submission of a proposal as requested by J.P. Morgan, it had requested a few additional days to do so. The Special Committee and J.P. Morgan discussed the work performed by Sponsor B to date, as well as, among other topics, Sponsor B’s familiarity with the PC industry. J.P. Morgan also provided an update on Silver Lake’s activities with respect to a transaction, including its December 17 meeting with potential financing sources.

The Special Committee and its advisors discussed process considerations and next steps. Debevoise noted that it was in the process of preparing drafts of a merger agreement and a voting and support agreement, and discussed with the Special Committee certain features of the “go-shop” provision contemplated by the draft merger agreement that would permit the Special Committee and its representatives to actively solicit and negotiate alternative transaction proposals after the signing of the merger agreement. Debevoise also discussed the overall process the Special Committee had pursued to date, noting that potential strategic acquirors had not been invited to participate in the process based on, among other considerations, advice received by the Special Committee regarding the low probability that a credible strategic acquiror would be interested in acquiring the Company and concerns regarding the risk of competitive harm to the Company if potential strategic acquirors conducted due diligence but a transaction did not occur. J.P. Morgan then provided an overview of the potential strategic acquirors that it believed could be interested in a potential transaction and advised the Special Committee that, given the low probability of any of these potential strategic acquirors making a credible proposal, the advantages of reaching out to potential strategic acquirors at the current stage of the process were offset by risks of premature disclosure and competitive harm to the Company. J.P. Morgan expressed its view that it would be in the Company’s best interests to generate interest from such acquirors during a go-shop period. BCG also noted its view that, based on its knowledge of the strategic players in the market at that time, it was unlikely that any of those players might be interested in a potential transaction. In light of the foregoing, the Special Committee determined not to expand the process at the current stage to include strategic acquirors. Following this discussion, at the Special Committee’s request, J.P. Morgan reviewed the fees received by J.P. Morgan in connection with work performed for certain financial sponsors over the preceding two years, including Silver Lake, Sponsor A and Sponsor B.

On December 23, 2012, Sponsor B informed J.P. Morgan that it had decided not to submit a proposal to acquire the Company and was withdrawing from the process. Sponsor B cited as the primary reasons for its decision the risks and uncertainties in the PC business, including its concerns about the negative trends in gross margin and earnings in the PC business, and the decline in the Company’s operating performance, including the decline in its operating margins.

Also on December 23, 2012, Microsoft entered into a confidentiality agreement with the Company.

On December 28, 2012, the Special Committee held a telephonic meeting at which representatives of Debevoise were present. At that meeting, the Special Committee discussed the process conducted to date, including the withdrawal of Sponsor B from the process. In light of the importance of the go-shop process in the event the Special Committee agreed to recommend a going private transaction, the Special Committee determined that it would be advantageous to engage an additional independent financial advisor that had specific financial incentives to obtain a higher purchase price for the Company in a go-shop process. The Special Committee believed that engaging this additional independent financial advisor would aid the Special Committee in seeking the most favorable proposals available. The Special Committee also discussed the potential benefits of retaining an additional financial advisor to provide another expert view on process and valuation issues. After discussion, the Special Committee determined that Mr. Mandl should interview prospective firms on the Special Committee’s behalf.

On January 2, 2013, the Special Committee held a telephonic meeting, at which representatives of Debevoise and BCG were present, to receive a presentation from BCG summarizing its financial forecast for the Company. BCG stated that its forecast was prepared based on its knowledge of the Company and the markets in which the Company operates, its discussions with the Company’s management and its expertise and experience as a management consultant. BCG observed that its financial forecast for the Company was similar to consensus analyst estimates and materially lower than the projections in the September 21 Case.

BCG also assessed and estimated the likely impact that certain management initiatives, including productivity cost reductions, steps to increase market share for the Company’s EUC business, particularly in emerging markets, and steps to increase the effectiveness of the Company’s sales force, would have on the Company’s financial performance based on various factors, including BCG’s assessment of management’s ability to implement such initiatives. BCG then described the potential effect that such initiatives would have on its projections. BCG also discussed the key drivers and assumptions underlying its projections, including (i) a continuing shift in the EUC market from the high-margin premium segment, in which the Company has historically held substantial market share, to the lower-margin segment, in which the Company has historically not been competitive, (ii) a declining profit pool in the overall EUC market (which BCG estimated would decline by as much as $10 billion over the next four years), (iii) continued growth in the Company’s ESS business and (iv) the Company’s ability to grow its market share in the tablet segment. The Special Committee discussed with BCG the extent to which the Company, if it continued as a public company, could take the actions required to implement these strategic initiatives and whether changes to management would be necessary in order to do so. BCG expressed the view that, although the Company could attempt to implement these initiatives as a public company, there would be risks and challenges to doing so, including the challenges associated with the ability of current management to execute this plan and the negative impact the initiatives could have on the Company’s near term financial condition and the possibility that the Company’s relationships with existing customers and vendors would deteriorate as the Company transitioned to other businesses. BCG also noted that even though the Company had used $11.4 billion of the Company’s cash resources over the previous four years to fund acquisitions in its ESS business and devoted a significant amount of management time and attention to expanding the ESS business, the EUC and EUC-driven businesses remained the source of approximately 65% of the Company’s revenue.

During the month of January 2013, Silver Lake and its representatives continued to conduct due diligence with respect to the Company, including the completion of confirmatory legal, business, tax and accounting diligence.

On January 7, 2013, Mr. Mandl and representatives of Debevoise held separate meetings with representatives of Evercore and two other independent investment banking firms to discuss the possibility of retaining one of them as an additional financial advisor to the Special Committee.

On January 8, 2013, the Special Committee held a telephonic meeting, at which representatives of Debevoise were present, to discuss Mr. Mandl’s meetings the previous day with potential financial advisors to the Special Committee. After discussing the qualifications and merits of each of the firms, as well as the prior relationships between each of the firms and the Company, Mr. Dell and Silver Lake, the Special Committee determined to engage Evercore as an additional financial advisor based on, among other factors, Evercore’s qualifications, expertise, reputation and knowledge of the Company’s business and affairs and the industry in which it operates. The Special Committee also determined to have each of its advisors conduct updated valuation analyses, and discussed the need to review the budget for the Company’s 2014 fiscal year, which would begin in February 2013.

Also on January 8, 2013, representatives of J.P. Morgan met with Mr. Dell, Mr. Gladden, Mr. Sweet, Mr. Likosar, Marius Haas, the Company’s President, Enterprise Solutions, Suresh Vaswani, the Company’s President, Services, Douglas Schmitt, the Company’s Vice President, Global Support and Deployment, John Swainson, the Company’s President, Software Group, Jeffrey Clarke, the Company’s Vice Chairman and President, End User Computing Solutions & Operations, Stephen Felice, the Company’s President, Chief Commercial Officer, Patrick Poljan, the Company’s Vice President, Productivity Transformation, Prakash Jothee, the Company’s Vice President, Corporate Strategy and representatives of Silver Lake to review the current operating trends and the preliminary outlook for fiscal year 2014. During this meeting, J.P. Morgan also discussed a representative transaction process and timeline with Mr. Dell and Silver Lake.

On January 11, 2013, Debevoise sent drafts of a merger agreement and a voting and support agreement to the Special Committee.

On January 14, 2013, Bloomberg News reported that the Company was in talks with several financial sponsors regarding a going private transaction. The market price of the Common Stock rose approximately 13% that day, closing at $12.29 per share.

On January 15, 2013, a representative of Silver Lake informed Mr. Mandl that Silver Lake planned to submit a revised proposal the next day, which would include fully committed debt financing. Silver Lake emphasized that it wished to move as quickly as possible to enter into a definitive agreement to acquire the Company. Later that day, representatives of Silver Lake shared with Mr. Dell and Wachtell Lipton a draft revised proposal reflecting a revised proposed price of $12.90 per share.

Also on January 15, 2013, the Special Committee held an in-person meeting at which representatives of Debevoise, BCG, Evercore and J.P. Morgan were present. Mr. Gladden was also present at the beginning of the meeting to review with the Special Committee the results of the Company’s current fiscal quarter and the draft 2014 fiscal year budget that he had prepared. Mr. Gladden noted that the Company’s financial results through week ten of the final quarter of the Company’s 2013 fiscal year had been worse than projected and described trends that contributed to those results, including lower customer demand and lower margins for certain products. After a discussion of these matters, Mr. Gladden withdrew from the meeting. BCG then presented a revised version of its financial forecast for the Company (the “BCG Forecast”), which reflected updates and refinements to the forecast it had provided to the Special Committee on January 2, 2013, after having had further discussions with the Company’s management, J.P. Morgan and Evercore.

The Special Committee and its advisors discussed the BCG Forecast, including the importance of achieving the productivity cost reduction goals management had identified and the risks associated with doing so, including, among other things, the potential need for management changes to implement those initiatives effectively. In addition, J.P. Morgan and Evercore benchmarked the operating margins set forth in the BCG Forecast for the Company. J.P. Morgan indicated that those margins were substantially higher than the Company’s historical margins as well as the margins of the Company’s international competitors who were gaining significant share in the marketplace.

Following this discussion, J.P. Morgan and Evercore each separately presented its observations regarding the September 21 Case, the BCG Forecast and the draft 2014 fiscal year budget and then presented its valuation analyses of the Company using metrics generally of the type described under “—Opinion of J.P. Morgan Securities LLC” beginning on page 61 and “—Opinion of Evercore Group L.L.C.” beginning on page 69, respectively, in each case based on the September 21 Case, the BCG Forecast and other measures. Evercore also presented an analysis of certain other strategic alternatives available to the Company, including a complete separation of the EUC and ESS businesses, a partial separation of the ESS business, a tracking stock for the ESS business and a share repurchase funded with the Company’s existing cash. The Special Committee and its advisors then discussed the possibility of approaching other financial sponsors or strategic buyers to solicit additional bids, and the potential benefits and risks of doing so. Evercore discussed the overall process the Special Committee had pursued to date and expressed the view that it would not be beneficial to contact additional parties at the current stage of the process. Evercore also advised the Special Committee that in light of the Bloomberg News report published the previous day, it was likely that any interested prospective buyers would contact the Company shortly or, if the Company entered into a definitive agreement with Silver Lake and Mr. Dell, during the subsequent go-shop period.

On January 16, 2013, Silver Lake submitted a written non-binding proposal to acquire the Company for $12.90 per share, which was accompanied by debt commitment letters from each of Barclays, Bank of America Merrill Lynch, RBC and Credit Suisse, a draft term sheet for $2 billion in financing from Microsoft, and draft equity commitment letters from each of the MD Investors and the SLP Investors. On January 17, 2013, Silver Lake submitted a revised version of this non-binding proposal that clarified the amount of equity financing to be provided by the SLP Investors and by Mr. Dell.

On January 17, 2013, Mr. Mandl contacted Mr. Dell to inform him that, having received Silver Lake’s revised proposal and based on discussions with the Special Committee, Mr. Mandl was pessimistic that an agreement would be reached with respect to a going private transaction and that Mr. Mandl therefore wanted to discuss the Special Committee’s views as to changes the Company would need to make as a public company. In particular, Mr. Mandl discussed with Mr. Dell the opportunity to increase value by cutting costs, speeding up the process of moving to a build-to-stock business model and reaching into higher-growth markets in the EUC business.

Mr. Mandl expressed the view that the Company may need to hire a chief operating officer and asked Mr. Dell about his plans in the event a going private transaction did not occur. Mr. Dell said that he continued to believe that a going private transaction was in the best interests of the Company’s stockholders, but that if such a transaction did not occur he remained committed to the Company and would continue working with the Board to increase stockholder value.

On January 18, 2013, the Board held a telephonic meeting in which Mr. Dell did not participate and at which representatives of Debevoise were present. Mr. Mandl updated the Board on the current status of the sale process, including the receipt of Silver Lake’s $12.90 per share proposal. Mr. Mandl also described his conversation the previous day with Mr. Dell.

Mr. Gladden was also present for a portion of the meeting, during which he reviewed with the Board the preliminary estimates of the Company’s current fiscal quarter and the Preliminary FY14 Internal Plan (as described under “—Projected Financial Information—Fiscal Year 2014 Plans and Budgets”) that establishes targets, on a detailed basis, for each of the Company’s business segments consistent with each segment’s strategic objectives and the Preliminary FY14 Board Case (as described under “—Projected Financial Information—Fiscal Year 2014 Plans and Budgets”), a consolidated financial forecast for the Company’s business segments that reflects a more conservative view of the Company’s financial performance, which is used to establish performance-based compensation targets for management. After a discussion of these matters, Mr. Gladden withdrew from the meeting and BCG, J.P. Morgan and Evercore made presentations similar to those made to the Special Committee on January 15, 2013. During the meeting, J.P. Morgan was contacted by Silver Lake, which informed J.P. Morgan that Microsoft’s board had authorized it to provide $2 billion in financing for Silver Lake’s proposed going private transaction. After discussion of these presentations, representatives of BCG, J.P. Morgan and Evercore withdrew from the meeting and the independent directors discussed the Company’s valuation, the proposed transaction and next steps. Mr. Mandl discussed with the Board prices at which the Special Committee might be prepared to recommend a transaction, based on its evaluation of the presentation by BCG (including the BCG Forecast), the valuation analyses presented by J.P. Morgan and Evercore, and the risks presented by the other strategic alternatives available to the Company. The other directors expressed general agreement with the views of the Special Committee.

On January 19, 2013, Mr. Mandl contacted Mr. Dell to tell him that the Special Committee was willing to support a transaction at a price of $13.75 per share, subject to satisfactory resolution of contractual terms.

Mr. Dell then discussed this proposal with a representative of Silver Lake, who contacted Mr. Mandl later that day to propose a price of $13.25 per share. Mr. Mandl informed the representative of Silver Lake that his proposal to Mr. Dell was not intended to be the start of a price negotiation. The representative of Silver Lake responded that Silver Lake’s investment committee had not authorized a potential transaction at a price in excess of $13.25 per share and Silver Lake would therefore have to cease work on the transaction. Mr. Mandl acknowledged that such a decision would be at Silver Lake’s discretion.

Later on January 19, 2013, Mr. Dell and a representative of Silver Lake contacted Mr. Mandl to suggest that Silver Lake discuss its purchase price proposal with J.P. Morgan in order to move the process forward. Thereafter, Mr. Mandl authorized J.P. Morgan to speak with Silver Lake regarding the purchase price.

J.P. Morgan subsequently held discussions with Silver Lake regarding its purchase price proposal between January 19, 2013 and January 22, 2013.

On January 20, 2013, a representative of Silver Lake informed J.P. Morgan that Silver Lake would be willing to increase its offer price to $13.50 per share. J.P. Morgan stated that the Special Committee would not be satisfied with a price of $13.50 per share.

On January 21, 2013, representatives of Silver Lake shared with Mr. Dell and representatives of Wachtell Lipton a draft investor agreement and shareholder agreement term sheet including proposed terms with respect to the governance of the Company following a going private transaction, a term sheet reflecting proposed terms for Mr. Dell’s employment and a proposal that Mr. Dell value his shares for purposes of a rollover in the transaction below the price to be offered to the public shareholders as a means for Silver Lake to be willing to increase its price above $13.50 per share. Representatives of Silver Lake and Simpson Thacher began discussing these proposals with Mr. Dell and representatives of Wachtell Lipton and MSD Capital over the next several days. Mr. Dell stated that he would consider reducing the valuation of his rollover shares to $13.36 per share as a means of permitting Silver Lake to increase its offer to $13.60 per share, and prior to the execution of the merger agreement, Mr. Dell agreed to do so.

On January 22, 2013, a representative of Silver Lake informed J.P. Morgan that it would submit a revised proposal within the next few days.

On January 24, 2013, a representative of Silver Lake notified J.P. Morgan by telephone that Silver Lake was willing to increase its offer price to $13.60 per share, and that this price represented its best and final offer. That day, a representative of Silver Lake informed Mr. Mandl that $13.60 per share was the highest price it was willing to pay. Mr. Dell separately informed Mr. Mandl that Mr. Dell did not believe that Silver Lake would be willing to agree to any further increase in its offer price.

Also on January 24, 2013, Evercore received a telephone call from a strategic party (“Strategic Party A”), expressing interest in purchasing DFS for an amount approximately equal to the book value of its assets, which was estimated to be approximately $3.5 billion to $4 billion, not taking into account related indebtedness. Evercore also received a telephone call from Blackstone, stating that it would expect to explore making a proposal to acquire the Company during a go-shop period, and seeking assurances that any definitive agreement the Company may be considering entering into would provide for a meaningful go-shop process. In addition, on January 24, 2013 and on certain occasions in the days prior to that date, Mr. Tu received requests from Southeastern to enter into a confidentiality agreement with the Company in order to obtain confidential information regarding the Company’s reported consideration of a going private transaction.

Later on January 24, 2013, the Special Committee held a telephonic meeting at which representatives of Debevoise were also present. Mr. Mandl reported on the calls he had received from J.P. Morgan, Mr. Dell and Silver Lake regarding the increased offer price of $13.60 per share. Representatives of Debevoise reported on the calls received by Evercore from Strategic Party A and Blackstone and the calls received by Mr. Tu from Southeastern. The Special Committee discussed these matters, including, among other topics, how the Special Committee might evaluate the proposal by Strategic Party A, how the go-shop process should be structured and what assurances might be sought from Mr. Dell to increase the likelihood of a successful competing bid, and how the Company should respond to Southeastern. It was the consensus of the Special Committee that Mr. Mandl should communicate to Mr. Dell that the Special Committee desired to learn what material issues might arise from the negotiation of the draft definitive merger agreement and related agreements prepared by Debevoise, and that these issues should progress in parallel with issues relating to valuation. Accordingly, the Special Committee authorized Debevoise to send draft transaction agreements to Silver Lake and to Mr. Dell. The Special Committee determined that Mr. Mandl should contact Southeastern to understand its intentions. The Special Committee also determined that it would request further analysis from BCG regarding the potential sale of the DFS business and the possibility of separating the Company’s EUC business.

On January 25, 2013, Mr. Mandl informed Mr. Dell by telephone that, while the Special Committee had not decided whether it would recommend a sale transaction at $13.60 per share, the Special Committee desired to learn what material issues would arise from the negotiation of the draft definitive merger agreement and related agreements prepared by Debevoise, and that these issues should progress in parallel with issues relating to valuation. Later that day, Debevoise sent a draft merger agreement and voting and support agreement to Silver Lake, and forwarded the draft agreements to Wachtell Lipton the next day.

On January 29, 2013, Mr. Mandl and a representative of Debevoise met with representatives of Southeastern and its outside counsel. At the meeting, Southeastern indicated that it had read reports of a potential going private transaction and that it would oppose any deal involving merger consideration in the range of $14 or $15 per share that did not provide existing large stockholders with an opportunity to roll over a portion of their equity interests in the Company. Southeastern requested that the Company enter into a confidentiality agreement that would permit Southeastern to receive information about any proposed going private transaction.

Also on January 29, 2013, Simpson Thacher sent Debevoise a revised draft of the merger agreement, reflecting Simpson Thacher’s and Wachtell Lipton’s collective comments. That afternoon, the Special Committee held a telephonic meeting, at which Debevoise was present, to discuss certain of the issues raised by the revised draft of the merger agreement. Among other changes proposed by the revised draft, the agreement would (i) not permit the Company to continue to pay regular quarterly cash dividends between signing and closing, (ii) not include a closing condition requiring that the merger agreement be adopted by holders of a majority of the outstanding shares of Common Stock entitled to vote thereon not held by Mr. Dell, certain parties related to him and members of management, (iii) limit the Company’s flexibility to consider and approve competing proposals, including by providing the buyer with unlimited “matching rights” with respect to any competing proposal that the Special Committee was prepared to recommend and (iv) not provide the Company with the right to seek specific performance of the terms of the agreement. The Special Committee discussed the risk that requiring that the merger agreement be adopted by holders of a majority of the outstanding shares of Common Stock entitled to vote thereon not held by Mr. Dell, certain parties related to him and members of management, might incentivize some market participants to seek to disrupt the proposed transaction in order to generate short-term gain. However, the Special Committee determined to continue to insist that such a provision be included because the Special Committee believed it was in the best interests of the Company’s unaffiliated stockholders. After discussion, the Special Committee determined that Debevoise should contact Simpson Thacher and Wachtell Lipton to seek satisfactory resolution of those fundamental issues. Mr. Mandl also updated the Special Committee on the meeting he had attended earlier in the day with representatives of Southeastern.

Also on January 29, 2013, Mr. Mandl and Mr. Dell discussed by telephone the next steps in the process of negotiating the terms of the transaction and agreed that the parties and their advisers should meet in person on January 31, 2013.

Later on January 29, 2013, representatives of Debevoise contacted representatives of Wachtell Lipton and Simpson Thacher to describe the discussion with Southeastern earlier that day and to explain the Special

Committee’s views on the fundamental issues raised by the proposed revisions to the merger agreement. Representatives of Wachtell Lipton and Simpson Thacher subsequently confirmed to representatives of Debevoise that Mr. Dell and Silver Lake were not willing to modify their previous proposal in order to provide that the public stockholders would have an opportunity to retain an interest in the Company.

On January 31, 2013, Mr. Dell, certain other members of Dell management, Mr. Mandl and representatives of Silver Lake, J.P. Morgan, Evercore, Debevoise, Simpson Thacher and Wachtell Lipton met at Debevoise’s offices in New York to negotiate the terms of a possible transaction. During that day and the days that followed until the morning of February 5, 2013, the parties held numerous discussions regarding the terms, and exchanged revised drafts, of the merger agreement and related agreements, including equity commitment letters from the MD Investors, the SLP Investors and the MSDC Investor (collectively, the “equity commitment letters”). Among other matters, the parties ultimately agreed to (i) allow the Company to continue to pay regular quarterly cash dividends between signing and closing, (ii) include a closing condition requiring that the merger agreement be adopted by holders of a majority of the outstanding shares of Common Stock entitled to vote thereon not held by Mr. Dell, certain related family trusts and members of management, or other persons having an equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary, (iii) allow the Company to actively solicit competing proposals during a 45-day go-shop period and, in certain circumstances, continue negotiating after the expiration of that go-shop period with parties that made competing proposals during that initial 45-day period, (iv) sharply limit the buyer’s “matching rights” by allowing it, only on a single occasion, to negotiate with the Company to match the terms of any superior proposal, and (v) provide the Company with the right, under certain circumstances, to seek specific performance of the buyer’s obligation to cause, and to seek specific performance to directly cause, the buyer’s equity financing sources to fund their contributions as contemplated by their equity commitment letters. Also during this time period, representatives of Simpson Thacher and Wachtell Lipton continued to discuss and negotiate the drafts of the investor agreement, shareholder agreement term sheet and employment agreement term sheet reflecting the proposed arrangements among the SLP Investors, the MD Investors and the MSDC Investor.

On February 2, 2013, the parties met at Debevoise’s offices in New York to discuss the major outstanding issues in the negotiations, including the purchase price and whether the Company would be permitted to continue to pay regular quarterly dividends after entering into a merger agreement. Mr. Mandl stated that the Special Committee would be willing to agree to discontinue payments of the Company’s regular quarterly dividends if the merger price per share was $13.80. Silver Lake responded that it would not be able to agree to a price in excess of that reflected in its prior proposal. Mr. Mandl stated that the Special Committee was not satisfied with Silver Lake’s proposal.

On February 3, 2013, Silver Lake submitted a revised non-binding proposal, which it stated was its best and final offer and was not subject to further negotiation. Silver Lake shared and discussed a draft of this proposal with Mr. Dell and representatives of Wachtell Lipton and MSD Capital prior to submitting it. The proposal provided alternatives of (i) a price of $13.60 per share, with the Company being permitted to continue paying its regular quarterly dividend, or (ii) a price of $13.75 per share, with the Company being prohibited from paying any dividends. That day, the Special Committee held a telephonic meeting at 12:00 p.m. at which representatives of Debevoise, J.P. Morgan and Evercore were present, to discuss these alternatives. The Special Committee and its advisors discussed the proposal and the possibility of seeking an improved price despite Silver Lake’s assertion that its latest offer represented its best and final price. The Special Committee also considered the likely timetable to complete a transaction and factors that could affect that timetable, including the need for various regulatory approvals and the potential results of the Company’s go-shop process, the incentives each proposal could create on the part of Silver Lake and Mr. Dell in terms of seeking to complete the transaction on a timely basis, and the likely reaction of the Company’s stockholders if the quarterly dividend were to be discontinued. After discussion, it was the consensus of the Special Committee that it should focus on a structure that preserved the Company’s ability to pay a regular quarterly dividend, and that Mr. Mandl should seek to negotiate a higher price.

Following this discussion, Mr. Mandl contacted Mr. Dell and a representative of Silver Lake to inform them that the Special Committee was not interested in pursuing the proposal that would require the Company to discontinue the dividend, and that the Special Committee was not satisfied with a price of $13.60 per share. Silver Lake expressed its unwillingness to increase the price. Mr. Mandl then informed Silver Lake and Mr. Dell that the Special Committee would meet later that day to consider next steps.

The Special Committee and its advisors reconvened in a telephonic meeting at 3:30 p.m. Mr. Mandl reported on his conversation with Mr. Dell and Silver Lake. Also at this meeting, Debevoise updated the Special Committee on the open issues in the merger agreement and related documents.

The Special Committee and its advisors reconvened in a telephonic meeting at 6:00 p.m. Debevoise reported that Mr. Dell and representatives of Silver Lake had left New York without agreeing to any price increase. Debevoise also updated the Special Committee on the continuing negotiation of the merger agreement and related documents. After discussion, it was the consensus of the Special Committee that the lawyers should continue to make progress on the transaction documents.

On the morning of February 4, 2013, the Special Committee held an in-person meeting, at which representatives of Debevoise were present, at Debevoise’s offices in New York. Debevoise updated the Special Committee on the status of negotiations with Mr. Dell and Silver Lake, and reported that Silver Lake was continuing to evaluate the Special Committee’s insistence on a price above $13.60 per share, with the Company being permitted to continue paying its regular quarterly dividend.

Following the meeting, Mr. Mandl and a representative of Debevoise received a telephone call from representatives of Simpson Thacher and Silver Lake agreeing to increase Silver Lake’s proposal to $13.65 per share, with the Company being permitted to continue paying its regular quarterly dividend.

That afternoon, the Special Committee reconvened in a meeting at Debevoise’s offices, at which Debevoise, BCG, J.P. Morgan and Evercore were present. Mr. Mandl reported to the Special Committee that Silver Lake had increased its price to $13.65 per share, with the Company being permitted to continue paying its regular quarterly dividend. Debevoise informed the Special Committee that Silver Lake’s representatives had stated clearly that this price increase was being made to accommodate the Special Committee’s insistence on a price above $13.60 per share, and that there was no further room for price negotiation.

At this meeting, Debevoise reviewed with the members of the Special Committee (i) their fiduciary duties under Delaware law, including their obligation in a change of control transaction to seek the best price reasonably available, (ii) the process the Special Committee had followed to this point and (iii) the advice the Special Committee had received from its advisers as to the financial sponsors most likely to be able to undertake an acquisition of the Company, the likelihood of a strategic party’s interest in such a transaction, and the likelihood that a well-structured go-shop process would provide a meaningful opportunity for both strategic and financial parties to make proposals that could result in a superior transaction. Debevoise noted that the merger agreement contained certain provisions that were designed to encourage a fruitful go-shop process, including (i) a 45-day initial go-shop period, (ii) sharply limited “matching rights” that would allow Mr. Dell and Silver Lake, only on a single occasion, to negotiate with the Company to match the terms of any superior proposal and (iii) a low termination fee of $180 million payable by the Company if it were to terminate the merger agreement to enter into an acquisition agreement related to a superior proposal with a party that provides an acquisition proposal during the go-shop period that is or could reasonably be expected to result in a superior proposal. Debevoise also reviewed with the Special Committee the terms of the merger agreement and related documents that had been negotiated with counsel to Mr. Dell and Silver Lake.

BCG made a presentation to the Special Committee in which it reviewed its assessment of a number of strategic alternatives available to the Company and updated the Committee on its work analyzing the possibility of separating the Company’s EUC business. BCG expressed the view that the risks and costs of such a transaction, in terms of revenue and cost dis-synergies, execution risk, time to completion and transaction costs, appeared to substantially outweigh the potential benefit that would arise from having the public markets attach a higher valuation multiple to a new company containing the Company’s ESS business. BCG also discussed the possibility of a disposition of DFS, agreeing with the Special Committee’s financial advisors that such a transaction did not appear to create substantial value for the Company, although it could be a way for an acquiror to provide equity capital in a sale transaction.

J.P. Morgan made a presentation to the Special Committee in which it provided an overview of changes to the Company’s stock price since August 20, 2012, the industry outlook for the EUC market, a review of the Company’s historical and projected financial performance, and a review of the various forecasts (including the BCG Forecast, September 21 Case and consensus analyst estimates) that had been presented to the Special Committee. J.P. Morgan summarized its financial analysis of the $13.60 per share proposal (which J.P. Morgan noted would be updated to reflect the revised $13.65 per share proposal), with the Company being permitted to continue paying its regular quarterly dividend, and then rendered to the Special Committee an oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 4, 2013, to the effect that, based on and subject to the matters described in the opinion, as of such date, the consideration to be paid to the holders of Common Stock (other than shares of Common Stock held in treasury or owned by Merger Sub and its subsidiaries, other excluded shares, Company restricted shares and dissenting shares) in the proposed merger was fair, from a financial point of view, to such holders.

Evercore made a presentation to the Special Committee in which it provided an overview of the stock price performance of the Company over the past year, the valuation analyses Evercore performed and the assumptions underlying those analyses. Evercore summarized its financial analysis of the $13.60 per share proposal (which it noted would be updated to reflect the revised $13.65 per share proposal), with the Company being permitted to continue paying its regular quarterly dividend, and then rendered to the Special Committee an oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 4, 2013, to the effect that, based on and subject to the matters described in the opinion, the $13.65 per share merger consideration was fair, from a financial point of view, to the holders of the shares of Common Stock entitled to receive such merger consideration.

Following a discussion of the presentations from Debevoise, BCG, J.P. Morgan and Evercore, the Special Committee unanimously resolved to recommend to the Board that it accept the $13.65 per share proposal.

Later on February 4, 2013, the Board held a telephonic meeting at which representatives of Debevoise, BCG, Evercore and J.P. Morgan were present. Mr. Dell did not participate in this meeting. Mr. Mandl began the meeting by announcing that Silver Lake had increased its price to $13.65 per share, with the Company’s being permitted to continue paying its regular quarterly dividend. Mr. Mandl stated that it was the recommendation of the Special Committee that the Board accept the $13.65 per share going private proposal made by Mr. Dell and Silver Lake. At the request of Mr. Mandl, each of BCG, J.P. Morgan and Evercore made presentations to the Board similar to those made to the Special Committee earlier that afternoon. A representative of Debevoise then updated the Board regarding the negotiation of the merger agreement and related documents. The meeting adjourned at approximately 3:30 p.m., and the Board and the Special Committee’s advisers agreed to reconvene the meeting at 11:00 p.m. that evening.

At approximately 11:00 p.m. on the evening of February 4, 2013, the Board reconvened in a telephonic meeting, again without Mr. Dell’s participation. Mr. Mandl began this portion of the meeting by stating that Debevoise had circulated to the Board a form of merger agreement for the transaction.

Representatives of Debevoise then reviewed with the Board the principal terms of the merger agreement and the other transaction documents, as well as proposed resolutions to approve the transaction. After discussion, the Board (with the exception of Mr. Dell, who was not present) unanimously adopted the resolutions.

Following the adjournment of the Board meeting, representatives of Debevoise, Simpson Thacher and Wachtell Lipton worked through the night of February 4 to finalize the transaction documentation.

On the morning of February 5, 2013, the parties executed and delivered the merger agreement and related agreements and the Company issued a press release announcing the transaction.

On March 7, 2013, the Board held an in-person meeting at which representatives of Debevoise were present. During the meeting, Mr. Gladden presented proposed final versions of the Internal Plan and the Board Case for fiscal year 2014 to the Board (as described under “—Projected Financial Information—Fiscal Year 2014 Plans and Budgets” beginning on page 98). Mr. Dell was present at the meeting but did not participate in Mr. Gladden’s presentation. Following Mr. Gladden’s presentation, members of the Board raised concerns about the increase in projected revenue contained in the Board Case as compared to the Preliminary FY14 Board Case, as well as the achievability of the projections in the Board Case more generally. At the meeting, it was decided that Mr. Gladden should work with Shantanu Narayen, the chair of the Leadership Development and Compensation Committee, to consider more conservative sensitivities and develop a final proposal for the Board Case for fiscal year 2014. Thereafter, management presented a more conservative version of the Board Case. The Internal Plan as presented at the March 7, 2013 meeting and the Board Case as revised after that meeting were approved by the Board by unanimous written consent as of March 20, 2013.

The merger agreement provides that after the execution and delivery of the merger agreement and until 12:01 a.m., New York time, on March 23, 2013 (the “go-shop period”), the Company and its subsidiaries and their respective representatives may initiate, solicit and encourage the making of alternative acquisition proposals, including by providing nonpublic information to, and participating in discussions and negotiations with, third parties in respect of alternative acquisition proposals (the “go-shop process”). Promptly after the announcement of the merger agreement on February 5, 2013, at the direction and under the supervision of the Special Committee, Evercore began the go-shop process on behalf of the Company. During the go-shop period, Evercore contacted a total of 67 parties, including 19 strategic parties, 18 financial sponsors and 30 other parties, including sovereign wealth funds, to solicit interest in pursuing a possible transaction. Evercore also received unsolicited inquiries regarding a possible transaction from four additional parties, including two strategic parties and two financial sponsors. Of the 71 total parties with which Evercore communicated, the 11 parties discussed below expressed interest in evaluating a possible transaction. In addition, Evercore contacted Sponsor A to inquire whether Sponsor A would participate in the go-shop process but Sponsor A declined.

On February 6, 2013, Blackstone informed Evercore that it would like to obtain confidential information regarding the Company in connection with its consideration of a possible transaction with respect to the Company, and Evercore sent a draft confidentiality agreement to Blackstone. On February 15, 2013, Blackstone delivered a mark-up of the confidentiality agreement to Debevoise. After subsequent negotiations, a confidentiality agreement between the Company and Blackstone was executed on February 22, 2013. Blackstone was granted access to an electronic data room later that day and subsequently conducted due diligence, including through discussions with members of the Company’s management (including with Mr. Dell), with respect to the Company. In their initial discussions, representatives of Blackstone indicated to representatives of Evercore that Blackstone intended to form a consortium to pursue a possible transaction, which it was permitted to do, subject to certain limitations, by the terms of its confidentiality agreement with the Company.

Also on February 6, 2013, the confidentiality agreement that was previously signed by Sponsor B was amended to allow Sponsor B to discuss the transaction with other parties and Evercore reinstated Sponsor B’s access to an electronic data room.

On February 8, 2013, Strategic Party A informed Evercore that it would like to obtain confidential information regarding the Company in connection with its consideration of a possible transaction with respect to DFS, and Evercore sent a draft confidentiality agreement to Strategic Party A. On February 14, 2013, Strategic Party A delivered a mark-up of the confidentiality agreement to Debevoise. After subsequent negotiations, a confidentiality agreement between the Company and Strategic Party A was executed on February 20, 2013. Strategic Party A was granted access to an electronic data room the following day and subsequently conducted due diligence, including through discussions with members of the Company’s management (not including Mr. Dell), with respect to DFS. Each of Strategic Party A and Blackstone informed representatives of Evercore that it was considering pursuing a transaction as part of a consortium with the other.

On February 9, 2013, another financial sponsor (“Sponsor C”) informed Evercore that it would like to obtain confidential information regarding the Company in connection with its consideration of a possible transaction with respect to the Company, and Evercore sent a draft confidentiality agreement to Sponsor C. On February 11, 2013, Sponsor C delivered a mark-up of the confidentiality agreement to Debevoise. After subsequent negotiations, a confidentiality agreement between the Company and Sponsor C was executed on February 17, 2013. Sponsor C was granted access to an electronic data room the following day and subsequently conducted due diligence, but did not hold discussions with members of the Company’s management, with respect to the Company. On March 8, 2013, Sponsor C informed Evercore that it was not interested in pursuing a possible transaction.

Also on February 9, 2013, another strategic party (“Strategic Party B”) informed Evercore that it would like to obtain confidential information regarding the Company in connection with its consideration of a possible transaction with respect to a portion of the Company’s business, and Evercore sent a draft confidentiality agreement to Strategic Party B. On February 27, 2013, Strategic Party B sent a mark-up of the confidentiality agreement to Debevoise. After subsequent negotiations, a confidentiality agreement between the Company and Strategic Party B was executed on March 7, 2013. Strategic Party B was not provided with access to an electronic data room or permitted to conduct due diligence due to its interest in only acquiring a portion of the Company’s business and its failure to reach an arrangement with a potential partner willing to team with Strategic Party B to pursue a possible transaction for the entire Company, after Evercore had directed it to attempt to do so.

On February 13, 2013, Evercore held an in-person meeting with the senior management of a strategic party (“Strategic Party C”) to present the merits of a possible transaction involving the Company. On February 14, 2013, Strategic Party C informed Evercore that it would like to obtain confidential information regarding the Company in connection with its consideration of a possible transaction with respect to the Company, and Evercore sent a draft confidentiality agreement to Strategic Party C. On February 16, 2013, Strategic Party C delivered a mark-up of the confidentiality agreement to Debevoise. After subsequent negotiations, a confidentiality agreement between the Company and Strategic Party C was executed on February 24, 2013. Strategic Party C was invited to access an electronic data room later that day, but did not accept the invitation or make any requests regarding due diligence activities.

On February 22, 2013, the Special Committee held a telephonic meeting, at which representatives of Evercore and Debevoise were present, to discuss the status of the go-shop process.

On February 26, 2013, Icahn Enterprises informed Debevoise that it would like to obtain confidential information regarding the Company in connection with its consideration of a possible transaction with respect to the Company, and Debevoise sent a draft confidentiality agreement to Icahn Enterprises. That evening, representatives of J.P. Morgan and Debevoise met with Carl C. Icahn to discuss his potential interest in pursuing a possible transaction.

On February 28, 2013, a financial advisor to a strategic party (“Strategic Party D”) contacted Evercore to convey Strategic Party D’s potential interest in acquiring a portion of the Company’s business. Evercore sent a draft confidentiality agreement to Strategic Party D on March 1, 2013. Later on March 1, 2013, Strategic Party D sent a mark-up of the confidentiality agreement to Debevoise. After subsequent negotiations, a confidentiality agreement between the Company and Strategic Party D was executed on March 4, 2013. Strategic Party D was not provided with access to an electronic data room or permitted to conduct due diligence due to its interest in only acquiring a portion of the Company’s business and its failure to reach an arrangement with a potential partner willing to team with Strategic Party D to pursue a possible transaction for the entire Company, after Evercore had directed it to attempt to do so.

On March 1, 2013, Francisco Partners III, LP (“Francisco”) signed a joinder to Blackstone’s confidentiality agreement, and Francisco was granted access to an electronic data room on March 2, 2013 and subsequently conducted due diligence with respect to the Company.

On March 1, 2013, Evercore was informed by Blackstone that Sponsor B intended to join the consortium led by Blackstone for the purposes of making an alternative acquisition proposal.

On March 5, 2013, Icahn Enterprises sent a letter to the Board, stating that it was a substantial holder of Company shares and that it believed that the transaction contemplated by the merger agreement is not in the best interests of the Company’s stockholders and substantially undervalues the Company. The Icahn Enterprises letter included a proposal for a transaction involving a leveraged recapitalization and special dividend to the Company’s stockholders as an alternative transaction and indicated Icahn Enterprises’ intent to commence a proxy fight if the Board did not commit to support the transaction detailed in its letter in the event that the transaction contemplated by the merger agreement is not approved by the Company’s stockholders.

On March 7, 2013, a representative of Icahn Enterprises contacted a representative of Debevoise to request a waiver of Section 203 of the DGCL (“Section 203”), which imposes restrictions on business combinations between a corporation and certain holders of 15% or more of such corporation’s outstanding shares. The request was discussed between the Company’s advisors and Icahn Enterprises’ advisors from time to time thereafter.

On March 7, 2013, the Special Committee issued a press release disclosing that the Board had received the Icahn Enterprises letter and would welcome Mr. Icahn’s participation in the go-shop process.

Also on March 7, 2013, representatives of Evercore and Debevoise met with representatives of Icahn Enterprises regarding the proposal described in Icahn Enterprises’ March 5 letter and encouraged Icahn Enterprises to participate in the go-shop process to consider and evaluate a potential acquisition of the Company in lieu of the transaction proposed in the Icahn Enterprises letter. Prior to the meeting on March 7, 2013, Icahn Enterprises delivered a mark-up of the confidentiality agreement to a representative of Debevoise and, after subsequent negotiations, a confidentiality agreement between the Company and Icahn Enterprises was executed on March 10, 2013. Icahn Enterprises was granted access to an electronic data room the following day and subsequently conducted due diligence, including through discussions with members of the Company’s management, with respect to the Company.

On March 7 and 8, 2013, Blackstone, Sponsor B and Francisco participated in in-person due diligence presentations by members of the Company’s management, including Mr. Dell, at the offices of counsel to Blackstone in New York. Thereafter, Blackstone and the members of its consortium continued to conduct due diligence.

On March 11, 2013, representatives of BCG sent Blackstone a compendium of materials, which consisted of copies of the various reports that BCG had made to the Board in connection with the transaction. On March 12, 2013, representatives of Blackstone and BCG held a telephonic discussion relating to those reports.

On March 14, 2013, Icahn Enterprises notified the Company that it had filed a notification under the HSR Act with the Antitrust Division and the FTC relating to Icahn Enterprises’ potential acquisition of up to 25% of the Company’s outstanding shares.

On March 15, 2013, the Special Committee held a telephonic meeting, at which representatives of Evercore and Debevoise were present, to discuss the status of the go-shop process.

Later on March 15, 2013, representatives of Blackstone met with Mr. Mandl and representatives of Evercore and Debevoise to discuss the status of Blackstone’s evaluation of a possible transaction. At that meeting, representatives of Blackstone requested that the Company agree to reimburse costs incurred by Blackstone in connection with its consideration of a possible transaction. Mr. Mandl stated that he would inform the other members of the Special Committee of Blackstone’s request.

On March 18, 2013, a strategic party (“Strategic Party E”) signed a joinder to Blackstone’s confidentiality agreement. Strategic Party E was granted access to an electronic data room on the same day and subsequently conducted due diligence with respect to DFS.

On March 21, 2013, Evercore received, on behalf of the Special Committee, a non-binding indication of interest from Strategic Party A for a proposed acquisition of DFS, which would not constitute an “acquisition proposal” under the merger agreement. The indication of interest requested that Strategic Party A’s proposal be considered together with any other proposals with respect to possible transactions, including the transaction contemplated by the merger agreement and any other proposals that may emerge from the go-shop process. At Strategic Party A’s request, its indication of interest was subsequently shared with Blackstone, Icahn Enterprises, Mr. Dell and Silver Lake.

On March 22, 2013, the Special Committee held a telephonic meeting, at which representatives of Debevoise were present, to discuss the status of the go-shop process and the Blackstone consortium’s request for expense reimbursement. At that meeting, the Special Committee discussed the terms on which it was prepared to grant the Blackstone consortium’s request, and directed its advisors to communicate those terms to representatives of Blackstone. Representatives of Debevoise and Evercore subsequently discussed with representatives of Blackstone and its counsel the terms on which the Special Committee was prepared to grant the Blackstone consortium’s request, and were informed that the Blackstone consortium would make a revised proposal regarding expense reimbursement in connection with the submission of its acquisition proposal.

Also on March 22, 2013, Insight Venture Management, LLC (“Insight”) signed a joinder to Blackstone’s confidentiality agreement. Insight was subsequently granted access to an electronic data room and commenced due diligence with respect to the Company, but as of the date of the filing of this proxy had not yet held discussions with members of the Company’s management.

Later on March 22, 2013, Evercore received, on behalf of the Special Committee, a non-binding proposal (the “Blackstone Proposal”) from the Blackstone consortium, which was led by Blackstone Management Associates VI L.L.C. and included Francisco and Insight, for a transaction in which holders of shares of Common Stock would be entitled to elect to receive cash in an unspecified amount that was stated to be in excess of $14.25 per share or to roll over their shares, subject to a cap (which was not specified) on the amount of equity that could be rolled over. The Blackstone Proposal would be funded through a combination of (i) an unspecified amount of cash equity investments by the members of the consortium, which the Blackstone Proposal stated would be in excess of the amount of cash equity financing contemplated by the equity commitment letters delivered in connection with the merger agreement, (ii) an unspecified amount of the Company’s cash and cash equivalents and (iii) an unspecified amount of debt financing. The Blackstone Proposal also stated that the Blackstone consortium expects to invite certain of the Company’s stockholders and other strategic and financial partners to participate in the transaction as part of the buying group.

In connection with its submission of the Blackstone Proposal, the Blackstone consortium informed the Special Committee that it was not willing to proceed with its evaluation of the transaction contemplated by the Blackstone Proposal unless, prior to 5:00 p.m. Eastern Time on March 28, 2013, it received an agreement from the Company to reimburse the Blackstone consortium’s out-of-pocket expenses in connection with its evaluation of a possible transaction with the Company and an acknowledgment from the Parent Parties, the SLP Investors and Mr. Dell that such an agreement would not violate the merger agreement.

Also on March 22, 2013, Evercore, J.P. Morgan and Debevoise received, on behalf of the Special Committee, a non-binding proposal (the “Icahn Proposal”) from Mr. Icahn and Icahn Enterprises for a transaction in which holders of shares of Common Stock would be entitled to either elect to roll over their shares on a one-to-one basis or to sell their shares for cash in an amount equal to $15.00 per share, with a cap of approximately $15.6 billion on the total amount of cash that could be paid out (with pro rata cutbacks if the cash election is oversubscribed). The Icahn Proposal would be funded through a combination of (i) a cash investment by Icahn Enterprises, Mr. Icahn and affiliated parties, (ii) the Company’s currently available cash and (iii) new debt financing. The Icahn Proposal stated that Icahn Enterprises and affiliated entities own approximately 80 million shares of Common Stock, and contemplated that all of those shares would be rolled over in the transaction. The Icahn Proposal also contemplated that Southeastern and T. Rowe Price, which the Icahn Proposal states has disclosed that it owns approximately 82 million shares of Common Stock, would join Icahn Enterprises and affiliated entities in committing to roll over their shares (although the Icahn Proposal also stated that Mr. Icahn and certain of his affiliates would be willing to make a cash investment to replace a portion of that rollover equity in the event Southeastern and T. Rowe Price do not commit to roll over their shares).

The Icahn Proposal, the Blackstone Proposal and the proposal received from Strategic Party A were the only proposals provided by any party to the Special Committee or its advisors regarding a possible transaction during the go-shop period.

On March 23, 2013, the Special Committee held a telephonic meeting, at which representatives of Evercore, J.P. Morgan, Debevoise and Sard Verbinnen & Co. (“Sard Verbinnen”), the Special Committee’s public relations advisor, were also present, to discuss the Icahn Proposal and the Blackstone Proposal. At that meeting, representatives of Evercore and Debevoise reviewed the key terms of each non-binding proposal and the Blackstone consortium’s request for expense reimbursement. After discussion, the Special Committee directed representatives of J.P. Morgan and Debevoise to discuss with representatives of Silver Lake the Blackstone consortium’s request for expense reimbursement, including communicating to them that the Special Committee supported the request. The Special Committee also decided to meet again on March 24, 2013, at which time it would receive a more detailed presentation from representatives of Evercore.

After the conclusion of the meeting, representatives of J.P. Morgan and Debevoise contacted representatives of Silver Lake, Simpson Thacher and Wachtell Lipton, and Mr. Mandl contacted Mr. Dell, to inform them of the Blackstone consortium’s request for expense reimbursement and to communicate the Special Committee’s support of the request. Each of Mr. Dell and representatives of Silver Lake indicated a willingness to consider agreeing to Blackstone’s request, so long as the Company also entered into an agreement with the Parent Parties pursuant to which the Company would reimburse the transaction-related expenses of the Parent Parties and their affiliates (with any amounts reimbursed under such agreement (i) not being eligible for additional reimbursement by the Company pursuant to the merger agreement and (ii) not reducing or otherwise being offset against any termination fee or expense reimbursement that may be payable by the Company to Parent (or one or more of its designees) pursuant to the merger agreement (as such fee and expense reimbursement are described under “The Merger Agreement—Termination Fees; Reimbursement of Expenses” beginning on page 162)).

On March 24, 2013 the Special Committee held a telephonic meeting, at which representatives of Evercore, J.P. Morgan, Debevoise and Sard Verbinnen also were present, to discuss the Icahn Proposal and the Blackstone Proposal. Representatives of Evercore and J.P. Morgan made presentations to the Special Committee regarding the Blackstone Proposal and the Icahn Proposal, including each of their preliminary analyses as to the value of the shares of the Company that would be held by the Company’s stockholders after consummation of the transaction contemplated by the Icahn proposal. Representatives of Debevoise also reviewed with the Special Committee the requirements of the merger agreement with respect to the designation of a person or group of persons as an “excluded party”. After discussion, the Special Committee determined, after consultation with Evercore, J.P. Morgan and Debevoise, that both proposals could reasonably be expected to result in superior proposals, and therefore the group making the Icahn Proposal and the group making the Blackstone Proposal was each an “excluded party” under the merger agreement. Immediately after the Special Committee meeting, the members of the Special Committee and the other independent directors held a telephonic meeting at which representatives of Debevoise were also present, during which representatives of Debevoise and the members of the Special Committee updated the board members regarding the go-shop process, the two proposals received that qualified as “acquisition proposals” under the merger agreement and the unanimous determination by the Special Committee that both groups were “excluded parties” under the merger agreement.

In addition, representatives of Debevoise and Evercore continued discussions with representatives of Blackstone, representatives of Silver Lake, Mr. Dell and their respective counsel regarding expense reimbursement. On the morning of March 25, 2013, the Company and Blackstone entered into an amendment to Blackstone’s confidentiality agreement providing that the Company will reimburse the transaction-related expenses of Blackstone and its affiliates up to a cap of $25 million. At substantially the same time, the Company also entered into a letter agreement with the Parent Parties providing that the Company reimburse the transaction-related expenses of the Parent Parties and their affiliates up to a cap of $25 million (with any amounts reimbursed under such agreement (i) not being eligible for additional reimbursement by the Company pursuant to the merger agreement and (ii) not reducing or otherwise being offset against any termination fee or expense reimbursement that may be payable by the Company to Parent (or one or more of its designees) pursuant to the merger agreement (as such fee and expense reimbursement are described under “The Merger Agreement—Termination Fees; Reimbursement of Expenses”)). The letter agreement with the Parent Parties also provides that any amounts not reimbursed as a result of the $25 million limit on reimbursement would otherwise be subject to reimbursement pursuant the merger agreement upon the terms and conditions therein (as described under “The Merger Agreement—Termination Fees; Reimbursement of Expenses”).

Also on the morning of March 25, 2013, the Special Committee issued a press release in which it announced that it had received the Blackstone Proposal and the Icahn Proposal and stated, among other things, that (i) the groups making such proposals were “excluded parties” under the merger agreement, (ii) the Special Committee had not determined that either the Blackstone Proposal or the Icahn Proposal in fact constitutes a superior proposal under the merger agreement and neither was at that stage sufficiently detailed or definitive for such a determination to be appropriate, (iii) the Special Committee had not changed its recommendation with respect to, and continues to support, the transactions contemplated by the merger agreement, and (iv) the Special Committee intends to continue negotiations with both the group that made the Blackstone Proposal and the group that made the Icahn Proposal.

Between March 20, 2013 and April 15, 2013, various parties entered into joinders to Blackstone’s confidentiality agreement or were otherwise engaged to advise the Blackstone consortium, including two potential equity financing sources, four potential debt financing sources and ten advisory firms (including accountants and consultants). These parties subsequently participated in the due diligence process being conducted by the Blackstone consortium.

On March 26, 2013, two representatives of Blackstone met with Mr. Dell to discuss the potential Blackstone proposal, including the possibility of Mr. Dell participating in a transaction as part of the Blackstone consortium. Subsequent to that meeting, Mr. Dell suggested to the Blackstone representatives that Blackstone provide Mr. Dell with a proposal as to capital structure, equity ownership and governance at such time as Blackstone was able to do so. Over the next few weeks, Mr. Dell had occasional additional contacts with the representatives of Blackstone, including in connection with Blackstone’s due diligence reviews, but did not receive any proposals from Blackstone with respect to capital structure, equity ownership or governance.

On March 27, 2013, Debevoise provided to Icahn Enterprises a draft agreement that contemplated a waiver of certain transactions for purposes of Section 203 in exchange for certain restrictions on the ability of Icahn Enterprises and its affiliates to purchase, and enter into agreements with respect to, shares of Common Stock.

On March 29, 2013, representatives of Blackstone indicated to representatives of Evercore that Blackstone no longer intended to pursue a sale of DFS as a possible source of financing for a transaction and instead intended to pursue financing by selling receivables of DFS while retaining the DFS business as part of the Company’s overall business. In addition to Strategic Party A and Strategic Party E, between April 8, 2013 and April 11, 2013, six parties entered into joinders to Blackstone’s confidentiality agreement in order to conduct due diligence with respect to a potential sale of receivables of DFS.

On April 2, 2013, representatives of Icahn Enterprises made a request to representatives of Evercore that Icahn Enterprises, in connection with its evaluation of a potential transaction with the Company, be reimbursed for its expenses on the same terms as those provided to the Blackstone consortium and Silver Lake.

On April 5, 2013, the Special Committee held a telephonic meeting at which representatives of Evercore, J.P. Morgan, Debevoise and Sard Verbinnen were also present to discuss the status of the due diligence processes being conducted by the Blackstone consortium and Icahn Enterprises. Representatives of Evercore reported on Icahn Enterprises’ expense reimbursement request, and representatives of Debevoise reported on the status of negotiations with Mr. Icahn and Icahn Enterprises regarding (i) Icahn Enterprises’ request for a waiver under Section 203, and (ii) the Special Committee’s request that Mr. Icahn and Icahn Enterprises agree not to purchase Company shares or enter into agreements with other stockholders that would cause them to own shares in amounts over agreed thresholds. Following this meeting, the Special Committee sent a letter to Mr. Icahn stating that it would grant the Icahn Enterprises request for expense reimbursement only if he and Icahn Enterprises would commit to work within the process the Special Committee had established for a possible transaction.

Members of the Blackstone consortium and its advisors held various telephonic due diligence discussions with management of the Company in the period after submission of the Blackstone Proposal. During the period from April 8, 2013 to April 16, 2013, representatives of the Blackstone consortium and its debt financing sources and financial, accounting and other advisors conducted in-person due diligence sessions in Round Rock, Texas on various topics with members of the Company’s senior management, including Mr. Dell. During the week of April 15, Blackstone’s legal advisors conducted additional telephonic discussions with Debevoise and members of the Company’s management on a number of topics.

On April 10, 2013, International Data Corporation, an independent market research firm, issued a report on the PC market (the “IDC Report”), which stated that total worldwide PC shipments in the first quarter of 2013 had declined approximately 14% compared to the first quarter of 2012.

On April 12, 2013, Mr. Gladden, Mr. Dell and other members of the Company’s senior management met with representatives of the Blackstone consortium, the lead bank from Blackstone’s debt financing syndicate and other members of Blackstone’s debt financing syndicate to deliver a management presentation to the members of the debt financing syndicate to assist with the preparation of financing proposals.

Also on April 12, 2013, the Special Committee held a telephonic meeting at which representatives of Evercore, J.P. Morgan, Debevoise and Sard Verbinnen were also present to discuss the status of discussions with the Blackstone consortium and Icahn Enterprises. At that meeting, Mr. Mandl reported that he had spoken with a representative of Blackstone who had expressed concerns about the implications of the IDC Report. Also at that meeting, representatives from Debevoise reviewed the terms of a proposed agreement with Mr. Icahn and Icahn Enterprises under which (i) Mr. Icahn and Icahn Enterprises would agree not to make purchases that would cause them to own more than 10% of the Company’s shares or enter into agreements with other stockholders who, together with the Icahn entities, would collectively beneficially own in excess of 15% of the Company’s shares, and (ii) the Board would adopt resolutions approving certain transactions involving Mr. Icahn, Icahn Enterprises and their respective affiliates for purposes of Section 203 (the “Icahn Agreement”). The Special Committee determined to recommend that the Board approve the Icahn Agreement.

On April 15, 2013, the Board held a telephonic meeting in which Mr. Dell did not participate, at which representatives of Debevoise and Sard Verbinnen were also present. The Board, by unanimous vote of those present, approved the Icahn Agreement and adopted resolutions granting a limited waiver under Section 203. Later that day, the Company, Icahn Enterprises and Mr. Icahn entered into the Icahn Agreement.

On April 18, 2013, a representative of Blackstone informed Mr. Mandl that Blackstone had decided not to submit a definitive proposal to acquire the Company and was withdrawing from the process as a result of its concerns about the PC industry outlook, and, in particular, the negative trend reflected in the IDC Report, as well as the downward trend in the Company’s projected operating income for the current year. Blackstone subsequently delivered a letter to this effect to the Special Committee dated the same date.

Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger

Determinations of the Special Committee

On February 4, 2013, the Special Committee, consisting entirely of independent and disinterested directors, and acting with the advice of its own independent legal and financial advisors and other experts, unanimously (i) determined that the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the Company’s stockholders (other than the MD Investors and the Gift Trusts), (ii) recommended that the Board approve and declare advisable the merger agreement and the transactions contemplated therein, including the merger, and (iii) recommended that the Company’s stockholders vote for the adoption of the merger agreement. The Special Committee further believes that the merger is fair to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act.

In the course of making the determinations described above, the Special Committee considered the following factors relating to the Company, its business and prospects, and the risks and challenges facing it, and to the merger agreement and the transactions contemplated thereby, including the merger (all of which factors tended to support the recommendation and consummation of such agreement and transactions, but which factors are not intended to be exhaustive and are not presented in any relative order of importance):

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the Special Committee’s review, with the assistance of J.P. Morgan, Evercore and BCG, of the nature and current state of, and prospects for, the industries in which the Company operates and the Company’s competitive position and prospects within those industries, as well as general economic and stock market conditions, including:

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fundamental changes in the PC market, including a decline in worldwide revenues for desktop and laptop PCs and lower shipment forecasts for PC products; rapidly declining margins as demand for PC products shifts from higher-margin premium products to lower cost and lower margin products, particularly in emerging markets; significant and increasing competition from efficient, low-cost manufacturers relying primarily on a build-to-stock business model, rather than the build-to-order business model historically used by the Company, and from manufacturers of innovative, higher-margin PC products, which competition could result in reduced profit margins, further loss of market share for the Company’s products and services, or both;

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long-term challenges that are likely to affect PC sales, including a general lengthening of the replacement cycle for PC products, the uncertain adoption of the Windows 8 operating system and unexpected slowdowns in enterprise Windows 7 upgrades, increasing consumer interest in tablets and smartphones, the potential substitution of these products for PC products and the related fact that the Company currently sells tablets only in limited quantities and does not manufacture smartphones;

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the uncertain outlook for global information technology spending generally and the PC market specifically, and the related challenges for the Company and other technology companies in accurately forecasting future demand for their products and services; and

•	general macroeconomic challenges and economic weakness that could continue to result in reduced consumer and business spending;

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the Special Committee’s review, with the assistance of J.P. Morgan, Evercore and BCG, of the Company’s business, operations, financial condition, management, earnings, prospects and strategy, including:

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the risks and challenges inherent in executing the Company’s long-term business strategy of shifting its portfolio toward products and services that provide higher-value and recurring revenue streams and, as part of this strategy, expanding the Company’s ESS business, including, among other matters:

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the fact that, according to the Company’s management, executing this strategy would require at least three to five years to reach fruition and would require additional investments that could weaken earnings for two or more years and increase pressure on the Company’s stock price;

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the risk that the Company’s ability to make such investments would be affected by the negative trends in its EUC business, the cash flow from which has historically financed the growth of the Company’s ESS business, as well as the EUC business’ need for substantial cash resources to transition to a build-to-stock business model from the Company’s historical build-to-order business model;

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the Company’s slow progress to date in implementing changes needed to execute this strategy and the Special Committee’s uncertainty as to the Company’s ability to fully execute this strategy in light of this slow progress and the slow growth to date of the Company’s ESS business; the Company’s underperformance in various segments of its ESS business relative to the performance of the Company’s competitors; the fact that, in connection with this strategy, the Company had used approximately $11.4 billion of its cash resources over the past four years to fund acquisitions since the beginning of fiscal year 2010, which BCG advised the Special Committee had thus far yielded lower returns relative to their expected returns; and the fact that, in spite of such acquisitions, the Company’s EUC and EUC-driven business remained the source of approximately 65% of the Company’s revenue as of January 2013; and

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the fact that the Company’s recent acquisitions have not yet been fully assimilated and integrated, and the products and services of the acquired businesses have not yet been coordinated into an integrated, state-of-the-art offering; the fact that the Company’s sales force has not yet been re-purposed so that it can effectively sell such an offering to the Company’s targeted markets; and the risks and challenges inherent in achieving such assimilation and integration, creating such an offering and re-purposing the Company’s sales force;

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the fact that some competitors in the higher-value and higher-margin product and service segments being pursued by the Company have substantially larger scale, cash flows and research and development budgets, and the related risk that contracting volume in the pursuit of higher-margin sales could continue to lead to scale and cost disadvantages for the Company;

•	the Company’s loss of market share in key emerging markets, particularly China and India, that had historically been major growth drivers for the Company;

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the fact that, as of the completion of the third quarter of fiscal year 2013, the Company’s revenue for each of its prior seven fiscal quarters was below both management’s budget and, with the exception of one quarter, consensus analyst estimates, while the Company’s earnings per share performance was mixed compared with management’s budget and consensus analyst estimates; and

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the Special Committee’s belief that the Company’s failure to achieve forecasted revenue and earnings per share in recent fiscal quarters had undermined investors’ and analysts’ confidence in the Company’s management, to the detriment of the Company’s ability to execute long-term strategic plans that, in the short term, may not increase, or may have a negative effect on, revenue, expenses or earnings per share, as well as the likely customer reaction to the public execution of such long-term plans;

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the Special Committee’s review, with the assistance of J.P. Morgan, Evercore and BCG, of various financial projections prepared by management and a forecast prepared by BCG, each of which is discussed under “—Projected Financial Information” beginning on page 94, including:

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its doubt as to whether the projections set forth in the September 21 Case prepared by management, discussed under “—Projected Financial Information—September 21 Case” beginning on page 96, are realistically achievable in light of, among other factors, the Special Committee’s views regarding the assumptions as to the PC industry outlook underlying such projections, the Company’s future revenue forecasted in such projections, and the Company’s historical difficulty in achieving forecasted revenue and earnings per share,

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its concerns that the management initiatives reflected in certain of the sensitivities analyses included in the BCG Forecast, discussed under “—Projected Financial Information—BCG Forecast” beginning on page 100, including initiatives intended to achieve productivity cost reductions and to cause the Company’s EUC business to become more competitive, could have a potential negative impact on the Company’s short-term financial condition and on its customer and vendor relationships, as well as its concerns with respect to the substantial execution risks and uncertainty inherent in implementing those initiatives, particularly given its view that the Company would need to make changes to its executive leadership team and substantial operational changes in order to effectively implement them; and

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its doubt as to whether the productivity cost reductions reflected in the BCG 75% Case, discussed under “—Projected Financial Information—BCG Forecast” beginning on page 100, are realistically achievable in light of, among other matters, the fact that only some of those cost reductions have been specifically identified by the Company’s management and the fact that J.P. Morgan’s analysis indicated that the cost reductions assumed in the BCG 75% Case would imply margins in fiscal year 2016 that are higher than those ever achieved by the Company or its principal competitors;

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the Special Committee’s review on behalf of the Company, with the assistance of J.P. Morgan, Evercore and BCG, of the strategic alternatives available to the Company, including remaining a public company and seeking to continue to execute the Company’s existing business plan; modifications to the Company’s existing business plan, including those intended to pursue lower-margin segments of the PC business; effecting a standalone leveraged recapitalization or change in dividend policy; a sale transaction in which the Company’s unaffiliated stockholders would receive cash for a portion of their shares and also be required to retain a material equity interest in the Company; seeking to separate the Company’s EUC business from its other businesses; seeking to dispose of DFS, the Company’s financial services business; attempting to accelerate the Company’s strategic transformation through acquisitions; and a sale to, or merger with, a strategic buyer, as well as, for each of these alternatives, such alternative’s risks and uncertainties, potential for value creation, likelihood of successful execution, potential for disruption to the Company’s business, and likely timetable, including the following factors:

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with respect to remaining a public company and seeking to execute the Company’s existing business plan, the Special Committee’s belief that doing so may result in short-term decreases in earnings that would negatively affect the Company’s stock price, which could in turn decrease customer confidence in the Company’s long-term prospects and undermine customers’ willingness to make multi-year commitments to the Company’s service offerings, and may require changes to the Company’s executive leadership team in order to implement effectively; as well as the Special Committee’s consideration of the risks and challenges inherent in executing the Company’s existing strategy, as described on page 51 above;

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with respect to effecting a standalone leveraged recapitalization, the Special Committee’s belief that doing so, while providing certainty of value for a portion of stockholders’ investment in the Company, would increase the risk inherent in stockholders’ remaining investment in the

Company; even when taking into account the certain value distributed to stockholders, would be unlikely to result in an aggregate value exceeding the $13.65 per share merger consideration; and would present a number of risks and challenges, including that such a transaction would likely:

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increase the Company’s leverage ratios, which in light of the Company remaining a public reporting company could in turn potentially decrease employee, customer and supplier confidence in the Company’s long-term prospects and undermine customers’ and suppliers’ willingness to make multi-year commitments to the Company;

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present financial and operating risks and challenges associated with the substantial increase in the Company’s leverage, including subjecting the Company to potentially onerous debt service requirements and financial and restrictive covenants, as well as potentially limiting the Company’s ability to aggressively implement its long-term business strategy described above, which could prolong the Company’s dependence on its EUC business; and

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impair the ability of DFS, the Company’s financial services business, to raise external financing in a credit market environment that continues to be volatile on terms that would allow it to provide financing on competitive terms to customers;

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with respect to a sale transaction in which the Company’s unaffiliated stockholders would receive cash for a portion of their shares of Common Stock and also be required to retain a material equity interest in the Company, the Special Committee’s belief that, while providing certainty of value for a portion of stockholders’ investment in the Company, such a transaction would require stockholders to continue to be exposed to the risks and challenges facing the Company, including the risks and challenges inherent in executing the Company’s long-term business strategy, as discussed above, even when taking into account the certain value that would be received in the form of the cash portion of the consideration payable in such a transaction, would be unlikely to result in an aggregate value exceeding the $13.65 per share merger consideration and, since such a transaction would involve the Company’s incurrence of material incremental indebtedness in order to partially fund such cash consideration, would present the risks and challenges associated with a leveraged recapitalization, as discussed above;

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with respect to separating the Company’s EUC business from the Company’s ESS business, the complexity, execution risk and transaction costs that would likely be involved in doing so, including the need to reorganize the sales force and divide senior management across the two businesses; the potential negative effect on customer and vendor relationships; reduced opportunities for cross-selling products and services; the dis-synergies that such a separation would likely create, including increased operating expenses; the fact that, following such a separation, cash generated by the Company’s EUC business would no longer be available to finance the growth of its ESS business; the fact that the growth of the ESS business is dependent, in part, on the product offerings of the EUC business forming part of a suite of products and service offerings by the Company and the ability of the EUC business to generate sales opportunities for the ESS business and the significant length of time that might be required to complete the separation, and the potential disruption to, and potential adverse impact on, the Company’s business while the transaction was in progress;

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with respect to a disposition of DFS, the complexity, execution risk and transaction costs that would likely be involved in doing so, and the Special Committee’s belief that such a transaction was unlikely to create sufficient value for the Company’s stockholders to offset potential disadvantages, such as additional costs required to replace the Company’s captive financing services with third-party financing services, reduced flexibility to integrate financing services and product offerings and the negative effect on customer experience as a result of not having an integrated sales and financing team;

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with respect to effecting transformative acquisitions, the Special Committee’s belief that prospects for doing so in the short term were limited by the number of potential targets at reasonable valuations, the potential negative market reaction to such acquisitions and the Company’s need to focus its efforts on integrating recently acquired targets; and

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with respect to a sale to or merger with a strategic buyer, the Special Committee’s belief that, given the uncertain macroeconomic environment and the Company’s large market capitalization, a strategic buyer with the interest and capability to acquire the entire business was unlikely to be identified, and the fact that no third party (including no strategic party) other than the SLP Investors had made a proposal to acquire the Company before the execution of the merger agreement, as further discussed beginning on page 55 below;

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the Special Committee’s belief that, as a result of the negotiations between the parties, the merger consideration of $13.65 per share was the highest price per share for the Common Stock that Parent was willing to pay at the time of those negotiations, and that the combination of the Parent Parties’ agreement to pay that price and the go-shop process described below and under “The Merger Agreement—Other Covenants and Agreements—Acquisition Proposals” beginning on page 147 would result in a sale of the Company at the highest price per share for the Common Stock that was reasonably attainable;

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the terms of the merger agreement, including the fact that the merger agreement contains go-shop provisions (as are more fully described under “The Merger Agreement—Other Covenants and Agreements—Acquisition Proposals” beginning on page 147) that are intended to help ensure that the Company’s stockholders receive the highest price per share reasonably attainable, including:

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the Company’s right to solicit offers with respect to alternative acquisition proposals during a 45-day go-shop period and to continue discussions with certain third parties that make acquisition proposals during the go-shop period until the Company’s stockholders approve the proposal to adopt the merger agreement;

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the Company’s right, subject to certain conditions, to respond to and negotiate with respect to certain unsolicited acquisition proposals made after the end of the go-shop period and prior to the time the Company’s stockholders approve the proposal to adopt the merger agreement;

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the Board’s ability to withdraw or change its recommendation of the merger agreement, and the Company’s right to terminate the merger agreement and accept a “superior proposal” prior to the Company’s stockholders’ approval of the proposal to adopt the merger agreement, subject in each case to the Company’s paying Parent (or one or more of its designees) a termination fee of $450 million (approximately $0.26 per share), or $180 million (approximately $0.10 per share) if the termination is in connection with the Company’s entry into a definitive agreement with an excluded party with respect to a “superior proposal,” which amounts the Special Committee believed were reasonable in light of, among other matters, the benefit of the merger to the Company’s stockholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals, as more fully described under “The Merger Agreement—Termination Fees; Reimbursement of Expenses” beginning on page 162; and

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the fact that, although Parent has the right on a single occasion to negotiate with the Company to match the terms of any “superior proposal”, Parent has no such right with respect to any subsequent modifications to such “superior proposal” or any other “superior proposal,” and the Special Committee’s belief that the absence of such right removes a potential deterrent to a third party’s willingness to make an acquisition proposal;

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the fact that no potential debt financing source (other than Microsoft) has entered into any exclusive arrangement with any of the Parent Parties, the SLP Investors, the MD Investors or the MSDC Investor or any of their respective affiliates regarding any transaction involving the Company;

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the current and historical market prices of the Common Stock, including the market performance of the Common Stock relative to the common stock of other participants in the industries in which the Company operates and general market indices, the fact that the trading price of the Common Stock had declined approximately 23% over the course of the 52-week period prior to February 1, 2013, which decline the Special Committee believes reflected increasing uncertainty as to the prospects for the PC industry in general and the specific challenges faced by the Company, and the fact that the merger consideration of $13.65 per share for the Common Stock represents a premium of approximately 42% above the closing price of the Common Stock on November 30, 2012, the last trading day before an analyst report was issued by Goldman Sachs suggesting that the Company might be a target for a leverage buyout transaction, a premium of approximately 25% above the closing price of the Common Stock on January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published, a premium of approximately 35% above the Company’s enterprise value as of January 11, 2013 (which premium the Special Committee believes is relevant because enterprise value is generally defined as equity value minus net cash and, as a result, takes into account the Company’s large net cash position and the fact that potential acquirors typically are not willing to pay a premium for a company’s cash), and a premium of approximately 37% above the average closing price of the Common Stock during the 90 calendar days that ended on January 11, 2013;

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the fact that the merger consideration is to be paid in cash, which will allow the Company’s stockholders (other than the MD Investors, the Gift Trusts and holders of certain other excluded shares) to realize a fair value, in cash, from their investment upon the closing and which will provide them with certainty of value and liquidity, especially when viewed against the risks and uncertainties inherent in the Company’s prospects and the market, economic and other risks that arise from owning an equity interest in a public company;

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the fact that the MD Investors agreed that their shares rolled over in the proposed transaction would only be valued at $13.36 per share as opposed to the $13.65 price being offered to the Company’s unaffiliated stockholders;

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the fact that the Company is permitted under the merger agreement to declare and pay regular quarterly cash dividends of $0.08 per share of Common Stock following the entry into the merger agreement and until the closing of the merger and that such dividends will be in addition to, and will not reduce, the merger consideration of $13.65 per share;

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the financial analyses of J.P. Morgan, financial advisor to the Special Committee, and the opinion of J.P. Morgan, dated February 4, 2013, to the Special Committee and the Board with respect to the fairness, from a financial point of view, of the consideration to be paid to the holders of the Common Stock (other than shares of Common Stock held in treasury or owned by Merger Sub and its subsidiaries, other excluded shares, Company restricted shares and dissenting shares) in the proposed merger, which opinion was based on and subject to the factors and assumptions set forth in the opinion, as more fully described under “—Opinion of J.P. Morgan Securities LLC” beginning on page 61;

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the financial analyses of Evercore, financial advisor to the Special Committee, and the opinion of Evercore, dated February 4, 2013, to the Special Committee and the Board with respect to the fairness, from a financial point of view, of the $13.65 per share merger consideration to the holders of shares of Common Stock entitled to receive such merger consideration, which opinion was based on and subject to the factors, procedures, assumptions, limitations and qualifications and other matters set forth in the opinion, as more fully described under “—Opinion of Evercore Group L.L.C.” beginning on page 69;

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the fact that, prior to signing the merger agreement, the Special Committee permitted three financial sponsors to conduct due diligence on the Company, including providing them with access to non-public information, that the competing firms were not permitted to interact with each other and were not permitted to reach any agreement with Mr. Dell without the prior consent of the Special Committee, and that, following such process, two of those financial sponsors (each a well-known private equity firm with substantial experience in executing large-scale transactions in the Company’s industry) declined, after having performed due diligence on the Company, to submit a definitive offer to acquire the Company, citing their evaluation of the risks and challenges facing the Company associated with the fundamental changes in the PC market and the Company’s recent operating performance and loss of market share;

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the fact that, although an analyst report was issued by Goldman Sachs on December 3, 2012 suggesting that the Company might be a target for a leveraged buyout, and although media reports of a possible going private transaction involving the Company had been first published in the press beginning on January 14, 2013, no third party other than the SLP Investors made a proposal to acquire the Company before the execution of the merger agreement;

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the fact that Evercore will receive an aggregate fee of up to $30 million, the substantial majority of which is contingent upon the Company’s entering into a definitive agreement for a “superior proposal” as a result of the go-shop process, and the Special Committee’s belief that this fee appropriately incentivizes Evercore to conduct the go-shop process in a manner that maximizes the likelihood of obtaining a “superior proposal;”

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the fact that neither the MD Investors nor the Gift Trusts have entered into any exclusivity arrangements with the SLP Investors and the MD Investors and the Gift Trusts have agreed in the voting agreement, if requested to do so by the Special Committee or the Board, to explore in good faith the possibility of working with any third parties regarding any alternative acquisition proposal (including taking part in meetings and negotiations) to the extent the Company is permitted to engage in discussions with such third parties under the merger agreement;

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the fact that, if the merger agreement is terminated in connection with the Company’s entry into a definitive agreement with respect to a “superior proposal,” the MD Investors and the Gift Trusts have agreed in the voting agreement to vote their shares of Common Stock in the same proportion in favor of such “superior proposal” as the shares of Common Stock held by unaffiliated stockholders are voted or, at their option, entirely in favor of such “superior proposal;”

•	the likelihood of the merger’s being completed, based on, among other matters:

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the Parent Parties’ having obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing, the reputation of the financing sources and the obligation of the Parent Parties to use reasonable best efforts to obtain the debt financing;

•	the absence of a financing condition in the merger agreement;

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the Company’s ability, under circumstances specified in the merger agreement, to seek specific performance of Parent’s obligation to cause, and, pursuant to the equity commitment letters described under “—Financing for the Merger” beginning on page 102, to seek specific performance to directly cause, the equity financing sources under those commitment letters to fund their respective contributions as contemplated by those commitment letters; and

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the requirement that, in the event of a failure of the merger to be consummated under certain circumstances, Parent pay the Company a termination fee of $750 million (if the Parent Parties fail to complete the merger when otherwise required pursuant to the merger agreement or otherwise materially breach their obligations under the merger agreement such that the conditions to the consummation of the merger cannot be satisfied) or $250 million (if the merger agreement is terminated in certain other circumstances related to changes in laws or other legal impediments or charges), without the Company’s having to establish any damages, and the guarantee of such payment obligation by the Guarantors, severally and not jointly, pursuant to the Limited Guarantees as more fully described under “—The Limited Guarantees” beginning on page 111;

•	the availability of appraisal rights under Delaware law to holders of Common Stock who do not vote in favor of the adoption of the merger agreement and comply with all of the required procedures under

Delaware law, which provides those eligible stockholders with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement; and

•	the Special Committee’s belief that it was fully informed about the extent to which the interests of Mr. Dell in the merger differed from those of the Company’s other stockholders.

In the course of reaching the determinations and decisions and making the recommendation described above, the Special Committee also considered the following factors relating to the procedural safeguards that it believed would ensure the fairness of the merger and permit the Special Committee to represent effectively the interests of the Company’s unaffiliated stockholders:

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the fact that the Special Committee consists of four independent and disinterested directors of the Company who are not affiliated with any of the MD Investors, the Gift Trusts, the SLP Investors, or the Parent Parties, are not employees of the Company or any of its affiliates and have no financial interest in the merger different from, or in addition to the interests of the Company’s unaffiliated stockholders other than their interests described under “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 112;

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although the Special Committee and the Company did not retain any representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating a transaction or preparing a report, the fact that the Special Committee was advised by J.P. Morgan and Evercore, as financial advisors, and by Debevoise, as legal advisor, each a nationally recognized firm selected by the Special Committee;

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the fact that the Special Committee retained and was advised by BCG, a nationally recognized management consultant selected by the Special Committee to assist the Special Committee in its assessment of strategic alternatives available to the Company, and that BCG’s compensation is not based on the Special Committee’s recommendation as to any specific strategic alternative available to the Company or the completion of any specific transaction, including the merger;

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the fact that BCG prepared and the Special Committee reviewed the BCG Forecast, which consisted of an independent financial forecast for the Company as well as various sensitivities analyses of that forecast;

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the fact that, as part of its review of the Company’s alternatives, the Special Committee considered the possibility of, and obtained the advice of its financial advisors and BCG with respect to, strategic alternatives to the merger;

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the fact that the Special Committee conducted deliberations, in more than 25 formal meetings, during a period of approximately five and a half months regarding the merger and alternatives to the merger;

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the fact that, with the assistance of its financial and legal advisors, the Special Committee conducted arm’s-length negotiations with the SLP Investors, which, among other matters, ultimately resulted in an increase in the purchase price from $11.22-12.16, the initial price range proposed in Silver Lake’s October 23, 2012 non-binding proposal, to $13.65 per share, during a period in which the Company’s business failed to meet its prior projections and forecasts for the Company and the PC industry in general were declining;

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the fact that each of the Special Committee and the Board was aware that it had no obligation to recommend any transaction and that the Special Committee had the authority to “say no” to any proposals made by the Parent Parties or other potential acquirors;

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the fact that Mr. Dell provided oral assurances to the Special Committee that he was willing to work with whatever party might emerge as the high bidder for the Company, as well as to execute alternative strategies that the Special Committee might recommend if it determined that the Company should continue as a public company;

•	the fact that Mr. Dell did not participate in any Board deliberations concerning the merger or alternatives to the merger;

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the fact that the terms of Mr. Dell’s non-disclosure agreement with the Company prohibited him from providing confidential information about the Company to potential equity partners and other persons in connection with a possible transaction involving the Company;

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the fact that the Special Committee made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement and with the full knowledge of the interests of Mr. Dell in the merger; and

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the condition to the merger that the merger agreement be adopted not only by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon but also by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock held by stockholders entitled to vote thereon other than the Parent Parties, the MD Investors, the Gift Trusts, any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary.

In the course of reaching the determinations and decisions and making the recommendation described above, the Special Committee considered the following risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated thereby:

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that the Company’s unaffiliated stockholders will have no ongoing equity participation in the Company following the merger, and that such stockholders will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Common Stock, and will not participate in any potential future sale of the Company to a third party;

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the possibility that Parent could, at a later date, engage in unspecified transactions including restructuring efforts, special dividends or the sale of some or all of the Company or its assets to one or more purchasers which could conceivably produce a higher aggregate value than that available to the Company’s unaffiliated stockholders in the merger;

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the risk of incurring substantial expenses related to the merger, including in connection with any litigation that may result from the announcement or pendency of the merger, some of which will be payable even if the merger is not completed;

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the fact that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and, as a result, that the merger may not be completed even if the merger agreement is adopted by the Company’s stockholders;

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the risk that the debt financing contemplated by the debt commitment letter or the subordinated securities financing contemplated by the securities purchase agreement will not be obtained, resulting in the Parent Parties’ not having sufficient funds to complete the transaction;

•	the risks and costs to the Company if the merger does not close, including:

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uncertainty about the effect of the proposed merger on the Company’s employees, customers and other parties, which may impair the Company’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers, financial counterparties and others to seek to change existing business relationships with the Company; and

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restrictions under the merger agreement on the Company’s ability, without the consent of the Parent Parties, to make acquisitions and investments, access the debt and capital markets, and take other specified actions until the proposed merger occurs or the merger agreement terminates, which may prevent the Company from pursuing otherwise attractive business opportunities and taking other actions with respect to its business that it may consider advantageous;

•	the fact that the receipt of cash in exchange for shares of Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes;

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the possibility that, under certain circumstances under the merger agreement, the Company may be required to pay Parent (or its designee) a termination fee of $180 million or $450 million, as more fully described under “The Merger Agreement—Termination Fees; Reimbursement of Expenses” beginning on page 162, which could discourage other third parties from making an alternative acquisition proposal with respect to the Company, but which the Special Committee believes would not be a meaningful deterrent;

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the fact that the Parent Parties are newly formed corporations with essentially no assets and that the Company’s remedy in the event of breach of the merger agreement by the Parent Parties may be limited to receipt of a $750 million or $250 million termination fee payable by Parent and that, under certain circumstances, the Company may not be entitled to receive such a fee; and

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the terms of the MD Investors’ and the Gift Trusts’ participation in the merger and the fact that the Company’s executive officers may have interests in the transaction that are different from, or in addition to, those of the Company’s unaffiliated stockholders, as more fully described under “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 112.

In the course of reaching its decision to recommend to the Board that it approve and declare advisable the merger agreement and the transactions contemplated therein, including the merger, the Special Committee did not consider the liquidation value of the Company because (i) it considered the Company to be a viable, going concern, (ii) it believes that liquidation sales generally result in proceeds substantially less than sales of going concerns, (iii) it considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of the Company and (iv) the Company will continue to operate its business following the merger. For the foregoing reasons, the Special Committee did not consider liquidation value to be a relevant methodology. Further, the Special Committee did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and because net book value does not take into account the prospects of the Company, market conditions, trends in the industries in which the Company operates or the business risks inherent in those industries. The Company notes, however, that the merger consideration of $13.65 per share is higher than the net book value of the Company per share of $6.16 as of February 1, 2013. The Special Committee did not view the purchase prices paid in the transactions described under “Important Information Regarding Dell—Transactions in Common Stock—Transactions in Common Stock During the Past Two Years” beginning on page 176 to be relevant except to the extent those prices indicated the trading price of the Common Stock during the applicable periods. The Special Committee did not seek to determine a pre-merger going concern value for the Common Stock to determine the fairness of the merger consideration to the Company’s unaffiliated stockholders. The Special Committee believes that the trading price of the Common Stock at any given time represents the best available indicator of the Company’s going concern value at that time, so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction. The Special Committee was not aware of any firm offer for a merger, sale of all or a substantial part of the Company’s assets, or a purchase of a controlling amount of the Company securities having been received by the Company from anyone other than a person disclosing its offer or purchase in reports filed with the SEC in the two years preceding the signing of the merger agreement. The Special Committee considered the respective opinions and related financial analyses of J.P. Morgan and Evercore, among other factors considered in the course of its evaluation of the merger. The Special Committee also noted that the opinions of J.P. Morgan and Evercore related to the merger consideration to be received by both the unaffiliated stockholders of the Company and certain affiliated stockholders of the Company, including certain officers and directors of the Company. However, the fact that the opinions of J.P. Morgan and Evercore also related to the merger consideration to be received by certain affiliated stockholders of the Company did not affect the fairness determination of the Special Committee with respect to the unaffiliated stockholders of the Company because all such persons would be entitled to the same $13.65 per share merger consideration on the terms set forth in the merger agreement.

The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but includes the material factors considered by the Special Committee. In view of the variety of factors considered in connection with its evaluation of the merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual members of the Special Committee may have given different weights to different factors. The Special Committee recommended to the Board the merger agreement and the merger based upon the totality of the information it considered.

Recommendation of the Board of Directors

On February 4, 2013, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (with Mr. Dell not participating in such meeting) (i) determined on behalf of the Company that the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, the Company’s stockholders (other than the MD Investors and the Gift Trusts), (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated therein, including the merger, and (iii) resolved to recommend that the Company’s stockholders vote for the adoption of the merger agreement. The Board further believes that the merger is fair to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 under the Exchange Act.

In the course of making such determinations, the Board (with Mr. Dell not participating in such determinations) considered the following factors (which factors are not intended to be exhaustive and are not in any relative order of importance):

•

the Special Committee’s analyses, conclusions and unanimous determination, which the Board adopted, that the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, the Company’s stockholders (other than the MD Investors and the Gift Trusts) and the Special Committee’s unanimous recommendation that the Board approve and declare advisable the merger agreement and the transactions contemplated therein, including the merger, and that the Company’s stockholders vote for the adoption of the merger agreement;

•

the fact that the Special Committee consists of four independent and disinterested directors of the Company who are not affiliated with any of the MD Investors, the Gift Trusts, the SLP Investors, or the Parent Parties, are not employees of the Company or any of its affiliates and have no financial interest in the merger different from, or in addition to the Company’s unaffiliated stockholders other than their interests described under “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 112;

•

the financial analyses of J.P. Morgan, financial advisor to the Special Committee, and the opinion of J.P. Morgan, dated February 4, 2013, to the Special Committee and the Board with respect to the fairness, from a financial point of view, of the consideration to be paid to the holders of Common Stock (other than shares of Common Stock held in treasury or owned by Merger Sub and its subsidiaries, other excluded shares, Company restricted shares and dissenting shares) in the proposed merger, which opinion was based on and subject to the factors and assumptions set forth in the opinion, as more fully described under “—Opinion of J.P. Morgan Securities LLC” beginning on page 61; and

•

the financial analyses of Evercore, financial advisor to the Special Committee, and the opinion of Evercore, dated February 4, 2013, to the Special Committee and the Board with respect to the fairness, from a financial point of view, of the $13.65 per share merger consideration to the holders of shares of Common Stock entitled to receive such merger consideration, which opinion was based on and subject to the factors, procedures, assumptions, limitations and qualifications and other matters set forth in the opinion, as more fully described under “—Opinion of Evercore Group L.L.C.” beginning on page 69;

The foregoing discussion of the information and factors considered by the Board (other than Mr. Dell, who did not participate in such consideration) is not intended to be exhaustive but includes the material factors considered by the

Board. In view of the variety of factors considered in connection with its evaluation of the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board made its recommendation based upon the totality of the information it considered.

The Board (without Mr. Dell’s participation) unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement.

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter dated September 11, 2012, the Company retained J.P. Morgan as financial advisor to the Special Committee in connection with the proposed merger.

At the meeting of the Board on February 4, 2013, J.P. Morgan rendered its oral opinion to the Board and the Special Committee that, as of such date and based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be paid to the holders of Common Stock (other than shares of Common Stock held in treasury or owned by Merger Sub and its subsidiaries, other excluded shares, Company restricted shares and dissenting shares) in the proposed merger was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its February 4, 2013 oral opinion by delivering its written opinion to the Board and the Special Committee, dated as of the same date, that, as of such date, the consideration to be paid to the holders of Common Stock (other than shares of Common Stock held in treasury or owned by Merger Sub and its subsidiaries, other excluded shares, Company restricted shares and dissenting shares) in the proposed merger was fair, from a financial point of view, to such holders. No limitations were imposed by the Board or the Special Committee upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of J.P. Morgan dated February 4, 2013, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement with the permission of J.P. Morgan and is incorporated herein by reference. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was provided to the Board and the Special Committee, is directed only to the fairness from a financial point of view of the merger consideration to be paid in the merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the merger or any other matter. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft, dated February 4, 2013, of the merger agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Common Stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business;

•	reviewed certain financial analyses and forecasts relating to the Company’s business prepared by BCG at the direction of the Special Committee; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with the Special Committee, certain members of the management of the Company and BCG with respect to certain aspects of the proposed merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company and BCG or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts of management and BCG provided to it or derived therefrom, J.P. Morgan assumed that, at the time of their preparation, they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management and BCG, respectively, as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan’s analysis took into account its discussions with the Special Committee, management and BCG, including the factors and circumstances discussed with the Special Committee surrounding the forecasts and analyses prepared by BCG and management. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company and Merger Sub in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the merger.

The respective projections and forecasts furnished to J.P. Morgan for the Company were prepared by the management of the Company and BCG as discussed more fully under “—Background of the Merger” beginning on page 20 and “—Projected Financial Information” beginning on page 94. Although presented with numerical specificity, these financial projections and forecasts are based upon a variety of estimates and numerous assumptions made by the Company’s management or BCG with respect to, among other matters, industry performance, general business, economic, market and financial conditions and other matters, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 130, many of which are difficult to predict, are subject to significant economic and competitive uncertainties, and are beyond the Company’s control. In addition, since the financial projections and forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing the financial projections and forecasts will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Common Stock (other than shares of Common Stock held in treasury or owned by Merger Sub and its subsidiaries, other excluded shares, Company restricted shares and dissenting shares) in the proposed merger and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration to be paid to the holders of Common Stock (other than shares of Common Stock held in treasury or owned by Merger Sub and its subsidiaries, other excluded shares, Company restricted shares and dissenting shares) in the merger or with respect to the fairness of any such compensation.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. Certain of the financial analyses summarized below include information presented in tabular format. In order to fully understand J.P. Morgan’s financial analyses, the table must be read together with the text of the related summary. The table alone does not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses. Mathematical analysis, such as determining the arithmetic median, or the high or low, is not in itself a meaningful method of using selected company data.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be comparable to the Company’s businesses or aspects thereof. The companies selected by J.P. Morgan were:

• Hewlett-Packard Company (“HP”)

End-User Computing (“EUC”)	• ASUSTEK Computer Inc. • Lenovo Group • Acer Incorporated

Software & Peripherals (“S&P”)	• Insight Enterprises, Inc. • Avnet, Inc. • TechData Corp • Ingram Micro Inc.

Enterprise	• Microsoft Corporation • EMC Corporation • NetApp Inc. • Oracle Corporation • Cisco Systems, Inc. • International Business Machines Corp.

Services	• Wipro Limited • Xerox Corporation • Computer Sciences Corporation

Software	• BMC Software, Inc. • Symantec Corporation • CA, Inc.

These companies were selected by J.P. Morgan, based on its experience and familiarity with the Company’s industry, because of similarities to the Company in one or more of their business, regional or end-market characteristics and, in certain cases, similarities to the Company based on operational characteristics and financial metrics. However, none of the companies selected is identical or directly comparable to the Company, and certain of the companies may have characteristics that are materially different from those of the Company. Accordingly, J.P. Morgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies. These qualitative judgments related primarily to the differing sizes, business sector overlaps, growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the selected company analysis. Additionally, J.P. Morgan highlighted HP for the purposes of the analyses because HP was deemed to have the most comparable mix of businesses, end-markets and operations.

For each selected company and the Company, J.P. Morgan calculated such company’s expected earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the 2013 calendar year (“CY13E”) (provided that, for the Company, expected EBITDA for its fiscal year ending January 31, 2014 was used as an approximation for calendar year). J.P. Morgan then divided each such company’s Enterprise Value (as defined below) by its expected EBITDA for CY13E (“CY13E EV/EBITDA”) and divided each such company’s Cash Adjusted Enterprise Value (as defined below) by its expected EBITDA for CY13E (“CY13E Cash Adjusted EV/EBITDA”). For the Company, HP, the EUC companies and the Enterprise companies, J.P. Morgan also calculated on a rolling basis beginning in February 2010 each such company’s Enterprise Value divided by expected EBITDA for the next twelve months (“NTM EV/EBITDA”). For purposes of this analysis, a company’s “Enterprise Value” was calculated as the fully diluted common equity value of such company plus the value of such company’s indebtedness and minority interests and preferred stock, minus such company’s cash, cash equivalents and short-term and long-term liquid investments and its “ Cash Adjusted Enterprise Value” was calculated as its Enterprise Value as adjusted for estimated costs associated with the repatriation of foreign cash, assuming a friction cost of 35%.

J.P. Morgan also calculated, for each selected company and the Company, the ratio of the closing price of such company’s common stock to expected earnings per share for CY13E (“CY13E P/E”). J.P. Morgan also calculated, for the Company, HP, the EUC companies and the Enterprise companies on a rolling basis beginning in February 2010, the ratio of the closing price of such company’s common stock to its expected earnings for the next twelve months per share (“NTM P/E”). For the S&P 500 J.P. Morgan used data from Factset.

The following table represents the results of J.P. Morgan’s analysis of the CY13E EV/EBITDA, CY13E Cash Adjusted EV/EBITDA and CY13E P/E multiples of the above-identified comparable publicly traded companies as of February 1, 2013 compared to the Company’s analogous trading multiples as of January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published:

			EUC		S&P(1)		Enterprise		Services		Software
	Company	HP	Range	Median	Range	Median	Range	Median	Range	Median	Range	Median
CY13E EV/EBITDA	3.3x	3.7x	6.0x—7.8x	6.9x	4.2x—6.5x	4.8x	5.4x—9.0x	8.4x	4.1x—10.1x	5.5x	5.4x—7.6x	6.5x
CY13E Cash Adjusted EV/EBITDA	4.3x	4.0x	6.0x—7.8x	6.9x	4.4x—6.5x	5.0x	5.6x—9.6x	8.9x	4.3x—10.1x	5.5x	5.6x—7.8x	6.9x
CY13E P/E	6.6x	4.9x	11.0x—25.0x	15.5x	7.7x—9.5x	9.0x	9.3x—20.5x	12.5x	7.2x—15.9x	14.3x	10.9x—13.7x	13.3x

(1)	S&P refers to Software & Peripherals.

The following table represents the results of J.P. Morgan’s analysis of the NTM EV/EBITDA and NTM P/E multiples of comparable publicly traded companies and, with respect to NTM/PE only, for the S&P 500 as of February 1, 2013, November 30, 2012 and their one-, two- and three-year averages, compared to the Company’s trading multiples as of January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published, and as of November 30, 2012, the last trading day before an analyst report was issued by Goldman Sachs suggesting that the Company might be a target for a leverage buyout transaction and its one-, two- and three-year averages (except with respect to the foregoing for the S&P 500 which is according to FactSet):

	Company		HP		EUC		Enterprise		S&P 500
	NTM EV/EBITDA	NTM P/E	NTM EV/EBITDA	NTM P/E	NTM EV/EBITDA	NTM P/E	NTM EV/EBITDA	NTM P/E	NTM P/E(1)
Current(2)	3.3x	6.6x	3.7x	4.9x	7.4x	12.2x	6.7x	12.0x	13.0x
Pre-GS Report	2.7x	5.8x	3.2x	3.8x	6.6x	11.7x	6.3x	11.3x	12.1x
1-year average	3.4x	6.6x	3.9x	4.9x	6.0x	11.4x	6.7x	11.9x	12.6x
2-year average	3.6x	7.4x	4.1x	5.8x	6.3x	11.1x	7.1x	12.5x	12.3x
3-year average	3.9x	8.4x	4.7x	7.0x	6.5x	11.2x	7.6x	13.2x	12.6x

(1)	According to Factset.
(2)	As of February 1, 2013, except for Dell as of January 11, 2013.

For purposes of its analysis of each of the Company and the selected companies in the tables above, J.P. Morgan used estimates for EBITDA and earnings per share based on consensus analyst research estimates, and based on publicly available financial data, including Wall Street research estimates and FactSet, and, as appropriate, further adjusted to include stock-based compensation expense but exclude non-recurring items.

The selected companies were selected by J.P. Morgan because of similarities to the Company in one or more business, regional or end-market characteristics and, in certain cases, similarities to the Company based on operational characteristics and financial metrics. However, because no selected company is exactly the same as the Company, J.P. Morgan believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected company analysis. Accordingly, J.P. Morgan also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company (including its EUC and ESS businesses) and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, business sector overlaps, growth prospects, profitability levels and degrees of operational risk between the Company (including its EUC and ESS businesses) and the companies included in the selected company analysis. Based upon these judgments, J.P. Morgan selected certain reference ranges of multiples based on the multiples calculated for selected companies, and applied such ranges to various projections of EBITDA and earnings per share for the Company for the Company’s fiscal year 2014 to calculate the Company’s equity value per share. In calculating the implied equity value per share for the Company, J.P. Morgan reviewed five different cases, two of which, the Preliminary FY14 Internal Plan and the Preliminary FY14 Board Case (each as defined below), were prepared by the Company’s management and three of which, the BCG Base Case, the BCG 25% Case and the BCG 75% Case (each as defined below), were prepared by BCG. Each of these cases is discussed in more detail under “—Background of the Merger” beginning on page 20 and “—Projected Financial Information” beginning on page 94.

A summary of the implied valuation ranges of the Common Stock that J.P. Morgan derived based on the ratio of Enterprise Value to estimated EBITDA under each of the five cases, using a reference range of 3.5x to 5.5x, is set forth below:

Case	Implied Valuation Range
Preliminary FY14 Internal Plan	$12.00 to $17.25
Preliminary FY14 Board Case	$11.25 to $16.00
BCG Base Case	$10.50 to $15.00
BCG 25% Case	$12.00 to $17.25
BCG 75% Case(1)	$15.25 to $22.50

(1) Calculated for informational purposes only.

A summary of the implied valuation ranges of the Common Stock that J.P. Morgan derived based on the ratio of price per share to expected earnings per share under each of the five cases, using a reference range of 5.0x to 10.0x, is set forth below:

Case	Implied Valuation Range
Preliminary FY14 Internal Plan	$8.75 to $17.50
Preliminary FY14 Board Case	$8.00 to $16.00
BCG Base Case	$7.25 to $14.50
BCG 25% Case	$9.00 to $18.00
BCG 75% Case(1)	$13.00 to $26.00

(1) Calculated for informational purposes only.

All values presented were rounded to the nearest $0.25. In each case, J.P. Morgan compared the implied equity values per share to (i) the merger consideration of $13.65 per share in cash to be paid to holders of the Common Stock in the merger, noting that the merger consideration is within each of the implied valuation ranges other than the one based on the ratio of Enterprise Value to estimated EBITDA in the BCG 75% Case (which range was calculated for informational purposes only), (ii) the $10.88 per share closing price of the Common Stock as of January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published, (iii) the $13.63 per share closing price of the Common Stock as of February 1, 2013 and (iv) the $9.64 per share closing price of the Common Stock as of November 30, 2012, the last trading day before an analyst report was issued by Goldman Sachs suggesting that the Company might be a target for a leverage buyout transaction.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Common Stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate (i) during the time period from November 2012 through January 2016 on the basis of the BCG Base Case, the BCG 25% Case and the BCG 75% Case, and (ii) during the time period from November 2012 through January 2017 on the basis of the September 21 Case prepared by the management of the Company. J.P. Morgan calculated the unlevered free cash flows based upon the BCG 75% Case and the September 21 Case for informational purposes only. Each of these cases is discussed in more detail under “—Background of the Merger” beginning on page 20 and “—Projected Financial Information” beginning on page 94.

J.P. Morgan also calculated a range of terminal asset values of the Company by applying an EV/EBITDA multiple ranging from 3.5x to 5.5x of the EBITDA of the Company as estimated for the terminal period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.5% to 13.5%. The discount rates used by J.P. Morgan were informed based on the Capital Asset Pricing Model (“CAPM”) methodology. CAPM methodology assumes the weighted average cost of debt and equity, according to the debt to equity ratio based on an assumed capital structure. Accordingly, J.P. Morgan reviewed the capital structure of the Company and of each of the selected companies identified above in “—Public Trading Multiples.” To calculate a cost of equity, CAPM methodology requires adding (i) a risk-free rate to (ii) the product of an assumed beta range multiplied by an equity risk premium. In arriving at its selected beta range, J.P. Morgan reviewed the historical and Barra predicted betas for all of the selected companies identified above. However, because no selected company is exactly the same as the Company, J.P. Morgan believed that it was inappropriate to, and therefore did not, rely solely on the given historical and Barra predicted betas of the selected companies. Accordingly, J.P. Morgan also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected companies that could affect the betas of each in order to provide a context in which to consider the results of the quantitative analysis.

The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for the Company’s estimated debt, cash and cash equivalents as of November 2, 2012 (as provided by the Company’s management).

A summary of the implied valuation ranges of the Common Stock that J.P. Morgan derived from such analyses is set forth below. As noted above, J.P. Morgan’s analysis took into account its discussions with the Special Committee, management and BCG, including the factors and circumstances discussed with the Special Committee surrounding the forecasts and analyses prepared by BCG and management. Taking into account the actual performance of the Company, the condition of the markets in which it is active and such discussions, the ranges with respect to the September 21 Case and the BCG 75% Case were calculated for informational purposes only, and J.P. Morgan gave no weight to the September 21 Case and the BCG 75% Case in its discounted cash flow analysis.

Case	Implied Valuation Range
BCG Base Case	$10.50 to $14.25
BCG 25% Case	$12.00 to $16.50
BCG 75% Case(1)	$15.00 to $21.25
September 21 Case(1)	$15.50 to $21.75

(1) Calculated for informational purposes only.

All values presented were rounded to the nearest $0.25. In each case, J.P. Morgan compared the implied equity values per share to (i) the merger consideration of $13.65 per share in cash to be paid to holders of the Common Stock in the merger, (ii) the $10.88 per share closing price of the Common Stock as of January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published, (iii) the $13.63 per share closing price of the Common Stock as of February 1, 2013 and (iv) the $9.64 per share closing price of the Common Stock as of November 30, 2012, the last trading day before an analyst report was issued by Goldman Sachs suggesting that the Company might be a target for a leverage buyout transaction.

Other Information

J.P. Morgan also noted that the 52-week trading range of the Common Stock ending on February 1, 2013 ranged from a low of $8.86 to a high of $18.32. J.P. Morgan noted that this review of historical stock trading is not a valuation methodology but was presented merely for informational purposes.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. Except as otherwise noted, in arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company.

The opinion of J.P. Morgan was one of the many factors taken into consideration by the Board and the Special Committee in making their determination to approve the merger. The analyses of J.P. Morgan as summarized above should not be viewed as determinative of the opinion of the Board or the Special Committee with respect to the value of the Company, or of whether the Board or the Special Committee would have been willing to agree to different or other forms of consideration.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise the Special Committee with respect to the merger on the basis of such experience and its familiarity with the Company.

J.P. Morgan has acted as financial advisor to the Special Committee with respect to the merger, and will receive a transaction fee from the Company for its services of approximately $35 million, $2 million of which was earned upon execution of its engagement letter, $3 million of which was earned upon the public announcement of the merger agreement, and the rest of which will become payable upon the closing of the merger. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates had no commercial or investment banking relationships with any of the Parent Parties, the MD Investors or the MSDC Investor, but had commercial or investment banking relationships with the SLP Investors and their affiliates, for which

J.P. Morgan or its affiliates received an aggregate of $54.2 million in compensation. Such services during such period included acting as financial advisor to Silver Lake Partners in (a) its acquisition of Smart Modular Technologies in August 2011 and (b) its acquisition of Skype in October 2011. J.P. Morgan or its affiliates also acted as joint bookrunner and joint lead arranger on a term loan and revolving credit facility for Silver Lake Partners for its acquisition of Global Blue in May 2012. In addition, during the two years preceding the date of its opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with the Company, for which J.P. Morgan and such affiliates received an aggregate of $36.3 million in compensation. Such services during such period included acting as joint lead manager on a revolving credit facility for the Company in April 2011. Further, in the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company or affiliates of the principal stockholders of the Parent Parties for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Opinion of Evercore Group L.L.C.

Pursuant to an engagement letter dated January 10, 2013, the Special Committee retained Evercore to act as financial advisor to the Special Committee. On February 4, 2013, at meetings of the Special Committee and the Board, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion later that day, that, as of February 4, 2013, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its opinion, the $13.65 per share merger consideration was fair, from a financial point of view, to the holders of the shares of Common Stock entitled to receive such merger consideration.

The full text of Evercore’s written opinion, dated February 4, 2013, which sets forth, among other things, the factors considered, procedures followed, assumptions made and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated by reference in its entirety into this proxy statement. You are urged to read the opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee and the Board (in their capacity as such) in connection with their evaluation of whether the merger consideration to be received by the holders of the shares of Common Stock was fair, from a financial point of view, to the holders of the shares of Common Stock entitled to receive such merger consideration and did not address any other aspects or implications of the merger. Evercore’s opinion does not constitute a recommendation to the Special Committee, the Board or to any other persons in respect of the merger, including as to how any holder of shares of Common Stock should act or vote in respect of the merger.

In connection with rendering its opinion, Evercore, among other things:

•

reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant, including publicly available research analysts’ estimates for the Company;

•

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to Evercore by management of the Company;

•

reviewed certain non-public projected financial and operating data relating to the Company prepared and furnished to Evercore by management of the Company (the “Company Projections”), including the September 21 Case (as described under “—Projected Financial Information—September 21 Case” beginning on page 96, as well as under “—Background of the Merger” beginning on page 20) and the amount of certain potential phased productivity cost savings (the “Cost Savings”) and noted in the BCG Forecast (as described under “—Projected Financial Information—BCG Forecast” beginning on page 100 as well as under “—Background of the Merger” beginning on page 20);

•

discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving the Company Projections);

•

reviewed the BCG Forecast prepared, at the request of the Special Committee, by BCG and furnished to Evercore by BCG, which forecast included the BCG Base Case as well as sensitivities to the BCG Base Case that include estimates of the timing and achievability of the Cost Savings, assuming in the BCG 25% Case that 25% of the Cost Savings would be attained and assuming in the BCG 75% Case that 75% of the Cost Savings would be attained; the BCG Forecast, including the BCG Base Case, the BCG 25% Case and the BCG 75% Case, is described under “—Projected Financial Information—BCG Forecast” beginning on page 100 as well as under “—Background of the Merger” beginning on page 20;

•	reviewed the reported prices and the historical trading activity of the Common Stock;

•	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	reviewed a draft of the merger agreement dated February 4, 2013; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor and has further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections and the Cost Savings, Evercore has assumed that as of the time of their preparation they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance and the amount of the potential cost savings, respectively, of the Company. With respect to the BCG Forecast, Evercore has assumed that as of the time of its preparation it was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of BCG as to the future financial performance of the Company and the timing and achievability of the Cost Savings.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the merger or materially reduce the benefits to the holders of Common Stock of the merger. Evercore also assumed that the executed merger agreement would not differ in any material respect from the draft merger agreement dated February 4, 2013 reviewed by Evercore.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness of the merger consideration, from a financial point of view, to the holders of the Common Stock entitled to receive such merger consideration pursuant to the merger agreement. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of certain excluded shares or any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore assumed that any modification to the structure of the transaction will not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to engage in the merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Stock or any business combination or other extraordinary transaction involving the Company. Evercore expressed no opinion as to the price at which shares of the Company would trade at any time. Evercore’s opinion noted that Evercore is not a legal, regulatory, accounting or tax expert and that Evercore assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Except as described above, the Special Committee and the Board imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. Evercore’s opinion was only one of many factors considered by the Special Committee and the Board in their evaluation of the merger and should not be viewed as determinative of the views of the Special Committee or the Board with respect to the merger or the merger consideration payable in the merger.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Special Committee and the Board on February 4, 2013, in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before February 1, 2013, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses performed by Evercore. The tables alone do not constitute a complete description of the financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

In conducting its analysis, Evercore utilized four sets of financial projections including (1) the September 21 Case, (2) the BCG Base Case, (3) the incremental effect of the Cost Savings on the BCG Base Case, as reflected in the range from the BCG 25% Case to the BCG 75% Case (such range, the “BCG Productivity Case”) and (4) a street median case which reflects median projections of ten Wall Street research analysts through fiscal year 2015 (“FY2015”) and which were extrapolated to fiscal year 2018 by applying constant revenue growth and margins (the “Street Median Case”). The Street Median Case projections were as follows:

Street Median Case
($ in billions, except per share data)
	FY2013	FY2014	FY2015	FY2016	FY2017	FY2018
Revenue	$56.7	$55.2	$54.8	$54.5	$54.2	$53.8
EBITDA	$4.5	$4.1	$3.9	$3.9	$3.8	$3.8
EBITA	$3.9	$3.6	$3.5	$3.5	$3.5	$3.4
Net Income(1)	$3.0	$2.7	$2.6	$2.6	$2.6	$2.6
EPS	$1.70	$1.60	$1.60	N.A.	N.A.	N.A.
Free Cash Flow(1)(2)	$1.6	$2.0	$1.8	$1.9	$2.2	$2.2

(1)	Evercore applied certain working capital, cash flow, and margin assumptions from the September 21 Case to the Street Median Case to arrive at net income and free cash flow for the Street Median Case.
(2)	Defined as Cash Flow from Operations less Capital Expenditures.

Historical Trading Range Analysis

Evercore reviewed, for reference and informational purposes only, the public trading prices for the Common Stock for the twelve months ended on January 11, 2013 (the last trading day before rumors of a possible going private transaction involving the Company were first published). Evercore noted that during this time period, the closing trading price of the Common Stock ranged from a low of $8.86 to a high of $18.32. Evercore compared the results of this analysis to the $13.65 per share merger consideration to be received by the holders of the Common Stock entitled to receive such consideration pursuant to the merger agreement, noting that the merger consideration is within the historical trading range.

Analyst Price Target Analysis

Evercore compared, for reference and informational purposes only, recent publicly available research analyst price targets for the Common Stock that were available to Evercore and that had been published after the release of the Company’s third fiscal quarter earnings on November 13, 2012 and up to January 11, 2013. Evercore examined 23 such analyst targets, which reflected each analyst’s estimate of the future public market trading price of the Common Stock approximately twelve months from the date the research analyst price targets were published and which were not discounted to reflect present values. The price targets published by the equity research analysts do not necessarily reflect current market trading prices for the Common Stock and these price targets are subject to numerous uncertainties, including the future financial performance of the Company and future market conditions. The undiscounted equity analyst price targets of the Common Stock as of January 11, 2013 ranged from $8.50 to $15.00 per share. Evercore discounted these price targets to present value as of January 31, 2013 using a discount rate of 12.5% (which discount rate represented the mid-point of the 12.0% – 13.0% range used in the Present Value of Future Stock Price Analysis and the Share Buyback Analysis discussed below). This analysis indicated an implied range of equity values for the Common Stock of $7.74 to $13.43 per share. Evercore compared the results of this analysis to the $13.65 per share merger consideration to be received by the holders of Common Stock entitled to receive such consideration pursuant to the merger agreement, noting that the merger consideration is above the implied range.

Trading Multiples Analysis

Evercore calculated a range of implied equity values per share for the Company common stock utilizing the following trading multiples:

•

enterprise value /EBITDA (“EV/EBITDA”), which is defined as (1) market value of equity, plus debt and preferred stock, less cash and cash equivalents (“enterprise value”) divided by (2) earnings before interest, taxes, depreciation and amortization (“EBITDA”);

•	market equity value/net income (“MEV/NI”), which is defined as (1) market value of equity divided by (2) net income; and

•	market equity value/free cash flow (“MEV/FCF”), which is defined as (1) market value of equity divided by (2) cash flow from operations less capital expenditures (“free cash flow”).

For purposes of its analysis, Evercore calculated (i) the historical forward EV/EBITDA, MEV/NI and MEV/FCF multiples of the Company for the five years prior to January 11, 2013, utilizing the closing price per share of the Common Stock on each historical day and research estimates as of that date for the projected EBITDA, net income and free cash flow for the next twelve months, (ii) the historical forward EV/EBITDA, MEV/NI and MEV/FCF multiples of HP (which Evercore deemed, based on its professional judgment and experience, the only company sufficiently comparable to the Company for purposes of this analysis) for the five years prior to January 11, 2013, utilizing the closing price per share of HP’s common stock on each historical day and research estimates as of that date for the projected EBITDA, net income and free cash flow for the next twelve months, (iii) the current forward EV/EBITDA, MEV/NI and MEV/FCF multiples of the Company utilizing the closing price per share of the Common Stock on January 11, 2013 and estimates for EBITDA, net income and free cash flow under each of the September 21 Case, the BCG Base Case, the BCG Productivity Case and the Street Median Case, (iv) the current forward EV/EBITDA, MEV/NI and MEV/FCF multiples of HP utilizing the closing price per share of HP’s common stock on February 1, 2013 and publicly available research estimates for calendar year 2013 (“CY2013”) EBITDA, CY2013 net income and CY2013 free cash flow of HP, and (v) the current forward EV/EBITDA, MEV/NI and MEV/FCF multiples of the Company’s peer trading group, which group was divided into the Company’s (1) personal computer peers including Acer, ASUSTeK Computer, Lenovo, Toshiba, Apple, Samsung and Fujitsu (such peer group collectively, “PC Heavy”), (2) enterprise focused peers including IBM, Oracle, EMC, NetApp, Cisco Systems and CSC (such peer group collectively, “Enterprise Heavy”) and (3) other peers including Ricoh, Xerox, Seiko Epson, Canon, Tech Data Corp and Lexmark (such peer group collectively, “Other”) utilizing the closing price per share of each comparable company’s common stock on February 1, 2013 and publicly available research estimates for CY2013 EBITDA, CY2013 net income and CY2013 free cash flow of each comparable company. The analyses resulted in the following multiples:

Trading Multiples	EV/EBITDA	MEV/NI	MEV/FCF
Company:
Current:
September 21 Case	2.8x	6.0x	6.0x
BCG Base Case	3.4x	7.6x	8.2x
BCG 25% Productivity Case	3.3x	7.4x	8.0x
BCG 75% Productivity Case	3.2x	7.0x	7.6x
Street Median Case	3.2x	7.0x	9.3x
5-Year High	9.4x	14.9x	13.6x
5-Year Low	2.0x	5.5x	4.9x
5-Year Average	4.4x	9.9x	8.1x

HP:
Current	3.7x	4.9x	6.8x
5-Year High	9.4x	13.7x	13.2x
5-Year Low	2.9x	3.8x	4.9x
5-Year Average	5.6x	8.7x	8.6x

Current Peer Trading Group Multiples

PC Heavy Peers:
High	8.1x	23.9x	18.2x
Low	3.3x	8.4x	9.1x
Median	5.4x	11.6x	11.0x
Enterprise Heavy Peers:
High	8.7x	16.7x	13.7x
Low	4.1x	10.3x	8.0x
Median	7.1x	13.3x	11.1x
Other:
High	7.2x	14.0x	19.9x
Low	2.2x	6.3x	5.7x
Median	4.9x	8.9x	12.9x

Based on the results of this analysis and Evercore’s professional judgment and experience, Evercore selected (1) an EV/EBITDA multiple reference range of 3.0x to 5.0x, (2) a MEV/NI multiple reference range of 6.0x to 10.0x and (3) a MEV/FCF multiple reference range of 6.0x to 10.0x. Evercore then applied such reference ranges to the Company’s estimated fiscal year 2014 EBITDA, net income and free cash flow, respectively, for each of the September 21 Case, the BCG Base Case, the BCG Productivity Case and the Street Median Case. Based on this analysis, Evercore derived the following range of implied equity values per share for the Company.

Estimated FY2014 EBITDA	Implied Equity Value Range Per Share
September 21 Case	$11.52—$16.99
BCG Base Case	$10.09—$14.62
BCG Productivity Case	$10.24—$15.34
Street Median Case	$10.42—$15.16

Estimated FY2014 Net Income	Implied Equity Value Range Per Share
September 21 Case	$10.87—$18.08
BCG Base Case	$8.61—$14.35
BCG Productivity Case	$8.84—$15.48
Street Median Case	$9.34—$15.55

Estimated FY2014 Free Cash Flow	Implied Equity Value Range Per Share
September 21 Case	$10.92—$18.16
BCG Base Case	$7.99—$13.31
BCG Productivity Case	$8.20—$14.35
Street Median Case	$7.01—$11.68

Evercore compared the results of this analysis to the $13.65 per share merger consideration to be received by the holders of Company common stock entitled to receive such consideration pursuant to the merger agreement, noting that the merger consideration is above two of the implied valuation ranges and within each of the other implied valuation ranges.

Present Value of Future Stock Price Analysis

Evercore calculated illustrative future stock prices for the Company’s common stock on January 31, 2015 by applying (i) a range of forward EV/EBITDA multiples of 3.0x to 5.0x to estimated EBITDA of the Company for fiscal year 2016 (“FY2016”) and adjusted the resulting enterprise value by estimated net debt of the Company as of January 31, 2015 , (ii) a range of forward MEV/NI multiples of 6.0x to 10.0x to estimated net income of the Company for FY2016 and (iii) a range of forward MEV/FCF multiples of 6.0x to 10.0x to estimated free cash flow of the Company for FY2016. The forward EV/EBITDA, MEV/NI multiples and MEV/FCF multiples were based on the multiple ranges used in the Trading Multiples Analysis described above. Evercore then applied such reference ranges to the Company’s estimated FY2016 EBITDA, net income and free cash flow, respectively, for each of the September 21 Case, the BCG Base Case, the BCG Productivity Case and the Street Median Case.

The illustrative future market equity values for the Company on January 31, 2015, were then discounted back to January 31, 2013, using an equity discount range of 12.0% to 13.0% (which was based on Evercore’s professional judgment and experience, taking into account the Company’s cost of equity derived using the capital asset pricing model) and divided by the estimated diluted share count as of January 31, 2013 as provided by Company management. Based on this analysis, Evercore derived the following range of implied equity values per share for the Company:

Estimated FY2016 EBITDA	Implied Equity Value Range Per Share
September 21 Case	$13.08—$18.64
BCG Base Case	$9.54—$13.15
BCG Productivity Case	$10.83—$19.37
Street Median Case	$10.84—$14.56

Estimated FY2016 Net Income	Implied Equity Value Range Per Share
September 21 Case	$14.05—$21.60
BCG Base Case	$9.11—$13.59
BCG Productivity Case	$11.06—$23.11
Street Median Case	$10.08—$15.04

Estimated FY2016 FCF	Implied Equity Value Range Per Share
September 21 Case	$14.31—$22.04
BCG Base Case	$9.04—$13.48
BCG Productivity Case	$10.92—$22.63
Street Median Case	$8.20—$11.86

Evercore compared the results of this analysis to the $13.65 per share merger consideration to be received by the holders of Company common stock entitled to receive such consideration pursuant to the merger agreement, noting that the merger consideration is above four of the implied valuation ranges, below two of the implied valuation ranges and within all of the other implied valuation ranges.

Share Buyback Analysis

Evercore calculated illustrative future stock prices of the Company on January 31, 2015, assuming that the Company repurchased $5.0 billion of shares of Company common stock at a 15% premium to the $10.88 closing price per share of the Company’s common stock on January 11, 2013. As part of this analysis, Evercore applied (1) a range of forward EV/EBITDA multiples of 3.0x to 5.0x to estimated EBITDA of the Company for FY2016 and adjusted the resulting enterprise value by estimated net debt of the Company as of January 31, 2015 and (2) a range of forward MEV/NI multiples of 6.0x to 10.0x to estimated net income of the Company for FY2016. The EV/EBITDA multiples and MEV/NI multiples were based on the multiple ranges used in the Trading Multiples Analysis described above. Evercore then applied such reference ranges to the Company’s estimated FY2016 EBITDA and net income, respectively, for each of the September 21 Case, the BCG Base Case, the BCG Productivity Case and the Street Median Case.

The illustrative future market equity values for the Company on January 31, 2015, were then discounted back to January 31, 2013, using an equity discount range of 12.0% to 13.0% (based on the discount range used in the described Present Value of Future Stock Price Analysis above) and divided by the estimated diluted share count of the Company as of January 31, 2013 as provided by Company management. Based on this analysis, Evercore derived the following range of implied equity values per share for the Company:

Estimated FY2016 EBITDA	Implied Equity Value Range Per Share
September 21 Case	$13.55—$19.05
BCG Base Case	$10.01—$13.58
BCG Productivity Case	$11.30—$19.77
Street Median Case	$11.31—$14.99

Estimated FY2016 Net Income	Implied Equity Value Range Per Share
September 21 Case	$14.43—$21.84
BCG Base Case	$9.48—$13.85
BCG Productivity Case	$11.43—$23.33
Street Median Case	$10.45—$15.31

Evercore compared the results of this analysis to the $13.65 per share merger consideration to be received by the holders of Company common stock entitled to receive such consideration pursuant to the merger agreement, noting that the merger consideration is above one of the implied valuation ranges, below one of the implied valuation ranges and within all of the other implied valuation ranges.

Premiums Paid Analysis

Evercore reviewed the premiums paid for (i) all closed global transactions from January 1, 2002 through January 5, 2013 with enterprise values greater than $10.0 billion (“global transactions”), of which there were 126, (ii) global transactions with cash consideration only (“cash transactions”) from January 1, 2002 through January 5, 2013, of which there were 50, (iii) global transactions involving strategic buyers (“strategic transactions”), from January 1, 2002 through January 5, 2013, of which there were 103, and (iv) global transactions involving financial sponsor buyers (“sponsor transactions”) from January 1, 2002 through January 5, 2013, of which there were 23.

Using information from Securities Data Corp. and FactSet Research Systems, Inc., premiums paid were calculated as the percentage by which the per share consideration paid in each such transaction exceeded the closing price per share of the target companies one day, one week and four weeks prior to transaction announcements. The results of this analysis are provided in the table below:

	1 Day Prior	1 Week Prior	4 Weeks Prior
Global Transactions
High	116.4%	123.6%	118.7%
75th Percentile	37.1%	39.9%	40.6%
25th Percentile	13.0%	15.7%	18.4%
Low	0.1%	1.0%	1.9%
Mean	27.7%	30.3%	32.2%
Median	24.5%	27.2%	28.0%

Cash Transactions
High	116.4%	123.6%	118.7%
75th Percentile	43.3%	51.1%	51.8%
25th Percentile	18.9%	18.9%	21.9%
Low	0.4%	1.0%	5.7%
Mean	33.8%	36.3%	38.8%
Median	28.0%	30.0%	32.8%

Strategic Transactions
High	116.4%	123.6%	118.7%
75th Percentile	38.0%	41.5%	43.0%
25th Percentile	14.1%	16.5%	17.9%
Low	0.1%	1.0%	3.3%
Mean	28.9%	31.7%	33.7%
Median	27.9%	28.4%	30.8%

Sponsor Transactions
High	45.1%	50.8%	47.2%
75th Percentile	31.2%	31.8%	33.1%
25th Percentile	10.5%	14.3%	19.6%
Low	4.4%	2.8%	1.9%
Mean	22.1%	24.3%	25.6%
Median	20.1%	22.8%	26.0%

Based on the above analysis and Evercore’s professional judgment and experience, Evercore then applied a range of premiums derived from the selected transactions of: (1) 22.5% to 27.5% to the $10.97 closing price per share of the Company and the $7.63 enterprise value per share of the Common Stock (taking into account estimated net cash of the Company as of January 31, 2013 as provided by Company management), in each case, on January 4, 2013 (the date one week prior to the last trading day before media reports of a possible going private transaction involving the Company were first published) and (2) 25.0% to 30.0% to the $10.67 closing price per share and the $7.33 enterprise value per share of the Common Stock (taking into account estimated net cash of the Company as of January 31, 2013 as provided by Company management), in each case, on December 11, 2012 (the date four weeks prior to the last trading day before media reports of a possible going private transaction involving the Company were first published). Based on this analysis, Evercore derived the following range of implied equity values per share for the Company:

Implied Equity Value Range Per Share
1 Week Prior to January 11, 2013
Closing Price ($10.97)	$13.44 - $13.99
Enterprise Value ($7.63)	$12.69 - $13.07

4 Weeks Prior to January 11, 2013
Closing Price ($10.67)	$13.34 - $13.87
Enterprise value ($7.33)	$12.50 - $12.87

Evercore compared the results of this analysis to the $13.65 per share merger consideration to be received by the holders of Company common stock entitled to receive such consideration pursuant to the merger agreement, noting that the merger consideration is above the two implied valuation ranges that were derived from the enterprise value per share of the Common Stock and within the two other implied valuation ranges that were derived from the closing price per share of the Common Stock.

Leveraged Buyout Analysis

Evercore performed a leveraged buyout analysis of the Company to estimate the price per share that a potential financial buyer might be willing to pay based upon each of the September 21 Case, the BCG Base Case, the BCG Productivity Case and the Street Median Case. For purposes of this analysis, Evercore assumed the financial buyer would complete the transaction on July 31, 2013, a target internal rate of return ranging from 20.0% to 30.0%, an exit by the financial buyer on January 31, 2018, new debt of $11.4 billion, a $2.0 billion investment by Microsoft, an equity contribution by the financial buyer of $1.5 billion and the use of cash on hand of $8.2 billion. To estimate the value of the Company at exit on January 31, 2018, Evercore applied an EV/EBITDA multiple range of 3.0x to 5.0x (which was based on the multiple range used in the Trading Multiples Analysis described above) to estimate EBITDA for fiscal year 2018 and adjusted the resulting enterprise value by estimated net debt of the Company as of January 31, 2018. Using this analysis, Evercore derived the following range of implied equity values per share for the Company:

Implied Equity Value Range Per Share
September 21 Case	$12.83 - $16.87
BCG Base Case	$10.75 - $12.82
BCG Productivity Case	$11.45 - $16.86
Street Median Case	$10.87 - $13.08

Evercore compared the results of this analysis to the $13.65 per share merger consideration to be received by the holders of Common Stock entitled to receive such consideration pursuant to the merger agreement, noting that the merger consideration was above two of the implied valuation ranges and within the other two implied valuation ranges.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of the Company, which calculates the present value of a company’s future unlevered, after-tax free cash flow based on assumptions with respect to such cash flow and assumed discount rates, in order to derive implied equity per share reference ranges for the Common Stock as of January 31, 2013 based upon each of the September 21 Case, the BCG Base Case, the BCG Productivity Case and the Street Median Case. Evercore calculated the projected after-tax unlevered free cash flows of the Company for fiscal years 2014 through 2017 and determined a terminal value for the Company at the end of fiscal year 2017 by applying a range of EBITDA multiples of 3.0x to 5.0x (which was based on the multiple range used in the Trading Multiples Analysis described above). Evercore then discounted to present value

(utilizing a mid-year discounting convention and discounting back to January 31, 2013) the unlevered free cash flows of the Company and the terminal value, in each case using discount rates ranging from 10.0% to 12.0%. The 10.0% to 12.0% discount rate range was chosen by Evercore based on Evercore’s professional judgment and experience and taking into account an analysis of the estimated weighted average cost of capital of the Company implied by (i) the Company’s cost of equity derived using CAPM methodology which included, among other things, an analysis of the selected companies under the “Trading Multiple Analysis” described above as well as certain other publicly traded companies involving businesses in the technology sector that may be considered to have similar risk profiles to the Company’s business and (ii) the yield on the Company’s outstanding traded debt securities. Using this analysis, Evercore derived the following range of implied equity values per share for the Company:

Implied Equity Value Range Per Share
September 21 Case	$15.92 - $21.31
BCG Base Case	$11.19 - $14.42
BCG Productivity Case	$12.82 - $21.53
Street Median Case	$11.49 - $14.95

Evercore compared the results of this analysis to the $13.65 per share merger consideration to be received by the holders of Company common stock entitled to receive such consideration pursuant to the merger agreement, noting that the merger consideration was below one implied valuation range and within all of the other implied valuation ranges.

In addition, Evercore performed a discounted cash flow analysis utilizing the same methodology described above for the Street Median Case for the lowest and highest projections from the list of Wall Street research analysts used in the Street Median Case described above. The lowest projections were the projections provided by Citigroup Inc. as of November 16, 2012 (the “Street Low Case”) and the highest projections were the projections provided by Bank of America Corporation as of November 15, 2012 (the “Street High Case”). Using this analysis, Evercore derived the following range of implied equity values per share for the Company:

Implied Equity Value Range Per Share
Street Low Case	$10.63 - $13.87
Street High Case	$12.99 - $17.12

Evercore compared the results of this analysis to the $13.65 per share merger consideration to be received by the holders of Company common stock entitled to receive such consideration pursuant to the merger agreement, noting that the merger consideration is within each of the implied valuation ranges.

Evercore noted, however, that its assessment of the results of the discounted cash flow analysis was impacted by the dislocation in the PC markets in which the Company operates and the broad range of financial projections during the outer years of the Company’s projections.

General

In connection with the review of the merger by the Special Committee and the Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of the Company. No company used in the above analyses as a comparison is directly comparable to the Company, and no transaction used is directly comparable to the merger. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company or its advisors.

Evercore prepared these analyses solely for the purpose of providing an opinion to the Special Committee and the Board as to the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of the Common Stock entitled to receive such merger consideration pursuant to the merger agreement. These analyses do not purport to be appraisals of the Company or to necessarily reflect the prices at which the Company or its securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the fairness opinion was approved by an opinion committee of Evercore.

The merger consideration was determined through arm’s-length negotiations between the Special Committee and the Parent Parties, and the Special Committee approved the merger agreement and recommended the merger agreement to the Board for approval. Evercore provided advice to the Special Committee during these negotiations. Evercore did not, however, recommend any specific merger consideration to the Special Committee, the Board or the Company or recommend that any specific merger consideration constituted the only appropriate consideration for the merger.

Under the terms of Evercore’s engagement, Evercore provided the Special Committee with financial advisory services and a financial opinion in connection with the merger. Pursuant to the terms of its engagement letter, the Company has agreed to pay Evercore fees for its services in connection with its engagement, including monthly retainer fees, an opinion fee and a success fee in the event the Company enters into a definitive agreement for a transaction which the Special Committee or the Board determines to be superior to the transaction contemplated by the merger agreement, each as described in more detail below. Evercore is entitled to receive an opinion fee of $1,500,000, which Evercore earned upon delivery of its fairness opinion to the Special Committee and the Board. In addition, Evercore is entitled to receive a monthly retainer fee of $400,000 per month for its services in connection with its engagement (which amount was prorated during the month of January 2013 for the services performed by Evercore during such month). As of the date of this proxy statement, Evercore is entitled to receive monthly retainer fees totaling approximately $1,470,000. In the event the Company enters into a definitive agreement with respect to a superior proposal, Evercore will be entitled to receive a success fee in an amount equal to 0.75% of the positive difference between (x) the transaction value of such superior proposal and (y) the transaction value of the merger, which will be paid promptly upon consummation of such superior proposal; provided that in no event shall the fees payable to Evercore (including the retainer fees and the opinion fee) exceed $30,000,000 in the aggregate. In addition, the Special Committee has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including reasonable legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement and any related transaction.

During the two years prior to February 4, 2013, Evercore and its affiliates provided financial advisory services to the Company and its affiliates, for which Evercore and its affiliates received compensation in an amount equal to $2,000,000 in the aggregate. In addition, in 2012, an affiliate of Evercore provided fiduciary services to the Dell Inc. 401(k) Plan for which such affiliate received compensation in an amount equal to $45,000 in the aggregate. During the two years prior to February 4, 2013, Evercore and its affiliates provided financial advisory services to

Silver Lake and its affiliates, for which Evercore and its affiliates received compensation in an amount equal to $3,050,000 in the aggregate. During the two years prior to February 4, 2013, neither Evercore nor its affiliates have had any material relationship with the MSDC Investor, the MD Investors or their respective affiliates (other than the Company and its affiliates as described above). Evercore may provide financial or other services to the Company or the Parent Parties or their respective affiliates in the future and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company and its affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The Special Committee engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Position of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons as to Fairness of the Merger

Under the SEC rules governing “going private” transactions, each of the Parent Parties, the entities referred to as the “SLP Filing Persons” (see “Important Information Regarding the Parent Parties, the SLP Filing Persons, the MD Filing Persons and the MSDC Filing Persons—The SLP Filing Persons” beginning on page 187) and the entities referred to as the “MSDC Filing Persons” (see Important Information Regarding the Parent Parties, the SLP Filing Persons, the MD Filing Persons and the MSDC Filing Persons— The MSDC Filing Persons” beginning on page 189) is an affiliate of the Company and, therefore, is required to express its beliefs as to the fairness of the merger to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. Each of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

The Parent Parties attempted to negotiate with the Special Committee the terms of a transaction that would be most favorable to the Parent Parties, and not necessarily to the Company’s unaffiliated stockholders, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such unaffiliated stockholders. The Special Committee consists of four independent and disinterested directors of the Company who are not affiliated with any of the MD Investors, the Gift Trusts, the SLP Investors, or the Parent Parties, are not employees of the Company or any of its affiliates and have no financial interest in the merger different from, or in addition to the interests of the Company’s unaffiliated stockholders other than their interests described under “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 112.

None of the Parent Parties, the SLP Filing Persons or the MSDC Filing Persons participated in the deliberations of the Special Committee or the Board regarding, or received advice from the Company’s legal advisors or financial advisors as to, the substantive or procedural fairness of the merger to the Company’s unaffiliated stockholders. None of the Parent Parties, the SLP Filing Persons or the MSDC Filing Persons has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the Company’s unaffiliated stockholders.

Based on the knowledge and analysis of each of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee discussed under “—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 50 (which analysis and resulting conclusions each of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons adopt), each of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons believes that the merger is substantively and procedurally fair to the Company’s unaffiliated stockholders. In particular, each of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons believes that the proposed merger is substantively and procedurally fair to the Company’s unaffiliated stockholders based on its consideration of the following factors, among others:

•

the Special Committee determined, by unanimous vote of all members of the Special Committee, and the Board determined, by the unanimous vote of all members of the Board (other than Mr. Dell, who did not participate in such determination), that the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, the Company’s unaffiliated stockholders;

•

the current and historical market prices of the Common Stock, including the market performance of the Common Stock relative to the common stock of other participants in the industries in which the Company operates and general market indices, and the fact that the merger consideration of $13.65 per share for the Common Stock represents a premium of approximately 42% above the closing price of the Common Stock on November 30, 2012, the last trading day before an analyst report was issued by Goldman Sachs suggesting that the Company might be a target for a leverage buyout transaction, a premium of approximately 25% above the closing price of the Common Stock on January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published, a premium of approximately 37% over the average closing price of the Common Stock during the 90 calendar days ending January 11, 2013 and a premium of approximately 35% over the Company’s enterprise value as of January 11, 2013 (which premium the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons believe is relevant because enterprise value is generally defined as equity value minus net cash and, as a result, takes into account the Company’s large net cash position and the fact that potential acquirors typically are not willing to pay a premium for a company’s cash);

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the $13.65 per share merger consideration and the other terms and conditions of the merger agreement resulted from arm’s-length negotiations between the Parent Parties and their advisors, on the one hand, and the Special Committee and its advisors, on the other hand;

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the MD Investors agreed that their shares rolled over in the proposed transaction would only be valued at $13.36 per share, as opposed to the $13.65 price being offered to the Company’s unaffiliated stockholders;

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the merger consideration is all cash, allowing the Company’s unaffiliated stockholders to immediately realize a certain and fair value for all of their shares of Common Stock and, as a result, to no longer be exposed to the various risks and uncertainties related to continued ownership of Common Stock, which include, among others, the following:

•

decreasing revenues in the market for desktop and notebook PCs and the significant uncertainties as to whether, or when, this decrease will end due to, among other things, continued macroeconomic pressures, lengthening replacement cycles, the uncertain adoption of the Windows 8 operating system, unexpected slowdowns in enterprise Windows 7 upgrades and the increasing substitution of smartphones and tablets for PCs;

•

the overall difficulty of predicting the market for PCs, as evidenced by the significant revisions in industry forecasts among industry experts and analysts over the past year, and the related difficulty in forecasting the Company’s future results of operations, as evidenced by the fact that, as of the completion of the third quarter of fiscal year 2013, the Company’s revenue for each of its prior seven fiscal quarters was below both management’s budget and, with the exception of one quarter, consensus analyst estimates, while the Company’s earnings per share performance was mixed compared with management’s budget and consensus analyst estimates;

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the ongoing downward pricing pressure and trend towards commoditization in the desktop and notebook personal computer market, which continues to represent a majority of the Company’s product and services revenues and cash flows, and the increasing importance of the smartphone and tablet markets in which the Company currently has very little presence;

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a shift in demand from higher-margin premium PC products, a segment in which the Company has historically been very competitive, to lower-margin value products, a segment in which the Company has historically been much less competitive;

•	the increasing usage of alternative PC operating systems to Microsoft Windows, which is incorporated into substantially all of the Company’s current PC offerings;

•

the increasing adoption of “bring your own device” policies by businesses, which allow employees to make their own decisions regarding which computers and/or other electronic devices they use in the workplace and that are supported by their employers, and the relative advantage this provides to competitors to the Company whose products presently have greater appeal to consumers than the Company’s current products;

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the substantial additional investment needed by the Company to continue its current strategy of developing integrated end-to-end technology solutions for its enterprise customers, including integration of acquired products and solutions, extension of existing capabilities (e.g., cloud services), hiring of additional personnel and other operating expenses and capital expenditures, and the fact that implementation of this strategy is associated with near-term margin pressure and ongoing execution risk;

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the risks and uncertainties associated with integrating the substantial number of software businesses acquired by the Company during the past year, as well as integrating these new software businesses into the Company’s overall suite of products and services; and

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the risks associated with the Company’s large negative working capital balance (when determined without taking into account current assets and liabilities related to cash) and the Company’s cash flow generation in a scenario of declining revenues, such as has been experienced by the Company in the recent past and that may be experienced by the Company in the future;

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notwithstanding that the opinions of J.P. Morgan and Evercore were provided solely for the information and assistance of the Special Committee and the Board and none of the Parent Parties, the SLP Filing Persons or the MSDC Filing Persons are entitled to, and did not, rely on such opinions, the fact that the Special Committee received opinions from J.P. Morgan and Evercore, each to the effect that, as of the date of such opinion, subject to the various factors, procedures, assumptions, qualifications and limitations on the scope of review undertaken by such firms in rendering their opinions, the $13.65 per share merger consideration to be received by holders of the Common Stock entitled to receive such merger consideration was fair, from a financial point of view, to such holders;

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the fact that the Parent Parties have obtained committed debt financing for the merger from nationally recognized financing sources with a limited number of conditions to the consummation of the debt financing, the absence of a financing condition in the merger agreement and the obligation of the Parent Parties to use their reasonable best efforts to obtain the debt financing;

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the merger agreement requires that it be adopted not only by the affirmative vote of the holders of at least a majority of the outstanding shares of the Common Stock, but also the affirmative vote of the holders of at least a majority of the outstanding shares of the Common Stock held by stockholders entitled to vote thereon other than the Parent Parties, the MD Investors, the Gift Trusts and any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary;

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the Special Committee consists solely of directors who are not officers or employees of the Company or any of its subsidiaries and are not affiliated with the Parent Parties, the SLP Filing Persons, the MSDC Filing Persons or the MD Filing Persons, and, other than receipt of reasonable and customary fees for attending meetings and their other interests described under “—Interests of the Company’s Directors and Executive Officers in the Merger,” to the knowledge of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons, such directors have no financial interest in the merger different from, or in addition to, the Company’s unaffiliated stockholders;

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the Company’s ability during the go-shop period to initiate, solicit and encourage alternative acquisition proposals from third parties, provide non-public information to such third parties and participate in discussions and negotiations with such third parties regarding alternative acquisition proposals and the Company’s ability to continue discussions with such parties thereafter if such party, which we refer to in these circumstances as an “excluded party,” submits an alternative acquisition proposal prior to the expiration of the go-shop period that the Special Committee determines in good faith (such determination to be made within five business days after the expiration of the go-shop period), after consultation with outside counsel and its financial advisors, constitutes or could reasonably be expected to result in a superior proposal;

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the Company’s ability, at any time from and after the end of the go-shop period, to consider and respond to an unsolicited acquisition proposal, to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such a proposal, if the Board, upon recommendation of the Special Committee, determines in good faith that such acquisition proposal either constitutes or could reasonably be expected to result in a superior proposal;

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the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into a definitive agreement providing for a superior proposal, subject to paying a termination fee of $180 million if the definitive agreement is with an excluded party, or $450 million if the definitive agreement is with any other person (see “The Merger Agreement—Termination Fees; Reimbursement of Expenses” beginning on page 162);

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the Special Committee retained and received advice from J.P. Morgan and Evercore, as financial advisors, and Debevoise & Plimpton LLP, as legal advisor, each of which has extensive experience in transactions similar to the merger;

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the Special Committee retained and was advised by BCG, a nationally recognized management consultant selected by the Special Committee to provide business and strategic assessments relating to the Company and its business plan and prospects and risk, as well as the markets the Company seeks to penetrate;

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the fact that, if the merger agreement is terminated in connection with the Company’s entry into a definitive agreement with respect to a superior proposal, the MD Investors and the Gift Trusts have agreed in the voting agreement to vote their shares of Common Stock in the same proportion in favor of such superior proposal as the shares of Common Stock held by the unaffiliated stockholders are voted or, at their option, entirely in favor of such superior proposal;

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neither the MD Investors nor the Gift Trusts have entered into any exclusivity arrangements with the SLP Investors and, the MD Investors and the Gift Trusts agreed, if requested by the Special Committee or the Board, to explore in good faith the possibility of working with any person or group regarding an alternative acquisition proposal (including taking part in meetings and negotiations); and

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the availability of appraisal rights under Delaware law to holders of Common Stock who do not vote in favor of the adoption of the merger agreement and who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware.

In their consideration of the fairness of the proposed merger, the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons did not find it practicable to, and did not, appraise the assets of the Company to determine the liquidation value for the Company’s unaffiliated stockholders (i) because of their belief that liquidation sales generally result in proceeds substantially less than the sales of a going concern, (ii) because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, (iii) because they considered the Company to be a viable going concern and (iv) because the Company will continue to operate its business following the merger. None of the Parent Parties, the SLP Filing Persons or the MSDC Filing Persons considered net book value, which is an accounting concept, for purposes of determining the fairness of the per share merger consideration to the Company’s unaffiliated stockholders because, in their view, net book value is not indicative of the Company’s market value but rather an indicator of historical costs. Each of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons notes, however, that the per share merger consideration of $13.65 per share is higher than the net book value of the Company per share of $6.16 as of February 1, 2013. None of the Parent Parties, the SLP Filing Persons or the MSDC Filing Persons sought to establish a pre-merger going concern value for the Common Stock to determine the fairness of the merger consideration to the Company’s unaffiliated stockholders because following the merger the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the share price of the Common Stock on January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published, the per share merger consideration of $13.65 represented a premium to the going concern value of the Company.

The foregoing discussion of the factors considered by each of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by each of them. The Parent Parties, the SLP Filing Persons and the MSDC Filing Persons did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger. Rather, each of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons made its fairness determination after considering all of the foregoing factors as a whole. Each of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons believes these factors provide a reasonable basis upon which to form its belief that the merger is fair to the Company’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any Company stockholder to vote in favor of the proposal to adopt the merger agreement. None of the Parent Parties, the SLP Filing Persons or the MSDC Filing Persons makes any recommendation as to how stockholders of the Company should vote their shares of Common Stock on the proposal to adopt the merger agreement.

Position of the MD Filing Persons as to Fairness of the Merger

Under the SEC rules governing “going private” transactions, each of the MD Filing Persons is an affiliate of the Company and, therefore, is required to express his, her or its beliefs as to fairness of the merger to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. Each of the MD Filing Persons is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each of the MD Filing Persons should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

The MD Filing Persons have interests in the merger that are different from, and in addition to, those of the other security holders of the Company. These interests are described under “—Interests of the Company’s Directors and Executive Officers in the Merger.” In light of these different interests, and the fact that Mr. Dell is an officer and director of the Company, the Board established a Special Committee consisting solely of independent and disinterested directors who are not affiliated with any of the MD Investors, the Gift Trusts, the SLP Investors or the Parent Parties, are not employees of the Company or any of its affiliates and have no financial interest in the merger different from, or in addition to, the Company’s stockholders (other than their interests described under “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 112) to negotiate with, among others, the Parent Parties, with the assistance of independent legal and financial advisors. None of the MD Filing Persons participated in the negotiations with the Special Committee with respect to the price to be paid to the Company’s unaffiliated stockholders in the merger, and none of the MD Filing Persons participated in the deliberations of the Special Committee or the Board regarding, or received advice from the Company’s legal advisors or financial advisors as to, the substantive or procedural fairness of the merger to the Company’s unaffiliated stockholders. For these reasons, the MD Filing Persons do not believe that their interests in the merger influenced the decision of the Special Committee or the board of directors with respect to the merger agreement or the merger.

None of the MD Filing Persons has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the Company’s unaffiliated stockholders. Based on the knowledge and analysis of each of the MD Filing Persons of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee discussed under “—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 50 (which analysis and resulting conclusions each of the MD Filing Persons adopt), each of the MD Filing Persons believes that the merger is substantively and procedurally fair to the Company’s unaffiliated stockholders. In particular, each of the MD Filing Persons believes that the proposed merger is substantively and procedurally fair to the Company’s unaffiliated stockholders based on its consideration of the factors enumerated above under “—Position of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons as to Fairness of the Merger,” among others.

In their consideration of the fairness of the proposed merger, the MD Filing Persons did not find it practicable to, and did not, appraise the assets of the Company to determine the liquidation value for the Company’s unaffiliated stockholders (i) because of their belief that liquidation sales generally result in proceeds substantially less than the sales of a going concern, (ii) because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, (iii) because they considered the Company to be a viable going concern and (iv) because the Company will continue to operate its business following the merger. None of the MD Filing Persons considered net book value, which is an accounting concept, for purposes of determining the fairness of the per share merger consideration to the Company’s unaffiliated stockholders because, in their view, net book value is not indicative of the Company’s market value but rather an indicator of historical costs. Each of the MD Filing Persons note, however, that the per share merger consideration of $13.65 per share is higher than the net book value of the Company per share of $6.16 as of February 3, 2013. None of the MD Filing Persons sought to establish a pre-merger going concern value for the Common Stock to determine the fairness of the merger consideration to the Company’s unaffiliated stockholders because following the merger the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the share price of the Common Stock on January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published, the per share merger consideration of $13.65 represented a premium to the going concern value of the Company.

The foregoing discussion of the factors considered by each of the MD Filing Persons in connection with the fairness of the merger is not intended to be exhaustive, but is believed to include all material factors considered by each of them. The MD Filing Persons did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger. Rather, each of the MD Filing Persons made its fairness determination after considering all of the foregoing factors as a whole. Each of the MD Filing Persons believes these factors provide a reasonable basis upon which to form its belief that the merger is fair to the Company’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any Company stockholder to vote in favor of the proposal to adopt the merger agreement. None of the MD Filing Persons makes any recommendation as to how stockholders of the Company should vote their shares of Common Stock on the proposal to adopt the merger agreement.

Purposes and Reasons of the Company for the Merger

The Company’s purpose for engaging in the merger is to enable its stockholders to receive $13.65 per share in cash, without interest and less any applicable withholding taxes, which $13.65 per share merger consideration represents a premium of approximately 25% above the closing price of the Common Stock on January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published, a premium of approximately 35% over the Company’s enterprise value as of January 11, 2013, and a premium of approximately 37% over the average closing price of the Common Stock during the 90 calendar days that ended on January 11, 2013. The Company believes its long-term objectives can best be pursued as a private company. The Company has determined to undertake the merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail above under “—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 50.

Purposes and Reasons of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons for the Merger

Under the SEC rules governing “going private” transactions, each of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons is an affiliate of the Company and, therefore, is required to express its purposes and reasons for the merger to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. Each of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

If the merger is completed, the Company will become an indirect, wholly-owned subsidiary of Parent, and the Common Stock will cease to be publicly traded. For the Parent Parties, the purpose of the merger is to effectuate the transactions contemplated by the merger agreement. For the SLP Filing Persons, the purpose of the merger is to allow the SLP Investors to indirectly own equity interests in the Company and to bear the rewards and risks of such ownership after the merger is completed and the Common Stock ceases to be publicly traded. For the MSDC Filing Persons, the purpose of the merger is to allow the MSDC Investor to indirectly own equity interests in the Company and to bear the rewards and risks of such ownership after the merger is completed and the Common Stock ceases to be publicly traded.

Each of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons believes that it is in the best interests of the Company to operate as a privately held entity. The Parent Parties, the SLP Filing Persons and the MSDC Filing Persons believe that, as a privately held entity, the Company will have greater operational flexibility to pursue alternatives that it would not have as a public company, and management will be able to concentrate on long-term growth, reducing the focus on the quarter-to-quarter performance often emphasized by the public equity market’s valuation of the Common Stock. Each of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons also believes that the merger will provide the Company with flexibility to pursue transactions with a risk profile that may be unacceptable to many public shareholders, and that these transactions can be more effectively executed as a private company.

In particular, the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons believe that the Parent Parties’ plans for the Company following the merger, which are discussed further below under “—Plans for the Company After the Merger” beginning on page 89, will be likely, in the short term, to lower gross margins, raise the Company’s operating expenses and raise capital expenditures, resulting in lower earnings per share. While the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons believe these plans for the Company after the merger are in the Company’s best interests in the long term, the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons believe that, were the Company to undertake these actions as a public company, many stockholders would be likely to object and the Company’s stock price could suffer a significant decline. The Parent Parties, the SLP Filing Persons and the MSDC Filing Persons believe that this could, in turn, adversely affect customer perception and make it more difficult to retain employees, and that the Company can avoid these adverse effects as a private company. As a result of being privately held, the Company will also enjoy certain additional efficiencies, such as a reduction of the time devoted by its management and certain other employees to compliance with the reporting and other requirements applicable to a public company.

Although each of the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons believes that there will be significant opportunities associated with their investment in the Company, and the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Company) and that such opportunities may not ever be fully realized.

If the merger is completed, the Company will become an indirect, wholly-owned subsidiary of Parent, and the Company’s shares of Common Stock will cease to be publicly traded. The Parent Parties, the SLP Filing Persons and the MSDC Filing Persons believe that structuring the transaction in such manner is preferable to other alternative transaction structures because (i) it will enable Parent to indirectly acquire all of the outstanding shares of the Company at the same time, (ii) it will allow the Company to cease to be a publicly registered and reporting company, (iii) it represents an opportunity for the Company’s unaffiliated stockholders to immediately realize the value of their investment in the Company and (iv) it allows the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons to invest in the Company.

As discussed in “—Background of the Merger,” prior to the signing of the merger agreement, the Company notified Mr. Dell and Silver Lake that Southeastern desired for any potential going private transaction involving the Company to provide an opportunity for stockholders to roll over a portion of their equity interests in the Company. In contrast, as discussed in “—Background of the Merger,” Southeastern’s suggestion in June 2012 that Mr. Dell consider a going private transaction contemplated that only Mr. Dell and Southeastern would roll over all or a portion of their equity interests in the Company. The Parent Parties, the SLP Filing Persons and the MSDC Filing Persons were not willing to consider an alternative transaction structure in which the unaffiliated stockholders would be permitted to roll over a portion of their equity interests in the Company in light of their belief that it is in the best interests of the Company to operate as a privately held entity, as discussed in greater detail above. In addition, the Parent Parties, the SLP Filing Persons and the MSDC Filing Persons did not consider any other alternative transaction structures or other alternative means to accomplish the purposes set forth above, because no other alternatives would enable them to invest in the Company and allow for the Company to cease to be a publicly registered and reporting company.

Purposes and Reasons of the MD Filing Persons for the Merger

Under the SEC rules governing “going private” transactions, each of the MD Filing Persons is an affiliate of the Company and, therefore, is required to express his, her or its beliefs as to the purposes and reasons for the merger to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. Each of the MD Filing Persons is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each of the MD Filing Persons should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

Each of the MD Filing Persons believes that it is in the best interests of the Company to operate as a privately held entity. The MD Filing Persons believe that, as a privately held entity, the Company will have greater operational flexibility to pursue alternatives than it would have had as a public company, and management will be able to concentrate on long-term growth, reducing the focus on the quarter-to-quarter performance often emphasized by the public equity market’s valuation of the Common Stock. Each of the MD Filing Persons also believes that the merger will provide the Company with flexibility to pursue transactions with a risk profile that may be unacceptable to many public shareholders, and that these transactions can be more effectively executed as a private company.

In particular, the MD Filing Persons believe that the Parent Parties’ plans for the Company following the merger, which are discussed further below under “—Plans for the Company After the Merger” beginning on page 89, will be likely, in the short term, to lower gross margins, raise the Company’s operating expenses and raise capital expenditures, resulting in lower earnings per share. While the MD Filing Persons believe these plans for the Company after the merger are in the Company’s best interests in the long term, the MD Filing Persons believe that, were the Company to undertake these actions as a public company, many stockholders would be likely to object and the Company’s stock price could suffer a significant decline. The MD Filing Persons believe that this could, in turn, adversely affect customer perception and make it more difficult to retain employees, and that the Company can avoid these adverse effects as a private company. As a result of being privately held, the Company will also enjoy certain additional efficiencies, such as a reduction of the time devoted by its management and certain other employees to compliance with the reporting and other requirements applicable to a public company.

Although each of the MD Filing Persons believes that there will be significant opportunities associated with the MD Investors’ rollover and, in the case of Mr. Dell, cash equity investment in the Company, each MD Filing

Person realizes that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Company) and that such opportunities may not ever be fully realized.

If the merger is completed, the Company will become an indirect, wholly-owned subsidiary of Parent, and the Company’s shares of Common Stock will cease to be publicly traded. The MD Filing Persons believe that structuring the transaction in such manner is preferable to other alternative transaction structures because (i) it will enable Parent to indirectly acquire all of the outstanding shares of the Company at the same time, (ii) it will allow the Company to cease to be a publicly registered and reporting company, (iii) it represents an opportunity for the Company’s unaffiliated stockholders to immediately realize the value of their investment in the Company and (iv) it allows the MD Investors to increase their equity interests in the Company through their commitments to exchange their existing equity interests in the Company for equity interests in Parent, and in the case of Mr. Dell, through his commitment to make an additional cash equity investment in Parent. For the MD Filing Persons, the purpose for the merger is to allow the MD Investors to continue to own equity interests in the Company after the merger and to bear the rewards and risks of such ownership after the merger, and to permit Mr. Dell generally to control the operations of the Company.

As discussed in “—Background of the Merger,” prior to the signing of the merger agreement, the Company notified Mr. Dell and Silver Lake that Southeastern desired for any potential going private transaction involving the Company to provide an opportunity for stockholders to roll over a portion of their equity interests in the Company. In contrast, as discussed in “—Background of the Merger,” Southeastern’s suggestion in June 2012 that Mr. Dell consider a going private transaction contemplated that only Mr. Dell and Southeastern would roll over all or a portion of their equity interests in the Company. The MD Filing Persons were not willing to consider an alternative transaction structure in which the unaffiliated stockholders would be permitted to roll over a portion of their equity interests in the Company in light of their belief that it is in the best interests of the Company to operate as a privately held entity, as discussed in greater detail above. In addition, the MD Filing Persons did not consider any other alternative transaction structures or other alternative means to accomplish the purposes set forth above, because no other alternatives would enable them to invest in the Company and allow for the Company to cease to be a publicly registered and reporting company.

Plans for the Company After the Merger

Upon consummation of the merger, the Company will cease to have publicly traded equity securities and will instead be a wholly-owned subsidiary of Intermediate, and will have substantially more debt than it currently has. In addition, the Parent Parties have advised the Company that they expect to make the changes set forth below to the operations of the Company following consummation of the merger. The SLP Filing Persons and the MD

Filing Persons believe that additional financing may be needed by the Company in support of these changes and the Company’s transformation, as well as to support additional acquisitions.

•

Extend end-to-end information technology solutions capabilities. The Parent Parties currently expect that, following the merger, the Company will make significant investments in research and development, capital expenditures and personnel additions. The Parent Parties expect to hire additional R&D, services and sales personnel in order to extend the depth and breadth of the Company’s capabilities and to increase the number of customers to whom such services and solutions are provided. The Company’s strategy of becoming an integrated provider of end-to-end IT solutions is expected to require additional investments in converged infrastructure solutions, software, cloud solutions, application development and modernization, consulting and managed security services. In addition, it is likely that the Company will need to make additional acquisitions to complete its transformation, which would subject the Company to a number of associated risks and uncertainties.

•

Hire additional sales personnel. The Parent Parties currently expect that, following the merger, the Company will hire significant numbers of additional sales personnel with the goal of increasing sales coverage and expanding the depth of partnerships the Company has with channel partners in its Partner Direct program. The Parent Parties also expect that the Company will significantly increase investment in training for both new and existing sales personnel, including the Company’s channel partners. These investments are likely to raise operating expenses in the near term with the goal of improving sales coverage and increasing long-term revenue growth.

•

Compete aggressively in emerging countries. The Parent Parties currently expect that, following the merger, the Company will make significant investments to enhance its presence and ability to compete in emerging markets, including the BRIC countries (i.e., Brazil, Russia, India and China). In addition, the Parent Parties expect that the Company will expand aggressively in other parts of Asia, Latin and South America, Central and Eastern Europe, the Middle East and Africa. The Parent Parties expect that these investments will raise the Company’s operating expenses and lower its gross margins in the near term.

•

Invest for growth in the PC and tablet business. The Parent Parties currently expect that, following the merger, the Company will significantly increase its investment in its PC and tablet business to enhance the Company’s ability to compete in this market segment. While the Company’s strategy in its PC business had been to maximize gross margins, following the merger, the Parent Parties expect to focus instead on maximizing long-term revenue and cash flow growth. The Parent Parties believe these measures are likely to lower near-term gross margins and raise near-term operating expenses, with the goal of improving long-term sales and competitive positioning.

•

Accelerate delivery of a simplified and enhanced customer experience. In 2012, the Company began to simplify every aspect of the customer relationship. The Parent Parties expect that, if successful, this initiative will make it easier for customers to do business with the Company, eliminating friction and complexity and enabling more rapid response to customer needs. The Parent Parties currently expect that, following the merger, the Company will make significant operating expense and capital expenditure investments to accelerate this effort, which should yield improvements throughout the value chain, eliminating unnecessary complexity from the Company’s solutions, go-to-market, premium support, online sales and support, procurement and supply chain. While over time, this should help improve the customer experience, grow customer relationships, drive efficiencies and improve cycle times, in the near-term earnings and margins will likely be pressured by this initiative.

As noted above under “—Purposes and Reasons of the MD Filing Persons for the Merger” beginning on page 88, these measures are likely, in the short term, to lower gross margins, raise the Company’s operating expenses and raise capital expenditures, resulting in lower earnings per share. While the Parent Parties believe that these plans for the Company after the merger are in the Company’s best interests in the long term, the Parent Parties believe that, were the Company to undertake these actions as a public company, many stockholders would be likely to object and the Company’s stock price could suffer a significant decline.

Except as described above or elsewhere in this proxy statement, the Parent Parties have advised the Company that they do not have any current intentions, plans or proposals to cause the Company to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the merger involving the Company’s corporate structure, business or management, such as a merger, reorganization or liquidation;

•	the purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; or

•	any other material changes to the Company’s corporate structure or business.

We expect, however, that, both before and following consummation of the merger, the management and/or board of directors of the Company will continue to assess the Company’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what additional changes, if any, would be desirable following the merger to enhance the business and operations of the Company and, subject to the terms of the merger agreement, before the consummation of the merger, may cause the Company to effect any changes or engage in any transactions that the management and/or board of directors of the Company decides are in the best interest of the Company upon such review. The Parent Parties expressly reserve the right to make any other changes to the Company’s operations after the consummation of the merger that they deem appropriate in light of additional evaluation and review or in light of future developments.

Certain Effects of the Merger

If the merger agreement is adopted by the requisite votes of the Company’s stockholders and all other conditions to the closing of the merger are either satisfied or waived, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Intermediate.

At the effective time of the merger, each share of Common Stock outstanding immediately prior to the effective time of the merger (other than certain excluded shares and dissenting shares) will be converted into the right to receive $13.65 in cash, without interest, less applicable withholding taxes, whereupon all such shares will be automatically canceled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto, other than the right to receive the merger consideration.

Each Company stock option granted under the Other LTIP Plans, whether vested or unvested and whether with an exercise price per share that is greater or less than or equal to $13.65, that is outstanding immediately prior to the effective time of the merger, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such Company stock option and (ii) the excess, if any, of $13.65 over the exercise price per share of Common Stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions. Parent has indicated to the Company that it intends to request, pursuant to the merger agreement, that the Company, before the completion of the merger, commence an option tender offer to purchase for cash, at prices to be determined by Parent, each tendered Company stock option granted under the 2002 Plan and the 2012 Plan, whether vested or unvested and whether with an exercise price per share that is greater or less than or equal to $13.65, that is outstanding immediately prior to the effective time of the merger. Subject to the terms and conditions of the option tender offer, which conditions would include the consummation of the merger, each such Company stock option that is validly tendered and not withdrawn by the holder thereof would be canceled in exchange for the applicable cash payment promptly after the completion of the merger. Also in accordance with the merger agreement, Company stock options granted under the 2002 Plan and the 2012 Plan that are outstanding immediately prior to the effective time of the merger and not accepted for cancellation and payment in the option tender offer would be converted at the effective time of the merger into options to purchase, on substantially the same terms and conditions (including vesting conditions) applicable to such Company stock option immediately prior to the effective time of the merger, shares of Parent common stock. Notwithstanding the provisions of the merger agreement, Mr. Dell would not participate in the option tender offer and his Company stock options will be canceled for no consideration in connection with the merger.

Each Company RSU Award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such Company RSU Award multiplied by (ii) $13.65, less such amounts as are required to be withheld or deducted under applicable tax provisions, subject to the recipient remaining in service until the vesting date applicable with respect to such awards. For purposes of unvested restricted stock units, any performance-based vesting condition will be treated as having been attained at the “target” level, and awards that are subject to performance-based vesting conditions will be deemed to vest ratably on the last day of each fiscal year during the portion of the performance period applicable to such awards that occur following the effective time of the merger.

Each Company restricted share that is outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash equal to $13.65, less such amounts as are required to be withheld or deducted under applicable tax provisions, plus any additional amounts related to dividends payable on such Company restricted share prior to the effective time, but which remain subject to the vesting of the Company restricted share. Payment will be made on such date(s) as the Company restricted share would have otherwise vested, but only if the holder of such Company restricted share remains continuously employed by the surviving corporation or its subsidiaries from the effective time of the merger to such vesting date(s).

A primary benefit of the merger to our stockholders will be the right of such stockholders to receive a cash payment of $13.65, without interest, for each share of Common Stock held by such stockholders, as described above, representing a premium of approximately 25% above the closing price of the Common Stock on January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published, a premium of approximately 35% over the Company’s enterprise value as of January 11, 2013 and a premium of approximately 37% over the average closing price of the Common Stock during the 90 calendar days that ended on January 11, 2013. Additionally, such stockholders will avoid the risk after the merger of any possible decrease in our future earnings, growth or value.

The primary detriments of the merger to our stockholders include the lack of interest of such stockholders in any potential future earnings, growth or value realized by the Company after the merger. Additionally, the receipt of cash in exchange for shares of Common Stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes to our stockholders who are U.S. holders. See “—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 124.

Following the merger, it is contemplated that all of the equity interests in the Company will be owned, indirectly through Parent, by the SLP Investors, the MD Investors, the MSDC Investor, certain members of management and other employees of the Company and, potentially, certain other permitted assignees. If the merger is completed, these equity investors will be the sole beneficiaries of our future earnings, growth and value, if any, and such equity investors will be the only ones entitled to vote on corporate matters affecting the Company. Similarly, these equity investors will also bear the risks of ongoing operations, including the risks of any decrease in the earnings, growth or value of the Company after the merger and other risks related to the incurrence of additional leverage as described under “—Financing for the Merger—Debt Financing” beginning on page 105.

The Common Stock is currently registered under the Exchange Act and is quoted on NASDAQ under the symbol “DELL.” As a result of the merger, the Company will be a privately held corporation and there will be no public market for its Common Stock. After the merger, the Common Stock will cease to be quoted on NASDAQ and price quotations with respect to sales of Common Stock in the public market will no longer be available. In addition, the registration of the Common Stock under the Exchange Act will be terminated and the Company will no longer file periodic reports with the SEC with respect to the Common Stock. Termination of registration of our Common Stock under the Exchange Act will reduce the information required to be furnished by the Company to our stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company. The Company currently estimates that the amount of any regulatory compliance cost savings will be approximately $11.6 million per annum. The SLP Investors, the MD Investors, the MSDC Investor and any other investors in Parent will benefit from any regulatory compliance cost savings realized by the Company after it ceases to be a publicly traded company.

The Company has currently recognized a deferred tax asset, which was valued in the amount of approximately $86 million as of February 1, 2013, that it expects (on a more likely than not basis) to be able to utilize against future tax liabilities. After the completion of the merger, the Company again will evaluate the facts and circumstances to determine the extent to which (if any) such asset may be utilizable. Because utilization of the deferred tax asset after the merger will depend on the income and other deductions of the Company after the merger, which cannot be determined in advance, no assurance can be given as to when, or the extent to which (if at all), such utilization will occur after the merger. As a result of the Parent Parties’ ownership interests in the Company following the completion of the merger, the Parent Parties will become the beneficiaries of any such utilization.

The directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation and the officers of the Company immediately prior to the effective time of the merger will be the officers of the surviving corporation. The certificate of incorporation of the surviving corporation will be amended and restated in its entirety to be in the form of the certificate of incorporation attached as Exhibit A to the merger agreement. The bylaws of the surviving corporation will be amended and restated in their entirety to be in the form of the bylaws attached as Exhibit B to the merger agreement.

In connection with the merger, the MD Investors will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations the Company’s stockholders generally, as described in more detail under “—Interests of the Company’s Directors and Executive Officers in the Merger.” The incremental benefits will include the right of the MD Investors to make an equity investment in Parent in exchange for their contribution to Parent of 273,299,383 shares of Common Stock and, in the case of Mr. Dell, of up to $500 million in cash equity financing. A detriment to the MD Investors is that their equity interests in Parent will not be listed on a securities exchange and will be highly illiquid without an active public trading market for such equity interests. Their equity interests in Parent will also be subject to agreements restricting the ability of the MD Investors to sell such equity interests. Additional incremental benefits to Mr. Dell may include, among others, continuing as an executive officer of the surviving corporation and entry into a new employment agreement or other arrangements with the surviving corporation or its subsidiaries. Furthermore, it is contemplated that Mr. Dell will be the chairman of the board of directors of Parent and chief executive officer of Parent.

Parent does not currently own any interest in the Company. Following consummation of the merger, Parent will indirectly own 100% of the outstanding Common Stock and will have a corresponding interest in our net book value and net earnings. Each stockholder of Parent will have an indirect interest in our net book value and net earnings in proportion to such stockholder’s ownership interest in Parent. Our net income for the fiscal year ended February 1, 2013 was approximately $2.372 billion and our net book value as of February 1, 2013 was approximately $10.701 billion.

The table below sets forth the direct and indirect interests in the Company’s net book value and net earnings of the SLP Investors, the MD Investors and the MSDC Investor prior to and immediately after the merger, based on the net book value at February 1, 2013 and net earnings for the fiscal year ended February 1, 2013.

	Ownership of the Company Prior to the Merger(1)				Ownership of the Company After the Merger(2)
	% Ownership		Net book value at February 1, 2013	Net income for the year ended February 1, 2013	% Ownership	Net book value at February 1, 2013	Net income for the year ended February 1, 2013
	(in thousands)
SLP Investors	—		—	—	24.1	$2,578,941	$571,652
MD Investors	15.8	(3)	$1,689,409	$374,477	71.6	$7,661,916	$1,698,352
MSDC Investor	—		—	—	4.3	$460,143	$101,996

(1)	Based upon beneficial ownership as of February 1, 2013, excluding beneficial ownership attributable to Company stock options (whether or not exercisable) and any Company RSU Award (whether or not vested) and the Company’s net book value at February 1, 2013 and net income for the fiscal year ended February 1, 2013.
(2)	Based upon the agreed upon and anticipated equity investments and the Company’s net book value at February 1, 2013 and net income for the fiscal year ended February 1, 2013, and without giving effect to any additional indebtedness to be incurred in connection with the merger. Excludes any Company stock options (whether or not exercisable) and any other equity incentives issued in connection with or after the merger as described under “—Interests of the Company’s Directors and Executive Officers in the Merger.”
(3)	Ownership percentage for the MD Investors includes 2,964,869 shares currently held by the Gift Trusts, as to which Mr. Dell disclaims beneficial ownership; however, such shares will be acquired by Mr. Dell from the Gift Trusts prior to the consummation of the merger (conditional upon the occurrence of the closing of the merger).

Projected Financial Information

The Company does not generally make public projections as to future performance or earnings beyond the current fiscal year and is especially cautious of making projections for extended periods due to the unpredictability of its business and the markets in which it operates. However, financial projections prepared by management and financial forecasts prepared by BCG were made available to the Board, the Special Committee, and the Special Committee’s advisors in connection with their respective consideration of strategic alternatives available to the Company. Certain of these financial projections and forecasts (or certain information contained therein) also were made available to the Company’s financial advisor, the Parent Parties and other potential acquiring persons.

Summaries of these financial projections and forecasts are being included in this proxy statement not to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but because these financial projections and forecasts were made available to the Board, the Special Committee and the Special Committee’s advisors, as well as, in the case of certain of these financial projections and forecasts (or certain information contained therein), to the Company’s financial advisor, the Parent Parties and other potential acquiring persons. The inclusion of this information should not be regarded as an indication that the Company, BCG, the Board, the Special Committee, the Special Committee’s advisors, the Company’s financial advisor, the Parent Parties, other potential acquiring persons or any other recipient of this information considered, or now considers, such financial projections or forecasts to be a reliable prediction of future results. No person has made or makes any representation to any stockholder regarding the information included in these financial projections or forecasts.

Although presented with numerical specificity, these financial projections and forecasts are based upon a variety of estimates and numerous assumptions made by the Company’s management or BCG with respect to, among other matters, industry performance, general business, economic, market and financial conditions and other matters, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 130, many of which are difficult to predict, are subject to significant economic and competitive uncertainties, and are beyond the Company’s control. In addition, since the financial projections and forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing the financial projections and forecasts will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

The financial projections and forecasts do not take into account any circumstances or events occurring after the date they were prepared, and, except as may be required in order to comply with applicable securities laws, neither the Company nor BCG intends to update, or otherwise revise, the financial projections or forecasts, or the specific portions presented, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. In addition, the financial projections and forecasts assume that the Company will remain a publicly traded company.

The financial projections and forecasts were not prepared with a view toward public disclosure, soliciting proxies or complying with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding financial projections and forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. Neither PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the accompanying financial projections and forecasts, and, accordingly, neither PricewaterhouseCoopers LLP nor any other public accounting firm expresses an opinion or any other form of assurance with respect to such projections and forecasts. The PricewaterhouseCoopers LLP reports incorporated by reference into this proxy statement relate to the Company’s historical financial information. They do not extend to the financial projections and forecasts and should not be read to do so.

The financial projections and forecasts included non-GAAP financial measures, which were presented because management and BCG believed they could be useful indicators of the Company’s projected future operating performance and cash flow. The Company prepared its financial projections on a non-GAAP basis. The Company has not included in this proxy statement a reconciliation of its projected non-GAAP gross margin, non-GAAP operating income or non-GAAP net income to the most comparable GAAP financial measure, consisting of GAAP gross margin, GAAP operating income and GAAP net income, respectively, because information is not available to the Company’s management to identify or reasonably estimate future severance and facility actions, future acquisition-related costs, or future acquisition-related tax adjustments, each of which is excluded from the non-GAAP financial measures. The calculation of the excluded items would require information about the number, size, nature and timing of any future acquisitions by the Company, as well as purchase accounting adjustments related to such acquisitions. Because of the contingent nature of the exclusions, and because the acquisitions on which the exclusions are dependent have not occurred and cannot reasonably be predicted, the specific adjustments cannot be forecast with accuracy. The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with GAAP (see “Important Information Regarding Dell—Selected Summary Historical Consolidated Financial Data” beginning on page 171). In addition, because non-GAAP financial measures are not determined consistently by all companies, the non-GAAP measures presented in these financial projections and forecasts may not be comparable to similarly titled measures of other companies.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that either the Company or BCG considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication. No one has made any representation to any stockholder of the Company or anyone else regarding the information included in the financial projections and forecasts discussed below.

July Plan

On July 12, 2012, management presented the July Plan, consisting of financial projections for the Company through fiscal year 2016, to the Board in connection with the Company’s routine internal planning processes and not in connection with any potential transaction involving the Company.

Management prepared the July Plan in a process that included input from the Company’s individual business segment leaders as to their best estimates of the future financial performance of their respective business segments in light of its then-current understanding of the industry and competitive dynamics, key strategic and investment priorities and other business initiatives. When management presented the July Plan to the Board at the July 12, 2012 meeting, management also updated the Board on the Company’s weaker than expected performance in the second quarter, the effects of which were not reflected in the July Plan. Consistent with the Company’s internal planning procedures, Board approval of the July Plan was not solicited, nor was the July Plan approved by the Board.

The July Plan was made available to the Special Committee, the Special Committee’s advisors and the Company’s financial advisor, in addition to the Board. Certain information contained in the July Plan was made available to the Parent Parties and other potential acquiring persons.

The following presents in summary form the financial projections in the July Plan:

July Plan

	Fiscal Year Ended
	January 31, 2014	January 30, 2015	January 29, 2016
	(in billions)
Revenue	$66.0	$69.5	$74.0
Gross margin (non-GAAP)(1)	$15.6	$16.7	$18.1
Operating income (non-GAAP)(2)	$5.6	$6.2	$7.0

(1)	Gross margin (non-GAAP) excludes amortization of intangibles, severance and facility actions and acquisition-related costs.
(2)	Operating income (non-GAAP) excludes amortization of intangibles, severance and facility actions and acquisition-related costs.

September 21 Case

As discussed under “—Background of the Merger” beginning on page 20, certain members of the senior management of the Company began preparing updated projections that came to be known as the “September 21 Plan” or the “September 21 Case.” Mr. Dell did not participate in the preparation of the September 21 Case, although the Special Committee authorized Mr. Dell to review it following the presentation of the September 21 Case to the Special Committee on September 23, 2012. The September 21 Case was intended to provide the Special Committee with senior management’s updated estimates as to the Company’s future financial performance in light of circumstances that had changed since the July Plan was prepared. Senior management initially proposed to update its estimates only to take into account changes in its estimates based on actual and projected results for fiscal year 2013, but, at the Special Committee’s request, management also updated its estimates as to the other fiscal years covered by the July Plan. At the suggestion of J.P. Morgan, senior management also included projections for fiscal years 2017 and 2018 in order to provide potential bidders with sufficient information to conduct customary valuation analyses.

The September 21 Case was prepared in a process that was off-cycle from the Company’s routine internal planning processes and, with the Special Committee’s knowledge, was prepared by senior management (without the participation of Mr. Dell). The September 21 Case did not reflect the updated perspectives of the Company’s individual business segment leaders, who at the time were not aware of a possible transaction involving the

Company, and therefore did not necessarily reflect such business segment leaders’ views as to the assumptions and projections reflected in the September 21 Case (which may have been more or less optimistic than senior management’s views). Board approval of the September 21 Case was not solicited, nor was the September 21 Case approved by the Board.

An initial version of the September 21 Case was presented to the Special Committee at a meeting held on September 13, 2012, and a revised version of the September 21 Case was presented to the Special Committee at subsequent meetings held on September 21 and 23, 2012, as described under “—Background of the Merger” beginning on page 20. After those meetings, senior management continued to refine its expectations as to the Company’s working capital needs and its estimates as to certain non-operating items reflected on the Company’s income statement, in each case assuming that the operating items reflected on the Company’s income statement were as projected in the September 21 Case. These refinements were reflected in the final September 21 Case. Senior management’s projections as to operating items such as revenue, gross margin and non-GAAP operating income were not affected by these refinements.

The September 21 Case, while not intended to replace the July Plan, did reflect senior management’s view at the time as to adjustments that needed to be made to the July Plan in order to reflect circumstances that had changed since the preparation of the July Plan. Specifically, senior management made downward adjustments to its estimates as to growth rates and gross margin rates for certain of the Company’s business segments and as to operating expenses, which collectively were viewed by senior management as the most significant drivers of the Company’s future financial performance.

The September 21 Case was made available to the Board, the Special Committee, the Special Committee’s advisors and the Company’s financial advisor. Certain information contained in the September 21 Case was also made available to the Parent Parties and other potential acquiring persons.

The following presents in summary form the financial projections in the September 21 Case:

September 21 Case

	Fiscal Year Ended
	January 31, 2014	January 30, 2015	January 29, 2016	February 3, 2017	February 2, 2018
	(in billions)
Revenue	$59.9	$63.2	$66.6	$68.0	$69.6
Gross margin (non-GAAP)(1)	$13.7	$14.6	$15.3	$15.6	$16.0
Operating income (non-GAAP)(2)	$4.2	$4.9	$5.3	$5.4	$5.5
Net income (non-GAAP)(3)	$3.2	$3.7	$4.0	$4.1	$4.2
Operating cash flow(4)	$3.8	$4.2	$4.7	$5.4	$5.5
Capital expenditures	$0.6	$0.6	$0.6	$0.6	$0.6
Depreciation	$0.6	$0.6	$0.6	$0.6	$0.6

(1)	Gross margin (non-GAAP) excludes amortization of intangibles, severance and facility actions and acquisition-related costs.
(2)	Operating income (non-GAAP) excludes amortization of intangibles, severance and facility actions and acquisition-related costs.
(3)	Net income (non-GAAP) excludes amortization of intangibles, severance and facility actions and acquisition-related costs and associated tax impact.
(4)	Senior management’s projections as to operating cash flow resulted from its refinements to working capital items, as described above, which resulted in an overall increase in operating cash flow projections.

Fiscal Year 2014 Plans and Budgets

In connection with the Company’s routine planning procedures, at the commencement of each fiscal year, management develops internal financial plans and budgets for the upcoming fiscal year. During the initial stage of the planning process, each of the Company’s individual business segments develops a plan and budget. Those plans and budgets are then reviewed by senior management in a centralized planning process that results in the development of a Company-wide internal operating plan (often called the “Internal Plan”). The Company uses the Internal Plan to establish targets, on a granular basis, for each of its business segments consistent with that segment’s strategic objectives. Those targets reflect performance levels that are higher than senior management’s expectations regarding the most likely level of financial performance. In addition, senior management prepares a consolidated financial forecast for the Company’s business segments reflecting a more conservative view of the Company’s financial performance (often called the “Board Case”), which is approved by the Board and used to establish performance-based compensation targets for management.

As part of the planning process, management presents preliminary versions of the Internal Plan and the Board Case to the Board in January and presents final versions of the Internal Plan and the Board Case to the Board in March. The final versions of the Internal Plan and the Board Case take into account, among other matters, the Company’s actual performance during the fourth quarter of the prior fiscal year, while the preliminary versions presented in January rely on fourth quarter estimates.

On January 18, 2013, management presented preliminary versions of the Internal Plan and the Board Case for fiscal year 2014 (the “Preliminary FY14 Internal Plan” and the “Preliminary FY14 Board Case,” respectively) to the Board. Mr. Dell did not participate in the presentation or the meeting. Management prepared the Preliminary FY14 Internal Plan based on assumptions and projections for fiscal year 2014 that were substantially consistent with those reflected in the September 21 Case. However, in the Preliminary FY14 Internal Plan, management lowered its estimates of projected revenue, gross margin and operating income to reflect the Company’s anticipated fiscal year 2013 performance, as well as a weaker industry outlook given developments since September 2012, including weaker than expected customer demand, reductions in PC shipment forecasts by industry experts and increasing pressure on PC gross margins. The Preliminary FY14 Board Case reflected projections as to revenue, gross margin and operating income that were lower than the amounts projected in the Preliminary FY14 Internal Plan, primarily as a result of management’s making more conservative assumptions as to the projected performance of the Company’s EUC business in light of the uncertain PC industry outlook.

The Preliminary FY14 Internal Plan and the Preliminary FY14 Board Case were provided to the Special Committee and the Special Committee’s advisors, in addition to the Board. The presentation materials provided to the Board that described the Preliminary FY14 Internal Plan and the Preliminary FY14 Board Case were also made available to the Parent Parties and other potential acquiring persons and provided to Blackstone on February 27, 2013.

On March 7, 2013, management presented (without the participation of Mr. Dell) its proposed versions of the Internal Plan and the Board Case for fiscal year 2014 to the Board. The following presents in summary form the financial projections for fiscal year 2014 in the Preliminary FY14 Internal Plan and the Preliminary FY14 Board

Case, as well as the financial projections in the Internal Plan and the Board Case that were presented to the Board on March 7, 2013:

	Preliminary FY14 Internal Plan	Preliminary FY14 Board Case	Internal Plan as of March 7, 2013	Board Case as of March 7, 2013
	(in billions)
Revenue	$59.9	$56.0	$59.9	$59.0
Gross margin (non-GAAP)(1)	$13.6	$12.7	$13.2	$13.0
Operating income (non-GAAP)(2)	$4.1	$3.7	$3.7	$3.3

(1)	Gross margin (non-GAAP) excludes amortization of intangibles, severance and facility actions and acquisition-related costs.
(2)	Operating income (non-GAAP) excludes amortization of intangibles, severance and facility actions and acquisition-related costs.

In the course of their review of the Board Case, members of the Board raised concerns about the increase in projected revenue compared to the Preliminary FY14 Board Case, as well as the achievability of the projections in the Board Case more generally, in light of the significant and increasing uncertainty surrounding the prospects for the PC industry in general. It was decided that management should work with Shantanu Narayen, the chair of the Leadership Development and Compensation Committee to consider more conservative sensitivities in light of the uncertain PC industry outlook and develop a final proposal for the Board Case for fiscal year 2014. Thereafter, management presented a more conservative version of the Board Case. The Board did not request that management make any refinements to the Internal Plan. The Internal Plan as presented at the March 7, 2013 meeting and the Board Case as revised after that meeting (the “Final FY14 Internal Plan” and the “Final FY14 Board Case,” respectively) were approved by the Board by unanimous written consent as of March 20, 2013.

The Final FY14 Internal Plan included lower projections as to gross margin and operating income than the levels included in the Preliminary FY14 Internal Plan due to, among other factors, increased margin pressure experienced by the Company in the fourth quarter of fiscal year 2013 and the first month of the first quarter of fiscal year 2014, particularly with respect to its EUC business, and management’s updated expectations as to margin rates for fiscal year 2014. Those and other factors, including decisions to continue to invest in strategic priorities despite lowered gross margin projections, resulted in the Final FY14 Board Case.

Because the Final FY14 Internal Plan and the Final FY14 Board Case were prepared after the execution of the merger agreement, neither was reviewed by the Board, the Special Committee, the Special Committee’s advisors or the Company’s financial advisor in their respective consideration of the merger. The presentation materials provided to the Board that described the Final FY14 Internal Plan and the Final FY14 Board Case were made available to the Parent Parties and other potential acquiring persons after the plans were presented to the Board in March and provided to Blackstone on March 31, 2013.

The following presents in summary form the financial projections for fiscal year 2014 in the Final FY14 Internal Plan and the Final FY14 Board Case:

	Final FY14 Internal Plan	Final FY14 Board Case
(in billions)
Revenue	$ 59.9	$ 56.5
Gross margin (non-GAAP)(1)	$ 13.2	$ 12.5
Operating income (non-GAAP)(2)	$ 3.7	$ 3.0

(1)	Gross margin (non-GAAP) excludes amortization of intangibles, severance and facility actions and acquisition-related costs.
(2)	Operating income (non-GAAP) excludes amortization of intangibles, severance and facility actions and acquisition-related costs.

BCG Forecast

As discussed under “—Background of the Merger” beginning on page 20, the Special Committee retained BCG to assist the Special Committee in its assessment of strategic alternatives available to the Company. BCG was engaged solely to offer its views to the Special Committee, and not for the purpose of public disclosure or the solicitation of proxies. In the course of its work for the Special Committee, BCG developed the BCG Forecast, which provided the Special Committee with an independent financial forecast for the Company. The BCG Forecast represented the views of BCG based on its knowledge of the Company and the markets in which the Company operates, its expertise and experience as a management consultant and its discussions with the Company’s management.

As discussed under “—Background of the Merger” beginning on page 20, BCG presented a preliminary version of the BCG Forecast to the Special Committee on January 2, 2013, which it subsequently refined. It presented the refined version to the Special Committee on January 15, 2013 and to the Board on January 18, 2013. The BCG Forecast was not made available to the Parent Parties or any other potential acquiring persons prior to the signing of the merger agreement.

The BCG Forecast consisted of a base case forecast for the Company (the “BCG Base Case”), as well as forecasts reflecting the incremental effect of certain management initiatives and market sensitivities on the BCG Base Case. The BCG Base Case was a forecast based on the current business mix and geographical distribution of the Company’s portfolio, taking into account, among other factors, industry prospects and the Company’s competitive position within the industry. BCG then considered the effect of potential phased productivity cost reductions, assuming in one case that 25% of such reductions (representing reductions that could be achieved through specific potential initiatives identified by either management or BCG) would be attained (the “BCG 25% Case”) and in another case that 75% of such reductions (representing non-specific target percentage cost reductions in the Company’s business) would be attained (the “BCG 75% Case”). In addition, BCG considered the results of initiatives to increase market share for the Company’s EUC business, particularly in emerging markets; and to increase the effectiveness of the Company’s sales force. BCG also considered the potential effect of market sensitivities on the BCG Base Case, including the impact of both a positive and negative outlook on both the Company’s EUC business and enterprise solutions business.

The following presents in summary form the financial forecasts in the BCG Base Case, the BCG 25% Case and the BCG 75% Case:

BCG Base Case

Fiscal Year Ended
	January 31, 2014	January 30, 2015	January 29, 2016	February 3, 2017
(in billions)
Revenue	$ 56.4	$ 55.5	$ 55.1	$ 54.3
Gross margin	$ 12.9	$ 12.6	$ 12.5	$ 12.3
Operating income (non-GAAP)(1)	$ 3.4	$ 3.3	$ 3.2	$ 3.0

(1)	Operating income (non-GAAP) excludes amortization of intangibles, severance and facility actions and acquisition-related costs.

BCG 25% Case(1)

Fiscal Year Ended
	January 31, 2014	January 30, 2015	January 29, 2016	February 3, 2017
(in billions)
Revenue	$ 56.4	$ 55.5	$ 55.1	$ 54.3
Gross margin	$ 12.9	$ 12.8	$ 12.8	$ 12.6
Operating income (non-GAAP)(2)	$ 3.4	$ 3.7	$ 4.0	$ 3.8

(1)	The BCG 25% Case assumes that 25% of the productivity cost reductions described above would be attained.
(2)	Operating income (non-GAAP) excludes amortization of intangibles, severance and facility actions and acquisition-related costs.

BCG 75% Case(1)

Fiscal Year Ended
	January 31, 2014	January 30, 2015	January 29, 2016	February 3, 2017
(in billions)
Revenue	$ 56.4	$ 55.5	$ 55.1	$ 54.3
Gross margin	$ 13.0	$ 13.1	$ 13.4	$ 13.1
Operating income (non-GAAP)(2)	$ 3.6	$ 4.5	$ 5.7	$ 5.5

(1)	The BCG 75% Case assumes that 75% of the productivity cost reductions described above would be attained.
(2)	Operating income (non-GAAP) excludes amortization of intangibles, severance and facility actions and acquisition-related costs.

As discussed under “—Background of the Merger” beginning on page 20, BCG was engaged to act as a consultant to the Special Committee pursuant to an engagement letter dated November 12, 2012. The Special Committee determined to retain BCG based on BCG’s reputation as a nationally recognized management consultant, its expertise in business strategy, its experience with the industries in which the Company operates and its familiarity with the Company. Under the terms of its engagement, the Company agreed to pay BCG a fixed fee of $297,000 per week, inclusive of all of BCG’s expenses, during the term of its engagement. BCG’s compensation in connection with its engagement is not based on the Special Committee’s recommendation as to any specific strategic alternative available to the Company or the completion of any specific transaction, including the merger.

During the past two years, BCG has provided management consulting services to the Company and its affiliates, for which BCG has received an aggregate of approximately $1.5 million in compensation, and has also provided management consulting services to the SLP Investors and their affiliates, for which BCG has received an aggregate of approximately $0.8 million in compensation. BCG has not had any material relationship with the Parent Parties, the MD Investors or their affiliates (other than as described in the foregoing sentence with respect to the Company and its affiliates) or with the MSDC Investor or its affiliates during the past two years.

Financing for the Merger

Parent estimates that the total amount of funds necessary to complete the merger and the related transactions and financings, including (i) the refinancing of certain of the Company’s indebtedness outstanding as of the closing of the merger and (ii) the payment of related fees and expenses, will be approximately $28 billion.

Parent expects this amount to be funded through a combination of the following:

•	an aggregate cash equity investment by the SLP Investors and their permitted assignees, if any, of up to $1.4 billion, which is described under “—SLP Investors Equity Financing” beginning on page 103;

•

(i) the contribution by the MD Investors of shares of Common Stock to Parent immediately prior to the effective time of the merger and (ii) a cash equity investment by Mr. Dell and his permitted assignees, if any, of up to $500 million, which are collectively described under “—MD Investors Equity Financing” beginning on page 103;

•	a cash equity investment by the MSDC Investor and its permitted assignees, if any, of up to $250 million, which is described under “—MSDC Investor Equity Financing” beginning on page 104;

•	the sale by Parent of up to $2 billion of its 7.25% unsecured subordinated notes to Microsoft, which is described under “—Subordinated Debt Financing” beginning on page 105;

•	up to approximately $13.75 billion from the debt financings described under “—Debt Financing” beginning on page 105; and

•	at least approximately $7.4 billion of cash on hand at the Company and its subsidiaries.

The cash equity investments, contribution of shares of Common Stock, sale of unsecured subordinated notes and debt financings are subject to the satisfaction of the conditions set forth in the commitment letters and/or securities purchase agreement, as applicable, described below. Although obtaining the equity or debt financing is not a condition to the completion of the merger, the failure of the Parent Parties to obtain sufficient financing or the failure of the Company to have a sufficient amount of cash on hand at the effective time of the merger would likely result in the failure of the merger to be completed. However, pursuant to the merger agreement, the Company has the right to specifically enforce the Parent Parties’ obligations to use reasonable best efforts to obtain, or cause to be obtained, the financing and to timely cause the Lenders (as defined below) to fund the debt financing and Microsoft to fund the subordinated debt financing, including by seeking through litigation to enforce their rights under the debt commitment letter entered into with the Lenders and the securities purchase agreement entered into with Microsoft under the circumstances described under “The Merger Agreement—Specific Performance” beginning on page 164. In each case, Parent may be obligated to pay the Company certain fees as described under “The Merger Agreement—Termination Fees; Reimbursement of Expenses” beginning on page 162. Payment of such fees is guaranteed by the guarantors as described under “—Limited Guarantees” beginning on page 111.

SLP Investors Equity Financing

Parent has entered into a letter agreement with the SLP Investors (the “SLP equity commitment letter”) pursuant to which the SLP Investors have committed, severally but not jointly, upon the terms and subject to the conditions contained in the SLP equity commitment letter, to contribute to Parent, at or prior to the consummation of the merger, an aggregate of up to $1.4 billion in cash in exchange for which the SLP Investors will receive common stock of Parent. The SLP Investors may assign their equity commitment to other investors, subject to the terms and conditions of the SLP equity commitment letter, although no assignment of the equity commitment to other investors will affect the SLP Investors’ equity financing commitments pursuant to the SLP equity commitment letter.

The equity commitment of the SLP Investors is generally subject to the following conditions:

•	satisfaction or waiver by the Parent Parties of the conditions precedent to the Parent Parties’ obligations to complete the merger;

•	the substantially contemporaneous funding of all commitments with respect to the equity financing pursuant to the MD equity commitment letter and the MSDC equity commitment letter;

•	the substantially contemporaneous completion of Parent’s sale to Microsoft of Parent’s unsecured subordinated notes on the terms and conditions in the securities purchase agreement; and

•	the substantially contemporaneous closing of the debt financing on the terms and conditions as described in the debt commitment letter.

As described under “The Merger Agreement—Specific Performance” beginning on page 164, the Company is an express third-party beneficiary of the SLP equity commitment letter solely in the limited circumstances specified in the merger agreement in which the Company is entitled to seek specific performance of Parent’s obligation to cause the equity financing contemplated by the SLP equity commitment letter to be funded.

The foregoing summary of the SLP equity commitment letter is qualified in its entirety by reference to the copy of such letter attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

MD Investors Equity Financing

Parent has entered into a letter agreement with the MD Investors (the “MD equity commitment letter”) pursuant to which the MD Investors have committed, severally and not jointly, to transfer, contribute and deliver to Parent, immediately prior to the consummation of the merger, 273,299,383 shares of the Common Stock (including shares held by the Gift Trusts, which shares will be acquired by Mr. Dell from the Gift Trusts prior to the consummation of the merger (conditional upon the occurrence of the closing of the merger)) in exchange for common stock of Parent. For purposes of such transfer and contribution, the MD Investor’s shares of Common Stock will be valued at $13.36 per share as opposed to the $13.65 price offered to the Company’s unaffiliated stockholders in the merger. In addition, Mr. Dell committed, upon the terms and subject to the conditions contained in the MD equity commitment letter, to contribute to Parent, at or prior to the consummation of the merger, an aggregate of up to $500 million in cash in exchange for which he will receive common stock of Parent. Mr. Dell may assign his cash equity commitment to other investors subject to the terms and conditions of the MD equity commitment letter, although no assignment of his cash equity commitment to other investors will affect Mr. Dell’s cash equity financing commitment pursuant to the MD equity commitment letter.

The commitments of the MD Investors are generally subject to the following conditions:

•	satisfaction or waiver by the Parent Parties of the conditions precedent to the Parent Parties’ obligations to complete the merger;

•	the substantially contemporaneous funding of all commitments with respect to the equity financing pursuant to the SLP equity commitment letter;

•	the substantially contemporaneous completion of Parent’s sale to Microsoft of Parent’s unsecured subordinated notes on the terms and conditions in the securities purchase agreement; and

•	the substantially contemporaneous closing of the debt financing on the terms and conditions as described in the debt commitment letter.

As described under “The Merger Agreement—Specific Performance” beginning on page 164, the Company is an express third-party beneficiary of the MD equity commitment letter solely in the limited circumstances specified in the merger agreement in which the Company is entitled to seek specific performance of Parent’s obligation to cause the rollover and equity financing contemplated by the MD equity commitment letter to be funded.

The foregoing summary of the MD equity commitment letter is qualified in its entirety by reference to the copy of such letter attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

MSDC Investor Equity Financing

Parent has entered into a letter agreement with the MSDC Investor (the “MSDC equity commitment letter”) pursuant to which the MSDC Investor has committed, upon the terms and subject to the conditions contained in the MSDC equity commitment letter, to contribute to Parent, at or prior to the consummation of the merger, an aggregate of up to $250 million in cash in exchange for which the MSDC Investor will receive common stock of Parent. The MSDC Investor may assign its equity commitment to other investors subject to the terms and conditions of the MSDC equity commitment letter, although no assignment of the equity commitment to other investors will affect the MSDC Investor’s equity financing commitment pursuant to the SLP equity commitment letter.

The equity commitment of the MSDC Investor is generally subject to the following conditions:

•	satisfaction or waiver by the Parent Parties of the conditions precedent to the Parent Parties’ obligations to complete the merger;

•	the substantially contemporaneous funding of all commitments with respect to the equity financing pursuant to the SLP equity commitment letter;

•	the substantially contemporaneous completion of Parent’s sale to Microsoft of Parent’s unsecured subordinated notes on the terms and conditions in the securities purchase agreement; and

•	the substantially contemporaneous closing of the debt financing on the terms and conditions as described in the debt commitment letter.

As described under “The Merger Agreement—Specific Performance” beginning on page 164, the Company is an express third-party beneficiary of the MSDC equity commitment letter solely in the limited circumstances specified in the merger agreement in which the Company is entitled to seek specific performance of Parent’s obligation to cause the equity financing contemplated by the MSDC equity commitment letter to be funded.

The foregoing summary of the MSDC equity commitment letter is qualified in its entirety by reference to the copy of such letter attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

Subordinated Debt Financing

Parent has entered into an amended and restated securities purchase agreement with Microsoft (the “securities purchase agreement”) pursuant to which Parent has agreed to issue, and Microsoft has agreed to purchase, up to $2 billion of 7.25% unsecured subordinated notes of Parent contemporaneously with the closing of the merger.

The commitment of Microsoft to purchase the notes is generally subject to the following conditions:

•	the representations and warranties of Parent in the securities purchase agreement are true and correct in all material respects;

•

the representations of warranties made by the Company in the merger agreement, as are material to the interests of Microsoft in its capacity as a holder of the notes, are true and correct (provided that this condition to the obligations of Microsoft is only applicable to the extent that the Parent Parties would have the right to terminate their obligations under the merger agreement as a result of a breach of such representations and warranties);

•	the performance in all material respects of Parent’s covenants contained in the securities purchase agreement;

•

the absence of any amendment or modification to the merger agreement or the granting of any waiver or consent with respect to the Parent Parties’ obligation to consummate the merger in a manner materially adverse to Microsoft in its capacity as a holder of the notes;

•	subject to certain limitations, the absence of a Company material adverse effect since November 2, 2012;

•	the substantially simultaneous funding of certain commitments with respect to equity financing pursuant to the SLP equity commitment letter and the MD equity commitment letter;

•	the substantially contemporaneous closing of the debt financing on the terms and conditions as described in the debt commitment letter; and

•	the substantially simultaneous closing of the merger pursuant to the terms of the merger agreement.

Pursuant to the securities purchase agreement, Microsoft agreed to cease any existing discussions or negotiations regarding the acquisition of the Company or for any acquisition of Common Stock. In addition, Microsoft agreed not to (i) solicit, initiate, knowingly encourage, participate in, or otherwise encourage any inquiries, (ii) provide equity or debt financing or (iii) engage in certain other acts, in each case which could reasonably be expected to lead to the acquisition of the Company or the acquisition of shares of Common Stock by a third party.

The foregoing summary of the securities purchase agreement is qualified in its entirety by reference to the copy of such agreement attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

Debt Financing

Intermediate has obtained an amended and restated facilities commitment letter (as amended from time to time in accordance with the merger agreement, the “debt commitment letter”) from Bank of America, N.A., Bank of America Merrill Lynch, Barclays Bank PLC, Credit Suisse AG, Credit Suisse, Royal Bank of Canada, RBC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Island Branch, Morgan Stanley Senior Funding, Inc. and UBS Loan Finance LLC (collectively, the “Lenders”) to provide, severally but not jointly, upon the terms and subject to the conditions set forth in the debt commitment letter, in the aggregate up to $13.75 billion in debt financing (not all of which is expected to be drawn at the closing of the merger), consisting of the following:

•	$4.0 billion senior secured term loan B facility;

•	$1.5 billion senior secured term loan C facility;

•	$2.0 billion asset-based revolving credit facility;

•

$3.25 billion pursuant to first lien and second lien bridge facilities (which would be utilized in the event that Merger Sub or one or more of its subsidiaries does not issue and sell the full amount of the first lien and second lien notes referred to below at or prior to the closing of the merger);

•	$1.9 billion pursuant to a term/commercial receivables facility; and

•	$1.1 billion pursuant to a revolving/consumer receivables facility.

It is also expected that, at or prior to the closing of the merger, up to $3.25 billion in aggregate principal amount of first and second lien notes will be issued by Merger Sub or one or more of its subsidiaries in an offering conducted under Rule 144A of the Securities Act of 1933, as amended, (the “Securities Act”), or another private placement transaction. We refer to the financing described above collectively as the “debt financing.” The aggregate principal amount of the term loan facilities and the bridge facilities (or the first and second lien notes, as the case may be) may be increased to fund certain original issue discount or upfront fees in connection with the debt financing. The proceeds of the debt financing will be used (i) to finance, in part, the payment of the amounts payable under the merger agreement, the refinancing of certain of the Company’s indebtedness outstanding as of the closing of the merger and the payment of related fees and expenses, (ii) to provide ongoing working capital and (iii) for other general corporate purposes of the Company and its subsidiaries.

The debt financing contemplated by the debt commitment letter is conditioned on the consummation of the merger in accordance with the merger agreement, as well as other customary conditions, including, but not limited to:

•	the execution and delivery by the borrowers and guarantors of definitive documentation, consistent with the debt commitment letter;

•

the consummation of the SLP Investors equity financing, the MD Investors equity financing, the MSDC Investor equity financing and the Microsoft subordinated debt financing substantially concurrently with the initial borrowing under the term loan facilities;

•	subject to certain limitations the absence of a Company material adverse effect since November 2, 2012;

•	payment of all applicable fees and expenses;

•	delivery of certain audited, unaudited and pro forma financial statements;

•

as a condition to the availability of the bridge facilities, the agents having been afforded a marketing period of at least 15 consecutive business days (subject to certain blackout dates) following receipt of portions of a customary offering memorandum and certain financial statements;

•

receipt by the lead arrangers of documentation and other information about the borrower and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);

•

subject to certain limitations, the execution and delivery of guarantees by the guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•	the repayment of certain outstanding debt of the Company; and

•	the accuracy in all material respects of certain representations and warranties in the merger agreement and specified representations and warranties in the loan documents.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, Parent is required to promptly notify the Company and use its reasonable best efforts to obtain alternative financing (in an amount sufficient to replace such unavailable debt financing) from the same or other sources on terms and conditions no less favorable to the Parent Parties than such unavailable debt financing (including the “flex” provisions contained in the fee letter referenced in the debt commitment letter). As of [            ], 2013, the last practicable date before the printing of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing is not available as anticipated. Except as described herein, there is no plan or arrangement regarding the refinancing or repayment of the debt financing. The documentation governing debt financing contemplated by the debt commitment letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

The Lenders may invite other banks, financial institutions and institutional lenders to participate in the debt financing contemplated by the debt commitment letter and to undertake a portion of the commitments to provide such debt financing.

Term Facilities

Interest under (i) the senior secured term loan B facility will be payable, at the option of the borrower, either at a base rate (subject to a floor of 2.0% and based on the highest of the prime rate, the overnight federal funds rate plus 1/2 of 1.0% and the one-month LIBOR rate plus 1.00%) plus 2.50% or a LIBOR-based rate (subject to a floor of 1.0%) plus 3.50% and (ii) the senior secured term loan C facility will be payable, at the option of the borrower, either at a base rate (subject to a floor of 2.0% and based on the highest of the prime rate, the overnight federal funds rate plus 1/2 of 1.0% and the one-month LIBOR rate plus 1.00%) plus 2.0% or a LIBOR-based rate (subject to a floor of 1.0%) plus 3.0%. Interest will be payable, in the case of loans bearing interest based on LIBOR, at the end of each interest period set forth in the credit agreement (but at least every three months) and, in the case of loans bearing interest based on the base rate, quarterly in arrears. The senior secured term loan B facility will mature six and one-half years from the date of closing of the merger and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount. The senior secured term loan C facility will mature five years from the date of closing of the merger and will amortize in equal quarterly installments in aggregate annual amounts equal to 10.0% of the original principal amount.

The borrower under the term loan facilities will be Merger Sub or one of its subsidiaries, and upon consummation of the merger, the rights and obligations under the senior secured term loan B facility and the senior secured term loan C facility will be assumed by one of the Company’s subsidiaries. The senior secured term loan B facility and the senior secured term loan C facility will be guaranteed, subject to certain agreed upon exceptions, on a joint and several basis by Intermediate and each direct and indirect wholly-owned U.S. subsidiary of the Company. The senior secured term loan B facility and the senior secured term loan C facility will be secured, subject to certain agreed upon exceptions, by (i) a first priority security interest in substantially all the assets of Intermediate, Merger Sub (and, after the merger, the Company) and each guarantor (other than the ABL collateral referred to below) and (ii) a second priority security interest in the ABL collateral (as defined below).

The term loan facilities will contain customary affirmative covenants including, among other things, delivery of annual audited and quarterly unaudited financial statements, notices of defaults, material litigation and material ERISA events, submission to certain inspections, maintenance of property and customary insurance, payment of taxes and compliance with laws and regulations. The term facilities also will contain customary negative covenants that, subject to certain exceptions, qualifications and “baskets,” generally will limit the borrower’s and its restricted subsidiaries’ ability to incur debt, create liens, make fundamental changes, enter into asset sales and sale-and-lease back transactions, make certain investments and acquisitions, pay dividends or distribute or redeem certain equity, prepay or redeem certain debt and enter into certain transactions with affiliates.

ABL Facility

Interest under the asset-based revolving credit facility will be payable, at the option of borrower, either at a base rate (based on the highest of the prime rate, the overnight federal funds rate plus 1/2 of 1.0% and the one-month LIBOR rate plus 1.00%) plus 0.75% or a LIBOR-based rate plus 1.75%, with stepdowns and stepups by 0.25%, each based on excess availability. Interest will be payable, in the case of loans bearing interest based on LIBOR, at the end of each interest period set forth in the credit agreement (but at least every three months) and, in the case of loans bearing interest based on the base rate, quarterly in arrears. The asset-based revolving credit facility will mature five years from the date of closing of the merger. Borrowings under the asset-based revolving credit facility will be subject to availability under a borrowing base which, subject to certain reserves to be agreed, will consist of (i) 85% of the appraised net orderly liquidation value of eligible inventory, (ii) 85% of eligible accounts receivable and (iii) 90% of eligible credit card receivables.

The borrower under the asset-based revolving credit facility will be Merger Sub or one of its subsidiaries, and upon consummation of the merger, the rights and obligations under the asset-based revolving credit facility will be assumed by one of the Company’s subsidiaries. The asset-based revolving credit facility will be guaranteed, subject to certain agreed upon exceptions, on a joint and several basis by Intermediate and each direct and indirect wholly-owned U.S. subsidiary of the Company. The asset-based revolving credit facility will be secured, subject to certain agreed upon exceptions, by (i) a first priority security interest in the accounts receivable, inventory, cash, deposit accounts, securities and commodity accounts and certain items in connection therewith of Intermediate, Merger Sub (and, after the merger, the Company) and each guarantor, which, collectively, we refer to as the “ABL collateral” and (ii) a third priority security interest in the collateral for the senior secured term loan B facility and the senior secured term loan C facility (other than the ABL collateral).

The asset-based revolving credit facility will contain customary affirmative covenants including, among other things, delivery of annual audited and quarterly unaudited financial statements, notices of defaults, material litigation and material ERISA events, submission to certain inspections, maintenance of property and customary insurance, payment of taxes and compliance with laws and regulations. The asset-based revolving credit facility will also contain customary negative covenants that, subject in each case to certain exceptions, qualifications and “baskets,” generally will limit the borrower’s and its restricted subsidiaries’ ability to incur debt, create liens, make fundamental changes, enter into asset sales and sale-and-lease back transactions, make certain investments and acquisitions, pay dividends or distribute or redeem certain equity, prepay, purchase or redeem certain debt and enter into certain transactions with affiliates.

Bridge Facilities

The borrower under the senior first lien bridge facility will be Merger Sub or one of its subsidiaries, and upon consummation of the merger, the rights and obligations under the senior first lien bridge facility will be assumed by one of the Company’s subsidiaries. Interest under the senior first lien bridge facility will initially equal the LIBOR-based rate for interest periods of one, two, three or six months, as selected by the borrower (subject to a 1.0% floor), plus 4.0%, increasing by 50 basis points every three months thereafter up to a cap. The senior first lien bridge facility will be guaranteed by the same entities that guarantee the senior secured term loan B facility and the senior secured term loan C facility. The senior first lien bridge facility will be secured by the same assets (on an equal priority basis) that secure the senior secured term loan B facility and the senior secured term loan C facility.

Any loans under the senior first lien bridge facility that are not paid in full on or before the first anniversary of the closing date of the merger will automatically be converted into senior first lien term loans maturing seven years after the closing date of the merger. After such a conversion, the holders of outstanding senior first lien term loans may choose, subject to certain limitations, to exchange their loans for senior first lien exchange notes that mature seven years after the closing date of the merger.

The senior first lien bridge facility is expected to contain incurrence-based negative covenants that, subject to certain exceptions, qualifications and “baskets,” will restrict, among other things, the borrower’s, its guarantors’ and other restricted subsidiaries’ ability to incur debt, create liens, enter into asset sales, pay dividends and enter into transactions with affiliates, affirmative covenants to deliver annual and quarterly financial statements and provide notices of default, and such other affirmative and negative covenants as are customary for bridge loan financings of this type and consistent with Rule 144A “for life” high yield indentures of comparable issuers.

The borrower under the senior second lien bridge facility will be Merger Sub or one of its subsidiaries, and upon consummation of the merger, the rights and obligations under the senior second lien bridge facility will be assumed by one of the Company’s subsidiaries. Interest under the senior second lien bridge facility will initially equal the LIBOR-based rate for interest periods of one, two, three or six months, as selected by the borrower, (subject to a 1.0% floor) plus 5.25%, increasing by 50 basis points every three months thereafter up to a cap. The senior first lien bridge facility will be guaranteed by the same entities that guarantee the senior secured term loan B facility and the senior secured term loan C facility. The senior second lien bridge facility will be secured by the same assets (on a second priority basis) that secure the senior secured term loan B facility and the senior secured term loan C facility.

Any loans under the senior second lien bridge facility that are not paid in full on or before the first anniversary of the closing date of the merger will automatically be converted into senior second lien term loans maturing eight years after the closing date of the merger. After such a conversion, the holders of outstanding senior second lien term loans may choose, subject to certain limitations, to exchange their loans for senior second lien exchange notes that mature eight years after the closing date of the merger.

The senior second lien bridge facility is expected to contain incurrence-based negative covenants that, subject to certain exceptions, qualifications and “baskets,” will restrict, among other things, the borrower’s, its guarantors’ and other restricted subsidiaries’ ability to incur debt, create liens, enter into asset sales, pay dividends and enter into transactions with affiliates, affirmative covenants to deliver annual and quarterly financial statements and provide notices of default, and such other affirmative and negative covenants as are customary for bridge loan financings of this type and consistent with Rule 144A “for life” high yield indentures of comparable issuers.

It is expected that, in lieu of borrowings under the senior secured first and second lien bridge facilities, at or prior to the closing of the merger, up to $3.25 billion of aggregate principal amount of first and second lien notes will be issued by Merger Sub or one or more of its subsidiaries in an offering conducted under Rule 144A of the Securities Act, or another private placement transaction.

Term/Commercial Receivables Facility

The lenders under the term/commercial receivables facility will include certain of the Lenders and/or one or more commercial paper conduits with backstop funding commitments from one or more of the Lenders. Interest under the term/commercial receivables facility will be payable at a variable interest rate which, in the case of a commercial paper conduit lender, will be such lender’s cost of funds in the commercial paper market plus a usage fee or, if funding through its backstop funding commitments, one-month LIBOR plus 1.75%, and, in the case of any other lender, will be daily one-month LIBOR plus a usage fee. The usage fee will be 1.00% per annum, increasing to 1.75% per annum after the end of the commitment term. Interest will be payable monthly.

The commitment term under the term/commercial receivables facility will be three years from the date of the closing of the merger and the term/commercial receivables facility will mature in the twelfth month after the due date of the latest installment payment due under any receivable being funded at the end of the commitment term.

The receivables to be financed under the term/commercial receivables facility will be fixed-rate, fixed-term sales-type leases and loans originated by DFS. The receivables will be required to satisfy certain eligibility criteria. Borrowings under the term/commercial receivables facility will be subject to availability under a borrowing base. The advance rate will generally be 85% of the discounted percent value of the periodic payments due under the eligible receivables. The discount will be based on the borrower’s cost of funds, hedging costs and servicing expenses.

The borrower under the term/commercial receivables facility will be a newly-organized special purpose bankruptcy-remote subsidiary of the Company established to purchase the receivables on a periodic basis. DFS will act as the servicer of the receivables. Merger Sub and, upon consummation of the merger, the Company will provide a performance undertaking to the borrower and the lenders ensuring the performance and obligations (including the payment obligations) of DFS as servicer and of the subsidiary of the Company acting as the seller of the receivables to the borrower.

The term/commercial receivables facility will be secured by a first priority security interest in the receivables, related property and the proceeds thereof.

The term/commercial receivables facility will contain customary affirmative covenants, including, among other things, maintenance of existence, further assurances and filing financing statements, maintenance of books and records, delivering unaudited annual financial statements of the borrower and annual audited and quarterly unaudited financial statements of the Company, inspection rights, notice of certain events, payment of taxes and compliance with laws and regulations. The term/commercial receivables facility will also contain customary negative covenants that will generally limit the borrower’s ability to incur any debt other than under the term/commercial receivables facility, create liens other than under the term/commercial receivables facility, engage in activities other than in connection with the term/commercial receivables facility or like financings, asset sales, mergers, consolidations or dissolutions, pay dividends or make other payments in respect of equity interests after the occurrence of certain events and make certain petitions in bankruptcy against the borrower or the commercial paper conduit lenders.

Revolving/Consumer Receivables Facility

The lenders under the revolving/consumer receivable facility will include certain of the Lenders and/or one or more commercial paper conduits with backstop funding commitments from one or more of the Lenders. Interest under the revolving/consumer receivables facility will be payable at a variable interest rate that will depend on the type of lender: its cost of its funds in the commercial paper market plus a usage fee or, if funding through its backstop funding commitments, one-month LIBOR plus 2.25%, in the case of a commercial paper conduit lender, or daily one-month LIBOR plus a usage fee, in the case of any other lender. The usage fee will be 1.75% per annum, increasing to 2.50% per annum after the end of the commitment term. Interest will be payable monthly.

The commitment term under the revolving/consumer receivables facility will be three years from the date of the closing of the merger and the revolving/consumer receivables facility will mature in the twelfth month after the end of the commitment term.

The receivables to be financed under the revolving/consumer receivables facility will be finance charge receivables and principal receivables arising under revolving credit accounts established under the “Dell Preferred Account” program (“Consumer Credit Accounts”) or the “Dell Business Credit” program (“Business Credit Accounts”). The receivables will be required to satisfy certain eligibility criteria. Borrowings under the revolving/consumer receivables facility will be subject to availability under a borrowing base. The advance rate will generally be 60% of the principal receivables arising under the Consumer Credit Accounts and 85% of the principal receivables arising under the Business Credit Accounts.

The borrower under the revolving/consumer receivables facility will be a newly-organized special purpose bankruptcy-remote subsidiary of the Company established to purchase the receivables on a daily basis as they are originated. DFS will act as the servicer of the receivables and the administrator of the borrower. Merger Sub, and upon consummation of the merger, the Company will provide a performance undertaking to the borrower and the lenders ensuring the performance and obligations (including the payment obligations) of DFS as servicer and administrator and of the subsidiary of the Company acting as the seller of the receivables to the borrower.

The revolving/consumer receivables facility will be secured by a first priority security interest in the receivables, related property and the proceeds thereof.

The foregoing summaries of the debt commitment letter and the related facilities are qualified in their entirety by reference to the copy of such letter attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

The revolving/consumer receivables facility will contain customary affirmative covenants, including, among other things, maintenance of existence, further assurances and filing financing statements, maintenance of books and records, delivering unaudited annual financial statements of the borrower and annual audited and quarterly unaudited financial statements of the Company, inspection rights, notice of certain events, payment of taxes and compliance with laws and regulations. The revolving/consumer receivables facility will also contain customary negative covenants that will generally limit the borrower’s ability to incur debt other than under the revolving/consumer receivables facility, create liens other than under the revolving/consumer receivables facility, engage in activities other than in connection with the revolving/consumer receivables facility, asset sales, mergers, consolidations or dissolutions, pay dividends or make other payments in respect of equity interests after the occurrence of certain events and make certain petitions in bankruptcy against the borrower or the commercial paper conduit lenders.

Refinancing of Certain Indebtedness

The Parent Parties expect that the aggregate amounts of principal, interest and premiums necessary to redeem in full the Company’s outstanding $500 million in aggregate principal amount of 5.625% Senior Notes due April 2014, the Company’s outstanding $400 million in aggregate principal amount of 2.10% Senior Notes due April 2014 and, unless the effective time of the merger occurs after their maturity, the Company’s outstanding $500 million in aggregate principal amount of 1.40% Senior Notes due September 2013 will be deposited with the respective trustees for such notes substantially concurrently with the effective time of the merger and notices to redeem in full such notes will be sent to the holders of such outstanding notes on the closing date. The Parent Parties further expect that all of the Company’s other outstanding senior notes and senior debentures will remain outstanding after the effective time of the merger in accordance with their respective terms. All principal, accrued but unpaid interest, fees and other amounts (other than certain contingent obligations) outstanding at the effective time of the merger under the Company’s $2 billion unsecured revolving credit facility will be repaid in full substantially concurrently with the closing and all commitments to lend and guarantees in connection therewith will be terminated and/or released.

Limited Guarantees

Concurrently with the execution of the merger agreement, each of the SLP Investors and Mr. Dell (collectively, the “guarantors”) have executed and delivered a limited guarantee in favor of the Company (collectively, the “limited guarantees”), pursuant to which the guarantors have absolutely, unconditionally and irrevocably guaranteed the due, complete and punctual payment, observance, performance and discharge of their respective applicable percentage of the payment obligations of Parent with respect to certain fees (each as described in more detail under “The Merger Agreement—Termination Fees; Reimbursement of Expenses—Parent Termination Fee” beginning on page 163) and certain other guaranteed amounts, subject to a cap equal to, in the aggregate, the Parent termination fee, if and when due pursuant to the merger agreement.

Each of the limited guarantees will terminate upon the earliest to occur of:

•	the effective time of the merger,

•	payment in full of the Parent termination fee or the cash shortfall fee and the other guaranteed amounts, in each case pursuant to the merger agreement; and

•

the six-month anniversary of the valid termination of the merger agreement in accordance with its terms (except if any claim for payment pursuant to a limited guarantee is presented in writing by the guaranteed party to Parent or a guarantor on or prior to such six-month anniversary, in which case such limited guarantee will not terminate until final resolution of such claim).

In the event that the Company or any of its affiliates (other than the MD Investors, the Gift Trusts or the MSDC Investor) asserts in any litigation or other proceeding (i) that certain provisions of a limited guarantee are illegal, invalid or unenforceable or (ii) any theory of liability against a guarantor, any Parent Party or certain related parties of such guarantor with respect to such limited guarantee, the commitment letter to which such guarantor is a party, the merger agreement or any of the transactions contemplated thereby (other than certain specified permitted claims), then (a) the obligations of such guarantor under such limited guarantee will terminate, (b) if such guarantor has previously made any payments under such limited guarantee, it will be entitled to recover such payments and (c) neither such guarantor nor certain related parties of such guarantor will have any liability to the Company with respect to the transactions contemplated by the merger agreement under such limited guarantee or otherwise.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board (without Mr. Dell’s participation) that you vote to approve the proposal to adopt the merger agreement, you should be aware that, aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, interests of other stockholders of the Company generally. In particular, as is described elsewhere in this proxy statement, Mr. Dell, who is Chairman of the Board and Chief Executive Officer of the Company, is a director, officer and stockholder of Parent and will be a controlling stockholder of Parent after completion of the merger.

With regard to our directors serving on the Special Committee and the Board (other than Mr. Dell), areas where their interests may differ from those of stockholders in general relate to the impact of the transaction on the directors’ outstanding equity awards and the provision of indemnification and insurance arrangements pursuant to the merger agreement and the Company’s certificate of incorporation, bylaws and indemnification agreements, which reflect the fact that, by their service on the Board, they may be subject to claims arising from such service. Because of their existing compensation arrangements, the differences in interests for our executive officers involve the possible receipt of the following types of payments and benefits that may be triggered by or otherwise relate to the merger:

•	cash payments under executive officer severance agreements;

•	the treatment of executive officer equity awards;

•	the provision of indemnification and insurance arrangements pursuant to the merger agreement; and

•	related benefits.

These interests are described in more detail below, and certain of them are quantified in the tables below. In addition, Parent has the right, under the merger agreement, to negotiate and enter into agreements with other executive officers prior to the closing of the merger pursuant to which our executive officers would roll over some or all of their shares of Common Stock or Company RSU Awards into Parent equity interests, though no agreements, arrangements or understandings with respect to any such potential investment exist between the Parent Parties and any executive officer (other than Mr. Dell) as of the date of this proxy statement.

The members of the Special Committee evaluated and negotiated the merger agreement and evaluated whether the merger is in the best interests of the Company’s unaffiliated stockholders. Mr. Dell did not participate in the deliberations of the Special Committee regarding the merger agreement and the transactions contemplated by the merger agreement. The members of the Special Committee were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the stockholders that the merger agreement be adopted. See “—Background of the Merger” beginning on page 20 and “—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 50 for a further discussion of these matters. You should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement.

In consideration of the time and effort required of the members of the Special Committee in connection with evaluating strategic alternatives available to the Company, the proposed merger (including negotiating the terms and conditions of the merger agreement), the go-shop process and possible negotiations with parties making alternative acquisition proposals, the Board, in a meeting held March 28, 2013, determined that each member of the Special Committee will receive a monthly retainer of $7,500, beginning in September 2012, during the duration of their service on the Special Committee and a meeting fee of $1,500 for each meeting of the Special Committee such member attends in person or by teleconference, plus out of pocket expenses. The Chairman of the Special Committee will receive $2,000 for each meeting of the Special Committee that he attends in person or by teleconference, plus out of pocket expenses. These fees are not dependent on the closing of the merger or on the Special Committee’s or the Board’s approval of, or recommendations with respect to, the merger or any other transaction. As of the date of the filing of this proxy statement, the aggregate amount payable to the Chairman of the Special Committee for his service on the Special Committee was approximately $142,000, and the aggregate amount payable to each of the other Special Committee members for their service on the Special Committee was approximately $121,500. The Board also discussed meeting in the future to consider in its discretion increasing these amounts in light of the efforts expended by the Special Committee.

Severance Agreements

The Company previously has entered into severance agreements with each of its executive officers (other than Mr. Dell). None of these agreements entitles our executive officers to any severance payments upon the completion of the merger (either on a “single trigger” or “double trigger” basis). Rather, the agreements entitle our executive officers to receive certain severance payments upon a qualifying termination event without regard to the completion of the merger. However, because it is possible that changed circumstances due to the merger could result in the employment of the executives being terminated thereafter on a basis entitling them to severance payments, those agreements are described below.

Under the severance agreements, if an executive officer’s employment is terminated “without cause,” the executive will receive a severance payment equal to 200% of his or her base salary. In general, a termination is deemed to be “without cause” under these agreements unless the executive is terminated for violating confidentiality obligations, violating certain laws, being charged with a criminal offense which constitutes a felony or involves moral turpitude or dishonesty, engaging in acts of gross negligence or insubordination, breaching a fiduciary duty to the Company or its stockholders, violating the Company’s Code of Conduct, unsatisfactory job performance or willful misconduct. In addition, as a condition to receiving severance payments under the severance agreements, the executive officers are obligated to comply with certain noncompetition and nonsolicitation obligations for a period of twelve months following termination of employment.

Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan that is available to executives and a separate plan that is available to our non-employee directors. Upon a merger, consolidation, liquidation or other type of reorganization that would constitute a change of control of the Company under either plan, vested amounts for which a distribution event has not been triggered prior to the effective time will be paid. Thus, the accrued vested account balances of the employees, including the named executives, or directors participating in either of these plans, for which a distribution event has not been triggered prior to the effective time will be paid out promptly following the effective time of the merger. However, there will be no increase in the amounts credited to accounts of any such participants. If a distribution event has been triggered prior to the effective time, vested account balances will be paid out according to the participant’s original distribution election and will not be paid out a result of the merger.

Under the terms of the deferred compensation plan for executives, the Company matches 100% of each participant’s voluntary deferrals up to 3% of the participant’s compensation that exceeds the qualified plan compensation limit. A participant may defer up to 50% of the participant’s base salary and up to 100% of the participant’s annual incentive bonus. Matching contributions vest ratably over the first five years of employment (20% per year) and thereafter matching contributions vest immediately. In general, absent an extraordinary transaction of the type referred to above, a participant’s funds are distributed upon the participant’s death, disability or separation from service or, under certain circumstances and at the request of the participant, during the participant’s employment, and can be taken in a lump sum or installments (monthly, quarterly, or annually) over a period of up to ten years.

Retention Cash Bonus Awards

On April 17, 2013, the Leadership Development and Compensation Committee of the Board approved a program to provide special retention awards in the form of performance-based cash bonuses to aid in the retention of certain key Dell employees, including members of the executive leadership team, vice presidents and executive directors of the Company who are critical to the Company’s future success. The key employees include the named executive officers of the Company other than Mr. Dell.

Under the terms of the retention awards, award recipients are entitled to receive a retention award in the form of a performance-based cash bonus ranging from 0% to 100% of their respective base salaries based on the Company’s fiscal year 2014 free operating cash flow performance. The retention award will be payable in March 2014 if the award recipient has remained continuously employed by the Company through the payment date. If the Company terminates the award recipient’s employment prior to the March 2014 payout date “without cause,” the award recipient is entitled to receive 75% of the maximum retention award value as soon as administratively practicable following termination of employment. In general, a termination is deemed to be “without cause” for purposes of the retention awards unless the employee engages in the type of conduct that would constitute “cause” for purposes of the Company’s agreements with its executive officers described above under “—Severance Agreements” beginning on page 113. In addition, the award recipient is obligated to comply with certain noncompetition and nonsolicitation obligations until March 31, 2015, and will be required to return the award in the event of non-compliance.

The retention awards provide that if any rights, payments or benefits provided by the Company to an award recipient following a “change in control” of the Company would be subject to the excise tax imposed under Section 4999 or non-deductibility under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), payment of the retention award will be reduced or eliminated to the extent necessary to avoid application of the excise tax so long as the reduction or elimination would result in a larger net after-tax payment to the award recipient in connection with the change in control payments. The consummation of the merger will constitute a change in control of the Company for purposes of the retention awards.

Amendments to Equity Award Agreements

Also on April 17, 2013, the Leadership Development and Compensation Committee of the Board approved amendments to the Company’s equity award agreements for grants of restricted stock, restricted stock units and performance-based restricted stock units issued under the 2002 Plan and the 2012 Plan. The grants subject to the amendments include awards held by the Company’s currently serving named executive officers, other than Mr. Dell. No amendments were made to any equity award grants held by Mr. Dell or by members of the Board.

The amendments provide for accelerated vesting of the grants if the recipient’s employment with the Company is terminated “without cause” within two years following a “change in control” of the Company. Any accrued dividend equivalents with respect to restricted stock units or performance-based restricted stock units will vest and be paid in cash upon delivery of the shares underlying those grants. In addition, in connection with a change in control of the Company, the amendments provide that the Board or the Leadership Development and Compensation Committee of the Board may direct that, in lieu of delivering shares of Company common stock upon the vesting of awards, the Company may provide for award holders to receive cash or other consideration of at least equal value. The amendments do not affect the treatment provided for in the merger agreement with respect to any executive officer equity awards, except that, as with the retention awards described above, the amendments to the equity award agreements provide for reduction or elimination of vesting or payment of long-term incentive plan awards to the extent necessary to produce the best after-tax results in the application of the excise tax imposed under Section 4999 of the Code.

The consummation of the merger will constitute a change in control of the Company for purposes of the amendments. In general, a termination is deemed to be “without cause” for purposes of the amendments unless the employee engages in the type of conduct that would constitute “cause” for purposes of the Company’s agreements with its executive officers described above under “—Severance Agreements” beginning on page 113.

Indemnification and Insurance

Under the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. For more information regarding such indemnification and insurance coverage, see “The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance” beginning on page 153.

Treatment of Executive Officer and Director Common Stock

As is the case for any stockholder, the Company’s directors (other than Mr. Dell) and executive officers other than those executive officers, if any, who enter into agreements with Parent prior to the closing of the merger to roll over some or all of their shares of Common Stock into Parent equity interests, will receive $13.65 in cash less any applicable withholding taxes for each share of Common Stock (including, subject to the attainment of applicable vesting conditions, any shares of restricted stock) that they own at the effective time of the merger. For a discussion of the rollover shares of Common Stock by Mr. Dell, please see “—Financing for the Merger—MD Investors Equity Financing” beginning on page 103. For a discussion of the potential rollover of shares of Common Stock by our other executive officers, please see “—New Management Arrangements” beginning on page 123. For information regarding the treatment of Company restricted stock, please see “The Merger Agreement—Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares” beginning on page 140. For information regarding beneficial ownership of the Common Stock by each of the Company’s current directors and certain executive officers and all directors and executive officers as a group, see “Important Information Regarding Dell—Security Ownership of Certain Beneficial Owners and Management” beginning on page 173.

Treatment of Executive Officer and Director Equity Awards

Treatment of Company Stock Options

As described under “The Merger Agreement—Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares” beginning on page 140, the merger agreement provides that, except as otherwise agreed by Parent and a holder of a Company stock option, each Company stock option granted under the Other LTIP Plans, whether vested or unvested and whether with an exercise price per share that is greater or less than or equal to $13.65, that is outstanding immediately prior to the effective time of the merger, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such Company stock option and (ii) the excess, if any, of $13.65 over the exercise price per share of Common Stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions. Parent has indicated to the Company that it intends to request, pursuant to the merger agreement, that the Company, before the completion of the merger, commence an option tender offer to purchase for cash, at prices to be determined by Parent, each tendered Company stock option granted under the 2002 Plan and the 2012 Plan, whether vested or unvested and whether with an exercise price per share that is greater or less than or equal to $13.65, that is outstanding immediately prior to the effective time of the merger. Subject to the terms and conditions of the option tender offer, which conditions would include the consummation of the merger, each such Company stock option that is validly tendered and not withdrawn by the holder thereof would be canceled in exchange for the applicable cash payment promptly after the completion of the merger. Also in accordance with the merger agreement, Company stock options granted under the 2002 Plan and the 2012 Plan that are outstanding immediately prior to the effective time of the merger and not accepted for cancellation and payment in the option tender offer would be converted at the effective time of the merger into options to purchase, on substantially the same terms and conditions (including vesting conditions) applicable to such Company stock option immediately prior to the effective time of the merger, shares of Parent common stock. Notwithstanding the provisions of the merger agreement, Mr. Dell would not participate in the option tender offer and his Company stock options will be canceled for no consideration in connection with the merger. Payments with respect to Company stock options granted under the Other LTIP Plans and canceled under the merger agreement will be made as soon as practicable following the effective time of the merger and without interest.

Treatment of Company Stock Unit Awards

As described under “The Merger Agreement—Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares” beginning on page 140, except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of Company Stock Unit Awards (as defined below) with respect to any of such holder’s Company Stock Unit Awards, each Company Stock Unit Award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such Company Stock Unit Award multiplied by (ii) $13.65, less such amounts as are required to be withheld or deducted under applicable tax provisions, subject to the recipient remaining in service until the vesting date applicable with respect to such awards. For purposes of unvested Company Stock Unit Awards, any performance-based vesting condition will be treated as having been attained at the “target” level, and awards that are subject to performance-based vesting conditions will be deemed to vest ratably on the last day of each fiscal year during the portion of the performance period applicable to such awards that occurs following the effective time of the merger. In addition, holders of Company Stock Unit Awards will receive any additional amounts related to dividend equivalents credited with respect to such Company Stock Unit Awards prior to the effective time. Notwithstanding the provisions of the merger agreement, Mr. Dell’s unvested performance-based Company Stock Unit Awards will be canceled and converted into a right to receive a cash amount as described above; however, such cash amount will vest and pay out upon the Company Stock Unit Awards’ original vesting and payout dates.

As of April 26, 2013, the Company’s non-employee directors held Company stock options and Company Stock Units in the amounts set forth below under “—Quantification of Payments and Benefits—Payments to Non-Employee Directors in Respect of Unvested Equity Awards and Deferred Compensation Table.” Except for Mr. Perot’s stock options, all Company stock options held by non-employee directors are currently vested and exercisable. Mr. Perot’s stock options were granted on August 14, 2010 and July 15, 2011, were fully vested at grant and become exercisable ratably over five years beginning on the first anniversary of the date of grant. The

Company Stock Unit Awards made to non-employee directors under the Company’s directors compensation program following the annual meeting of stockholders in 2012 are expected to be fully vested prior to the effective time of the merger. One installment of the Company Stock Unit Awards granted under the Company’s directors compensation program in 2010 (pertaining, in the case of each affected director, to 5,550 units) will vest on August 14, 2013, or if the director’s service as a member of the Board ends within 30 days of August 14, 2013 (including as a result of the closing of the merger). Mr. Kleisterlee received a grant of Company Stock Unit Awards in 2011 upon his election as a member of the Board, of which 1,439 units are scheduled to vest on March 2, 2014. All other Company Stock Unit Awards held by each of our non-employee directors are fully vested. Mr. Duberstein and Mr. Gray each elected to delay settlement of one RSU award. We refer to these delayed RSUs as deferred stock units (and, together with the Company RSU Awards held by non-employee directors, as “Company Stock Unit Awards”). The deferred stock units convert to cash at closing and pay out pursuant to each director’s distribution election.

Quantification of Payments and Benefits

The following tables and related footnotes present information about the amounts of the payments and benefits that each executive officer and non-employee director of the Company would receive in connection with the merger, after giving effect to the merger as if it had occurred on April 26, 2013, the latest practicable date prior to the filing of this proxy statement, and, in the case of the executive officers (other than Mr. Dell), assuming that the employment of each such officer was terminated by the surviving corporation “without cause” on such date. The information in the tables below assumes that none of the executive officers roll over any of their shares of Common Stock or stock options for Parent equity interests.

Potential Change of Control Payments to Named Executive Officers Table. The table below and the related footnotes present information about the elements of compensation that may be affected by the merger and may be payable to the Company’s chief executive officer, chief financial officer and our other executive officers whose compensation was required to be disclosed in the Company’s most recent annual proxy statement, who are collectively referred to as the Company’s “named executive officers.” As is described herein, none of these named executive officers, nor any of our other executive officers, will receive any incremental payments on account of the merger above and beyond amounts to which they had already become entitled, except, in the case of Messrs. Gladden and Felice, to the extent of the cash payment offered pursuant to the anticipated option tender offer for the tender by such executive officers of their Company stock options granted under the 2002 Plan and the 2012 Plan, as described above under “—Treatment of Executive Officer and Director Equity Awards—Treatment of Company Stock Options” beginning on page 115. All of the Company stock options held by named executive officers are currently vested and exercisable. Under the terms of the applicable deferred compensation plan in which the named executive officers participate, the accrued and vested deferred compensation accounts of all eligible participants, including the named executive officers, will be paid out immediately following the effective time of the merger.

However, as is described below, certain other elements of the compensation made available to our executive officers under the Company’s practices and programs as in effect prior to entering into the merger agreement may be deemed affected by the merger and are included in the table to illustrate the greatest potential impact of the merger on the rights of the named executive officers under such practices and programs. Under the terms of the awards and the merger agreement, the amounts reported in the table with regard to the Company equity awards other than Company stock options will only be payable if the executive remains employed with the Company for specified periods (up to several years) after the effective time of the merger. The amounts shown as potential severance benefits would only become payable if the executive is involuntarily terminated from employment under specified circumstances. The compensation shown in the table below is subject to the proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger, as discussed under “—New Management Arrangements,” beginning on page 123. Because the vote to approve the executive compensation is advisory in nature only, it will not be binding on either the Company or Parent. Because the Company is contractually obligated to pay such executive compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the proposal to adopt the merger agreement is approved and regardless of the outcome of the advisory vote.

Name(3)	Cash (1)	Equity (2)	Total
Michael S. Dell	$—	$14,709,149	$14,709,149
Brian T. Gladden	2,131,250	8,265,558	10,396,808
Stephen J. Felice	2,200,000	7,632,937	9,832,937

(1)	As described above under “—Severance Agreements” beginning on page 113, the Company previously has entered into severance agreements with its executive officers (other than Mr. Dell). Under the severance agreements, the executive officer is entitled to severance payments upon a qualifying termination of employment. Although the severance payments are not directly related to the merger, this table assumes for these purposes that a qualifying termination of employment would occur by virtue of the consummation of the merger. Under the severance agreements, executive officers are obligated to comply with certain noncompetition and nonsolicitation obligations for a period of 12 months following termination of employment as a condition to receiving severance payments. In addition, as described above under “—Retention Cash Bonus Awards” beginning on page 114, under the terms of the retention awards, each executive officer (other than Mr. Dell) is entitled to receive 75% of the maximum retention award payable under the retention program upon a qualifying termination of employment. The executive officers are obligated to comply with certain noncompetition and nonsolicitation obligations until March 31, 2015, and will be required to return the award in the event of non-compliance. Although the retention awards are not directly related to the merger, this table assumes for these purposes that a qualifying termination of employment would occur by virtue of the consummation of the merger. If a qualifying termination does not occur, the severance benefits listed in this column will not be payable to the executive.
(2)	For each executive officer, the amount under “Equity” assumes that none of such named executive officer’s Company stock options or Company RSU Awards are rolled over into Parent equity interests as discussed under “—Treatment of Executive Officer and Director Equity Awards—Treatment of Company Stock Options” and “—New Management Arrangements.” The amounts under “Equity” for Mr. Dell consist of (i) $0, equal to the value of payments in cancellation of his Company stock options and (ii) $14,709,149, equal to the product of (x) the total number of shares of Common Stock subject to his Company RSU Awards multiplied by (y) $13.65, plus any additional amounts related to dividend equivalents credited with respect to such Company RSU Awards prior to the effective time. The amounts under “Equity” for Mr. Gladden consist of (i) $2,026,601, equal to the value of payments in cancellation of his Company stock options and (ii) $6,238,957, equal to the product of (i) the total number of shares of Common Stock subject to such Company RSU Awards multiplied by (ii) $13.65, plus any additional amounts related to dividend equivalents credited with respect to such Company RSU Awards prior to the effective time. The amounts under “Equity” for Mr. Felice consist of (i) $723,176, equal to the value of payments in cancellation of his Company stock options and (ii) $6,909,761, equal to the product of (i) the total number of shares of Common Stock subject to such Company RSU Awards multiplied by (ii) $13.65, plus any additional amounts related to dividend equivalents credited with respect to such Company RSU Awards prior to the effective time. With respect to all named executive officers, for purposes of unvested Company RSU Awards, any performance-based vesting condition will be treated as having been attained at the “target” level and all cash amounts received with respect to Company RSU Awards and Company restricted shares are subject to the applicable vesting provisions as described above under “Summary Term Sheet—Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares.”
(3)

Paul Bell and Stephen F. Schuckenbrock were also named executive officers for purposes of the Company’s most recent annual proxy statement; however, Messrs. Bell and Schuckenbrock have since terminated employment with the Company and accordingly are not included in this table.

Messrs. Bell and Schuckenbrock are not entitled to any potential benefit in connection with the merger of the types described in this table.

Potential Change of Control Payments to Other Executive Officers Table. The table below and the related footnotes present information about the elements of compensation payable to the Company’s other current executive officers that may be affected by the merger. As is described below, certain elements of the compensation shown in the table will only be payable if the executive remains employed with the Company for up to several years after the effective time of the merger and other elements may only become payable if the executive is involuntarily terminated from employment under specified circumstances. Although SEC rules do not require presentation of this information in this format, it has been included to permit a uniform presentation of the quantification of the maximum potential change of control payments and benefits that could be received by all of the Company’s executive officers in connection with the merger

Name	Cash (1)	Equity (2)	Total
Jeffrey W. Clarke	$2,200,000.00	$10,080,122.40	$12,280,122.40
Steven H. Price	1,390,125.00	3,726,099.30	5,116,224.30
Karen H. Quintos	1,277,375.00	569,122.00	1,846,487.00
John A. Swainson	2,062,500.00	1,221,547.80	3,284,047.80
Lawrence P. Tu	1,944,250.00	6,025,769.30	7,970,019.30
Marius Haas	1,925,000.00	4,286,058.00	6,211,058.00
Suresh Vaswani	1,705,000.00	1,283,311.80	2,988,311.80

(1)	The amounts under “Cash” consist of severance payments pursuant to the severance agreements into which the Company has entered with each executive officer, as described above under “—Severance Agreements.” Although the severance payments are not directly related to the merger, this table assumes for these purposes that a qualifying termination of employment would occur following consummation of the merger. Under the severance agreements, executive officers are obligated to comply with certain noncompetition and nonsolicitation obligations for a period of 12 months following termination of employment as a condition to receiving severance payments. In addition, as described above under “—Retention Cash Bonus Awards” beginning on page 114, under the terms of the retention awards, each executive officer is entitled to receive 75% of the maximum retention award payable under the retention program upon a qualifying termination of employment. The executive officers are obligated to comply with certain noncompetition and nonsolicitation obligations until March 31, 2015, and will be required to return the award in the event of non-compliance. Although the retention awards are not directly related to the merger, this table assumes for these purposes that a qualifying termination of employment would occur by virtue of the consummation of the merger. If a qualifying termination does not occur, the severance benefits listed in this column will not be payable to the executive.
(2)

For each executive officer (other than Mr. Tu) the amounts under “Equity” assume that none of such executive officer’s Company stock options or Company RSU Awards are rolled over into Parent equity interests as discussed under “—Treatment of Executive Officer and Director Equity Awards—Treatment of Company Stock Options” and “—New Management Arrangements,” and consist of the sum of (i) the aggregate value of payments in cancellation of Company stock options plus, (ii) with respect to Company RSU Awards, an amount in cash equal to the product of (A) the total number of shares of Common Stock subject to such Company RSU Awards multiplied by (B) $13.65, plus any additional amounts related to dividend equivalents credited with respect to such Company RSU Awards prior to the effective time. For Mr. Tu, in addition to the amounts described above, the amounts under “Equity” assume that none of such executive officer’s Company restricted shares are rolled over into Parent equity interests as discussed under “—New Management Arrangements” and accordingly include the value of payments in cancellation of his Company restricted shares, equal to the product of (x) the total number of Company restricted shares multiplied by (y) $13.65, plus any additional amounts related to dividends payable on such Company restricted shares prior to the effective time but which remain subject to the vesting of the Company restricted shares. With respect to all executive officers, for purposes of unvested Company RSU Awards, any performance-based vesting condition will be treated as having been attained at the “target” level and all cash amounts received with respect to Company RSU Awards and Company restricted shares are subject to the applicable vesting provisions as described above under “The Merger Agreement—Treatment of Company Stock Options, Company Stock Unit Awards and Company Restricted Shares” beginning on page 140.

Payments to Non-Employee Directors in Respect of Unvested Equity Awards and Deferred Compensation Table. The table below shows the outstanding stock options and Company Stock Unit Awards held by each of the Company’s non-employee directors and the value of the payments to be made in consideration of the cancellation of such awards in connection with the merger, as described above under “—Treatment of Executive Officer and Director Equity Awards” beginning on page 115. Except for Mr. Perot’s stock options, all outstanding stock options held by non-employee directors are fully vested and exercisable. Mr. Perot’s stock options were granted on August 14, 2010 and July 15, 2011, were fully vested at grant and became exercisable ratably over five years beginning on the first anniversary of the date of grant. For purposes of this table, all Company Stock Unit Awards that are scheduled to vest in the ordinary course on or before August 14, 2013 are assumed to be vested and to be eligible for payment. Because the Company Stock Unit Awards held by Mr. Kleisterlee that are scheduled to vest in March 2014, they are not included in the above table. The compensation shown in the table below is not subject to an advisory vote of the Company’s stockholders at the special meeting:

Name	Number of Options	Value of Options	Number of Company Stock Units	Value of Company Stock Units	Value of Accumulated Dividend Equivalent Rights
James W. Breyer	0	$0	22,596	$308,435.40	$5,423.04
Donald J. Carty	498,047	134,110.70	22,596	308,435.40	5,423.04
Janet F. Clark	0	0	17,046	232,677.90	4,091.04
Laura Conigliaro	0	0	17,046	232,677.90	4,091.04
Kenneth M. Duberstein	0	0	17,046	232,677.90	4,091.04
William H. Gray, III	40,403	8,772.80	22,596	308,435.40	5,423.04
Gerard J. Kleisterlee	0	0	18,485	252,320.25	4,436.40
Klaus S. Luft	42,802	9,012.70	22,596	308,435.40	5,423.04
Alex J. Mandl	48,302	9,562.70	22,596	308,435.40	5,423.04
Shantanu Narayen	0	0	22,596	308,435.40	5,423.04
H. Ross Perot, Jr.	31,341	35,767.80	22,596	308,435.40	5,423.04

Interim Investors Agreement

Parent, the MD Investors, the MSDC Investor, the SLP Investors, Silver Lake Technology Investors III, L.P. (together with the SLP Investors, collectively, the “Silver Lake Parties”) and, solely for the limited purposes therein, the Gift Trusts, have entered into an interim investors agreement. The interim investors agreement provides for, among other things, the following:

•

Actions of Parent Parties Prior to the Merger. Subject to certain limited exceptions, Mr. Dell and the Silver Lake Parties may cause Parent to act or refrain from taking any action in order for Parent to comply with its obligations or exercise its rights under the merger agreement and the securities purchase agreement. If the Parent Parties receive notice of an intervening event or superior proposal pursuant to the terms of the merger agreement, the Silver Lake Parties may require the MD Investors to discuss whether to amend the merger agreement and the Silver Lake Parties may cause Parent to negotiate with the Company to make such amendments unless the MD Investors inform the Silver Lake Parties that the purchase price per share of Common Stock associated with such amendments is higher than the highest per share price at which the MD Investors are willing to provide equity financing for an acquisition of the Company. The MD Investors have agreed not to enter into any agreement that prevents them from entering into or conducting negotiations with the Silver Lake Parties, modifying or changing their agreements with Parent and/or the Silver Lake Parties or participating in any proposal to modify the terms of the merger agreement or agreeing to any such modification.

•

Certain Matters. Each of the parties to the interim investors agreement has represented and covenanted to the other parties thereto that, other than certain limited exceptions, it has not entered, and will not enter, into any agreement with any other potential investor or acquiror of the Company, or with the Company, that relates to the interim investors agreement or any of the related transaction agreements. However, Mr. Dell is not limited or restricted from acting in his capacity as an officer or director of the Company. In addition, prior to adoption of the merger agreement by the Company’s stockholders, Mr. Dell, the other MD Investors and the MSDC Investor are also not limited or restricted from having negotiations or entering into any agreements in connection with an acquisition proposal so long as (i) the Company is permitted to engage in discussions with such persons regarding an acquisition proposal under the merger agreement and (ii) any such agreements do not prevent Mr. Dell, the other MD Investor and the MSDC Investor from fulfilling their obligations under the interim investors agreement.

•

Employee Arrangements. The interim investors agreement provides that Parent will, and will cause the Company to, enter into an employment agreement with Mr. Dell at the merger closing on the terms described under “—New Employment Agreement with Mr. Dell” beginning on page 122.

•

Transfer Restrictions. Each of the MD Investors and the Gift Trusts have agreed not to transfer prior to the termination date of the interim investors agreement any shares of Common Stock or other voting securities of the Company they beneficially own, or enter into any contract, option or other agreement or understanding with respect to any such transfer, subject to exceptions for certain permitted transfers. However, the Gift Trusts have agreed to sell to Mr. Dell, on or prior to the consummation of the merger (but conditional upon the occurrence of the closing of the merger), all of the shares of Common Stock owned by such Gift Trusts as of February 5, 2013.

•

Expenses. In the event that the merger is consummated, Parent will, and to the extent necessary, will cause the surviving corporation to, assume and pay or reimburse each of the MD Investors, the MSDC Investor, the Silver Lake Parties and the Gift Trusts for third party costs and expenses incurred in connection with the merger agreement, securities purchase agreement, the merger and any other agreements or transactions contemplated hereby and thereby. In the event that the merger is not consummated and neither termination fees nor expense reimbursement are payable by the Company to Parent, then each of the MD Investors and the SLP Investors will pay 50% of the costs and expenses payable by the Parent Parties, the Silver Lake Parties, the MD Investors and the MSDC Investor. In the event that the merger is not consummated and a termination fee or expense reimbursement is payable by the Company, then each of the Silver Lake Parties, the MD Investors and the MSDC Investor will bear their own expenses.

•

Payments. The interim investors agreement provides that any termination fee paid by the Company to Parent in accordance with the merger agreement shall be paid only to the Silver Lake Parties or their designees; none of Mr. Dell, the other MD Investor or the MSDC Investor is entitled to receive any portion of any such termination fee paid by the Company. Furthermore, the interim investors agreement provides that the MD Investors, the MSDC Investor and the Silver Lake Parties are entitled to receive a pro rata share of any payments (excluding any termination fee paid by the Company) payable to the Parent Parties pursuant to or under the merger agreement or as damages relating to a failure of the debt financing. See “The Merger Agreement—Specific Performance” beginning on page 164.

The foregoing summary of the interim investors agreement is qualified in its entirety by reference to the copy of such agreement attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

Equity Investment by Mr. Dell

Parent and the MD Investors have entered into the MD equity commitment letter described above under “—Financing for the Merger—MD Investors Equity Financing” beginning on page 103.

New Employment Agreement with Mr. Dell

Effective as of the closing of the merger, Mr. Dell has agreed to enter into a new employment agreement with Parent and the Company. The principal terms of the proposed employment agreement with Mr. Dell are set forth below:

•	Title. Mr. Dell will serve as the Chief Executive Officer of Parent and the Company and as Chairman of both Parent’s board of directors and the Company’s board of directors.

•

Term. The term of Mr. Dell’s employment is indefinite and may only be terminated (i) by Mr. Dell; or (ii) by Parent’s board of directors (a) for cause at any time or (b) following a change in control of Parent or an initial public offering, whichever occurs earlier.

•

Base Salary. Mr. Dell will be entitled to receive an initial annual base salary of $950,000. The base salary will be subject to annual review by Parent’s board of directors and may be increased, but not decreased.

•	Annual Bonus. Mr. Dell will be eligible to earn an annual bonus pursuant to the bonus plan applicable to senior executive officers of the Company, with a target equal to 200% of base salary.

•

Equity Compensation. Following the closing of the merger, Parent will grant Mr. Dell stock options with a 10-year term to purchase shares of Parent common stock having an aggregate exercise price of $150 million, with a per share exercise price equal to the price per share paid by the SLP Investors and/or their respective affiliates to acquire shares of Parent common stock in the merger. Subject to Mr. Dell’s continued employment with Parent and the Company or continued service as a director on the Company’s board of directors or Parent’s board of directors on each applicable vesting date, the options will vest in equal installments on each of the first five anniversaries of the merger (i.e., 20% per year). The options will fully vest upon the occurrence of a change in control of Parent.

•

Perquisites. In addition to being able to participate in the employee benefit plans and perquisite and fringe benefit programs provided to the Company’s senior executives, Mr. Dell will be entitled to (a) reimbursement up to $12,500 per year for fees incurred with respect to financial counseling and tax preparation assistance; (b) reimbursement up to $5,000 per person per year for costs associated with a comprehensive annual physical for himself and his spouse; (c) Company-provided business-related security protection and (d) reimbursement for all travel and business expenses.

•

Section 280G Golden Parachute Payments. Following the closing of the merger and while no stock of the Company or Parent is readily tradable on an established securities market, if any payments or benefits Mr. Dell would receive would trigger an excise tax under Section 4999 of the Code, the Company and Parent will use their reasonable best efforts to obtain a vote of shareholders satisfying the requirements of Section 280G of the Code such that no portion of such payments or benefits will be subject to the excise tax.

•

Restrictive Covenants. Mr. Dell will be subject to a perpetual confidentiality covenant for sensitive information relating to Parent, the Company and any of their subsidiaries, and to a covenant assigning to Parent, the Company and their affiliates intellectual property created by him during and within the scope of his employment.

The foregoing summary of the employment agreement is qualified in its entirety by reference to the copy of such agreement attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

New Management Arrangements

As of the date of this proxy statement, none of our executive officers (other than Mr. Dell, as described under “—Equity Investment by Mr. Dell” and “—New Employment Agreement with Mr. Dell”) has entered into any agreement, arrangement or understanding with the Company or its subsidiaries or with the Parent Parties or their respective affiliates specifically regarding employment with, or the right to participate in the equity of, the surviving corporation or Parent on a going-forward basis following the completion of the merger and, except for Mr. Dell, no member of our Board of Directors has entered into any agreement, arrangement or understanding with Parent or its affiliates regarding the right to participate in the equity of Parent following the completion of the merger.

Parent has indicated that it or its affiliates may pursue agreements, arrangements or understandings with the Company’s executive officers, which may include cash, stock and other equity co-investment opportunities such as the potential rollover of shares of Common Stock and Company RSU Awards. Prior to the effective time of the merger, Parent may initiate negotiations of these agreements, arrangements and understandings, and may enter into definitive agreements regarding employment with, or the right to participate in the equity of, the surviving corporation or Parent on a going-forward basis following the completion of the merger.

Voting Agreement

The Company has entered into the voting agreement with the MD Investors and the Gift Trusts. As of [            ], 2013, the last practicable date before the printing of this proxy statement, the MD Investors and the Gift Trusts hold shares of the Company’s Common Stock representing approximately [            ]% of the Company’s total issued and outstanding shares.

Pursuant to the voting agreement, the MD Investors and the Gift Trusts agreed, unless the Board has made a change of recommendation, to vote, or cause to be voted, all outstanding shares of the Common Stock owned by them in favor of the proposal to adopt the merger agreement and the approval of the transactions contemplated thereby and against any other action or agreement that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the merger agreement, (ii) result in any of the conditions to the consummation of the merger under the merger agreement not being fulfilled or (iii) impede, frustrate, interfere with, delay, postpone or adversely affect the merger and the other transactions contemplated by the merger agreement.

In addition, pursuant to the voting agreement, the MD Investors and the Gift Trusts have agreed in the voting agreement to vote their shares of Common Stock in the same proportion to the number of shares voted by the Company’s unaffiliated stockholders (i) in favor of a superior proposal if the merger agreement is terminated and, in connection with such termination, the Company enters into a definitive agreement with respect to such superior proposal, which superior proposal is recommended to the stockholders by action of the Board, the Special Committee or any other duly constituted committee of the Board (or, in each of the MD Investors’ and/or Gift Trusts’ sole discretion, to vote all of their shares in favor of such superior proposal) or (ii) in favor of the adoption of the merger agreement in the event of a change of recommendation.

In addition, pursuant to the voting agreement, the MD Investors and the Gift Trusts have agreed in the voting agreement, if requested to do so by the Board or the Special Committee, to explore in good faith the possibility of working with any third parties regarding any alternative acquisition proposal to the extent the Company is permitted to engage in discussion with such third parties under the merger agreement, including by reviewing and responding to proposals and taking part in meetings and negotiations with respect thereto, and have represented that they are not subject to any agreement that would prevent them from doing so.

The voting agreement will terminate at the effective time of the merger or, if earlier, the date of the termination of the merger agreement, unless there is a superior proposal, in which case the termination will occur upon the earlier of the consummation of the superior proposal and the termination of the definitive agreement relating to the superior proposal.

Advisory Vote on Specified Compensation

In accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may become payable to the named executive officers of the Company in connection with the merger, the value of which is set forth in the table above. As required by Section 14A of the Exchange Act, the Company is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table under “—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated narrative discussion, is hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the executive compensation and vote not to approve the proposal to adopt the merger agreement and vice versa. Because the vote to approve the executive compensation is advisory in nature only, it will not be binding on either the Company or Parent. Because the Company is contractually obligated to pay such executive compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the proposal to adopt the merger agreement is approved and regardless of the outcome of the advisory vote.

Approval of the advisory resolution on executive compensation payable to the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the voting power of the Common Stock present or represented by proxy and entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the proposal, but the failure to vote your shares will have no effect on the outcome of the proposal. Broker non-votes will have no effect on the outcome of the proposal.

The Board (without Mr. Dell’s participation) recommends a vote “FOR” this proposal.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to holders of Common Stock whose shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Common Stock that is:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of Common Stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

This discussion applies only to beneficial owners of shares of Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders liable for the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and holders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Common Stock, you should consult your tax advisor.

Holders of Common Stock should consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws.

Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Common Stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of Common Stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss generally will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Common Stock.

In addition to regular U.S. federal income tax, a U.S. holder that is an individual, estate or trust and whose income exceeds certain thresholds is subject to a 3.8% Medicare tax on all or a portion of such U.S. holder’s “net investment income,” which may include all or a portion of such U.S. holder’s gain from the disposition of shares of Common Stock. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to gain from the disposition of shares of Common Stock.

Consequences to Non-U.S. Holders

A non-U.S. holder whose shares of Common Stock are converted into the right to receive cash in the merger generally will not be subject to U.S. federal income taxation unless:

•

gain resulting from the merger is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the merger occurs and certain other conditions are satisfied; or

•

the Company is or has been a U.S. real property holding corporation (“USRPHC”) as defined in Section 897 of the Code at any time within the five-year period preceding the merger, the non-U.S. holder owned more than five percent of our Common Stock at any time within that five-year period, and certain other conditions are satisfied. We believe that, as of the effective date of the merger, we will not have been a USRPHC at any time within the five-year period ending on the date thereof.

Any gain recognized by a non-U.S. holder described in the first bullet above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “U.S. person” as defined under the Code. A non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business.

Gain described in the second bullet above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by certain U.S. source capital losses, if any, of the non-U.S. holder.

Information Reporting and Backup Withholding

Payments made to holders in exchange for shares of Common Stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non-U.S. holder pursuant to the merger if the non-U.S. holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of Common Stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and the effect of any federal, state, local, foreign and other tax laws.

Regulatory Approvals

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. Notification and Report Forms were filed with the Antitrust

Division and the FTC by April 5, 2013, and the FTC and the Antitrust Division granted early termination of the applicable waiting period on April 12, 2013.

At any time before or after the effective time of the merger, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to enjoin the consummation of the merger, conditionally approve the merger upon the divestiture of assets of the Company or Parent, subject the consummation of the merger to regulatory conditions or seek other remedies. In addition, U.S. state attorneys general or a foreign competition authority could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Pursuant to the merger agreement, the merger is also conditioned on (i) the filing of a notification with the European Commission under Council Regulation (EC) No 139/2004 if required or if jurisdiction is accepted by the European Commission pursuant to Member State referral or petition of the parties, (ii) if the filing described in clause (i) is not required, then the filing of notifications with any Member State of the European Union or European Economic Area in which a filing is required, (iii) applicable clearances and/or expiration of waiting periods under the laws of the jurisdictions discussed in clauses (i) and (ii) and (iv) applicable clearances and/or expiration of waiting periods under the antitrust and competition laws of China and certain other jurisdictions.

On April 16, 2013, clearance for the merger was granted under the merger control and antitrust laws of India. On April 18, 2013, a reasoned submission was made to the European Commission asking for the referral of jurisdiction over the transaction from the Member States with jurisdiction. On April 22, 2013, a draft filing was submitted, but not yet accepted, under the antitrust and competition laws of China and the applicable filing was made under the merger control and antitrust laws of Canada.

Fees and Expenses

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Total fees and expenses incurred or to be incurred by the Company in connection with the merger are estimated at this time to be as follows:

Amount to be Paid
(in thousands)
Financial advisory fee and expenses	$	[	]
Legal, accounting and other professional fees		[	]
SEC filing fees		2,830
Proxy solicitation, printing and mailing costs		[	]
Miscellaneous		[	]

Total	$	[	]

These expenses will not reduce the merger consideration to be received by our stockholders.

Anticipated Accounting Treatment of the Merger

Dell, as the surviving corporation in the merger, will account for the merger as a business combination using the acquisition method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of Dell based on their fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

Litigation

Prior to and following the announcement on February 5, 2013 of the execution of the merger agreement, twenty-five lawsuits challenging the proposed acquisition of the Company were filed, of which twenty-one were filed in the Delaware Court of Chancery and four were filed in the District Court of Travis County in Texas. All of the Delaware actions have been consolidated as In re Dell, Inc. Shareholder Litigation (C.A. No. 8329), and the complaint in one of the actions, City of Roseville Employees Retirement System v. Dell, Inc. et al., was designated as the operative complaint. Three of the Texas lawsuits were voluntarily dismissed, without prejudice, and the remaining action, Nelson v. Dell Inc. et al. (Cause No. D-1-GN-13-000220), was stayed by the Texas court on April 4, 2013.

The Delaware litigation is a putative class action filed on behalf of the shareholders of the Company other than the defendants and their affiliates. The operative complaint, which names as defendants the Company, its directors, Silver Lake Partners, L.P., Silver Lake Technology Investors III, L.P., the SLP Investors, the MSDC Investor, Parent, Intermediate and Merger Sub, alleges that the Dell directors breached their fiduciary duties in connection with their approval of the merger agreement and that the entity defendants aided and abetted those breaches. The complaint seeks, among other relief, declaratory and injunctive relief enjoining the merger, and compensatory damages in an unspecified amount. The stayed Texas action makes similar allegations on behalf of the same putative class.

The outcome of these lawsuits is uncertain. An adverse judgment for monetary damages could have an adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. The defendants believe that the claims asserted against them in the lawsuits are without merit.

Effective Time of Merger

The merger will be completed and become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or any later time as the Company and Parent agree upon in writing and specify in the certificate of merger. The parties intend to complete the merger as soon as practicable following the adoption of the merger agreement by the Company’s stockholders and satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement. The parties to the merger agreement currently expect the Company to hold its stockholders’ meeting to vote on the merger agreement during the second quarter of the Company’s current fiscal year, which quarter will end on August 2, 2013, and expect to complete the merger during the third quarter of the Company’s current fiscal year, which quarter will end on November 1, 2013. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined, if it is completed at all.

Payment of Merger Consideration and Surrender of Stock Certificates

At the effective time of the merger, each share of Common Stock outstanding immediately prior to the effective time of the merger (other than certain excluded shares and dissenting shares) will be converted into the right to receive $13.65 in cash, without interest and less any applicable withholding taxes, whereupon all such shares will be automatically canceled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto other than the right to receive the merger consideration. Parent will designate a U.S. bank or trust company as paying agent to make the cash payments contemplated by the merger agreement. At the effective time of the merger, Parent will deposit with the paying agent, for the benefit of the holders of the Common Stock, sufficient cash to pay to the holders of the Common Stock (other than the holders of certain excluded shares and dissenting shares) the merger consideration of $13.65 per share. The paying agent will deliver the merger consideration according to the procedure summarized below.

Within two business days following the closing of the merger, the paying agent is required to mail to each holder of record of shares of Common Stock that were canceled and converted into the merger consideration, a letter of transmittal and instructions advising the holder of record how to surrender its stock certificates or non-certificated shares represented by book-entry in exchange for the merger consideration.

The paying agent will promptly pay each holder of record the merger consideration after the holder of record has (i) surrendered its stock certificates to the paying agent, together with a properly completed letter of transmittal and any other documents required by the paying agent and (ii) provided to the paying agent any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of any cash payments of the merger consideration. The paying agent will reduce the amount of any merger consideration paid by any applicable withholding taxes.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the registered holder of Common Stock and any certificate has been lost, stolen or destroyed, you will be required to provide an affidavit to that fact in form and substance reasonably satisfactory to the surviving corporation and the paying agent, and, if required by the paying agent or the surviving corporation, post a bond in customary amount as an indemnity against any claim that may be made against it with respect to such certificate. The letter of transmittal instructions will tell you what to do in these circumstances.

After the completion of the merger, you will cease to have any rights as a stockholder of the Company.

Upon the surviving corporation’s demand, the paying agent will return to the surviving corporation all funds in its possession one year after the merger occurs. After that time, if you have not received payment of the merger consideration, you may look only to the surviving corporation for payment of the merger consideration, without interest, subject to applicable abandoned property, escheat and similar laws. Any merger consideration remaining unclaimed by former holders of Common Stock as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the fullest extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents incorporated by reference into this proxy statement, include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. All forward-looking statements included in this document are based on information available to the Company on the date hereof. These statements are identifiable because they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “The Special Meeting,” “Special Factors” and “Important Information Regarding Dell,” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date as of which the statements were made. We cannot guarantee any future results, levels of activity, performance or achievements. Although we believe that the expectations reflected in these forward-looking statements are based upon reasonable assumptions, we give no assurance that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•

the inability to complete the proposed merger due to the failure to obtain the required stockholder approvals for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction;

•

the failure to obtain the necessary financing arrangements as set forth in the debt and equity commitment letters and the securities purchase agreement delivered pursuant to the merger agreement, or the failure of the merger to close for any other reason;

•	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against the Company and others relating to the merger agreement;

•	the risk that the pendency of the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the merger;

•	the effect of the announcement of the proposed merger on the Company’s relationships with its customers, suppliers, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the merger;

and additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements, which are discussed in reports we have filed with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find Additional Information” on page 190.

Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE PARTIES TO THE MERGER

Dell Inc.

Dell is a Delaware corporation. Founded by Michael S. Dell in 1984, the Company is a leading global integrated solutions provider in the IT industry. The Company is focused on providing complete technology solutions to our customers that are scalable, flexible and easy to use. Over time, the Company has added new distribution channels, such as retail, system integrators, value-added resellers and distributors, to expand its access to more end-users around the world. See “Important Information Regarding Dell—Company Background” beginning on page 165.

Additional information about the Company is contained in reports we have filed with the Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K, which are incorporated by reference herein. See “Where You Can Find Additional Information” on page 190.

The Parent Parties

Parent is a Delaware corporation. Intermediate is a Delaware corporation and wholly-owned subsidiary of Parent. Merger Sub is a Delaware corporation and wholly-owned subsidiary of Intermediate. Each of the Parent Parties is an affiliate of the SLP Filing Persons and the MD Filing Persons and was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. None of the Parent Parties has engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement. Upon the consummation of the merger, Merger Sub will be merged with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Intermediate. The principal executive office of the Parent Parties is located at:

Denali Holding Inc.

Denali Intermediate Inc.

Denali Acquiror Inc.

c/o Silver Lake Partners III, L.P.

2775 Sand Hill Road, Suite 100

Menlo Park, California 94205

For additional information regarding the Parent Parties, see “Important Information Regarding the Parent Parties, the SLP Filing Persons, the MD Filing Persons and the MSDC Filing Persons” beginning on page 186.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Board for use at the special meeting.

Date, Time and Place

We will hold the special meeting at the Dell Round Rock Campus, 501 Dell Way, Round Rock, Texas 78682 on [            ], 2013, at [            ], Central Time, or at any adjournment or postponement thereof.

Purpose of the Special Meeting

The special meeting is for the following purposes:

•	to consider and vote on a proposal to adopt the merger agreement;

•	to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger; and

•

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

The votes on the proposals to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies are separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, a stockholder may vote in favor of the proposal to approve on an advisory (non-binding) basis, the specified compensation and/or the proposal to approve the adjournment of the special meeting and vote not to approve the proposal to adopt the merger agreement (and vice versa).

A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about [            ].

Recommendations of the Board and the Special Committee

The Special Committee unanimously determined that the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, the Company’s stockholders (other than the MD Investors and the Gift Trusts), and unanimously recommended that the Board approve and declare advisable the merger agreement and the transactions contemplated therein, including the merger, and that the Company’s stockholders vote for the adoption of the merger agreement.

Based in part on the recommendations of the Special Committee, and with the assistance of its independent legal and financial advisors, the Board, on February 4, 2013, unanimously (other than Mr. Dell, who did not participate due to his interest in the merger) (i) determined that the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, the Company’s stockholders (other than the MD Investors and the Gift Trusts), (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated therein, including the merger and (iii) resolved to recommend that the Company’s stockholders vote for the adoption of the merger agreement.

Accordingly, the Board (without Mr. Dell’s participation), acting upon the unanimous recommendations of the Special Committee, unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement.

The Board also unanimously (without Mr. Dell’s participation) recommends that the stockholders of the Company vote “FOR” the proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger.

The Board unanimously (without Mr. Dell’s participation) recommends that the stockholders of the Company vote “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum

The holders of record of Common Stock as of the close of business on [            ], 2013, the record date, are entitled to receive notice of and to vote at the special meeting. On the record date, [            ] shares of Common Stock were issued and outstanding and held by [            ] holders of record.

No matter may be considered at the special meeting unless a quorum is present. For any matter to be considered, the presence, in person or represented by proxy, of the holders of a majority of the voting power of the Common Stock outstanding and entitled to vote as of the record date for the meeting will constitute a quorum. Shares of Common Stock represented by proxies reflecting abstentions and properly executed broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker, dealer, commercial bank, trust company or other nominee does not vote on a particular matter because such broker, dealer, commercial bank, trust company or other nominee does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers, dealers, commercial banks, trust companies and other nominees will not have discretionary voting power with respect to the proposal to adopt the merger agreement. If a quorum is not present, the stockholders who are present or represented by proxy may adjourn the meeting until a quorum is present.

Required Vote

Each share of Common Stock outstanding as of the record date is entitled to one vote at the special meeting.

Proposal to Adopt the Merger Agreement

For the Company to consummate the merger, under Delaware law and under the merger agreement, stockholders holding at least a majority of the shares of Common Stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. In addition, the merger agreement requires, as a condition to the consummation of the merger, that stockholders holding at least a majority of the shares of Common Stock outstanding at the close of business on the record date, other than the Parent Parties, the MD Investors, the Gift Trusts, any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary, vote “FOR” the proposal to adopt the merger agreement.

Proposal to Approve, on an Advisory (non-binding) Basis, Specified Compensation

Approval of the proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger requires the affirmative vote of holders of a majority of the voting power present and entitled to vote thereon.

Proposal to Approve the Adjournment of the Special Meeting, if Necessary or Appropriate, to Solicit Additional Proxies

Approval of the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the voting power present and entitled to vote thereon.

The directors and current executive officers of the Company have informed the Company that as of the date of this proxy statement, they intend to vote in favor of the proposal to adopt the merger agreement and the proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger. As of [            ], 2013, the record date, the directors and executive officers (other than Mr. Dell) owned, in the aggregate, [            ] shares of Common Stock entitled to vote at the special meeting.

In connection with the merger agreement, the Company entered into the voting agreement with the MD Investors and the Gift Trusts, pursuant to which the MD Investors and the Gift Trusts agreed, subject to certain conditions, to vote all of the shares of Common Stock they beneficially own in favor of the approval of the proposal to adopt the merger agreement. See “Special Factors—Interests of the Company’s Executive Officers and Directors in the Merger—Voting Agreement” on page 123.

Voting; Proxies; Revocation

Attendance

All holders of shares of Common Stock as of the close of business on [            ], the record date, including stockholders of record and beneficial owners of Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

If you are a stockholder of record, you may provide voting instructions by proxy by completing, signing, dating and returning the enclosed proxy card. You may alternatively follow the instructions on the enclosed proxy card for Internet or telephone submissions. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and in accordance with the recommendation of the Board on any other matters properly brought before the shareholders at the special meeting for a vote. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date and attend the special meeting in person) and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Failure to return your proxy card will not affect the vote regarding the proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger or the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

In accordance with the rules of NASDAQ, banks, brokers and other nominees who hold shares of Common Stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the approval of the merger agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares they may not vote such shares with respect to the approval of the merger agreement. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will be counted for purposes of determining whether a quorum is present at the special meeting, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Broker non-votes, if any, will not affect the vote regarding the proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger or the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. For shares of Common Stock held in “street name,” only shares of Common Stock affirmatively voted “FOR” the proposal to adopt the merger agreement and/or “FOR” the proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger will be counted as favorable vote(s) for such proposal(s).

Revocation of Proxies

Your proxy is revocable. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•

submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described in the proxy card, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	sending written notice of revocation to the Corporate Secretary of Dell at Dell Inc., Attn: Corporate Secretary, One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682.

Attending the special meeting in person without taking one of the actions described above will not in itself revoke a previously submitted proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

Abstentions will be included in the calculation of the number of shares of Common Stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, “AGAINST” the proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “AGAINST” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Appraisal Rights

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that if you comply with the requirements of Section 262 of the DGCL, you are entitled to have the “fair value” (as defined pursuant to Section 262 of the DGCL) of your shares of Common Stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the merger agreement, you must NOT vote in favor of the proposal to adopt the merger agreement and you must otherwise comply with the requirements of Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Delaware law could result in the loss of your appraisal rights. See “Rights of Appraisal” beginning on page 179 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex D to this proxy statement.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the proposal to adopt the merger agreement, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that such adjournment or postponement is necessary under applicable law to allow additional time for any disclosure. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given, unless the adjournment is for more than 30 days. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The Company will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone, or by facsimile or by electronic means by officers, directors and regular employees of the Company. In addition, the Company will utilize the services of MacKenzie Partners Inc., an independent proxy solicitation firm, and will pay approximately $[            ] plus reasonable expenses as compensation for those services. The Company may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners. Parent, directly or through one or more affiliates (including the MD Investors, the SLP Investors, the MSDC Investor and their respective affiliates or representatives) or representatives, may, at its own cost, also make solicitations of proxies by mail, telephone, facsimile or other contact in connection with the merger. Parent has retained Innisfree M&A Incorporated to provide advisory services and to assist it in any solicitation efforts it may decide to make in connection with the merger. Intermediate has retained Okapi Partners LLC to provide advisory services and to assist it in any solicitation efforts it may decide to make in connection with the merger. Each of Innisfree M&A Incorporated and Okapi Partners LLC may solicit proxies from individuals, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries.

Additional Assistance

If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact MacKenzie Partners Inc., which is acting as the Company’s proxy solicitation agent and information agent in connection with the merger.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A, and which we incorporate by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached hereto as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates. The merger agreement contains representations and warranties by the Company and the Parent Parties that were made only for purposes of the merger agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See “Where You Can Find Additional Information” beginning on page 190.

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue to be a Delaware corporation after the merger. The certificate of incorporation of the surviving corporation will be amended and restated in its entirety to be in the form of the certificate of incorporation attached as Exhibit A to the merger agreement, until amended in accordance with its terms or by applicable law. The bylaws of the surviving corporation will be amended and restated in their entirety to be in the form of the bylaws attached as Exhibit B to the merger agreement, until amended in accordance with their terms or by applicable law. The directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will be the officers of the surviving corporation and will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

When the Merger Becomes Effective

The merger will become effective at the time (which we refer to as the “effective time” of the merger) when the Company files a certificate of merger with the Secretary of State of the State of Delaware or at such later date or time as Parent and the Company agree in writing and specify in the certificate of merger in accordance with the DGCL.

The closing of the merger will take place on a date which will be the second business day after the satisfaction or waiver (to the extent permitted by applicable law) of the closing conditions stated in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) or at such other time and date as the Company and Parent may agree in writing. However, without the prior written consent of Parent, the closing will not occur prior to the earlier of (i) a date during the marketing period (as defined below) specified by Parent on no fewer than two business days’ notice to the Company (which date may be conditioned upon the simultaneous completion of the Parent Parties’ financing of the transactions contemplated by the merger agreement) and (ii) the final day of the marketing period.

For purposes of the merger agreement, the “marketing period” means the first period of twenty consecutive business days commencing after the date of the merger agreement and throughout and at the end of which (a) Parent shall have received the Required Information (as defined under “—Financing”) from the Company and (b)(i) the mutual conditions to the parties’ obligations to complete the merger and the Parent Parties’ conditions to their obligations to complete the merger are satisfied (except for the condition that Parent not have the right to terminate the merger agreement because the Company’s cash on hand is less than $7.4 billion as of the beginning of the day on which the closing of the merger would have been required to occur but for the failure of this condition and those conditions that by their nature are to be satisfied at the closing) and (ii) nothing has occurred and no condition exists that would cause any of the mutual conditions to the parties’ obligations to complete the merger or the conditions of the Parent Parties to complete the merger to fail to be satisfied assuming the closing were to be scheduled for any time during such twenty consecutive business day period. However, (x) July 5, 2013 shall not be considered a business day for purposes of this definition, (y) if the marketing period has not been completed on or prior to August 16, 2013, the marketing period shall commence no earlier than September 3, 2013 and (z) the marketing period shall not be deemed to have commenced if (A) after the date of the merger agreement and prior to the completion of the marketing period (I) PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company SEC Documents (as defined below), including Company SEC Documents filed after the date of the merger agreement, in which case the marketing period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by PricewaterhouseCoopers LLP or another independent accounting firm reasonably acceptable to Parent, (II) the financial statements included in the Required Information that is available to Parent on the first day of any such twenty consecutive business day period would be required to be updated under Rule 3-12 of Regulation S-X promulgated under the Securities Act in order to be sufficiently current on any day during such twenty consecutive business day period to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such twenty consecutive business day period, in which case the marketing period shall not be deemed to commence until the receipt by Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such new twenty consecutive business day period or (III) the Company shall have announced any intention to restate any historical financial statements of the Company or other financial information included in the Required Information, or that any such restatement is under consideration or may be a possibility, in which case the marketing period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required and (B) the Company shall have been delinquent in filing or furnishing any Company SEC Document, the marketing period shall not be deemed to have commenced unless and until, at the earliest, all such delinquencies have been cured.

For purposes of the merger agreement, “Company SEC Documents” means all forms, documents and reports required to be filed or furnished by the Company with the SEC on a timely basis since January 28, 2011 (together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended).

Effect of the Merger on the Common Stock

At the effective time of the merger, each share of Common Stock, other than (i) shares owned immediately prior to the effective time of the merger by (a) the Company or any direct or indirect wholly-owned subsidiary of the Company or (b) any of the Parent Parties (including the shares of Common Stock to be contributed by the MD Investors to Parent in exchange for common stock of Parent) (collectively, the “excluded shares”), (ii) Company restricted shares and (iii) dissenting shares, issued and outstanding immediately prior to the effective time of the merger will be converted automatically into the right to receive $13.65 in cash, without interest and less applicable withholding taxes, whereupon all such shares will be automatically canceled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto other than the right to receive the merger consideration. The MD Investors have committed, severally and not jointly, to transfer, contribute and deliver to Parent, immediately prior to the consummation of the merger, 273,299,383 shares of the Common Stock (including shares held by the Gift Trusts which shall be acquired by Mr. Dell from the Gift Trusts prior to the consummation of the merger (conditional upon the occurrence of the closing of the merger)) in exchange for common stock of Parent.

At the effective time of the merger, each excluded share will be automatically canceled and will cease to exist and no consideration will be delivered in exchange for such cancellation, except, that excluded shares that are owned by any wholly-owned subsidiary of the Company will be converted into shares of the surviving corporation. At the effective time of the merger, each dissenting share will be automatically canceled and will cease to exist and any holder thereof will cease to have any rights with respect thereto except the rights provided under Section 262.

Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares

Company Stock Options. Except as otherwise agreed by Parent and a holder of a Company stock option, each Company stock option granted under the Other LTIP Plans, whether vested or unvested and whether with an exercise price per share that is greater or less than or equal to $13.65, that is outstanding immediately prior to the effective time of the merger, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such Company stock option and (ii) the excess, if any, of $13.65 over the exercise price per share of Common Stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions. As of April 26, 2013, options to purchase 11,330,971 shares of Common Stock were outstanding under the Other LTIP Plans.

Parent has indicated to the Company that it intends to request, pursuant to the merger agreement, that the Company, before the completion of the merger, commence an option tender offer to purchase for cash at prices to be determined by Parent each tendered Company stock option granted under the 2002 Plan and the 2012 Plan, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger. Subject to the terms and conditions of the option tender offer, which conditions would include the consummation of the merger, each such Company stock option that is validly tendered and not withdrawn by the holder thereof would be canceled in exchange for the applicable cash payment promptly after the completion of the merger. Also in accordance with the merger agreement, Company stock options granted under the 2002 Plan and the 2012 Plan that are outstanding immediately prior to the effective time of the merger and not accepted for cancellation and payment in the option tender offer would be converted at the effective time of the merger into options to purchase, on substantially the same terms and conditions (including vesting conditions) applicable to such

Company stock option immediately prior to the effective time of the merger, shares of Parent common stock. Notwithstanding the provisions of the merger agreement, Mr. Dell would not participate in the option tender offer and his Company stock options will be canceled for no consideration in connection with the merger.

Company RSU Awards. Except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of any Company RSU Awards with respect to any of such holder’s Company RSU Awards, each Company RSU Award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, be canceled and converted into the right to receive from the surviving corporation or one of its subsidiaries an amount in cash equal to (a) the product of (i) the total number of shares of Common Stock subject to such Company RSU Award multiplied by (ii) $13.65 minus (b) such amounts as are required to be withheld or deducted under applicable tax provisions, on such date(s) that such Company RSU Award would have otherwise vested under the applicable award agreement and treating any performance-based vesting condition as having been attained at the “target” level (with awards subject to performance-based vesting conditions being deemed to vest ratably on the last day of each fiscal year during the portion of the performance period applicable to such awards that occurs following the effective time of the merger). In addition, the holders of Company RSU Awards will receive any additional amounts related to dividend equivalents credited with respect to Company RSU Awards prior to the effective time of the merger. In addition, holders of Company RSU Awards will receive any additional amounts related to dividend equivalents credited with respect to such Company RSU Awards prior to the effective time. Notwithstanding the provisions of the merger agreement, Mr. Dell’s unvested performance-based Company RSU Awards will be canceled and converted into a right to receive a cash amount as described above; however, such cash amount will vest and pay out upon the Company RSU Awards’ original vesting and payout dates.

Company Restricted Shares. Except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of any Company restricted shares with respect to any of such holder’s Company restricted shares, each Company restricted share that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, be canceled and converted into the right to receive from the surviving corporation or one of its subsidiaries an amount in cash equal to $13.65 less such amounts as are required to be withheld or deducted under applicable tax provisions. In addition, each holder of Company restricted shares will remain entitled to receive any additional amounts related to dividends payable on such restricted stock of the Company prior to the effective time of the merger, but which remain subject to the vesting of the Company restricted shares. Payment in respect of Company restricted shares (including associated amounts related to dividends) will be made on such date(s) as the Company restricted shares would have otherwise vested, but only if the holder of such Company restricted shares remains continuously employed with the surviving corporation through such vesting dates.

Payment for the Common Stock in the Merger

At the effective time of the merger, Parent will deposit, or cause to be deposited, with a U.S. bank or trust company that will be appointed by Parent (and reasonably satisfactory to the Company) to act as paying agent (the “paying agent”), in trust for the benefit of the holders of the Common Stock, sufficient cash to pay to the holders of the Common Stock (other than the holders of the excluded shares, the Company restricted shares and dissenting shares) the merger consideration of $13.65 per share, without interest. In the event any dissenting shares cease to be dissenting shares, Parent will deposit, or cause to be deposited, with the paying agent sufficient cash to pay to the holders of such Common Stock the merger consideration of $13.65 per share, without interest. In the event that the cash amount deposited with the paying agent is insufficient to make the aggregate payments of the per share merger consideration, Parent will promptly deposit, or will cause Merger Sub or the surviving corporation to promptly deposit, additional funds with the paying agent in an amount sufficient to make such payments.

Within two business days following the effective time of the merger, each record holder of shares of Common Stock that were converted into the merger consideration will be sent a letter of transmittal and instructions for use in effecting the surrender of certificates that formerly represented shares of the Common Stock or non-certificated shares represented by book-entry in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Unless otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder thereof, the surviving corporation or one of its subsidiaries, as applicable, will pay to each holder of Company stock options, each holder of Company RSU Awards and each holder of Company restricted shares, the cash amounts described under “—Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares” as soon as administratively practicable following the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties of each of the Company and the Parent Parties as to, among other matters:

•	corporate organization, existence, good standing and power and authority to carry on their respective businesses, including, as to the Company, with respect to its subsidiaries;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	required regulatory filings and authorizations, consents or approvals of governmental entities;

•

the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of, and consummation of the transactions contemplated by, the merger agreement;

•	the absence of certain litigation, orders and judgments and governmental proceedings and investigations related to the Parent Parties or the Company, as applicable;

•	matters relating to information to be included in required filings with the SEC in connection with the merger;

•	the absence of any undisclosed fees owed to investment bankers, financial advisors or brokers in connection with the merger; and

•	the capitalization of the Company or Merger Sub, as applicable.

The merger agreement also contains representations and warranties of the Company as to, among other things:

•

the absence of certain rights to purchase or acquire equity securities of the Company or any of its subsidiaries, the absence of any bonds or other obligations allowing holders the right to vote with stockholders of the Company, the absence of stockholder agreements or voting trusts or agreements as to registration rights to which the Company or any of its subsidiaries is a party and the absence of undisclosed declared, but unpaid dividends, undisclosed indebtedness and certain real property interests over a certain value;

•

the declaration of advisability of the merger agreement and the merger by the Board (upon the unanimous recommendation of the Special Committee), and the approval by the Board of the merger agreement and the merger;

•	the Company’s filings since January 28, 2011 with the SEC and financial statements included therein and the absence of “off balance sheet arrangements”;

•	the design and maintenance of disclosure controls and internal control over financial reporting and the absence of certain claims, complaints or allegations with respect thereto;

•	the absence of certain undisclosed liabilities for the Company and its subsidiaries;

•	the absence of certain changes or events since November 2, 2012;

•	the absence of a “Company material adverse effect” (as defined below) since November 2, 2012;

•	compliance with laws since January 29, 2010, including the Foreign Corrupt Practices Act and UK Bribery Act, and possession of necessary permits and authorizations by the Company and its subsidiaries;

•	environmental matters;

•	employee matters;

•	tax matters;

•	labor matters;

•	intellectual property;

•	real and personal property;

•	material contracts of the Company and its subsidiaries;

•	the receipt by the Special Committee and the Board of an opinion from each of J.P. Morgan Securities LLC and Evercore Group L.L.C.;

•	the vote of stockholders required to adopt the merger agreement;

•	the vote of unaffiliated stockholders required to adopt the merger agreement;

•	state takeover statutes and stockholder rights plan;

•	insurance policies of the Company and its subsidiaries;

•	absence of certain related party transactions; and

•	the limitation of the Company’s representations and warranties to those set forth in the merger agreement.

The merger agreement also contains representations and warranties of the Parent Parties as to, among other matters:

•	the financing that has been committed in connection with the merger;

•	Parent’s indirect ownership of Merger Sub and the absence of any previous conduct of business by Merger Sub other than in connection with the transactions contemplated by the merger agreement;

•

the absence of undisclosed agreements or arrangements with any beneficial owner of outstanding shares of Common Stock or any member of the Company’s management or the Board relating in any way to the Common Stock, the Company, the merger or the other transactions contemplated by the merger agreement;

•	the absence of any undisclosed direct or indirect ownership by any of the Parent Parties or any of their affiliates of Common Stock or securities convertible into or exchangeable for Common Stock;

•	the solvency of the surviving corporation immediately after giving effect to the transactions contemplated by the merger agreement;

•	the limited guarantees delivered by each of the Parent Parties; and

•	acknowledgment as to the absence of any other representations and warranties, including with respect to any projections, estimates or forward-looking information provided by the Company.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “Company material adverse effect” clause. For purposes of the merger agreement, a “Company material adverse effect” means:

any fact, circumstance, change, event, occurrence or effect that would, or would reasonably be expected to (1) have a material adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole, but does not include any fact, circumstance, change, event, occurrence or effect to the extent arising out of or relating to (i) any facts, circumstances, changes, events, occurrences or effects generally affecting (A) any of the industries in which the Company and its subsidiaries operate or (B) the economy, credit or financial and capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates (except, for purposes of this clause (i)(B) only, to the extent such fact, circumstance, change, event or occurrence adversely affects the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other companies operating in any of the industries in which the Company and its subsidiaries primarily operate), or (ii) any facts, circumstances, changes events, occurrences or effects arising out of, resulting from or attributable to (A) changes or prospective changes in law, applicable regulations of any governmental entity, generally accepted accounting principles or accounting standards, or any changes or prospective changes in, or issuance of any administrative or judicial notice, decision or other guidance with respect to, the interpretation or enforcement of any of the foregoing, (B) the negotiation, execution, announcement, pendency or performance of the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement or compliance by the Company with the terms of the merger agreement, (C) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (D) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (E) any change or announcement of a potential change in the credit ratings in respect of the Company or any indebtedness of the Company or its subsidiaries, (F) any change to the extent resulting or arising from the identify of, or any facts or circumstances relating to, the Parent Parties or their respective affiliates (but excluding Michael S. Dell other than in his capacity as an MD Investor), (G) any decline in the market price, or change in trading volume, of any capital stock of the Company or (H) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow, cash position or other financial measures or (2) prevent the ability of the Company to perform its obligations under the merger agreement in any material respect. However, the underlying cause of any decline, change or failure referred to in the foregoing clauses (1)(ii)(E), (1)(ii)(G) or (1)(ii)(H) (if not otherwise falling within any of clause (1)(i) or clauses (1)(ii)(A) through (H) above) may be taken into account in determining whether there is a Company material adverse effect.

For purposes of the merger agreement, (i) the term “equity financing” means the equity committed pursuant to the SLP equity commitment letter; (ii) the term “subordinated securities financing” means Microsoft’s agreement to purchase securities of Parent for the price set forth in the securities purchase agreement; (iii) the term “debt financing” means debt amounts committed pursuant to the debt commitment letter; (iv) the term “rollover investment” means (a) the MD Investors’ commitment to transfer to Parent, immediately prior to the consummation of the merger, 273,299,383 shares of the Common Stock (including shares held by the Gift Trusts which shall be acquired by Mr. Dell prior to the consummation of the merger (conditional upon the occurrence of the closing of the merger)) in exchange for common stock of Parent and (b) the equity committed by Mr. Dell, in each case pursuant to the MD equity commitment letter; (v) the term “MSDC financing” means the equity committed pursuant to the MSDC equity commitment letter; and (vi) the term “financing” means the “equity financing,” the “subordinated securities financing,” the “debt financing,” the “rollover investment” and the “MSDC financing,” collectively.

Conduct of Business Pending the Merger

The merger agreement provides that during the period from the signing of the merger agreement to the effective time of the merger, subject to certain exceptions in the merger agreement and disclosure schedules delivered by the Company in connection with the merger agreement, the Company will, and will cause each of its subsidiaries to, conduct its business in the ordinary course of business and use its commercially reasonable efforts to preserve in all material respects its business organization and maintain in all material respects existing relations and goodwill with governmental authorities, customers, suppliers, creditors, lessors and other persons having material business relationships with the Company or any of its subsidiaries and will not, and will not permit any of its subsidiaries to take the following actions (subject, in some cases, to certain exceptions):

•	amend its certificate of incorporation or bylaws or other applicable governing instruments;

•	split, combine, subdivide or reclassify any of its shares of capital stock or other equity interests;

•

issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its subsidiaries;

•

other than quarterly cash dividends of $0.08 per share of Common Stock (with record dates between March 27, 2013 and April 15, 2013, between June 27, 2013 and July 15, 2013 and between September 26, 2013 and October 16, 2013), declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests;

•	purchase, redeem or otherwise acquire any shares of its capital stock or any other of its equity securities or any rights, warrants or options to acquire any such shares or other equity securities;

•

make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any entity or any division or assets thereof with a value or purchase price (excluding employee retention costs) in the aggregate in excess of $150 million (from and after the date of the merger agreement through and including July 14, 2013) or $250 million (if the effective time of the merger occurs on or after July 15, 2013 and, which amount includes all such acquisitions after the date of the merger agreement and on or prior to July 14, 2013) for all such acquisitions, other than acquisitions pursuant to contracts in effect as of the date of the merger agreement or purchases of assets in the ordinary course of business;

•

make any loans, advances or capital contributions to or investments in any person or entity in excess of $75 million (from and after the date of the merger agreement through and including July 14, 2013) or $125 million (if the effective time of the merger occurs on or after July 15, 2013);

•

incur or assume any indebtedness for borrowed money other than structured financing debt facilities with a principal amount of $1.5 billion or less, commercial paper debt with a principal amount of $1.8 billion or less in the aggregate and evidenced by unsecured promissory notes with a maximum maturity of 30 days, debt incurred under the senior unsecured revolving credit facilities of the Company with a principal amount of $2.0 billion or less or other indebtedness with a principal amount of $25 million or less (provided that such indebtedness may be repaid in full at the closing of the merger without penalty or premium), or incur or assume material “off balance sheet arrangement”;

•

settle or compromise any litigation, claim or other proceeding against the Company or any of its subsidiaries pursuant to which the amounts paid or payable by the Company or any of its subsidiaries in settlement or compromise exceed $300 million in the aggregate, other than with respect to litigations, claims or other proceedings arising out of the merger agreement;

•	transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any of its material assets other than for consideration not in excess of $100 million in the aggregate;

•

except to the extent required by law or any existing written agreements or Company benefit plan in effect as of the date of the merger agreement, increase compensation or other benefits (including any severance or change in control benefits) payable or provided to the Company’s current or former directors or executive officers, except for base salary increases and the payment of bonuses in respect of fiscal year 2013 in the ordinary course of business; increase the compensation or other benefits (including any severance or change in control benefits) payable or provided to the current or former employees of the Company and its subsidiaries that are not directors or executive officers, except in the ordinary course of business; establish, adopt, enter into or amend any material benefit plan or plan, agreement or arrangement that would have been a material Company benefit plan if it had been in effect on the date of the merger agreement; grant any equity or equity-based award or make a loan or extension of credit to any current or former director or executive officer or, except in the ordinary course of business, to any other employee of the Company and its subsidiaries;

•	adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company or any of its subsidiaries;

•

make or change any material tax election, adopt or change any material accounting method with respect to taxes, change any annual tax accounting period, file any material amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any proceeding with respect to any material tax claim or assessment, surrender any right to claim a material refund of taxes, seek any tax ruling from any taxing authority or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

•	make any material change in financial accounting principles, policies or practices, except as required by a change in generally accepted accounting principles or applicable law;

•

amend, modify or terminate or grant a waiver of any rights under any contract that provides for or relates to indebtedness of the Company or its subsidiaries having an outstanding amount in excess of $50 million under such contract;

•

materially amend or modify, terminate or grant any material waiver under any material contract, or enter into any contract that (i) would be characterized as a material contract if entered into prior to the date of the merger agreement or (ii) contains, unless required by applicable law, a change in control provision in favor of the other party or parties thereto that would prohibit, or give such party or parties a right to terminate such agreement as a result of, the merger or would otherwise require a material payment or give rise to any material rights;

•	enter into or amend, in a manner materially adverse to the Company or its subsidiaries, any related party transaction; or

•	agree, authorize or commit to do any of the foregoing actions.

The merger agreement also provides that the Parent Parties will not, and will cause the SLP Investors, the MD Investors and the MSDC Investor not to, enter into agreements with respect to, or consummate, any acquisitions, mergers, consolidations or business combinations which would, individually or in the aggregate, impair, prevent or materially delay the satisfaction of the closing conditions or consummation of the merger.

Other Covenants and Agreements

Access and Information

Subject to certain exceptions and limitations, the Company must afford to the Parent Parties and the Lenders and to their respective representatives reasonable access during normal business hours, during the period prior to the effective time of the merger, to the officers, employees, properties, contracts, commitments and books and records of the Company and its subsidiaries.

Acquisition Proposals

Until 12:01 a.m., New York time, on March 23, 2013, the Company and its subsidiaries, and their respective representatives, were permitted to:

•

initiate, solicit and encourage any inquiry or the making of acquisition proposals (as defined below), including by providing information (including non-public information and data) and affording access to the business, properties, assets, books, records and personnel of the Company and its subsidiaries pursuant to confidentiality agreements meeting certain requirements (provided that the Company was required to make available to the Parent Parties any such non-public information concerning the Company and its subsidiaries that was not previously made available to the Parent Parties); or

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person or group of persons with respect to any acquisition proposal, or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposals.

No later than two business days after 12:01 a.m., New York time, on March 23, 2013, the Company was required to notify Parent in writing of the identity of each person from whom the Company received a written acquisition proposal after the date of the merger agreement through such date and provide to Parent a copy of any written acquisition proposal (including financing commitments) and a written summary of the material terms of any acquisition proposal not made in writing.

From and after 12:01 a.m., New York time, on March 23, 2013, the Company and its subsidiaries, and their respective representatives, were required to immediately cease any activities described above and any discussions or negotiations with any person or group that may be ongoing with respect to any acquisition proposals, except that the Company and its subsidiaries, and their respective representatives, were permitted to continue or engage in the foregoing activities with excluded parties (as defined below). Except as expressly permitted under the provision of the merger agreement regarding acquisition proposals or as may relate to an excluded party, from and after 12:01 a.m., New York time, on March 23, 2013 and until the effective time of the merger or, if earlier, the termination of the merger agreement, the Company and its subsidiaries may not, and the Company must instruct and use reasonable best efforts to cause its and its subsidiaries’ representatives not to:

•	initiate, solicit or knowingly encourage any inquiry or the making of any acquisition proposals;

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to, or provide any non-public information or data concerning the Company or its subsidiaries to any person relating to, any acquisition proposal; and

•

enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an acquisition proposal.

At any time from and after 12:01 a.m., New York time, on March 23, 2013 and prior to the time the Company’s stockholders approve the proposal to adopt the merger agreement, if the Company receives an acquisition proposal from any person, the Company and its representatives may contact such person to clarify the terms and conditions of such acquisition proposal, provide non-public and other information and data regarding, and afford access to, the business, properties, assets, books, records and personnel of, the Company and its subsidiaries (pursuant to an acceptable confidentiality agreement) (except that the Company is required to make available to the Parent Parties any such non-public information concerning the Company and its subsidiaries that has not been previously made available to the Parent Parties), and engage in, enter into, continue or otherwise participate in any discussions or negotiations with such person with respect to such acquisition proposal, if the Board, upon recommendation from the Special Committee, determines in good faith that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal.

At any time from and after 12:01 a.m., New York time, on March 23, 2013, the Company is required to give oral and written notice to Parent of the receipt of any acquisition proposal, any inquiries that would reasonably be expected to result in an acquisition proposal, or any request of information from, or any negotiations sought to be initiated or resumed with, either the Company or its representatives concerning an acquisition proposal, which includes the information prescribed by the merger agreement.

Except as permitted by the terms of the merger agreement described below, neither the Board nor any committee thereof (including the Special Committee) will (i) (A) change, withhold, withdraw, qualify or modify, in a manner adverse to Parent (or publicly propose or resolve to withhold, withdraw, qualify or modify), the Board’s recommendation that the stockholders approve the proposal to adopt the merger agreement at the special meeting, (B) fail to include the Board’s recommendation that the stockholders vote in favor of the proposal to adopt the merger agreement in the proxy statement, (C) approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company, an acquisition proposal or (D) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an acquisition proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which constitutes a failure to recommend against acceptance of such tender offer or exchange offer) within 10 business days after commencement (any of the foregoing, a “change of recommendation”) or (ii) authorize, adopt or approve or propose to authorize, adopt or approve an acquisition proposal, or cause or permit the Company or any of its subsidiaries to enter into any acquisition agreement or similar agreement relating to an acquisition proposal.

Prior to the time the Company’s stockholders approve the proposal to adopt the merger agreement, the Board may (x) effect a change of recommendation if a development or change in circumstances that occurs or arises after the date of the merger agreement (other than a superior proposal) that was not known to the Special Committee as of the date of the merger agreement becomes known to the Board (an “intervening event”) and the Board determines in good faith (after consultation with its outside legal counsel and upon recommendation thereof by the Special Committee) that as a result of the intervening event a failure to do so could reasonably be expected to be inconsistent with its fiduciary duties under applicable law or (y) if the Company receives an acquisition proposal that the Special Committee determines in good faith (after consultation with outside legal counsel and its financial advisors) constitutes a superior proposal, authorize, adopt or approve such superior proposal and cause or permit the Company to enter into an acquisition agreement with respect to such superior proposal. However, prior to taking such action, in the case of clause (y) above, the Company must terminate the merger agreement concurrently with entering into such alternative acquisition agreement and pay the applicable termination fee, and in the case of either clause (x) or (y) above, the Company must comply with the following requirements:

•

the Company has provided prior written notice to the Parent Parties, of its or the Board’s intention to take such actions at least four business days in advance of taking such action, which specifies, as applicable, the details of such intervening event or the material terms of the acquisition proposal received by the Company that constitutes a superior proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the acquisition proposal and other material documents (including any financing commitments with respect to such acquisition proposal and any arrangements with the MD Investors or any of their affiliates);

•

after providing such notice and prior to taking such actions, the Company has negotiated, and has caused its representatives to negotiate with the Parent Parties in good faith (to the extent the Parent Parties desire to negotiate) during such four business day period to make such adjustments in the terms and conditions of the merger agreement and the financing as would permit the Company, the Special Committee or the Board not to take such actions; and

•	the Special Committee and the Board have considered in good faith any changes to the merger agreement and the financing or other arrangements that are offered in writing by Parent by 5:00 p.m.

Central time on the fourth business day of such four business day period and must have determined in good faith (A) with respect to the actions described in clause (y), after consultation with outside counsel and its financial advisors, that the acquisition proposal received by the Company would continue to constitute a superior proposal and (B) with respect to the actions described in clause (x), after consultation with outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable law not to effect the change of recommendation, in each case, if such changes offered in writing by Parent were given effect.

After compliance with the foregoing requirements with respect to any superior proposal, the Company will have no further obligations under the foregoing requirements, and the Board shall not be required to comply with such obligations with respect to any other superior proposal. After compliance with the foregoing requirements with respect to an intervening event that is not an acquisition proposal, the Company shall have no further obligations under the foregoing requirements, and the Board shall not be required to comply with such obligations with respect to any other intervening event that is not an acquisition proposal. For the avoidance of doubt, with respect to an intervening event that is an acquisition proposal (and is not a superior proposal), the Company’s obligation to comply with the foregoing requirements will not be limited.

Nothing in the provisions of the merger agreement prohibits the Company, the Board, the Special Committee or any other committee of the Board from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders).

For purposes of the merger agreement, “acquisition proposal” means any bona fide inquiry, proposal or offer made by any person for, in a single transaction or a series of transactions, (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, extra-ordinary dividend or share repurchase, dissolution, liquidation or similar transaction involving the Company, (ii) the direct or indirect acquisition by any person or group of 20% or more of the assets of the Company or its subsidiaries, on a consolidated basis or assets of the Company and its subsidiaries representing 20% or more of the consolidated revenues or net income (including, in each case, securities of the Company’s subsidiaries) or (iii) the direct or indirect acquisition by any person or group of 20% or more of the voting power of the outstanding shares of Common Stock of the Company, including any tender offer or exchange offer that if consummated would result in any person beneficially owning shares of Common Stock of the Company with 20% or more of the voting power of the outstanding shares of Common Stock of the Company, in each case other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, “excluded party” means (i) any person, group of persons or group of persons that includes any person or group of persons, from whom the Company or any of its representatives had received prior to 12:01 a.m., New York time, on March 23, 2013 a written acquisition proposal that the Special Committee determines in good faith, after consultation with outside counsel and its financial advisors, is or could reasonably be expected to result in a superior proposal, provided that some or all of such persons and the other members of such group (other than any of the MD Investors, the Gift Trusts or any of their respective affiliates) who were members of such group prior to 12:01 a.m., New York time, on March 23, 2013 constitute at least 50% of the equity financing of such group (ignoring any equity financing to be provided by MD Investors, the Gift Trusts or any of their respective affiliates who are members of such group) at any time thereafter when a determination as to whether such person is an excluded party is required and (ii) any group of persons that includes any MD Investor or Gift Trust if, at the time of determination, such group of persons has made an acquisition proposal that is intended to compete with an acquisition proposal made by another excluded party or any of their affiliates that does not include an MD Investor, Gift Trust or any of their affiliates.

For purposes of the merger agreement, “superior proposal” means any bona fide written acquisition proposal (with the percentages set forth in clauses (ii) and (iii) of the definition of such term changed from 20% to 50% and it being understood that any transaction that would constitute an acquisition proposal pursuant to clause (ii) or (iii) of the definition of such term cannot constitute a superior proposal under clause (i) under the definition of such term unless it also constitutes a superior proposal pursuant to clause (ii) or (iii), as applicable, after giving effect to this parenthetical) that the Board has determined in its good faith judgment (after consultation with outside legal counsel and its financial advisors) is more favorable to the Company’s stockholders than the merger and the other transactions contemplated by the merger agreement, taking into account all of the terms and conditions of such acquisition proposal (including the financing, likelihood and timing of the consummation thereof) and the merger agreement (including any changes to the terms of the merger agreement committed to by Parent to the Company in writing in response to such acquisition proposal), provided that notwithstanding the foregoing, an extra-ordinary dividend or share repurchase (or any merger or consolidation that is the economic equivalent of an extra-ordinary dividend or share repurchase) does not constitute a superior proposal unless it constitutes a superior proposal by virtue of clause (iii) of the definition of acquisition proposal and the first parenthetical above, and the person acquiring such shares is not the Company or any of its subsidiaries.

Stockholders’ Meeting

The Company is required pursuant to the merger agreement to take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approvals of the Company’s stockholders as promptly as practicable after the mailing of this proxy statement. The Company may adjourn or postpone the meeting (i) with the consent of the Parent Parties, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the stockholders’ meeting or (iv) to allow additional solicitation of votes in order to obtain the stockholder approvals required by the merger agreement. Subject to the provisions of the merger agreement discussed above under “—Acquisition Proposals,” unless there has been a change of recommendation, the Company will use commercially reasonable efforts to solicit proxies in favor of the approval of the proposal to adopt the merger agreement. The Parent Parties and their representatives may solicit proxies in favor of the approval of the proposal to adopt the merger agreement.

Employee Matters

From and after the effective time of the merger, the Company will honor, and Parent will cause the surviving corporation to honor, all of the Company’s benefit plans in accordance with their terms as in effect immediately before the effective time of the merger.

For a period of one year following the effective time of the merger, Parent will provide, or will cause to be provided, to each employee of the Company and its subsidiaries for so long as such person is an employee of Parent, the surviving corporation or any of its subsidiaries following the effective time of the merger (i) at least the same level of base salary or wages (as applicable) and target cash incentive bonus and commission opportunities and (ii) employee benefits that are substantially comparable in the aggregate to those provided as of the date of the merger agreement by the Company and its subsidiaries to such Company employees (excluding, for purposes of currently provided benefits, any equity or equity-based compensation, defined benefit pension benefits, retiree medical benefits or transaction or retention bonuses). In addition, Parent will provide or will cause the surviving corporation to provide, to each employee of the Company or any of its subsidiaries whose employment terminates during the one-year period following the effective time of the merger, severance benefits at least equal to the severance benefits provided for under the Company’s severance arrangements in effect immediately prior to the effective time of the merger.

For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its subsidiaries providing benefits to any employees of the Company and its subsidiaries after the effective time of the merger (such plans are referred to as the “new plans”), each such employee will be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the effective time of the merger, to the same extent as such employee was entitled, before the effective time of the merger, to credit for such service under any similar Company benefit plan in which such employee participated or was eligible to participate immediately prior to the effective time of the merger, except that the foregoing will not apply with respect to benefit accruals under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, (i) each such employee will be immediately eligible to participate, without any waiting time, in any and all new plans to the extent coverage under such new plan is comparable to a Company benefit plan in which such employee participated immediately before the effective time of the merger and (ii) for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any such employee, Parent will cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such employee and his or her covered dependents, and Parent will cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the old Company benefit plan ending on the date such employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

Consents and Approvals

Each of the parties to the merger agreement must use its reasonable best efforts to take, or to cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including using reasonable best efforts with respect to:

•

the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from or to avoid an action or proceeding by, any governmental entity;

•	the obtaining of all other necessary consents, approvals or waivers from third parties;

•

the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement; and

•

the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by the merger agreement, except that, no party will be required to pay (and the Company and its subsidiaries may not pay or agree to pay without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed) any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by the merger agreement under any contract.

The Company and Parent will cooperate with each other in determining whether any filings are required to be made with, or governmental consents are required to be obtained from, any governmental entities (including in any foreign jurisdiction in which the Company or its subsidiaries are operating any business) and, to the extent not made prior to the date of the merger agreement, timely making or causing to be made all applications and filings as reasonably determined by Parent and the Company, as promptly as practicable or as required by the law of the jurisdiction of the governmental entity. Each party will supply as promptly as practicable such information, documentation, other material or testimony as may be requested by any governmental entity, including by complying at the earliest reasonably practicable date with any request under or with respect to:

•	the HSR Act;

•	the EUMR, if required or, if not required under or with respect to the EUMR, the regulatory laws of any EU or EEA member state, if required;

•	any other governmental consent; and

•

any such other applicable laws for additional information, documents or other materials received by Parent or the Company or any of their respective subsidiaries from the Federal Trade Commission or the Department of Justice, the European Commission or any other governmental entity in connection with such applications or filings or the transactions contemplated by the merger agreement.

In order to resolve objections, if any, that may be asserted by the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities, the European Commission or other competition authorities of any other nation or jurisdiction, or any other person, under any other regulatory law with respect to the transactions contemplated by the merger agreement, and to avoid or eliminate each and every impediment under any regulatory law that may be asserted by any governmental entity with respect to the merger, so as to enable the merger and the other transactions contemplated by the merger agreement to occur as promptly as reasonably practicable, Parent and Merger Sub have agreed to propose, negotiate, commit to and effect, by agreement, consent decree, hold separate order, trust or otherwise:

•

the sale, divestiture or disposition of such assets, businesses, services, products or product lines of the Parent Parties or the Company or any of its subsidiaries, or behavioral limitations, conduct restrictions or commitments with respect to such assets, businesses, services, products or product lines of the Parent Parties or the Company or any of its subsidiaries;

•	the creation or termination of relationships, ventures, contractual rights or obligations of the Parent Parties or the Company or any of its subsidiaries; or

•

any other actions that would limit the freedom of action of the Parent Parties or the Company or any of its subsidiaries with respect to, or its ability to retain, one or more of its or the Company’s or the surviving corporation’s subsidiaries’ assets, businesses, services, products or product lines, in each case as may be required to obtain all required governmental requests as promptly as practicable and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the merger or other transactions contemplated by the merger agreement or delaying any of the foregoing beyond November 5, 2013.

Notwithstanding the foregoing, the Parent Parties will not be obligated to agree to take any action, or accept any conditions, restrictions, obligations or requirements, including any of the foregoing actions, with respect to the Parent Parties and neither the Company nor any of its subsidiaries will agree, without Parent’s prior written consent, to take any action, or accept any conditions, restrictions, obligations or requirements, including any of the foregoing actions, with respect to the Company and its subsidiaries if such actions, conditions, restrictions, obligations or requirements would, individually or in the aggregate, constitute a Company material adverse effect.

The Company and Parent have agreed, subject to certain exceptions:

•

to cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other material actions necessary for any consents and approvals;

•	to furnish such necessary information and assistance as the other party may reasonably request in connection with its preparation of any notifications or filings;

•

to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the foregoing, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any governmental entity with respect to such transactions (including the approval of the Central Bank of Ireland), except any confidential information or business secrets, which information will be provided to counsel on a counsel-to-counsel basis only;

•

to permit the other party to review and to incorporate the other party’s reasonable comments in any communication to be given by it to any third party or any governmental entity with respect to obtaining the necessary approvals for the merger and the other transactions contemplated by the merger agreement (including the approval of the Central Bank of Ireland); and

•

before participating in any meeting or discussion in person or by telephone expected to address matters related to the transactions contemplated by the foregoing with any governmental entity in connection with any of such transactions (except with respect to the approval of the Central Bank of Ireland) unless, to the extent not prohibited by such governmental entity, giving the other party reasonable notice thereof and the opportunity to attend and observe and participate.

The Company and Parent have agreed to use reasonable best efforts to contest and resist any administrative or judicial action or proceeding challenging any of the transactions contemplated by the merger agreement as violative of any regulatory law and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement.

The Company has also agreed to notify the Central Bank of Ireland of the merger or cause Dell DFS Limited to do so, and to cause Dell DFS Limited to amend its application for the grant by the Central Bank of Ireland of a banking license for the establishment of a banking institution in Ireland such that the amended application contemplates and reflects the merger and the other transactions contemplated by the merger agreement and, subject to certain exceptions, the Parent Parties have agreed to furnish, and use commercially reasonable efforts to obtain from the SLP Investors, the MD Investors and the MSDC Investor and furnish, to the Company all necessary information and assistance as the Company reasonably requests in connection with the preparation of such amendment and all information, documentation or other material that is requested by the Central Bank of Ireland in connection therewith. The Company has agreed, and will cause its subsidiaries (including Dell DFS Limited), not to accept, obtain or receive the approval of the Central Bank of Ireland or take any further action in connection with doing so except to the extent the resulting approval of the Central Bank of Ireland contemplates and approves the merger and the other transactions contemplated by the merger agreement and does not result in the need for a “change of control” approval under Irish banking regulations to be obtained as a result of the merger and the other transactions contemplated by the merger agreement.

Indemnification of Directors and Officers; Insurance

For a period of six years from the effective time of the merger, Parent and the surviving corporation, subject to compliance with applicable law, are required by the merger agreement to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its subsidiaries’ certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the effective time of the merger or in any indemnification agreements of the Company or its subsidiaries with any of their respective directors or officers as in effect immediately prior to the effective time of the merger, and, subject to compliance with applicable law, will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who, at the effective time of the merger, were current or former directors or officers of the Company or any of its subsidiaries. All rights to indemnification and advancement in respect of any action pending or asserted or any claim made within that six-year period will continue until the disposition of such action or resolution of the claim. Further, the surviving corporation will, and Parent will cause the surviving corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the persons entitled to indemnification) each current and former director or officer of the Company or any of its subsidiaries and each person who served, at the request of the Company or any of its subsidiaries, as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, litigation, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred, whether before or after the effective time of the merger, in connection with such person’s service as a director or officer of the Company or any of its subsidiaries (including acts or omissions in connection with such person’s service as officer, director, member, trustee or other fiduciary in any other entity if such services were at the request or for the benefit of the Company).

For a period of six years from the effective time of the merger, Parent has agreed to cause the surviving corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time of the merger, except that Parent will not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of the merger agreement. At the Company’s option, the Company may (or, if requested by Parent, the Company will) purchase, prior to the effective time of the merger, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time of the merger, covering without limitation the transactions contemplated by the merger agreement, except that the Company will not pay in excess of 600% of the last annual premium paid by the Company prior to the date of the merger agreement in respect of such “tail” policy. From and after the effective time of the merger, Parent has agreed to pay all reasonable expenses that may be incurred by any person entitled to indemnification under the terms of the merger agreement in enforcing the indemnity and other obligations if and to the extent such person is determined to be entitled to receive such indemnification.

Financing

Each Parent Party has agreed to use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the financing on the terms and conditions described in the commitment letters, including:

•	maintaining such commitment letters in effect;

•

negotiating definitive agreements with respect to the debt financing consistent with the terms and conditions contained in the debt commitment letter or, if available, on other terms that are acceptable to Parent and would not adversely affect the ability of the Parent Parties to consummate the transactions contemplated by the merger agreement; and

•	satisfying on a timely basis all conditions applicable to Parent and its subsidiaries to obtaining the financing that are within the Parent Parties’ control.

If all conditions contained in the debt commitment letter (other than the availability of the equity financing, the subordinated securities financing, the MDSC financing or the rollover investment) have been satisfied, each Parent Party is required to use its reasonable best efforts to timely cause the lenders to fund the debt financing, including litigating to enforce its rights under the debt commitment letter and definitive agreements with respect to the debt financing. Similarly, if all conditions contained in the securities purchase agreement (other than the availability of the debt financing, the equity financing, the MDSC financing or the rollover investment) have been satisfied, each Parent Party is required to use its reasonable best efforts to timely cause the subordinated securities purchaser to fund the subordinated securities financing, including litigating to enforce its rights under the securities purchase agreement.

The Parent Parties have agreed they will not, without the prior written consent of the Company, terminate any commitment letter unless it is replaced as provided below. The Parent Parties will not, without the prior written consent of the Company, amend, modify or waive any material provision or remedy under the commitment letters or replace the commitment letters if such amendment, modification, waiver or replacement:

•

would (i) add any new condition to the financing commitments (or modify any existing condition in a manner adverse to Parent) or otherwise that would be reasonably expected to adversely affect the ability of the Parent Parties to consummate the transactions contemplated by the merger agreement or the likelihood of the Parent Parties doing so or (ii) be reasonably expected to make the timely funding of any of the financing or satisfaction of the conditions to obtaining any of the financing less likely to occur;

•	reduces the aggregate amount of the financing (including by changing the amount of fees to be paid in respect of the debt financing or original issue discount in respect of the debt financing);

•

adversely affects the ability of any Parent Party to enforce its rights against other parties to the commitment letters or the definitive agreements with respect to the debt financing as so amended, replaced, supplemented or otherwise modified; or

•	would reasonably be expected to prevent, impede or materially delay the consummation of the merger and the other transactions contemplated by this merger agreement.

However, the Parent Parties may amend the debt commitment letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who did not execute the original debt commitment letter as of the date of the merger agreement and who are either (i) set forth on the disclosure schedules delivered by the Parent Parties to the Company in connection with the merger agreement or (ii) approved by the Company, such approval not to be unreasonably withheld.

If any portion of the debt financing becomes unavailable, regardless of the reason therefor, Parent has agreed to:

•	promptly notify the Company of such unavailability and, to the knowledge of the Parent Parties, the reason therefor; and

•

use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the marketing period, alternative debt financing (in an amount sufficient to replace such unavailable debt financing) from the same or other sources and on terms and conditions no less favorable to the Parent Parties than such unavailable debt financing.

The terms “debt commitment letter,” “debt financing commitments” and “fee letter” include any commitment letter (or similar agreement) or commitment or any fee letter referred to in such commitment letter with respect to any alternative financing arranged in compliance with the merger agreement (and any debt commitment letter, debt financing commitment and fee letter remaining in effect at the time in question).

If any portion of the subordinated securities financing becomes unavailable, regardless of the reason therefor, Parent will:

•	promptly notify the Company of such unavailability and, to the knowledge of Parent, the reason therefor; and

•

use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the marketing period, alternative debt financing (in an amount sufficient to replace such unavailable subordinated securities financing) from the same or other sources and on terms and conditions no less favorable to the Parent Parties than such unavailable subordinated securities financing.

The terms “securities purchase agreement” and “subordinated securities financing commitment” include any purchase agreement (or similar agreement) or commitment with respect to any alternative financing arranged in compliance with the merger agreement (and any securities purchase agreement and subordinated securities financing commitment remaining in effect at the time in question).

Parent has agreed to provide the Company with prompt oral and written notice:

•	of any material breach or default by any party to any commitment letter or the definitive agreements with respect to the debt financing of which any Parent Party has knowledge;

•	of any termination of any of the commitment letters;

•

of any Parent Party’s receipt of any written notice or other written communication from any Lender, SLP Investor, subordinated securities purchaser, MD Investor, MSCD Investor or other financing source with respect to any actual or threatened breach, default (or any accusation of breach or default), termination or repudiation by any party to any commitment letters or the definitive agreements with respect to the debt financing or any provision thereof;

•

of any material dispute or disagreement between or among the Parent Parties, on the one hand, and the Lenders on the other hand, or, to the knowledge of Parent, among any lenders to any of the commitment letters or the definitive agreements with respect to the debt financing with respect to the obligation to fund any of the financing or the amount of the financing to be funded at the effective time of the merger; and

•

if at any time for any reason any Parent Party believes in good faith that it will not be able to obtain all or any portion of the financing on the terms and conditions, in the manner or from the sources contemplated by any of the commitment letters or the definitive agreements with respect to the debt financing.

Parent will keep the Company reasonably informed on a current basis of the status of its efforts to consummate the financing.

Before the closing of the merger, the Company will, and will cause each of its subsidiaries to, and will use its reasonable best efforts to cause its representatives to, use reasonable best efforts to cooperate as reasonably requested by Parent in connection with the arrangement of the debt financing, including by:

•	furnishing Parent as promptly as reasonably practicable with:

•

financial information and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent to consummate the debt financing as is customary to be included in marketing materials for senior secured or unsecured bridge, term or revolving credit facility indebtedness (or any documentation or deliverables in connection therewith),

•

all information, including consolidated financial statements and other financial information of the Company, of the type required by Regulation S-X and Regulation S-K under the Securities Act for an offering of non-convertible debt securities registered with the SEC on Form S-1 (subject to exceptions customary for a private placement of secured or unsecured non-convertible high-yield debt securities pursuant to Rule 144A promulgated under the Securities Act),

•

(i) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days, in case such four-fiscal quarter period is the end of the Company’s fiscal year) before the effective time of the merger, prepared after giving effect to the merger and the financing as if the merger and the financing had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) and (ii) summary financial data of the type and form customarily included in a preliminary offering memorandum for an offering of secured or unsecured non-convertible high-yield debt securities pursuant to Rule 144A promulgated under the Securities Act, and

•

all information and data that would be necessary for the lead arrangers to receive customary (for high-yield debt securities) “comfort” letters from the independent accountants of the Company in connection with such offering,

(all such information referred to above, together with certain other information required by the debt financing commitments is referred to as the “Required Information.” The pro forma and summary financial data described above will be considered a part of the Required Information only if Parent has provided to the Company reasonably in advance of when the marketing period would otherwise begin any post-closing or pro forma cost savings, capitalization and other post-closing pro forma adjustments (and the assumptions relating thereto) desired by Parent to be reflected in such pro forma and summary financial data);

•

participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, meetings with prospective lenders and sessions with rating agencies in connection with the debt financing, and assisting with the preparation of materials for rating agency presentations, road show presentations, offering memoranda, bank information memoranda and similar documents required in connection with the debt financing;

•	cooperating reasonably with the Lenders’ due diligence, to the extent customary and reasonable, in connection with the debt financing;

•

using reasonable best efforts to obtain drafts of customary “comfort” letters of independent accountants of the Company (including customary “negative assurance” comfort) prior to the beginning of the marketing period, legal opinions, surveys and title insurance as reasonably requested by Parent as necessary and customary for financings similar to the debt financing;

•

assisting reasonably in the preparation of a customary confidential information memorandum, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents to be used in connection with the syndication of the facilities contemplated by the debt commitment letter or offering of notes in connection with the debt financing;

•

reasonably assisting Parent in procuring a public corporate credit rating and a public corporate family rating in respect of the relevant borrower under the senior secured credit facilities contemplated by the debt commitment letter and public ratings for any of the senior secured credit facilities or notes to be offered in connection with the debt financing;

•

assisting reasonably in the preparation of one or more credit agreements, pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral;

•

executing and delivering any necessary and customary pledge and security documents, guarantees, mortgages, collateral filings, other definitive financing documents in connection with such debt financing or other certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the taking of all corporate actions by the Company and its subsidiaries with respect to entering such definitive financing documents and otherwise necessary to permit consummation of the debt financing;

•

in each case to the extent customary and reasonably, permitting the prospective lenders involved in the debt financing to evaluate, promptly after the date of the merger agreement, the Company’s inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting field exams, the commercial finance examinations and inventory, equipment and real property appraisals) and assisting Parent with the establishment of bank and other accounts and blocked account and control agreements of the Company and one or more of its subsidiaries in connection with the foregoing;

•	establishing one or more special purpose vehicles requested by Parent before the effective time of the merger in connection with the receivables financings included in the debt financing;

•

obtaining a certificate of the chief financial officer of the Company with respect to solvency matters, obtaining customary authorization letters with respect to the bank information memoranda from a senior officer of the Company, delivering any borrowing base certificates requested by Parent a reasonable time before the effective time of the merger and using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the debt financing; and

•

at least three business days before the closing date of the merger, providing all documentation and other information about the Company that is reasonably requested by the Lenders and the Lenders reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act, to the extent requested by Parent in writing at least eight business days before the closing date of the merger.

Despite the foregoing, (i) none of the Company, any of its subsidiaries or any of their respective directors or officers are obligated to adopt resolutions or execute consents to approve or authorize the execution of the debt financing before the effective time of the merger, (ii) no obligation of the Company or any of its subsidiaries or any of their respective representatives under any certificate, document or instrument executed pursuant to the foregoing (other than any authorization letters with respect to the bank information memoranda) will be effective until the closing of the merger and (iii) none of the Company, its subsidiaries or any of their respective representatives will be required to (x) pay any commitment or other similar fee or incur any other cost or expense that is not reimbursed by Parent promptly after written request by the Company or incur any other liability, in each case in connection with the debt financing before the closing of the merger, (y) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Company and its subsidiaries or (z) take any action that would conflict with or violate the Company’s organizational documents, any laws, any instruments governing indebtedness of the Company in effect immediately before the closing of the merger, or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any material contract of the Company to which the Company or any of its subsidiaries is a party.

Nothing contained in the merger agreement will require the Company or any of its subsidiaries, before the closing of the merger, to be an issuer or other obligor with respect to the debt financing. Parent has agreed to, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its subsidiaries or their respective representatives in connection with such cooperation and will indemnify and hold harmless the Company and its subsidiaries and their respective representatives for and against any and all judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement actually suffered or incurred by them in connection with the arrangement of the debt financing, any action taken by them at the request of Parent pursuant to the financing cooperation provisions of the merger agreement described in this section and any information utilized in connection therewith (other than information provided in writing by the Company or its subsidiaries specifically for use in connection therewith).

Notwithstanding anything to the contrary in the merger agreement, nothing contained in the financing provisions of the merger agreement will require any Parent Party to (i) pay any fees to the lenders in excess of those contemplated in the debt commitment letter and related fee letters (including the “flex” provisions thereof) as of the date of the merger agreement whether to secure waiver of any conditions contained therein or otherwise or (ii) amend or waive any of the terms or conditions of the merger agreement or under any of the commitments for the financing.

Other Covenants

The merger agreement contains additional agreements between the Company and the Parent Parties relating to, among other matters:

•	the filing of this proxy statement and the Rule 13E-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	any antitakeover statutes or regulations that become applicable to the transactions contemplated by the merger agreement;

•	the coordination of press releases and other public announcements or filings relating to the merger;

•	the control of the Company’s operations prior to the effective time of the merger;

•	the equity interests in any of the Parent Parties;

•	the notification of certain matters and the defense of stockholder litigation in connection with the merger agreement;

•

actions to cause the disposition of equity securities of the Company held by each individual who is a director or officer of the Company pursuant to the transactions contemplated by the merger agreement to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act;

•	the treatment of certain outstanding indebtedness of the Company;

•	the liquidation of certain investments and making of certain cash transfers;

•	the provision of information to, and consultation with, the Company’s or its subsidiaries’ works councils; and

•	the de-listing of the Common Stock from the NASDAQ Global Select Market.

Conditions to the Merger

The obligations of the Company and the Parent Parties to effect the merger and the other transactions contemplated by the merger agreement are subject to the fulfillment (or waiver in writing by Parent and the Company, except that the first condition described below may not be waived) at or prior to the effective time of the merger, of the following conditions:

•

the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon in favor of the proposal to adopt the merger agreement in accordance with applicable law and the certificate of incorporation and bylaws of the Company and the affirmative vote (in person or by proxy) in favor of the proposal to adopt the merger agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon not owned, directly or indirectly, by the Parent Parties, the MD Investors, the Gift Trusts, any other officers and directors of the Company or any other person having an equity interest in, or any right to acquire an equity interest in, Merger Sub or any entity of which Merger Sub is a direct or indirect subsidiary;

•

the absence of any injunction or similar order (whether temporary, preliminary or permanent) by a governmental entity having jurisdiction over the business of the Company or its subsidiaries (other than a de minimis portion thereof), or with respect to which the failure to abide by such an injunction or similar order prohibiting the consummation of the merger would potentially result in criminal liability, prohibiting the consummation of the transactions contemplated by the merger agreement and the absence of any law enacted, entered, promulgated, enforced or deemed applicable by any governmental entity having jurisdiction over the business of the Company or its subsidiaries (other than a de minimis portion thereof), or with respect to which the failure to abide by such a law prohibiting or making illegal the consummation of the merger would potentially result in criminal liability, prohibiting the consummation of the transactions contemplated by the merger agreement that, in any case, prohibits or makes illegal the consummation of the merger; and

•

the expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act, the EUMR (if required or if jurisdiction is accepted by the European Commission pursuant to Member State referral or petition of the parties and, if not, the applicable antitrust and competition laws of the Member States of the European Union and European Economic Area in which a filing is required), and the antitrust and competition laws of China and certain other jurisdictions.

The obligation of the Company to effect the merger and the other transactions contemplated by the merger agreement is subject to the fulfillment (or waiver in writing by the Company) of the following additional conditions:

•

the representations and warranties of the Parent Parties will be true and correct both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality contained in such representations and warranties), would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of any of the Parent Parties to perform its obligations under the merger agreement;

•

the Parent Parties will have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by them prior to the effective time of the merger; and

•

each of the Parent Parties will have delivered to the Company a certificate, dated as of the closing date of the merger and signed by an executive officer of each of the Parent Parties, certifying to the effect that the above conditions have been satisfied.

The obligations of the Parent Parties to effect the merger and the other transactions contemplated by the merger agreement are further subject to the fulfillment (or waiver in writing by Parent) of the following additional conditions:

•

(i) the representations and warranties of the Company with respect to capitalization, dividends, absence of a Company material adverse effect, finders or brokers fees and takeover laws and rights agreements will be true and correct (except, subject to certain exceptions, for such inaccuracies as are de minimis), both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date), (ii) the representations and warranties of the Company with respect to the Company’s significant subsidiaries, corporate authority and outstanding indebtedness will be true and correct in all material respects, both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of the Company will be true and correct both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Company material adverse effect contained in such representations and warranties), individually or in the aggregate, does not constitute a Company material adverse effect;

•

the Company will have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by it prior to the effective time of the merger;

•

the Company will have delivered to Parent a certificate, dated as of the closing date of the merger and signed by an executive officer of the Company, certifying that the above two conditions have been satisfied; and

•

Parent must not have the right to terminate the merger agreement as a result of the Company’s cash on hand being less than $7.4 billion as of the beginning of the day on which the closing of the merger would have been required to occur but for the failure of this condition.

None of the Company or the Parent Parties may rely as a basis for not consummating the merger on the failure of any condition set forth above (other than the mutual conditions to both the Company’s and the Parent Parties’ obligations) to be satisfied if such failure was caused by such party’s material breach of any provision of the merger agreement.

Termination

The merger agreement may be terminated and abandoned at any time prior to the effective time of the merger, whether before or after the approval of the proposal to adopt the merger agreement by stockholders of the Company and the adoption of the merger agreement by the sole stockholder of Merger Sub:

•	by mutual written consent of the Company and Parent;

•	by either the Company or Parent, if:

•

the effective time of the merger has not occurred on or before the termination date as long as the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has been the primary cause of the failure to consummate the merger on or before such date;

•

any governmental entity having jurisdiction over the business of the Company or any of its subsidiaries (other than a de minimis portion thereof), or with respect to which the failure to abide by any injunction or similar order by a governmental entity regarding the consummation of transactions contemplated by the merger agreement would potentially result in criminal liability, has issued or entered an injunction or similar order permanently enjoining or otherwise prohibiting the consummation of the merger and such injunction or order has become final and non-appealable, so long as the party seeking to terminate the merger agreement has used the efforts required of it under the merger agreement to prevent, oppose and remove such injunction; or

•

the meeting of the Company’s stockholders (including any adjournments or postponements thereof) has concluded and the approval of the proposal to adopt the merger agreement by the required vote of the stockholders has not been obtained.

•	by the Company:

•

if the Parent Parties have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform, (i) would result in a failure of certain conditions to the Company’s obligation to complete the merger and (ii) cannot be cured by the termination date, or, if curable, is not cured within thirty days following the Company’s delivery of written notice to Parent of such breach (which notice specifies in reasonable detail the nature of such breach or failure), so long as the Company is not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement (such termination, a “Company termination for Parent breach”);

•

at any time prior to the time the stockholders of the Company approve the proposal to adopt the merger agreement, in order to enter into an acquisition agreement with respect to a superior proposal, so long as substantially concurrently with such termination, the Company enters into such alternative acquisition agreement and pays to Parent (or one or more of its designees) the applicable termination fee (as described under “—Termination Fees; Reimbursement of Expenses—Company Termination Fee”); or

•

if (i) all of the conditions to the Parent Parties’ obligation to complete the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger, but each of which was at the time of termination capable of being satisfied as if such time were the closing of the merger), (ii) the Company has irrevocably notified Parent in writing that all conditions to its obligation to complete the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger, but each of which was at the time of termination capable of being satisfied as if such time were the closing of the merger) or that it is willing to waive any unsatisfied conditions and it stands ready, willing and able to consummate the closing of the merger, (iii) the Parent Parties fail to complete the closing of the merger within three business days following the date the closing of the merger was required pursuant to the merger agreement and (iv) the Company stood ready, willing and able to consummate the closing of the merger during such three business day period (such termination, a “Company termination for failure to close”).

•	by Parent:

•

if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform, (i) would result in a failure of certain conditions to the Parent Parties’ obligation to complete the merger and (ii) cannot be cured by the termination date, or, if curable, is not cured within thirty days following Parent’s delivery of written notice to the Company of such breach (which notice specifies in reasonable detail the nature of such breach or failure), so long as the Parent Parties are not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement (such a termination, a “Parent termination for Company breach”);

•

if the Board or any committee thereof (including the Special Committee) has made a change of recommendation, so long as Parent terminates the merger agreement by 5:00 p.m. (New York City time) on the thirtieth calendar day following the date on which such change of recommendation occurs; or

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if (i) there has been a change in law that would reasonably be expected to cause the rollover contribution (as defined in the merger agreement) to fail to qualify as an exchange described in Section 351 of the Code, (ii) there have occurred changes in law that (A) prohibit a portion of the transfers required by the merger agreement of available cash to the Company from its subsidiaries or (B) result in liabilities payable or reasonably expected to be payable by the Company as a result of such cash transfers or related transactions, which liabilities and amounts are material relative to $7.4 billion (such change a “legal impediment or charge”) or (iii) the amount of cash on hand is less than $7.4 billion as of the beginning of the day on which the closing of the merger would have been required to occur pursuant to the merger agreement but for the failure of this condition, except that in the case of clause (iii) the termination may not occur prior to any date the closing of the merger otherwise would have been required to occur in accordance with the terms of the merger agreement and in the case of clauses (ii) and (iii) no later than on the fifth business day after such date the closing of the merger otherwise would have been required to occur pursuant to the merger agreement.

Termination Fees; Reimbursement of Expenses

Company Termination Fee

The Company will pay to Parent (or one or more of its designees) a termination fee in the event that:

•

(a) the merger agreement is validly terminated (1) by the Company because the effective time of the merger has not occurred by the termination date if, at the time of such termination, Parent would have been entitled to terminate the merger agreement because a Parent termination for Company breach has occurred, (2) by the Company or Parent because the meeting of the Company’s stockholders has concluded and the approval of the proposal to adopt the merger agreement by the required vote of the stockholders has not been obtained or (3) by Parent because a Parent termination for Company breach has occurred, (b) the Company or any other person shall have publicly disclosed or announced an acquisition proposal on or after the date of the merger agreement but prior to the date of the special meeting of the Company’s stockholders and (c) within twelve months of such termination, the Company enters into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated (in each case whether or not the acquisition proposal was the same acquisition proposal referred to in clause (b)) except that for purposes of this clause (c), the references to “20%” in the definition of “acquisition proposal” shall be deemed references to “50%”;

•	the Company has terminated the merger agreement to enter into an acquisition agreement related to a superior proposal with a person or group that is not an excluded party; or

•	the Parent has terminated the merger agreement because the Board or any committee thereof (including the Special Committee) has made a change of recommendation.

The amount of the termination fee will be $450 million in cash, except that the amount of the termination fee will be $180 million in cash in the event that:

•

the Company has terminated the merger agreement to enter into an acquisition agreement related to a superior proposal with a person or group that is an excluded party at the time of such termination; or

•

the Parent has terminated the merger agreement because the Board or any committee thereof (including the Special Committee) has made a change of recommendation and the event giving rise to such termination is the submission of an acquisition proposal by a person or group that is an excluded party at the time of such termination.

Parent Termination Fee

Parent will pay to the Company a fee of $250 million in cash (the “cash shortfall fee”) in the event that the merger agreement is terminated by Parent because (i) there has been a change in law that would reasonably be expected to cause the rollover contribution to fail to qualify as an exchange described in Section 351 of the Code, (ii) there has occurred a legal impediment or charge or (iii) the amount of cash on hand is less than $7.4 billion as of the beginning of the day on which the closing of the merger would have been required to occur pursuant to the merger agreement but for the failure of this condition (but only if cash on hand would not have been less than the target amount but for a legal impediment or charge, assuming all cash transfers that could have been made but for such legal impediment or charge were in fact made).

Parent will pay to the Company a termination fee of $750 million in cash (the “Parent termination fee”) in the event that the Company shall have validly terminated the merger agreement because:

•	a Company termination for Parent breach has occurred;

•	a Company termination for failure to close has occurred; or

•

the effective time of the merger has not occurred on or before the termination date, if, at the time of or prior to such termination, the Company would have been entitled to effect a Company termination for failure to close.

Reimbursement of Expenses

The Company will be required to pay Parent (or one or more of its designees) the documented out-of-pocket expenses incurred by the Parent Parties and their respective affiliates in connection with the merger agreement and the financing and the transactions contemplated thereby up to a maximum amount of $15 million if the Company or Parent has terminated the merger agreement because the meeting of the Company’s stockholders has concluded and the approval of the proposal to adopt the merger agreement by the required vote of the stockholders has not been obtained. Any such amount will be credited against any Company termination fee payable to any Parent Party.

Separately, on March 25, 2013, the Company and the Parent Parties entered into a letter agreement providing that the Company will reimburse the transaction-related expenses of the Parent Parties and their affiliates up to a cap of $25 million, with any amounts reimbursed under such letter agreement (i) not being eligible for additional reimbursement by the Company pursuant to the merger agreement and (ii) not reducing or otherwise being offset against any termination fee or expense reimbursement described above that may be payable by the Company to Parent (or one or more of its designees) pursuant to the merger agreement. The letter agreement also provides that any amounts not reimbursed as a result of the $25 million limit on reimbursement would otherwise be subject to reimbursement pursuant to the merger agreement as described above.

Expenses

Subject to certain exceptions contained in the merger agreement and the reimbursement of expenses described immediately above, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses, except that (i) expenses incurred in connection with the printing, filing and mailing of this proxy statement and the Schedule 13E-3 (including applicable filing fees) will be borne by the Company, (ii) all filing fees in respect of any HSR or other regulatory filing will be borne by Parent and (iii) all fees and expenses payable in seeking the approval of the Central Bank of Ireland will be borne by the Company.

Specific Performance

In the event of a breach or threatened breach of any covenant or obligation in the merger agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and/or to enforce specifically the terms and provisions of the merger agreement and an injunction or injunctions restraining such breach or threatened breach.

Notwithstanding the foregoing, the Company will be entitled to the granting of a decree or order of specific performance or other equitable relief of Parent’s obligation to cause the full funding of the equity financing, the rollover investment and the MSDC financing and to consummate the merger if and only if:

•

all conditions to the Parent Parties’ obligations to close the merger (other than those conditions that by their nature are to be satisfied at the closing, but each of which at such time is capable of being satisfied) have been satisfied or waived;

•

each of the debt financing and the subordinated securities financing, or in each case alternative financing obtained in accordance with the terms of the merger agreement, has been funded or will be funded at the closing if the equity financing, rollover investment and MSDC financing are funded at the closing of the merger;

•	the marketing period has ended and Parent and Merger Sub fail to complete the closing of the merger when required pursuant to the merger agreement; and

•

the Company has irrevocably confirmed in a written notice to Parent, the lenders and the subordinated securities purchaser that it is ready, willing and able to consummate the closing of the merger and that if a decree or order of specific performance or other equitable relief is granted and the equity financing, the rollover investment, the MSDC financing, the debt financing and the subordinated securities financing are funded, the closing of the merger will occur.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made (i) to grant the Company’s unaffiliated stockholders access to the corporate files of the Company, any other party to the merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

IMPORTANT INFORMATION REGARDING DELL

Company Background

Dell is a Delaware corporation. Founded by Michael S. Dell in 1984, the Company is a leading global integrated solutions provider in the IT industry. The Company is focused on providing complete technology solutions to our customers that are scalable, flexible and easy to use. Over time, the Company has added new distribution channels, such as retail, system integrators, value-added resellers and distributors, to expand its access to more end-users around the world.

If the proposal to adopt the merger agreement is adopted by the affirmative vote of the holders of (i) at least a majority of the outstanding shares of Common Stock entitled to vote thereon and (ii) at least a majority of the outstanding shares of Common Stock entitled to vote thereon held by stockholders other than the Parent Parties, Mr. Dell and certain of his related family trusts, any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary and the merger is completed as contemplated, Dell will continue as a private company and a wholly-owned subsidiary of Intermediate and indirect subsidiary of Parent.

During the past five years, neither the Company nor any of the Company directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, except as set forth below, neither the Company nor any of the Company directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as noted below, each of the individuals listed below is a citizen of the United States.

Directors and Executive Officers

The Board presently consists of 12 members. The persons listed below are the directors and executive officers of Dell as of the date of this proxy statement. Each executive officer will serve until a successor is elected by the Board or until the earlier of his or her resignation or removal. The business address and telephone number of each executive officer is: One Dell Way, Round Rock, Texas 78682, telephone number (512) 728-7800.

Directors

Michael S. Dell—Mr. Dell currently serves as Chairman of the Board of Directors and Chief Executive Officer of the Company. He has held the title of Chairman of the Board since he founded the Company in 1984. Mr. Dell also served as Chief Executive Officer of the Company from 1984 until July 2004 and resumed that role in January 2007. He is an honorary member of the Foundation Board of the World Economic Forum and is an executive committee member of the International Business Council. He also serves as chairman of the Technology CEO Council and is a member of the U.S. Business Council and the Business Roundtable. He also serves on the governing board of the Indian School of Business in Hyderabad, India, and is a board member of Catalyst, Inc.

On October 13, 2010, a federal district court approved settlements by the Company and Mr. Dell with the SEC resolving an SEC investigation into the Company’s disclosures and alleged omissions before fiscal year 2008 regarding certain aspects of its commercial relationship with Intel Corporation and into separate accounting and financial reporting matters. The Company and Mr. Dell entered into the settlements without admitting or denying the allegations in the SEC’s complaint, as is consistent with common SEC practice. The SEC’s allegations with respect to Mr. Dell and his settlement were limited to the alleged failure to provide adequate disclosures with respect to the Company’s commercial relationship with Intel Corporation prior to fiscal year 2008. Mr. Dell’s settlement did not involve any of the separate accounting fraud charges settled by the Company and others.

Moreover, Mr. Dell’s settlement was limited to claims in which only negligence, and not fraudulent intent, is required to establish liability, as well as secondary liability claims for other non-fraud charges. Under his settlement, Mr. Dell consented to a permanent injunction against future violations of these negligence-based provisions and other non-fraud based provisions related to periodic reporting. Specifically, Mr. Dell consented to be enjoined from violating Sections 17(a)(2) and (3) of the Securities Act of 1933 and Rule 13a-14 under the Exchange Act, and from aiding and abetting violations of Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13 under the Exchange Act. In addition, Mr. Dell agreed to pay a civil monetary penalty of $4 million which has been paid in full. The settlement did not include any restrictions on Mr. Dell’s continued service as an officer or director of the Company.

Alex J. Mandl—Mr. Mandl is currently the non-Executive Chairman of Gemalto N.V., a digital security company resulting from the merger of Axalto Holding N.V. and Gemplus International S.A. From June 2006 until December 2007, Mr. Mandl served as Executive Chairman of Gemalto. Before June 2006, Mr. Mandl was President, Chief Executive Officer and a member of the board of directors of Gemplus, positions he held since August 2002. He has served as Principal of ASM Investments, a company focusing on early stage funding in the technology sector, since April 2001. From 1996 to March 2001, Mr. Mandl was Chairman and CEO of Teligent, Inc., which offered business customers an alternative to the Bell Companies for local, long distance, and data communication services. Mr. Mandl was AT&T’s President and Chief Operating Officer from 1994 to 1996, and its Executive Vice President and Chief Financial Officer from 1991 to 1993. From 1988 to 1991, Mr. Mandl was Chairman of the Board and Chief Executive Officer of Sea-Land Services Inc. Mr. Mandl served from May 2007 to October 2010 as a director of Hewitt Associates, Inc. and from March 2008 to October 2010 as a director of Visteon Corporation. Mr. Mandl was a member of the board of directors of Horizon Lines, Inc. since January 2007 and became the Chairman in February 2011, retiring in April 2012. Mr. Mandl became a member of the board of directors of Arise Virtual Solutions Inc. in January 2012.

James W. Breyer—Mr. Breyer has been a Partner of Accel Partners, a venture capital firm, since 1987. Mr. Breyer is also the founder of Breyer Capital, an investment firm, and has served as its Chief Executive Officer since July 2006. Additionally, Mr. Breyer is a co-founder of IDG-Accel China Funds and has served as co-lead on the company’s strategic investment committee since its inception in 2005. Mr. Breyer serves on the boards of directors of Facebook, Inc., News Corporation and Wal-Mart Stores, Inc., where he is the presiding director. Mr. Breyer has notified the Company, Wal-Mart Stores, Inc. and Facebook, Inc. of his decision not to stand for reelection to each company’s board of directors at its next annual meeting of stockholders. From June 2006 to December 2009, Mr. Breyer was on the board of directors of Marvel Entertainment, Inc., from October 1995 until June 2008, he served on the board of directors of Real Networks, Inc, from January 2007 to January 2013, he served on the board of directors of Brightcove, Inc. and from April 2005 to June 2012, he served on the board of directors of Prosper Marketplace, Inc.

Donald J. Carty—Mr. Carty served as Vice Chairman and Chief Financial Officer of Dell from January 2007 until June 2008, prior to his retirement. In that role, he was responsible for all finance functions, including controller, corporate planning, tax, treasury operations, investor relations, corporate development, risk management, and corporate audit. Mr. Carty was the Chairman and Chief Executive Officer of AMR Corporation and American Airlines from 1998 until his retirement in 2003. He served in a variety of executive positions with AMR Corporation, AMR Airline Group, and American Airlines from 1978 to 1985 and from 1987 to 1999, including Chief Financial Officer of AMR Corporation and American Airlines Inc. from October 1989 until March 1995. Mr. Carty was President and Chief Executive Officer of Canadian Pacific Air Lines, known as CP Air, in Canada from 1985 to 1987. After his retirement from AMR and American Airlines Inc. in 2003, Mr. Carty was engaged in numerous business and private investment activities with a variety of companies. Mr. Carty is also a director of Barrick Gold Corporation, Gluskin Sheff and Associates, Talisman Energy Inc. and Canadian National Railway Company. Additionally, Mr. Carty was a member of the board of directors of Hawaiian Holdings Inc. from August 2004 until February 2007 and again from April 2008 until May 2011 and of CHC Helicopter Corp. from November 2004 until September 2008. Mr. Carty is a citizen both of the United States and Canada.

Janet F. Clark—Ms. Clark joined Marathon Oil Corporation in 2004, where she currently serves as Executive Vice President and Chief Financial Officer. From 2001 through 2003, Ms. Clark served as Senior Vice President and Chief Financial Officer of Nuevo Energy Company. From 1997 until 2003, she held various roles at Santa Fe Snyder Corporation, including Chief Financial Officer and Executive Vice President of Corporate Development and Administration. From 2003 until September 2011, she served on the board of directors of Exterran Holdings, Inc.

Laura Conigliaro—Ms. Conigliaro has been retired since 2011. Ms. Conigliaro joined The Goldman Sachs Group, Inc. in 1996 as a U.S. Hardware Systems Equity Research Analyst. She was named managing director in 1997 and partner in 2000. She was most recently co-director of the firm’s Americas equity research unit. In addition to covering the hardware systems sector, Ms. Conigliaro served as the technology investment research business unit leader for Goldman Sachs. She also developed specialized expertise covering enterprise server and storage companies. Prior to her service with Goldman Sachs, Ms. Conigliaro was a computer and design automation analyst at Prudential Financial, Inc. Ms. Conigliaro also serves on the board of directors of Infoblox Inc.

Kenneth M. Duberstein—Mr. Duberstein has been Chairman and Chief Executive Officer of The Duberstein Group, Inc., a strategic advisory and consulting firm, since 1989. Previously, Mr. Duberstein served as Chief of Staff to President Ronald Reagan from 1988 to 1989 and as Deputy Chief of Staff in 1987. From 1984 to 1986, Mr. Duberstein was Vice President of Timmons & Company in Washington, D.C. Prior to his service in that position, he served in the White House as Assistant to the President, Legislative Affairs from 1981 to 1983. From 1977 to 1980, Mr. Duberstein was Vice President of the Committee for Economic Development. He serves as a director of the Council on Foreign Relations, the Brookings Institution, the National Alliance to End Homelessness and the National Endowment for Democracy and is a lifetime trustee for the Kennedy Center for the Performing Arts. He also serves as a director on the boards of directors of The Boeing Company, Travelers Companies, Inc. and Mack-Cali Realty Corporation. From 2002 until May 2012, he also served on the board of directors of Conoco Phillips Company.

William H. Gray, III—Mr. Gray is currently Chairman of Gray Global Strategies, Inc., a business advisory firm, a position he has held since February 2012. From August 2004 until February 2012, he was co-Chairman of GrayLoeffler L.L.C., a consulting and advisory firm. Mr. Gray was President and Chief Executive Officer of The College Fund/UNCF (educational assistance) from 1991 until he retired in June 2004. He was a member of the United States House of Representatives from 1979 to 1991. During his tenure in Congress, he served as Chairman of the House Budget Committee, a member of the Appropriations Committee and Chairman of the House Democratic Caucus and Majority Whip. He is an ordained Baptist Minister and last pastored at Bright Hope Baptist Church of Philadelphia from 1972 until 2007. Mr. Gray is also a director of Prudential Financial, Inc. and Pfizer Inc. From June 2000 to January 2010, Mr. Gray was a director of Visteon Corporation. From 2001 until May 2012, Mr. Gray was a director of J.P. Morgan Chase & Co. (and was a director of The Chase Manhattan Corporation from 1992 to 2000).

Gerard J. Kleisterlee—Mr. Kleisterlee has served as executive Chairman of Vodafone Group plc. in July 2011, and continues to serve in that role. Mr. Kleisterlee was President and Chief Executive Officer of Royal Philips Electronics from April 2001 until March 2011 and President and Chief Operations Officer of Royal Philips Electronics prior to April 2001. Previously, he held key positions within Royal Philips Electronics, including member of the Board of Management since April 2000, member of the Group Management Committee since January 1999, Chief Executive Officer of Philips’ Components division, President of Philips Taiwan, Regional Manager for Philips’ Components in Asia-Pacific, Managing Director of Philips’ Display Components worldwide, General Manager of Philips’ Professional Audio Product Group and various manufacturing management positions within Philips’ Medical Systems division starting in 1974. Mr. Kleisterlee served on the supervisory board of Dutch Central Bank from July 2006 until January 2012. Mr. Kleisterlee is a member of the boards of directors of Daimler AG and Royal Dutch Shell. Mr. Kleisterlee is a citizen of the Netherlands.

Klaus S. Luft—Mr. Luft is the founder and Chairman of the supervisory board of Artedona AG, a privately held mail order e-commerce company established in 1999 and headquartered in Munich, Germany. He is also owner and President of Munich-based MATCH—Market Access Services GmbH & Co., KG. From 1990 until 2010, Mr. Luft served as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. From March 1986 to November 1989, he was Chief Executive Officer of Nixdorf Computer AG, where he served for more than 17 years in a variety of executive positions in marketing, manufacturing and finance. Mr. Luft is the Honorary Consul of the Republic of Estonia in the State of Bavaria. Mr. Luft is a citizen of Germany.

Shantanu Narayen—Mr. Narayen has served since December 2007 as President and Chief Executive Officer of Adobe Systems Incorporated, a software company. From January 2005 until December 2007, Mr. Narayen was Adobe’s President and Chief Operating Officer. Previously, he held key product research and development positions within Adobe, including Executive Vice President of Worldwide Products, Senior Vice President of Worldwide Product Development, and Vice President and General Manager of the Engineering Technology Group. Before joining Adobe in 1998, he was a co-founder of Pictra, Inc., an early pioneer of digital photo sharing over the Internet. Prior to his service in that position, he served as director of desktop and collaboration products at Silicon Graphics, Inc. and held various senior management positions at Apple Computer, Inc. Mr. Narayen also serves on the advisory board of the Haas School of Business of the University of California, Berkeley and is president of the board of directors of the Adobe Foundation, which funds philanthropic initiatives around the world.

H. Ross Perot, Jr.—Mr. Perot is currently chairman of Hillwood Development Company, a real estate development company, which he founded in 1988. Mr. Perot served as the Chairman of the Board of Perot Systems Corporation from September 2004 until its acquisition by Dell on November 3, 2009. Mr. Perot also served as a director of Perot Systems Corporation from June 1988 until November 3, 2009, and as President and Chief Executive Officer of Perot Systems Corporation from September 2000 until September 2004. Mr. Perot served in the United States Air Force for over eight years. He currently serves as co-Chairman of the board of directors of the EastWest Institute.

Executive Officers:

Michael S. Dell—Mr. Dell currently serves as Chairman of the Board of Directors and Chief Executive Officer. See “—Directors” beginning on page 165 for additional biographical information regarding Mr. Dell.

Jeffrey W. Clarke—Mr. Clarke serves as Vice Chairman and President, End User Computing Solutions & Operations. In this role, in which he has served since January 2009, he is responsible for global manufacturing, procurement, and supply chain activities worldwide, as well as the engineering, design and development of desktop PCs, notebooks, and workstations for customers ranging from consumers and small and medium-sized businesses to large corporate enterprises. From January 2003 until January 2009, Mr. Clarke served as Senior Vice President, Business Product Group. From November 2001 to January 2003, Mr. Clarke served as Vice President and General Manager, Relationship Product Group. In 1995, Mr. Clarke became the director of desktop development. Mr. Clarke joined Dell in 1987 as a quality engineer and has served in a variety of engineering and management roles.

Stephen J. Felice—Mr. Felice was named President, Chief Commercial Officer in January 2012. From November 2009 until January 2012, he served as President, Consumer, Small and Medium Business. Mr. Felice leads the Dell organization that creates and delivers specific solutions and technology to Commercial customers globally and is responsible for Dell’s portfolio of products, including desktops, laptops, software and peripherals as well as product design and sales. From January 2009 until November 2009, Mr. Felice served as President, Small and Medium Business, and from March 2007 until January 2009, as Senior Vice President and President, Asia Pacific-Japan, after having served as Vice President, Asia Pacific-Japan since August 2005. In those positions, Mr. Felice was responsible for Dell’s operations throughout the APJ region, including sales and customer service centers in Penang, Malaysia, and Xiamen, China. From February 2002 until July 2005, Mr. Felice was Vice President, Corporate Business Group, Dell Americas. Mr. Felice joined Dell in February 1999 and has held various executive roles in our sales and consulting services organizations. Prior to joining Dell, Mr. Felice served as Chief Executive Officer and President of DecisionOne Corp. Mr. Felice also served as Vice President, Planning and Development, with Bell Atlantic Customer Services, and spent five years with Shell Oil in Houston.

Brian T. Gladden—Mr. Gladden serves as Senior Vice President and Chief Financial Officer. In this role, in which he has served since June of 2008, he is responsible for all aspects of Dell’s finance functions, including accounting, financial planning and analysis, tax, treasury, corporate development and strategy, and investor relations. He is also responsible for Dell’s information technology, global security and facilities functions. Prior to joining Dell, Mr. Gladden was President and CEO of SABIC Innovative Plastics Holding BV from August 2007 through May 2008. Prior to this role, Mr. Gladden spent nearly 20 years with General Electric Company in a variety of financial and management leadership roles. He is a member of the University of Texas McCombs School of Business Advisory Council.

Marius A. Haas—Marius Haas joined Dell in August 2012 and serves as President, Enterprise Solutions. In this role, he is responsible for worldwide engineering, design, development and marketing of Dell enterprise solutions, which include servers, networking and storage systems. From 2011 until August 2012, Mr. Haas served with Kohlberg Kravis Roberts & Co. L.P. (“KKR”), a global private equity firm, where he was responsible for identifying and pursuing new investments, particularly in the technology sector, while also supporting existing portfolio companies with operational expertise. Prior to 2011, Mr. Haas was Senior Vice President and Worldwide General Manager of the HP Networking Division from 2008 to 2011, and also served as Senior Vice President of Strategy and Corporate Development from 2003 to 2008. During his tenure at HP, Mr. Haas led initiatives to improve efficiency and drive growth, including the execution and integration of all acquisitions, and also managed the company’s strategic planning process, new business incubation and strategic alliances. Earlier in his career, Mr. Haas held a wide range of senior operations roles at Compaq and Intel Corporation. He also served as a member of the McKinsey & Company CSO Council, the Ernst & Young Corporate Development Leadership Network and as a board member of the Association of Strategic Alliance Professionals.

Steve H. Price—Mr. Price serves as Senior Vice President, Human Resources. In this role, he is responsible for overall human resources strategy in support of the purpose, values and business initiatives of Dell. He is also responsible for developing and driving people strategy and fostering an environment where the global Dell team thrives. Mr. Price joined Dell in February 1997 and has played leadership roles throughout the HR organization, including Vice President of HR for the global Consumer business, Global Talent Management and Americas Human Resources. From November 2006 until June 2010, he served as Vice President, Human Resources Dell Global Consumer Group. From January 2003 until November 2006, he served as Vice President, Human Resources Dell Americas Business Group. From July 2001 until January 2003, he served as Vice President, Human Resources Global HR Operations. From May 1999 to July 2001, he served as Vice President, Human Resources Dell EMEA. Prior to joining Dell in 1997, Mr. Price spent 13 years with SC Johnson Wax, based in Racine, Wisconsin. Having started his career there in sales, he later moved into HR, where he held a variety of senior positions. Mr. Price is a member of the Executive Advisory Board for the Rawls College of Business at Texas Tech University and also serves on the Executive Advisory Board for The Wharton School at the University of Pennsylvania.

Karen H. Quintos—Ms. Quintos is Senior Vice President and Chief Marketing Officer for Dell, where she leads marketing for Dell’s global commercial business. She is also responsible for Dell’s brand strategy, global communications, social media, corporate responsibility, customer insights, marketing talent development, and agency management. Ms. Quintos is also the executive sponsor of the largest employee resource group at Dell, Women in Search of Excellence. Before becoming Chief Marketing Officer in September 2010, Ms. Quintos served as Vice President of Dell’s global Public business, from January 2008 to September 2010, and was responsible for driving global marketing strategies, product and pricing programs, communications and channel plans. She has also held various executive roles in SMB marketing and Dell’s Services and Supply Chain Management teams since joining Dell in 2000. She came to Dell from Citigroup, where she served as Vice

President of Global Operations and Technology. She also spent 12 years with Merck & Co., where she held a variety of roles in marketing, planning, operations and supply chain management. Ms. Quintos has served on multiple boards of directors and currently serves on the Ad Council, the Susan G. Komen for the Cure and Penn State’s Smeal Business School Board.

John A. Swainson—Mr. Swainson joined Dell in February 2012. He currently serves as President of Dell’s newly formed Software Group. Immediately prior to joining Dell, Mr. Swainson was a Senior Advisor to Silver Lake Partners, a global private equity firm, from May 2010 to February 2012. From February 2005 until December 2009, Mr. Swainson served as Chief Executive Officer and Director of CA, Inc., an enterprise software company. Prior to joining CA, Inc., Mr. Swainson worked for IBM for over 26 years, where he held various management positions in the U.S. and Canada, including seven years in the role of General Manager of the Application Integration Middleware Division. Mr. Swainson currently serves on the board of directors of Visa Inc. Mr. Swainson also served on the boards of directors of Cadence Design Systems, Inc., from February 2006 to May 2012, Assurant Inc., from May 2010 to May 2012, and Broadcom Corporation, from August 2010 to May 2012.

Lawrence P. Tu—Mr. Tu joined Dell as Senior Vice President, General Counsel and Secretary in July 2004, and is responsible for overseeing Dell’s global legal, governmental affairs and ethics and compliance departments. Before joining Dell, Mr. Tu served as Executive Vice President and General Counsel at NBC Universal for three years. Prior to his position at NBC, he was a partner with the law firm of O’Melveny & Myers LLP, where he focused on energy, technology, Internet, and media-related transactions. He also served five years as managing partner of the firm’s Hong Kong office. Mr. Tu’s prior experience also includes serving as General Counsel Asia-Pacific for Goldman Sachs, attorney for the U.S. State Department and law clerk for U.S. Supreme Court Justice Thurgood Marshall.

Suresh C. Vaswani—Mr. Vaswani joined Dell in April 2011 and was named President, Services, the global IT services and business solutions unit of Dell, in December 2012. In this role, he is responsible for developing and delivering end-to-end IT services and business solutions for various customers. From April 2011 to December 2012, Mr. Vaswani led the global Applications & Business Process Outsourcing services business for Dell Services. He also served as chairman for Dell India. In this role, Mr. Vaswani was responsible for building next-generation solutions, providing strategic leadership to grow and expand Dell’s presence and position in the region, and enhancing Dell’s capabilities in India with regard to IT services, delivery, manufacturing and operations. Prior to joining Dell, Mr. Vaswani was joint-CEO of Wipro Limited’s IT business and a member of the board of directors of that company.

Selected Summary Historical Consolidated Financial Data

Set forth below is certain selected historical consolidated financial information relating to Dell. The selected consolidated statements of financial position data, consolidated statements of income data, consolidated statements of cash flows data, and consolidated statements of stockholders’ equity data of the Company as of and for the fiscal years ended January 30, 2009, January 29, 2010, January 28, 2011, February 3, 2012 and February 1, 2013 have been derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended February 1, 2013, which is incorporated by reference into this proxy statement. More comprehensive financial information is included in that report, including management’s discussion and analysis of financial condition and results of operations, and the following summary is qualified in its entirety by reference to such report and all of the financial information and notes contained therein. For additional information, see “Where You Can Find Additional Information” beginning on page 190.

	Fiscal Year Ended
	February 1, 2013	February 3, 2012	January 28, 2011	January 29, 2010	January 30, 2009
	(in millions of dollars, except per share data)
Results of Operations:
Net revenue	$56,940	$62,071	$61,494	$52,902	$61,101
Gross margin	$12,186	$13,811	$11,396	$9,261	$10,957
Operating income	$3,012	$4,431	$3,433	$2,172	$3,190
Income before income taxes	$2,841	$4,240	$3,350	$2,024	$3,324
Net income	$2,372	$3,492	$2,635	$1,433	$2,478
Earnings per share:
Basic	$1.36	$1.90	$1.36	$0.73	$1.25
Diluted	$1.35	$1.88	$1.35	$0.73	$1.25
Number of weighted-average shares outstanding:
Basic	1,745	1,838	1,944	1,954	1,980
Diluted	1,755	1,853	1,955	1,962	1,986

Cash Flow and Balance Sheet Data:
Net cash provided by operating activities	$3,283	$5,527	$3,969	$3,906	$1,894
Current assets	$27,968	$29,448	$29,021	$24,245	$20,151
Noncurrent assets	$19,572	$15,085	$9,578	$9,407	$6,349
Total assets	$47,540	$44,533	$38,599	$33,652	$26,500
Current liabilities	$23,439	$22,001	$19,483	$18,960	$14,859
Noncurrent liabilities	$13,400	$13,615	$11,350	$9,051	$7,370
Total liabilities	$36,839	$35,616	$30,833	$28,011	$22,229
Total stockholders’ equity	$10,701	$8,917	$7,766	$5,641	$4,271

We have not provided any pro forma data giving effect to the proposed merger as we do not believe such information is material to our stockholders in evaluating the proposal to adopt the merger agreement, since the proposed merger consideration is all cash and our Common Stock would cease to be publicly traded if the proposed merger is completed.

We have also not provided any separate financial information for Parent, Intermediate or Merger Sub since each is a newly formed entity formed in connection with the merger and has no independent operations.

Ratio of Earnings to Fixed Charges

The following table presents our ratio of earnings to fixed charges for the fiscal periods indicated.

	Fiscal Year Ended
	February 1, 2013	February 3, 2012	January 28, 2011	January 29, 2010	January 30, 2009
	(in millions of dollars, except per share data)
Earnings
Pre tax net income from continuing operations	$2,841	$4,240	$3,350	$2,024	$3,324
Add: Fixed charges adjusted for capitalized interest	$316	$315	$228	$191	$132

Total	$3,157	$4,555	$3,578	$2,215	$3,456

Fixed charges(1)
Interest expense	$270	$279	$199	$160	$93
Capitalized interest	—	—	—	—	—
Estimate of interest in rent expense	$46	$36	$29	$31	$39

Total	$316	$315	$228	$191	$132

Ratio of earnings to fixed charges	10	14	16	12	26

(1)	Fixed charges included in the calculation above consist of (a) interest expensed, plus (b) interest capitalized (when applicable), plus (c) a reasonable estimation of the interest factor included in rental expense.

Book Value Per Share

Our net book value per share as of February 1, 2013 was approximately $6.16 (calculated based on 1,738,312,888 shares outstanding as of such date).

Market Price of the Common Stock and Dividend Information

The Common Stock is traded on NASDAQ under the symbol “DELL.”

The following table sets forth for the periods indicated the high and low sales prices for the Common Stock and the dividends declared on the Common Stock.

Fiscal Year	Market Price		Dividends
	High	Low
2014
First Quarter (through May 1, 2013)	$14.64	$13.04	$0.08

2013
First Quarter	$18.36	$15.77	—
Second Quarter	$15.92	$11.39	—
Third Quarter	$12.77	$9.11	$0.08
Fourth Quarter	$14.17	$8.69	$0.08

2012
First Quarter	$15.98	$12.99	—
Second Quarter	$17.60	$15.34	—
Third Quarter	$16.65	$13.29	—
Fourth Quarter	$17.88	$14.15	—

The closing sale price of our Common Stock on January 11, 2013, the last trading day before media reports of a possible going private transaction involving the Company were first published was $10.88 per share. The merger consideration represents a premium of approximately 25% to such closing sale price. On April 26, 2013, the latest practicable trading date before the filing of this proxy statement, the closing sale price of our Common Stock was $13.35 and the number of shares of our Common Stock outstanding was 1,755,029,772.

In June 2012, the Board adopted a policy for the payment of quarterly cash dividends on our Common Stock at a quarterly rate of $0.08 per share. The Board declared the first such dividend in the third quarter of fiscal year 2013. The merger agreement permits the continued payment of quarterly dividend payments of $0.08 per share during the period from the signing of the merger agreement to the effective time of the merger. For additional information, see “The Merger Agreement—Conduct of Business Pending the Merger” on page 145.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of April 26, 2013 (except as noted below) with respect to:

•	each person known to us to be the beneficial owner of 5% or more of the outstanding shares of our Common Stock;

•	each member of our Board and each named executive officer; and

•	the members of our Board and our executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Dell Inc., One Dell Way, Round Rock, Texas 78682.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

The applicable percentage ownership of each person identified in the table below is based on 1,755,029,772 shares of Common Stock outstanding on April 26, 2013. Under SEC rules, for purposes of computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, outstanding shares of Common Stock are deemed to include shares subject to options held by that person that are exercisable or will be exercisable, and restricted stock units held by that person that have vested or will vest, as of or within 60 days after April 26, 2013. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
5% Stockholders:
Michael S. Dell(1)	244,484,816	13.93%
Southeastern Asset Management, Inc.(2)	146,514,858	8.35%
6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119
Directors and Executive Officers:
James W. Breyer	184,834	*
Donald J. Carty(3)	1,192,505	*
Janet F. Clark	11,716	*
Laura Conigliaro	11,716	*
Kenneth M. Duberstein	12,716	*
William H. Gray, III(4)	80,768	*
Gerard J. Kleisterlee	20,589	*
Klaus S. Luft(5)	120,123	*
Alex J. Mandl(6)	116,081	*
Shantanu Narayen	53,196	*
H. Ross Perot, Jr.(7)	69,300	*
Brian T. Gladden(8)	1,929,517	*
Paul D. Bell(9)	408,991	*
Stephen J. Felice(10)	1,808,025	*
Stephen F. Schuckenbrock(11)	1,625,201	*
Directors and executive officers as a group (23 persons)(12)	258,236,410	14.71%

*	Indicates ownership of less than one percent.
(1)	Includes 1,101,948 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after April 26, 2013, as well as 33,186 shares held in Mr. Dell’s 401(k) plan. Does not include 26,984,832 shares held in a separate property trust for Mr. Dell’s wife and 2,964,869 shares held in trusts for the benefit of the children of Mr. Dell and his wife, and as to which Mr. Dell disclaims beneficial ownership.
(2)	According to the Schedule 13D/A it filed with the SEC on March 15, 2013, Southeastern Asset Management, Inc. has, as of March 15, 2013, sole voting power with respect to 73,656,420 shares, shared voting power with respect to 55,878,000 shares, no voting power with respect to 16,980,438 shares, sole dispositive power with respect to 90,636,858 shares, and shared dispositive power with respect to 55,878,000 shares. Mr. O. Mason Hawkins is Chairman of the Board and Chief Executive Officer of Southeastern. As a result of his official positions and ownership of voting securities of Southeastern, Mr. Hawkins has power to exercise voting control and/or dispositive power over the reported shares of Common Stock. Mr. Hawkins disclaims beneficial interest in any of the reported shares of Common Stock.
(3)	Includes 498,047 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after April 26, 2013.
(4)	Includes 40,403 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after April 26, 2013.
(5)	Includes 42,802 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after April 26, 2013.

(6)	Includes 48,302 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after April 26, 2013. Includes 4,351 shares held by Mr. Mandl’s spouse and 1,300 shares held in an IRA for Mr. Mandl’s spouse.
(7)	Includes 10,016 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after April 26, 2013.
(8)	Includes 719,450 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after April 26, 2013.
(9)	The information shown is set forth as of May 4, 2012. Mr. Bell resigned effective as of March 30, 2012 from his position as President, Public and Large Enterprise.
(10)	Includes 658,990 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after April 26, 2013.
(11)	Includes 1,513,321 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after April 26, 2013. Mr. Schuckenbrock resigned from his position as President, Services effective as of December 5, 2012, and his employment by the Company was terminated effective as of March 31, 2013.
(12)	Includes 11,868,592 shares of Common Stock subject to stock options that are exercisable or will be exercisable as of or within 60 days after April 26, 2013 and 20,361 shares of Common Stock subject to restricted stock units that have vested or will vest as of or within 60 days after April 26, 2013.

Transactions in Common Stock

Transactions in Common Stock During the Past 60 Days

Other than the merger agreement and agreements entered into in connection therewith, including the MD equity commitment letter and the voting agreement discussed under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” and “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Voting Agreement,” respectively, beginning on pages 112 and 123, respectively, the Company, the MD Investors, the MSDC Investor, the SLP Investors, the Parent Parties and their respective affiliates have not made any transactions with respect to the Common Stock during the past 60 days, other than as set forth below:

Name	Quantity	Price	Trade Date	Transaction Description
Jeffrey W. Clarke	31,876	$14.4975	March 26, 2013	Disposal(1)
Stephen J. Felice	40,944	$14.4975	March 26, 2013	Disposal(1)
Brian T. Gladden	34,899	$14.4975	March 26, 2013	Disposal(1)
Yvonne McGill	1,842	$14.4975	March 26, 2013	Disposal (includes 349 of Common Stock owned by her spouse)(1)
Steven H. Price	1,999	$14.4975	March 26, 2013	Disposal(1)
Karen H. Quintos	2,772	$14.4975	March 26, 2013	Disposal(1)
Thomas W. Sweet	4,743	$14.4975	March 26, 2013	Disposal(1)
Lawrence Tu	22,802	$14.4975	March 26, 2013	Disposal(1)
John A. Swainson	7,830	$14.29	March 15, 2013	Disposal(1)
Gerard J. Kleisterlee	144	$13.95	March 2, 2013	Disposal(1)
Yvonne McGill	2,817	$13.95	March 2, 2013	Disposal (includes 208 shares of Common Stock owned by her spouse)(1)
Thomas W. Sweet	4,251	$13.95	March 2, 2013	Disposal(1)
Jeffrey W. Clarke	13,601	$13.95	March 1, 2013	Disposal(1)
Stephen J. Felice	13,061	$13.95	March 1, 2013	Disposal(1)
Brian T. Gladden	13,061	$13.95	March 1, 2013	Disposal(1)

Name	Quantity	Price	Trade Date	Transaction Description
Yvonne McGill	2,468	$13.95	March 1, 2013	Disposal (includes 212 shares of Common Stock owned by her spouse)(1)
Steven H. Price	9,204	$13.95	March 1, 2013	Disposal(1)
Karen H. Quintos	9,226	$13.95	March 1, 2013	Disposal(1)
Thomas W. Sweet	3,728	$13.95	March 1, 2013	Disposal(1)
Lawrence P. Tu	9,126	$13.95	March 1, 2013	Disposal(1)
Suresh C. Vaswani	2,883	$13.95	March 1, 2013	Disposal(1)

(1)	Denotes shares withheld by the Company to satisfy applicable tax withholding obligations in connection with the vesting of equity award in accordance with their terms.

Transactions in Common Stock by the Company During the Past Two Years

The following table sets forth information regarding purchases of the Common Stock by the Company during the past two years:

Fiscal Year	Total Number of Shares Purchased	Price Range of Prices Paid	Average Price Paid per Share
2014
First Quarter (through May 1, 2013)	—		—

2013
First Quarter	17,207,665	$16.79-$18.22	$17.43
Second Quarter	29,349,737	$11.57-$15.85	$13.63
Third Quarter	—		—
Fourth Quarter	—		—

2012
First Quarter	30,655,258	$13.12-$15.72	$14.68
Second Quarter	70,897,341	$15.58-$16.77	$15.94
Third Quarter	40,629,023	$13.61-$16.15	$14.77
Fourth Quarter	36,289,103	$14.51-$17.70	$15.45

Transactions in Common Stock by the MD Filing Persons and the MSDC Filing Persons During the Past Two Years

None of the MD Filing Persons, the MSDC Filing Person and investment funds, individuals or other persons affiliated with the MSDC Filing Person have made any purchases of the Common Stock during the past two years.

Transactions in Common Stock by the Parent Parties and the SLP Filing Persons During the Past Two Years

None of the Parent Parties or the SLP Filing Persons have made any purchases of the Common Stock during the past two years.

Transactions between the SLP Filing Persons and Executive Officer of the Company

Between May 2010 and February 2012, Mr. John Swainson, the current President of the Software Group at Dell, served as an independent contractor at Silver Lake in the capacity of Senior Advisor. In connection with this engagement, Mr. Swainson entered an agreement with Silver Lake Technology Management, L.L.C., the parent of the investment advisors to the SLP Investors. During the past two years, in connection with this engagement Mr. Swainson received approximately $300,000 in compensation and out-of-pocket expense reimbursement. In addition, during such period, Mr. Swainson made capital contributions in an amount of less than $60,000 to various investment funds affiliated with Silver Lake. However, Mr. Swainson will have no financial interest in the SLP Investor’s investment in the Company.

The Company’s Financial Advisor

On November 2, 2012, the Company entered into an engagement letter with Goldman Sachs to retain Goldman Sachs as its financial advisor in connection with a review of the strategic alternatives available to the Company. The Company did not request, and Goldman Sachs has not provided, any opinion as to the fairness of the merger consideration to be paid to the holders of the Common Stock or as to any valuation or financial analysis of the Company for the purpose of assessing the fairness of such consideration.

The Company selected Goldman Sachs on the basis of Goldman Sachs’ experience with, among other things, investment banking and financial advisory matters, including transactions with private equity firms, and debt capital markets, and the industries in which the Company operates, as well as Goldman Sachs’ familiarity with the Company. In connection with its engagement, the Company has agreed to pay Goldman Sachs financial advisory fees of $3 million payable each three-month period during the engagement period commencing on September 1, 2012, and a transaction fee of $14 million, payable upon the announcement of the execution of the merger agreement. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under federal securities laws.

Goldman Sachs has provided certain investment banking services to the Company and its affiliates, unrelated to the services described above from time to time, and the Investment Banking Division of Goldman Sachs has received an aggregate of approximately $2.9 million in compensation for services during the two years ended February 5, 2013. Such services include having acted as the financial advisor to the Company in connection with its purchase of SecureWorks Inc. in February 2011 and as co-manager with respect to the Company’s issuance of 3-Year, 5-Year, and 10-Year Investment Grade bonds in March 2011. In addition, Goldman Sachs has provided certain investment banking services to the SLP Investors and their affiliates and portfolio companies from time to time, and the Investment Banking Division of Goldman Sachs has received an aggregate of approximately $89.4 million in compensation for services during the same two-year period. Such services include having acted as joint bookrunner with respect to the sale of common stock of Gartner, Inc., a former portfolio company of Silver Lake Partners, by ValueAct Capital, in February 2011, as joint bookrunner with respect to the issuance by Avaya Inc., a portfolio company of Silver Lake Partners, of high-yield debt in February 2011, as joint bookrunner with respect to the secondary common stock offering of NXP Semiconductors N.V., a portfolio company of Silver Lake Partners, in March 2011, as joint bookrunner with respect to a high-yield refinancing of Intelsat Jackson Holdings S.A., a portfolio company of Silver Lake Partners, in March 2011, as financial advisor to Silver Lake Partners in connection with its sale of Skype S.a r.l. in October 2011, and as joint bookrunner with respect to a high-yield debt refinancing by Intelsat Jackson Holdings S.A in April 2012. In addition, Goldman Sachs has provided certain investment banking services to the MD Investors, MSD Capital, which is the family office for Mr. and Mrs. Dell, and their respective affiliates and portfolio companies from time to time, and the Investment Banking Division of Goldman Sachs has received an aggregate of approximately $1.9 million in compensation for services during the same two-year period. Such services include having acted as administrative agent in connection with an amendment and extension of revolving credit and term loan facilities for ValleyCrest Holding Co. (“ValleyCrest”), a portfolio company of MSD Capital in May 2012, as administrative agent in connection with letter of credit facilities provided to ValleyCrest in August 2012, and as sole arranger with respect to bank loans provided to ValleyCrest in November 2012. During the same two year period, Goldman Sachs has not been engaged by the MSDC Investor or any of its affiliates (other than as described above with respect to the MD Investors and their affiliates) to provide services for which the Investment Banking Division of Goldman Sachs has received compensation.

Goldman Sachs may also in the future provide investment banking services to the Company, the MD Investors, the MSDC Investor and the SLP Investors and their respective affiliates and portfolio companies for which Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with the SLP Investors, MSD Capital and the MSDC Investor and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of the SLP Investors and in limited partnership units of affiliates of the MSDC Investor from time to time and may do so in the future. Goldman Sachs and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In addition, Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may trade, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, the SLP Investors, the MSDC Investor, MSD Capital, or any of their respective affiliates and portfolio companies and third parties, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers.

RIGHTS OF APPRAISAL

Holders of record of shares of Common Stock who do not vote in favor of the adoption of the merger agreement, who properly demand appraisal of their shares, and who otherwise comply with the requirements of Section 262 of the DGCL will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, the holder of shares must follow the steps summarized below properly and in a timely manner.

The following summary is a description of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL (“Section 262”), which is attached to this proxy statement as Annex D and incorporated by reference herein. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, holders of record of shares of Common Stock who do not vote in favor of the proposal to adopt the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have the “fair value” (as defined pursuant to Section 262) of their shares determined by the Delaware Court of Chancery and to receive payment in cash of the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex D.

ANY HOLDER OF SHARES OF COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX D BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED COULD RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF COMMON STOCK, DELL BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD CONSIDER SEEKING THE ADVICE OF LEGAL COUNSEL.

Filing Written Demand

Any holder of shares of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the proposal to adopt the merger agreement at the special meeting, a written demand for the appraisal of the stockholder’s shares. A holder of Common Stock wishing to exercise appraisal rights must be the holder of record of the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. Appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. The holder must not vote in favor of the proposal to adopt the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and such voting of the proxy will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement.

Neither voting against the proposal to adopt the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. The demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the holder and the intention of the holder to demand an appraisal of the fair value of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Common Stock, or a person duly authorized and explicitly purporting to act on such holder’s behalf, will be entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record by a person other than the beneficial owner, such as by a broker, fiduciary, depository or other nominee, execution of the demand should be made in that capacity and must identify the record owner(s), and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If a stockholder holds shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, dealer, commercial bank, trust company, fiduciary or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of Common Stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in an account with a broker, dealer, commercial bank, trust company or other nominee and wish to exercise your appraisal rights, you are urged to consult with your broker, dealer, commercial bank, trust company, fiduciary or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Dell at:

Dell Inc.

One Dell Way

Round Rock, Texas 78682

Attn: Corporate Secretary

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to Dell, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of Dell, as the surviving corporation. If Dell, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who properly withdraws or ceases such stockholder’s right to appraisal in accordance with the first sentence of this paragraph, if the Delaware Court of Chancery does not approve the dismissal of the stockholder to an appraisal proceeding, or if rights to appraisal otherwise cease, the stockholder will be entitled to receive only the appraised fair value determined in any such appraisal proceeding plus interest, which fair value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement. No appraisal proceeding in the Delaware

Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just, provided however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days.

Notice by the Surviving Corporation

Within ten days after the effective time of the merger, Dell, as the surviving corporation, must notify each holder of Common Stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the proposal to adopt the merger agreement, of the date that the merger became effective.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, Dell, as the surviving corporation, or any holder of Common Stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of Common Stock who had previously demanded appraisal of their shares. Dell, as the surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that Dell as the surviving corporation will file a petition or that Dell will initiate any negotiations with respect to the fair value of the shares. Accordingly, it is the obligation of the holders of Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Common Stock within the period prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Dell as the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request therefor has been received by Dell as the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing requirement that a demand for appraisal must be made by or on behalf of the record owner of the shares, a person who is the beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from Dell as the surviving corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares of Common Stock, service of a copy thereof shall be made upon Dell, which as the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to Dell and all of the stockholders shown on the Verified List. Such notice also shall be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by Dell.

After notice to the stockholders as required by the Delaware Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger[.]” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262. Although Dell believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither any of the Parent Parties nor Dell anticipates offering more than the applicable merger consideration to any stockholder of Dell exercising appraisal rights, and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the fair value of a share of Common Stock is less than the applicable merger consideration. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Upon application by Dell or by any Dell stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any Dell stockholder whose name appears on the Verified List and who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he or she is not entitled to appraisal rights. The Court of Chancery shall direct the payment of the fair value of the shares, together with interest, if any, by Dell to the stockholders entitled thereto. Payment shall be so made to each such stockholder upon the surrender to Dell of his or her certificates in the case of a holder of certificated shares. Payment shall be made forthwith in the case of holders of uncertificated shares. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expense.

Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the effective time of the merger.

If any stockholder who demands appraisal of shares of Common Stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, such stockholder’s shares of Common Stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to multiple stockholders sharing an address, unless Dell has received contrary instructions from one or more of the stockholders. Dell will deliver promptly upon written or oral request a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. Requests for additional copies of this proxy statement should be directed to Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682, Attn: Corporate Secretary, or by calling (512) 728-7800. In addition, stockholders who share a single address, but receive multiple copies of this proxy statement, may request that in the future they receive a single copy of proxy statements by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

If the merger is completed, we may not hold an annual meeting of stockholders in 2013. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a 2013 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2013 annual meeting will be held. If the 2013 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2013 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our Bylaws, as described below.

Any proposal that a stockholder wishes to include in proxy materials for our 2013 annual meeting of stockholders pursuant to SEC Rule 14a-8 must have been received no later than the close of business on January 30, 2013 (unless the meeting date is changed by more than 30 days from the anniversary of the 2012 annual meeting, in which case a proposal must be received a reasonable time before we print proxy materials) and must be submitted in compliance with the rule. Proposals should be directed to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682, and should comply with the requirements of Rule 14a-8.

Any proposal or nomination for director that a stockholder wishes to propose for consideration at the 2013 annual meeting of stockholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Section 12 of Article III of our bylaws, and must be received at our principal executive offices no later than 60 days in advance of the 2013 annual meeting assuming that the date of the 2013 meeting is announced at least 70 days in advance. Any such proposal must be an appropriate subject for stockholder action under applicable law and must otherwise comply with Section 12 of Article III of our bylaws.

If our Corporate Secretary receives at the address listed above any stockholder proposal intended to be presented at the 2013 annual meeting without inclusion in the proxy statement for the meeting after the deadline specified in the Company’s bylaws (or if such proposal is received less than a reasonable time before we print proxy materials, if the date of the 2013 annual meeting of stockholders is changed by more than 30 days from the anniversary of the 2012 annual meeting), SEC Rule 14a-4(c) provides that the proxies designated by the Board will have discretionary authority to vote on such proposal. The proxies designated by the Board also will have such discretionary authority, notwithstanding the stockholder’s compliance with the deadlines described above, if we advise stockholders in the proxy statement for the meeting about the nature of the matter and how management intends to vote on such matter, and the stockholder does not comply with specified provisions of the SEC’s rules.

IMPORTANT INFORMATION REGARDING THE PARENT PARTIES, THE SLP FILING PERSONS, THE MD FILING PERSONS AND THE MSDC FILING PERSONS

The Parent Parties

Parent is a Delaware corporation. Intermediate is a Delaware corporation and wholly-owned subsidiary of Parent. Merger Sub is a Delaware corporation and wholly-owned subsidiary of Intermediate. Each of the Parent Parties is an affiliate of the SLP Filing Persons and the MD Filing Persons and was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

The business address and telephone number for each of the Parent Parties is c/o Silver Lake Partners III, L.P., 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025, telephone number (650) 233-8120.

During the past five years, none of the Parent Parties and none of their respective directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, except for the matter described in the next paragraph, which we refer to herein as the “SEC investigation,” none of the Parent Parties and none of their respective directors or executive officers has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

On October 13, 2010, a federal district court approved settlements by the Company and Mr. Dell with the SEC resolving an SEC investigation into the Company’s disclosures and alleged omissions before fiscal year 2008 regarding certain aspects of its commercial relationship with Intel Corporation and into separate accounting and financial reporting matters. The Company and Mr. Dell entered into the settlements without admitting or denying the allegations in the SEC’s complaint, as is consistent with common SEC practice. The SEC’s allegations with respect to Mr. Dell and his settlement were limited to the alleged failure to provide adequate disclosures with respect to the company’s commercial relationship with Intel Corporation prior to fiscal year 2008. Mr. Dell’s settlement did not involve any of the separate accounting fraud charges settled by the company and others. Moreover, Mr. Dell’s settlement was limited to claims in which only negligence, and not fraudulent intent, is required to establish liability, as well as secondary liability claims for other non-fraud charges. Under his settlement, Mr. Dell consented to a permanent injunction against future violations of these negligence-based provisions and other non-fraud based provisions related to periodic reporting. Specifically, Mr. Dell consented to be enjoined from violating Sections 17(a)(2) and (3) of the Securities Act of 1933 and Rule 13a-14 under the Exchange Act, and from aiding and abetting violations of Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13 under the Exchange Act. In addition, Mr. Dell agreed to pay a civil monetary penalty of $4 million. The settlement did not include any restrictions on Mr. Dell’s continued service as an officer or director of the company.

Set forth below for each of the directors and executive officers of the Parent Parties is his or her respective present principal occupation or employment, the name, principal business and address of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such director and executive officer. Mr. Dell and Ms. King are citizens of the United States of America, and Mr. Durban is a citizen of the Federal Republic of Germany.

Michael S. Dell—Director and Chief Executive Officer of each of the Parent Parties. Mr. Dell is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Dell has held the title of Chairman of the Board since he founded the Company in 1984. Mr. Dell also served as Chief Executive Officer of the Company from 1984 until July 2004 and resumed that role in January 2007. Mr. Dell’s principal business address is c/o Dell Inc., One Dell Way, Round Rock, Texas 78682.

Egon Durban—Director, President and Secretary of each of the Parent Parties. Mr. Durban is a Managing Partner and Managing Director of Silver Lake, which he joined in 1999. Mr. Durban’s principal business address is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

Karen M. King—Vice President of each of the Parent Parties. Ms. King is a Managing Director and the Chief Legal Officer of Silver Lake, which she joined in 2004. Ms. King’s principal business address is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

The SLP Filing Persons

Silver Lake Partners III, L.P., a Delaware limited partnership, is a private equity fund that was formed for the purpose of making investments in technology and technology-enabled industries. Silver Lake Technology Associates III, L.P., a Delaware limited partnership, is the general partner of Silver Lake Partners III, L.P.; SLTA III (GP), L.L.C., a Delaware limited liability company, is the general partner of Silver Lake Technology Associates III, L.P.; and Silver Lake Group, L.L.C., a Delaware limited liability company, is the managing member of SLTA III (GP), L.L.C. We refer to Silver Lake Partners III, L.P., Silver Lake Technology Associates III, L.P., SLTA III (GP), L.L.C. and Silver Lake Group, L.L.C., collectively, as “SLP III Filing Persons.”

Silver Lake Partners IV, L.P., a Delaware limited partnership, is a private equity fund that was formed for the purpose of making investments in technology and technology-enabled industries. Silver Lake Technology Associates IV, L.P., a Delaware limited partnership, is the general partner of Silver Lake Partners IV, L.P.; SLTA IV (GP), L.L.C., a Delaware limited liability company, is the general partner of Silver Lake Technology Associates IV, L.P. and Silver Lake Group, L.L.C., a Delaware limited liability company, is the managing member of SLTA IV (GP), L.L.C. We refer to Silver Lake Partners IV, L.P., Silver Lake Technology Associates IV, L.P., SLTA IV (GP), L.L.C. and Silver Lake Group, L.L.C., collectively, as the “SLP IV Filing Persons”.

Silver Lake Technology Investors III, L.P., a Delaware limited partnership, is a private equity fund that was formed for the purpose of making investments in technology and technology-enabled industries. Silver Lake Technology Associates III, L.P., a Delaware limited partnership, is the general partner of Silver Lake Technology Investors III, L.P.; SLTA III (GP), L.L.C., a Delaware limited liability company, is the general partner of Silver Lake Technology Associates III, L.P. and Silver Lake Group, L.L.C., a Delaware limited liability company, is the managing member of SLTA III (GP), L.L.C. We refer to Silver Lake Technology Investors III, L.P., Silver Lake Technology Associates III, L.P., SLTA III (GP), L.L.C. and Silver Lake Group, L.L.C., collectively, as “SLTI Filing Persons” and, together with the SLP III Filing Persons and the SLP IV Filing Persons, the “SLP Filing Persons.”

The business address and telephone number for each of the SLP Filing Persons is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025, telephone number (650) 233-8120.

Set forth below for each managing member of Silver Lake Group, L.L.C. is his respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such person. Each person identified below is a citizen of the United States of America, except for Mr. Durban who is a citizen of the Federal Republic of Germany.

Michael J. Bingle—Mr. Bingle is a Managing Partner and Managing Director of Silver Lake, which he joined in 2000. Mr. Bingle’s principal business address is c/o Silver Lake, 9 West 57th Street, 32nd Floor, New York, New York 10019.

James A. Davidson—Mr. Davidson is a Managing Partner and Managing Director of Silver Lake, which he co-founded in 1999. Mr. Davidson’s principal business address is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

Egon P. Durban—See the information for Mr. Durban provided above.

Kenneth Y. Hao—Mr. Hao is a Managing Partner and Managing Director of Silver Lake, which he joined in 2000. Mr. Hao’s principal business address is c/o Silver Lake Asia Limited, 33/F Two IFC, 8 Finance Street, Central, Hong Kong.

Gregory K. Mondre—Mr. Mondre is a Managing Partner and Managing Director of Silver Lake, which he joined in 1999. Mr. Mondre’s principal business address is c/o Silver Lake, 9 West 57th Street, 32nd Floor, New York, New York 10019.

During the past five years, none of the SLP Filing Persons and none of the managing members of Silver Lake Group L.L.C. listed above have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the past five years, none of the SLP Filing Persons and none of the managing members of Silver Lake Group L.L.C. listed above have been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

The MD Filing Persons

Michael S. Dell

Mr. Dell is the Chairman of the Board of Directors and Chief Executive Officer of the Company. He has held the title of Chairman of the Board since he founded the Company in 1984. Mr. Dell also served as Chief Executive Officer of the Company from 1984 until July 2004 and resumed that role in January 2007. He is an honorary member of the Foundation Board of the World Economic Forum and is an executive committee member of the International Business Council. He also serves as chairman of the Technology CEO Council and is a member of the U.S. Business Council and the Business Roundtable. He also serves on the governing board of the Indian School of Business in Hyderabad, India, and is a board member of Catalyst, Inc.

The business address and telephone number of Michael S. Dell is One Dell Way, Round Rock, Texas 78682, telephone number 1-800-289-3355.

During the past five years, Mr. Dell has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) except for the SEC investigation described above, party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Michael S. Dell is a United States citizen.

Susan Lieberman Dell Separate Property Trust

The Susan Lieberman Dell Separate Property Trust (the “Separate Property Trust”) is a revocable living trust created by Susan L. Dell (formerly Susan Lynn Lieberman) pursuant to a trust agreement entered into on October 26, 1989 between Susan Lynn Lieberman, as Settlor, and Susan Lynn Lieberman, as trustee. The name of the trust was changed from the Susan Lynn Lieberman Separate Property Trust to the Susan Lieberman Dell Separate Property Trust upon Mrs. Dell’s marriage to Mr. Dell. The principal business of the Separate Property Trust is to manage the assets of the Separate Property Trust for the beneficiaries thereof. Susan L. Dell is currently the sole beneficiary of the Separate Property Trust.

The business address and telephone number of the Separate Property Trust is c/o MSD Capital, L.P., 645 Fifth Avenue, 21st Floor, New York, New York 10022, telephone number (212) 303-1650.

Susan L. Dell is the trustee of the Separate Property Trust. Mrs. Dell is co-founder of the Michael & Susan Dell Foundation and serves as Board Chair of that organization. Mrs. Dell also serves as a trustee of the Children’s Medical Center Foundation of Central Texas and is a board member of the Cooper Institute in Dallas.

The business address and telephone number of Susan L. Dell is c/o Michael & Susan Dell Foundation, PO Box 163867, Austin, Texas 78716, telephone number (512) 329-0799.

During the past five years, Mrs. Dell has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Mrs. Dell is a United States citizen.

The MSDC Filing Persons

MSDC Management, L.P. is a Delaware limited partnership engaged in the business of managing certain affiliated investment funds. MSDC Management (GP), LLC, a Delaware limited liability company, is the general partner of MSDC Management, L.P. We refer to MSDC Management, L.P. and MSDC Management (GP), LLC, collectively, as “MSDC Filing Persons.”

The business address and telephone number for each of the MSDC Filing Persons is 645 Fifth Avenue, 21st Floor, New York, New York, 10022, telephone number (212) 303-1650.

Set forth below for each manager of MSDC Management (GP), LLC is his respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such person. Each person identified below is a United States citizen.

Glenn R. Fuhrman—Mr. Fuhrman is Co-Managing Partner of MSD Capital L.P., which he co-founded in 1998. Mr. Fuhrman has also been a Partner of MSDC Management L.P. since its formation in 2009. Mr. Fuhrman’s principal business address is c/o MSDC Capital, 645 Fifth Avenue, 21st Floor, New York, New York, 10022.

John C. Phelan—Mr. Phelan is Co-Managing Partner of MSD Capital L.P., which he co-founded in 1998. Mr. Phelan has also been a Partner of MSDC Management L.P. since its formation in 2009. Mr. Phelan’s principal business address is c/o MSDC Capital, 645 Fifth Avenue, 21st Floor, New York, New York, 10022.

Marc R. Lisker—Mr. Lisker is General Counsel and a Partner of MSD Capital L.P., which he joined in 1999. Mr. Lisker has also been a Partner of MSDC Management L.P. since its formation in 2009. Mr. Lisker’s principal business address is c/o MSDC Capital, 645 Fifth Avenue, 21st Floor, New York, New York, 10022.

During the past five years, none of the MSDC Filing Persons and none of the managers of MSDC Management (GP), LLC listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports through the “Investor Relations” section of its website at www.dell.com/investor, free of charge, as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, upon written request to Investor Relations, Dell Inc., One Dell Way, Round Rock, Texas 78682. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Common Stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made, five business days before the special meeting. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing such exhibit) to Investor Relations, Dell Inc., One Dell Way, Round Rock, Texas 78682.

Because the merger is a “going private” transaction, the Company has filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below, a copy of each of which is being mailed to stockholders together with the copy of this proxy statement, and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting:

•	annual report on Form 10-K for the fiscal year ended February 1, 2013;

•

the portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 24, 2012 that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended February 3, 2012; and

•

current reports on Form 8-K filed with the SEC on February 5, 2012, February 6, 2013 (as amended by current report on Form 8-K/A filed on February 15, 2013), February 19, 2013 (solely with respect to Item 8.01 thereunder), February 28, 2013, April 23, 2013 and April 29, 2013.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [            ], 2013. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

DENALI HOLDING INC.,

DENALI INTERMEDIATE INC.,

DENALI ACQUIROR INC.

and

DELL INC.

Dated as of February 5, 2013

A-i

A-ii

Exhibit A - Certificate of Incorporation of Surviving Corporation

Exhibit B - Bylaws of Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 5, 2013 (the “Agreement”), by and among Denali Holding Inc., a Delaware corporation (“Parent”), Denali Intermediate Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Intermediate”), Denali Acquiror Inc., a Delaware corporation and a wholly-owned subsidiary of Intermediate (“Merger Sub” and, taken together with Intermediate and Parent, the “Parent Parties”), and Dell Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 8.15.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Intermediate, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”), unanimously (other than Michael S. Dell) has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company’s stockholders (other than the MD Investors), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, the boards of directors of each of the Parent Parties have, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the transactions contemplated herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, certain stockholders of the Company are entering into a Voting and Support Agreement (the “Voting Agreement”) with the Company pursuant to which, among other things, such stockholders have agreed to vote their Shares in favor of the transactions contemplated herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, the Equity Investors and Michael S. Dell (collectively, the “Guarantors”) have each executed and delivered a limited guarantee in favor of the Company (collectively, the “Limited Guarantees”), pursuant to which the Guarantors are guaranteeing certain obligations of the Parent Parties in connection with this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Equity Investors have entered into an equity financing commitment letter in favor of Parent (the “Equity Investors Commitment Letter”), pursuant to which, subject to the terms and conditions contained therein, the Equity Investors have committed to invest in Parent the amounts set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain of the MD Investors have entered into a rollover and equity financing commitment letter in favor of Parent (the “MD Investors Commitment Letter”), pursuant to which, subject to the terms and conditions contained therein, (i) certain of the MD Investors have committed to transfer, contribute and deliver Shares (the “Rollover Shares”) to Parent in exchange for common stock of Parent and (ii) certain of the MD Investors have committed to invest in Parent the amounts set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, the MSDC Investor has entered into an equity financing commitment letter in favor of Parent (the “MSDC Investor Commitment Letter”), pursuant to which, subject to the terms and conditions contained therein, the MSDC Investor has committed to invest in Parent the amounts set forth therein; and

WHEREAS, the Company and the Parent Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and the Parent Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York at 9:00 a.m. Eastern Time, on a date which shall be the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, time and date as the Company and Parent may agree in writing; provided that without the prior written consent of Parent, the Closing shall not occur prior to the earlier of (x) a date during the Marketing Period specified by Parent on no fewer than two (2) Business Days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the Parent Parties’ financing of the transactions contemplated by this Agreement) and (y) the final day of the Marketing Period. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall cause a certificate of merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached hereto as Exhibit A (the “Charter”), until thereafter amended, subject to Section 5.10, as provided therein or by applicable Law and (b) the by-laws of the Surviving Corporation shall be amended and restated, subject to Section 5.10, in their entirety to be in the form attached hereto as Exhibit B (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the Charter and Bylaws.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the Charter and Bylaws.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company or the Parent Parties or the holders of any securities of the Company or any other Person:

(a) Conversion of Common Stock. Each Share, other than Excluded Shares, Company Restricted Shares and Dissenting Shares, issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive $13.65 in cash, without interest (the “Merger Consideration”), whereupon all such Shares shall be automatically canceled upon the conversion thereof and shall cease to exist, and the holders of such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration (less any applicable withholding Taxes), upon surrender of Certificates or Book-Entry Shares in accordance with Section 2.2.

(b) Treasury Shares; Parent and Merger Sub-Owned Shares. Each Share that is owned immediately prior to the Effective Time by (i) the Company (whether held in treasury or otherwise) or any direct or indirect wholly-owned Subsidiary of the Company or (ii) any of the Parent Parties, including the Rollover Shares (collectively, the “Excluded Shares”), shall be automatically canceled and shall cease to exist, and (x) except as provided by clause (y), no consideration shall be delivered in exchange for such cancellation and (y) any Excluded Shares that are owned by any direct or indirect wholly-owned Subsidiary of the Company shall be converted into and become such number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation as necessary (in the aggregate with other such shares owned by such Subsidiary) to maintain such Subsidiary’s same relative ownership percentages in the Company as it had immediately prior to the Effective Time.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such Shares who have (i) not voted in favor of the adoption of this Agreement or consented thereto in writing and (ii) properly exercised appraisal rights with respect thereto in accordance with, and otherwise complied with, Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.1(a). Holders of Dissenting Shares shall be entitled only to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such

Dissenting Shares shall thereupon cease to be Dissenting Shares, including for purposes of Section 2.1(a), and shall be deemed to have been converted into, at the Effective Time, the right to receive the Merger Consideration as provided for in Section 2.1(a). At the Effective Time, the Dissenting Shares shall be automatically canceled and shall cease to exist and any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (x) prompt notice of any demands received by the Company for appraisals of Shares, withdrawals of such demands and any other related instruments served pursuant to the DGCL and received by the Company and (y) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

Section 2.2 Exchange of Certificates & Book-Entry Shares.

(a) Exchange Fund. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent (and reasonably satisfactory to the Company) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars in an amount equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Company Restricted Shares and the Dissenting Shares) (such cash being hereinafter referred to as the “Exchange Fund”), payable upon due surrender of the certificates that, immediately prior to the Effective Time, represented Shares (“Certificates”) (or affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II. In the event any Dissenting Shares cease to be Dissenting Shares, Parent shall deposit, or cause to be deposited, with the Paying Agent in the Exchange Fund, an amount equal to the product of (x) the Merger Consideration multiplied by (y) the number of such formerly Dissenting Shares. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1, Parent shall, or shall cause Merger Sub or the Surviving Corporation to, promptly deposit additional funds with the Paying Agent in an amount sufficient to make such payments. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided that (A) any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and (B) no such investment or loss thereon shall affect the amounts payable to the former holders of Shares pursuant to this Article II.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1 (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such customary form and have such other customary provisions as Parent and the Company may mutually agree prior to the Closing, and (B) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration (less any applicable withholding Taxes). No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate therefor may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer and other applicable Taxes have been paid or are not applicable. The Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

(iii) The Paying Agent, the Company and its Subsidiaries, and the Parent Parties, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (i) shall be remitted by the applicable entity to the appropriate Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including all interest and the other proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon the Surviving Corporation’s demand, and any former holders of Shares who have not surrendered their Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, in each case subject to applicable abandoned property, escheat or similar Law.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, the Parent Parties, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by former holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the fullest extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance reasonably satisfactory to the Paying Agent and the Surviving Corporation and, if required by the Paying Agent or the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration (less any applicable withholding Taxes), without any interest thereon.

Section 2.3 Treatment of Company Options, Company RSU Awards and Company Restricted Shares. In each case, subject to Annex A hereto:

(a) Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any Company Options with respect to any of such holder’s Company Options, each Company Option, whether vested or unvested and whether with an exercise price per Share that is greater or less than, or equal to, the Merger Consideration, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be canceled and converted into the right to receive an amount in cash from the Surviving Corporation or one of its Subsidiaries equal to (A) the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option multiplied by (ii) the total number of Shares subject to such Company Option, without interest, less (B) such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the payment of the amount described in clause (A) (the “Option Consideration”). Unless otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any Company Options with respect to any of such holder’s Company Options, the Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to each holder of Company Options the Option Consideration, if any, described in the immediately preceding sentence (through the Company’s payroll system or through the Company’s equity award administrator) as soon as administratively practicable following the Effective Time. Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any Company Options with respect to any of such holder’s Company Options, from and after the Effective Time, there shall be no outstanding Company Options, and the former holders thereof shall be entitled only to the payment of the Option Consideration, if any.

(b) Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any Company RSU Awards with respect to any of such holder’s Company RSU Awards, each Company RSU Award, whether vested or unvested (treating for this purpose any performance-based vesting condition to which such Company RSU Award is subject as having been attained at “target” level), that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be canceled and converted into the right to receive from the Surviving Corporation or one of its Subsidiaries an amount in cash equal to the RSU Award Consideration, plus any additional amounts related to dividend equivalents credited with respect to such Company RSU Award prior to the Effective Time, (i) as soon as administratively practicable following the Effective Time, in the case of a Company RSU Award that is vested as of immediately prior to the Effective Time, or (ii) as soon as administratively practicable following such date(s) as such Company RSU Award would have otherwise vested, if and only if such holder remains continuously employed by the Surviving Corporation or its Subsidiaries from the Effective Time to such date(s), in the case of a Company RSU Award that is unvested as of immediately prior to the Effective Time (and, for this purpose, each Company RSU Award that was subject to performance-based vesting conditions immediately prior to the Effective Time shall be deemed to vest ratably on the last day of each fiscal year of the Company during the portion of the performance period applicable to such Company RSU Award which follows the Effective Time)). By way of example of clause (ii) of the preceding sentence, a Company RSU granted on March 8, 2011 subject to performance-based vesting conditions for the Company’s fiscal years ending in February 2012, 2013 and 2014, which has a target number of Shares of 100 and a vesting date of March 8, 2014, shall be cancelled at the Effective Time and converted into the right to receive the RSU Award Consideration based on 100 Shares; if the Effective Time occurs in 2013, then 100% of the RSU Award Consideration shall be payable on the last day of the Company’s fiscal year ending in February 2014, subject to the continuous employment requirement. If the same award had been granted on March 8, 2012 subject to performance-based vesting conditions for the Company’s fiscal years ending in February 2013, 2014 and 2015, then 50% of the RSU Award Consideration shall be payable on the last day of the Company’s fiscal year ending in February 2014 and 50% payable on the last day of the Company’s fiscal year ending in February 2015, subject to the continuous employment requirement. For purposes of this Agreement, “RSU Award Consideration” shall mean, with respect to a Company RSU Award, (A) the product of (x) the total number of Shares subject to such Company RSU Award multiplied by (y) the Merger Consideration minus (B) such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the payment to a holder of such Company RSU Award of the amount described in clause (A). Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any Company RSU Award with respect to any of such holder’s Company RSU Awards, from and after the Effective Time, there shall be no outstanding Company RSU Awards, and the former holders thereof shall be entitled only to the payment of the RSU Award Consideration.

(c) Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any Company Restricted Shares with respect to any of such holder’s Company Restricted Shares, each Company Restricted Share, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be canceled and converted into the right to receive from the Surviving Corporation or one of its Subsidiaries an amount in cash equal to the Restricted Shares Consideration, plus any additional amounts related to dividends payable on such Company Restricted Shares prior to the Effective Time but which remain subject to the vesting of the underlying Company Restricted Shares, on such date(s) as such Company Restricted Share would have otherwise vested, subject to such holder being continuously employed by the Surviving Corporation or its Subsidiaries from the Effective Time to such date(s) (for the avoidance of doubt, it being understood that the Restricted Share Consideration shall be payable only if such continuous employment requirement is satisfied on the applicable vesting date(s)). For purposes of this Agreement, “Restricted Shares Consideration” shall mean, with respect to a Company Restricted Share, (A) the Merger Consideration minus (B) such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the payment to a holder of such Company Restricted Share of the amount described in clause (A). Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any Company Restricted Shares with respect to any of such holder’s Company Restricted Shares, from and after the Effective Time, there shall be no outstanding Company Restricted Shares, and the former holders thereof shall be entitled only to the payment of the Restricted Shares Consideration.

(d) Prior to the Effective Time, the Company shall provide optionees with notice of their opportunity to exercise their Company Options if such notice is required by the applicable plan or award agreement, adopt such resolutions and take all other such actions as may reasonably be necessary in its discretion to effectuate the treatment of the Company Options, the Company RSU Awards and the Company Restricted Shares contemplated by this Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as set forth in this Article III; provided that such representations and warranties by the Company are qualified in their entirety by reference to the disclosure (i) in the Company SEC Documents filed or furnished with the SEC prior to the date hereof (provided that nothing disclosed in such Company SEC Documents shall be deemed to be a qualification of or modification to the representations and warranties set forth in Sections 3.2, 3.3, 3.4(a) and 3.20), excluding any risk factor disclosures set forth under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer to the extent that such disclosures are general in nature, or cautionary, predictive or forward-looking in nature, or (ii) set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), it being understood and agreed that each disclosure set forth in the Company Disclosure Letter or such Company SEC Documents shall qualify or modify each of the representations and warranties set forth in this Article III (other than Sections 3.2, 3.3, 3.4(a) and 3.20 in the case of such Company SEC Documents) to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made.

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified or in good standing would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Each of the Company’s Significant Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the Company’s Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, constitute a Company Material Adverse Effect. The Company has made available to Parent prior to the date hereof true, complete and correct copies of the certificate of incorporation and bylaws (or equivalent organizational and governing documents) of the Company and each non-wholly-owned domestic Subsidiary thereof, each as amended through the date hereof.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Significant Subsidiary of the Company as of the date hereof, each such Significant Subsidiary’s jurisdiction of organization and its authorized, issued and outstanding equity interests (including partnership interests and limited liability company interests) that are not owned by the Company or one of its Subsidiaries.

(c) All equity interests (including partnership interests and limited liability company interests) of the Company’s Significant Subsidiaries held by the Company or one of its other Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right and are free and clear of any Liens, other than Permitted Liens and Liens solely in favor of the Company and/or any of the Company’s wholly-owned Subsidiaries.

Section 3.2 Capital Stock.

(a) The authorized share capital of the Company consists of 7,000,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of February 3, 2013, there were (i) 1,738,600,597 shares of Common Stock issued and outstanding (15,000 of which were Company Restricted Shares), (ii) no shares of Preferred Stock issued and outstanding, (iii) 1,675,670,553 shares of Common Stock issued and held in the treasury of the Company, (iv) 117,417,732 shares of Common Stock subject to outstanding Company Options with a weighted average exercise price of $22.53 per share (including 27,287,019 shares of Common Stock subject to Company Options with an exercise price of less than $13.65 per share and a weighted average exercise of $7.25 per share), (v) 41,785,565 shares of Common Stock underlying Company RSU Awards (treating for this purpose any performance-based vesting condition to which such Company RSU Award is subject as having been attained at “target” level), and (vi) no more than 98,620,451 shares of Common Stock reserved for issuance under the Company Stock Plans. Since February 3, 2013, the Company has not issued any shares of its capital stock or other rights or securities exercisable, convertible into or exchangeable for shares in its capital, other than or pursuant to any equity awards or interests referred to above that were issued pursuant to the Company Stock Plans and that were outstanding on February 3, 2013, or as expressly permitted by Section 5.1(b). All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiary of the Company owns any shares of capital stock of the Company.

(b) Except as set forth in Section 3.2(a) above or in Section 3.2(b) of the Company Disclosure Letter, as of February 3, 2013, (i) the Company did not have any shares of its capital stock issued or outstanding and (ii) there were no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of the Company’s Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth a correct and complete list, as of February 3, 2013, of (i) each outstanding Company Option, including the number of shares of Common Stock issuable upon exercise of such Company Stock Option, the exercise price with respect thereto, the applicable grant date thereof and the applicable Company Stock Plan governing such Company Option, (ii) each outstanding Company RSU Award, including the target and maximum number of shares of Common Stock underlying such Company RSU Award, the applicable grant date thereof and the applicable Company Stock Plan governing such Company RSU Award, and (iii) each award of Company Restricted Shares, including the number of Company Restricted Shares subject to such award, the applicable grant date thereof and the applicable Company Stock Plan governing such award of Company Restricted Shares.

(d) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or, except for awards to acquire Shares made pursuant to the Company Stock Plans, other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e) Other than the Voting Agreement and agreements, proxies or understandings solely between any wholly-owned Subsidiary of the Company and the Company and/or any of the Company’s wholly-owned Subsidiaries, there are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries, or restricting the transfer of such capital stock or other equity interest of any of its Subsidiaries or to designate or nominate for election a director to the Company Board or the board of directors of any of its Subsidiaries.

(f) There are no agreements or understandings to which the Company or any of its Subsidiaries is a party providing for registration rights with respect to, the capital stock or other equity interest of the Company or any of its Subsidiaries.

(g) As of the date hereof, other than dividend equivalent rights provided pursuant to the terms of the Company Stock Plans and accrued with respect to Company RSU Awards outstanding as of the date hereof, the Company does not have any declared, but unpaid, dividends or distributions outstanding in respect of any shares of capital stock or other equity interests of the Company.

(h) As of the date hereof, except for (i) Indebtedness owed by the Company to any wholly-owned Subsidiary thereof or by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary thereof and (ii) Indebtedness for an amount less than $50,000,000 in the aggregate, there is no outstanding Indebtedness of the Company or its Subsidiaries other than Indebtedness reflected on the consolidated balance sheet of the Company and its Subsidiaries as of November 2, 2012 (or the notes thereto) or incurred after November 2, 2012 in the ordinary course of business.

(i) As of the date hereof, neither the Company nor any of its Subsidiaries owns any Property which has a net book value in excess of 1% of the Consolidated Net Tangible Assets (as such term is defined in each of the Repayment Indentures and Rollover Indentures) of the Company (including such Property) as most recently determined on or prior to the date hereof.

Section 3.3 Corporate Authority and Approval.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to receipt of the Company Stockholder Approvals, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize this Agreement or to consummate the transactions contemplated herein, subject, in the case of the Merger, to the Company Stockholder Approvals and the filing of the Certificate of Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by each of the Parent Parties, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Company Board (upon the unanimous recommendation of the Special Committee) at a duly held meeting unanimously (other than Michael S. Dell) has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company’s stockholders (other than the MD Investors), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iii) resolved, subject to Section 5.3, to recommend that the stockholders of the Company adopt this Agreement (the “Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Meeting.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated herein do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the filing with the European Commission of a merger notification in accordance with Council Regulation (EC) No 139/2004 of the European Union (the “EUMR”) (if required), and such other filings as may be required under any other Regulatory Laws (and any actions or nonactions, waivers, consents, clearances or approvals by a Governmental Entity, or expirations or terminations of waiting periods, required in connection with the foregoing), (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement and the Schedule 13E-3 with the SEC, (iv) compliance with the applicable requirements of the Securities Act, (v) compliance with any applicable foreign or state securities or blue sky laws, (vi) compliance with the rules and regulations of NASDAQ, (vii) as may be required in connection with the Financing or as a result of the identity of, or facts or circumstances related to, the Parent Parties or any of their Affiliates (other than the Company and its Subsidiaries) and (viii) the other consents, approvals, authorizations, permits, actions, filings and notifications set forth in Section 3.4(a) of the Company Disclosure Letter (collectively, clauses (i) through (vii), the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(b) Assuming receipt of the Company Approvals and the receipt of the Company Stockholder Approvals, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated herein do not and will not (i) conflict with, or breach any provision of, the organizational or governing documents of the Company or any of its Significant

Subsidiaries, (ii) violate any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, debenture, mortgage, indenture, lease, agreement or other contract (collectively, “Contracts”) binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not, individually or in the aggregate, constitute a Company Material Adverse Effect or that may be required in connection with the Financing or as a result of the identity of, or facts or circumstances related to, the Parent Parties or any of their Affiliates (other than the Company and its Subsidiaries).

Section 3.5 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC on a timely basis since January 28, 2011 (together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended, the “Company SEC Documents”). Each of the Company SEC Documents, including all Company SEC Documents filed or furnished after the date hereof, complied or, if not yet filed, will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of the date filed or furnished with the SEC, none of the Company SEC Documents, including all Company SEC Documents filed or furnished after the date hereof, contained or, if not yet filed, will contain any untrue statement of a material fact or omitted, or if not yet filed, will omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Filings.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents, and including all Company SEC Documents filed after the date hereof, fairly presented, or if not yet filed, will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated cash flows and changes in stockholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto) and were prepared, or if not yet filed, will be prepared, in all material respects in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods referred to therein (except as may be indicated therein or in the notes thereto). Since January 28, 2011, subject to any applicable grace periods, the Company has been and is in compliance with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of NASDAQ, except for any such noncompliance that would not, individually or in the aggregate, constitute a Material Adverse Effect.

(c) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.6 Internal Controls and Procedures. The Company has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and as necessary to permit preparation of financial statements in conformity with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer by others in the Company or its Subsidiaries to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board, (i) any material weaknesses in its internal controls over financial reporting and (ii) any allegation of fraud that involves management of the Company or any other employees of the Company and its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures. Since January 28, 2011, to the Knowledge of the Company, neither the Company or its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting controls.

Section 3.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of November 2, 2012 (or the notes thereto), (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein, (c) for liabilities and obligations incurred under any contract or other agreement or arising under any applicable Law (other than liabilities or obligations due to breaches thereunder or violations thereof), in each case, in the ordinary course of business since November 2, 2012, (d) for liabilities and obligations incurred in the ordinary course of business since November 2, 2012 and (e) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than as does not constitute, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events.

(a) Since November 2, 2012 through the date hereof, the Company has conducted its business in all material respects in the ordinary course, except in connection with this Agreement and the transactions contemplated herein.

(b) Since November 2, 2012, there has not occurred any facts, circumstances, changes, events, occurrences or effects that, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.9 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are, and since January 29, 2010 have been, in compliance with all Laws to which the Company and its Subsidiaries are subject or otherwise affecting the Company’s and its Subsidiaries’ business or assets, except where such non-compliance would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Since January 29, 2010 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity of, been charged by any Governmental Entity with, or, to the Knowledge of the Company, been under investigation by any Governmental Entity with respect to any material violation of any applicable Law, or commenced any internal investigation with respect to any of the foregoing matters. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents or any other Person authorized to act, and acting, on behalf of the Company or its Subsidiaries has, directly or indirectly, in connection with the business activities of the Company used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage, in each case in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. or the Bribery Act 2010.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity or pursuant to any Law (the “Company Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have any of the Company Permits would not, individually or in the aggregate, constitute a Company Material Adverse Effect. All Company Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Company Permit, and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit, in each case, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.10 Environmental Matters.

(a) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and since January 29, 2010 have been, in compliance with all applicable Environmental Laws, (ii) since January 29, 2010, neither the Company nor any of its Subsidiaries has received any written notices or demand letters from any federal, state, local or foreign Governmental Entity or other Person alleging that the Company or any of its Subsidiaries is in violation of, or subject to liability under, any Environmental Law, (iii) there are no actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries arising under Environmental Law, and (iv) there has been no release or threatened release of any Hazardous Substance in violation of any applicable Environmental Law or as would reasonably be expected to result in liability under any Environmental Law at or from any properties or facilities currently owned, leased or operated by the Company or any of its Subsidiaries or, as regarding properties or facilities formerly owned, leased or operated by the Company or any of its Subsidiaries, as a result of any activity of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other Person, during the time such properties or facilities were owned, leased or operated by the Company or any of its Subsidiaries.

(b) As used herein, “Environmental Law” means any Law regulating (i) the protection of the environment or natural resources, or (ii) the use, storage, treatment, generation, transportation, handling, exposure to, release, threatened release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance or material listed, defined, designated or classified as a waste, contaminant, pollutant or as hazardous or toxic or any other term of similar regulatory import under any Environmental Law or that would otherwise reasonably be expected to result in liability under any Environmental Law, including petroleum or any derivative or byproduct thereof, asbestos, and polychlorinated biphenyls.

(d) The generality of any other representations and warranties in this Agreement notwithstanding, this Section 3.10 and Sections 3.4, 3.7, 3.8 and 3.9(b) shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Law.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a)(i) of the Company Disclosure Letter lists all material Company Benefit Plans. “Company Benefit Plans” means all written employee or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, equity or equity related, deferred compensation, vacation, stock purchase, stock option, stock incentive, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) and other than any Company Foreign Plan (as defined below)), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries and in each case other than statutory plans, statutory programs and other statutory arrangements. For purposes of this Agreement, the term “Company Foreign Plan” means each material written plan, program or contract that is subject to or governed by the Laws of any jurisdiction other than the United States, and that would have been treated as a Company Benefit Plan had it been a United States plan, program or contract.

(b) The Company has made available to Parent true and complete copies of each material Company Benefit Plan and each material Company Foreign Plan.

(c) None of the Company, its Subsidiaries or any other entity that is, or at any relevant time was, required to be treated as a single employer with the Company under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code maintains, contributes to, or has any liability, whether contingent or otherwise, with respect to, and has not within the preceding six (6) years maintained, contributed to or had any liability, whether contingent or otherwise, with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) that is or has been (i) subject to Title IV of ERISA or Section 412 of the Code or subject to Section 4063 or 4064 of ERISA or (ii) a Multiemployer Plan. No Company Benefit Plan provides medical or other welfare benefits with respect to current or former employees or directors of the Company or its Subsidiaries, or any spouse or dependent of any such person, beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA).

(d) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect: (i) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service; (iii) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (iv) there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans; and (v) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened, by the Internal Revenue Service, the Department of Labor, or other Governmental Entity with respect to any Company Benefit Plan.

(e) Except as provided in this Agreement or as required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting of, or increase the amount of, any benefits or compensation due to any such employee, consultant or officer or result in the forgiveness of any indebtedness of any such individual to the Company or any of its Subsidiaries, (iii) result in any payment or benefit that will be made by the Company or its Subsidiaries that would not be deductible pursuant to Section 280G of the Code or (iv) result in any reimbursement of any excise Taxes incurred under Section 4999 of the Code.

(f) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, all Company Foreign Plans (i) have been maintained in accordance with applicable Law and (ii) that are intended to qualify for special Tax treatment meet all material requirements for such treatment.

Section 3.12 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries (b) there are no litigations, claims, actions, arbitrations, suits, inquiries, investigations, hearings or proceedings (whether civil, criminal or administrative) pending (or, to the Knowledge of the Company, threatened) against the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity, (c) there are no settlements to which the Company or any of its Subsidiaries is a party or any of their properties are bound and (d) there are no orders, awards, injunctions, judgments, enactments, rulings, subpoenas, verdict or decrees of, or before, any Governmental Entity, in each case under clauses (a) through (d) that would, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.13 Proxy Statement; Other Information. The proxy statement (including the letter to stockholders, notice of meeting and form of proxy and any other document incorporated or referenced therein, as each may be amended or supplemented, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the Company Stockholder Approvals and the Schedule 13E-3 (including any amendments or supplements thereto and any other document incorporated or referenced therein) will not, at the time the Proxy Statement and the Schedule 13E-3 are filed with the SEC, or at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of the Proxy Statement and the Schedule 13E-3 shall comply in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied in writing by or on behalf of the Parent Parties or any of their Affiliates specifically for inclusion or incorporation by reference therein.

Section 3.14 Tax Matters.

(a) Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate; (ii) the Company and each of its Subsidiaries have paid all Taxes required to be paid (whether or not shown on such Tax Returns) and have made adequate provision, in accordance with GAAP, for all Taxes not yet due on the latest balance sheet included in the consolidated financial statements of the Company; (iii) there are not pending or threatened in writing any audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns of the Company or any of its Subsidiaries; (iv) there are no Liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens; (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; (vi) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); (vii) neither the Company nor any of its Subsidiaries (1) has received or applied for a Tax ruling from the Internal Revenue Service or entered into a “closing agreement” pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in each case, that will affect the Company or any of its Subsidiaries after the Closing or (2) is a party to any Tax sharing or Tax indemnity agreement, other than any such agreement (x) solely between or among any of the Company and any of its Subsidiaries or (y) not primarily relating to Taxes and entered into in the ordinary course of business; (viii) neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise; (ix) neither the Company nor any of its Subsidiaries is a party to any currently effective waiver or other agreement extending the statute of limitation or period of assessment or collection of any Taxes; (x) each of the Company and its Subsidiaries, within the time and in the manner prescribed by Law, has withheld and paid over to the proper Governmental Entity all amounts required to be withheld and paid over under applicable Law (including Sections 1441, 1442, 3102 and 3402 of the Code or any other applicable provision of state, local or foreign Law); (xi) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) change in method of accounting for a taxable period ending on or prior to the Closing Date, (2) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local income Tax law), (3) installment sale or open transaction entered into on or prior to the Closing Date, or (4) prepaid amount received on or prior to the Closing Date; and (xii) any Tax holiday claimed by the Company or any of its Subsidiaries in any jurisdiction is currently effective and will not be adversely affected by the transactions contemplated by this Agreement.

(b) As used in this Agreement, (i) “Taxes” means any and all federal, state, local or foreign taxes of any kind or any other similar charge imposed by a Governmental Entity (together with any and all interest, penalties, additions thereto and additional amounts imposed with respect thereto), including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem and value added taxes, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

(c) The generality of any other representations and warranties in this Agreement notwithstanding, Sections 3.5, 3.11 and 3.14(a) shall be deemed to contain the only representations and warranties in this Agreement with respect to Tax matters.

Section 3.15 Labor Matters. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (a) (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) there is no slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries, and (b) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment, and (iii)  unfair labor practices.

Section 3.16 Intellectual Property.

(a) Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries either own or have a right to use such patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, Software and other intangible intellectual property rights (collectively, “Intellectual Property”) as are used in the business of the Company and its Subsidiaries as currently conducted. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, following the Closing, the Company and its Subsidiaries will continue to own or have a right to use all Intellectual Property used in the business of the Company and its Subsidiaries as conducted as of the Closing. To the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property of any third party in the three years prior to the date of this Agreement and (ii) as of the date hereof, no third party is infringing, misappropriating or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, in each case under clauses (i) and (ii) in a manner that would have a Company Material Adverse Effect.

(b) Section 3.16(b) of the Company Disclosure Letter lists, as of the date of this Agreement and to the extent owned by the Company or any of its Subsidiaries, (i) all United States patents and patent applications and registered United States and state trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing and (ii) (w) all non-United States trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing, (x) all non-United States patents and patent applications, (y) all copyrights and pending applications to register the same and (z) all registered domain names, in each case under clauses (w), (x), (y) and (z) that are material to the business of the Company and its Subsidiaries, taken as a whole.

(c) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, there are no actions, suits or claims or administrative proceedings or investigations pending or, to the Knowledge of the Company, threatened that (i) challenge or question the validity of or the Company’s ownership, internal transfers or assignments of, or right to use, Intellectual Property owned by the Company or any of its Subsidiaries, or (ii) assert infringement, misappropriation, or violation by the Company or any of its Subsidiaries of any Intellectual Property owned by a third party.

(d) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps to comply with privacy and similar Laws and maintain the confidentiality of trade secrets, personal, sensitive, or similar customer information owned by them or in their custody, and to protect and preserve through the use of customary non-disclosure agreements and other reasonable measures the confidentiality of all confidential information that is owned or held by the Company and its Subsidiaries and used in the conduct of the business. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, such confidential information has not been used, disclosed to, stolen, or discovered by any Person except as permitted pursuant to valid non-disclosure agreements which have not been breached.

(e) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, to the Knowledge of the Company, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the development of Intellectual Property owned by the Company and its Subsidiaries (i) have been and are a party to “work-for-hire” or legally equivalent arrangements with the Company or one of its Subsidiaries or (ii) have assigned to the Company or one of its Subsidiaries ownership of all tangible and intangible property.

(f) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and each of its Subsidiaries has not used open source software (including any Software that satisfies the definition of free software by the Free Software Foundation or the Open Source Initiative) in such a way that requires, purports to require, or has a condition of its use or distribution (i) the disclosure, delivery, licensing, or distribution of any its source code, or (ii) otherwise imposes an obligation on the Company or any of its Subsidiaries to distribute any owned Software owned by the Company or any of its Subsidiaries on a royalty-free basis.

Section 3.17 Real and Personal Property. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and its Subsidiaries have (i) good and valid fee simple title to all of their respective material owned real property, (ii) good and valid title to all the personal properties and assets reflected on the latest audited balance sheet included in the Company SEC Filings as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are material to the Company and its Subsidiaries taken as a whole (except for properties and assets that have been disposed of since the date thereof) and (iii) valid leasehold interests in all of their respective material leased real property, in each case free and clear of all Liens except for Permitted Liens.

Section 3.18 Company Material Contracts.

(a) Section 3.18(a) of the Company Disclosure Letter lists the following Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound by as of the date of this Agreement, other than the Company Benefit Plans, the Policies, this Agreement and the other agreements entered into in connection with the transactions contemplated herein (collectively with each of the Filed Contracts, the “Company Material Contracts”):

(i) any Contract containing (A) any right of any exclusivity in favor of the other parties thereto and involving aggregate payments in any calendar year to or from the Company or any Subsidiary thereof in excess of $5,000,000 or (B) any covenant limiting, to a degree that is material to the Company and its Subsidiaries, taken as a whole, the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any person or in any geographic area;

(ii) each Contract that creates, governs or controls any material partnership, joint venture or other similar arrangement with respect to the Company or any of its Subsidiaries;

(iii) each Contract that (A) provides for or relates to Indebtedness of the Company or its Subsidiaries having an outstanding amount in excess of $50,000,000 under such Contract (other than any Indebtedness between or among any of the Company and any of its wholly-owned Subsidiaries) (a “Debt Agreement”), (B) grants a Lien, other than a Permitted Lien, on any property or asset of the Company or its Subsidiaries that taken as a whole is material to the Company and its Subsidiaries, taken as a whole, (C) restricts the granting of Liens on any property or asset of the Company or its Subsidiaries that taken as a whole is material to the Company and its Subsidiaries, taken as a whole (except for leases, license and Contracts relating to Indebtedness), or the incurrence or guaranteeing of any Indebtedness, (D) provides for or relates to any material interest, currency or hedging, derivatives or similar contracts or arrangements or (E) restricts payment of dividends or any distributions in respect of the equity interests of the Company or any of its Subsidiaries;

(iv) each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement (A) that was entered into after January 29, 2010 for aggregate consideration under such Contract in excess of $200,000,000 or (B) pursuant to which any material earn-out, deferred or contingent payment or indemnification obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties that survive indefinitely or for periods equal to a statute of limitations); and

(v) each Contract, or series of related Contracts, that involved aggregate payments to the Company or any Subsidiary thereof during the twelve-month period ended November 2, 2012 of $60,000,000 or more or aggregate payments from the Company or any Subsidiary thereof during the twelve-month period ended November 2, 2012 of $4,000,000,000 or more, except for any such Contract that may be cancelled without material penalty by the Company or any Subsidiary thereof upon notice of 90 days or less.

(b) True and complete copies of each of the Company Material Contracts, as amended through the date hereof, have been made available to Parent. Each Company Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except to the extent such Company Material Contract has previously expired in accordance with its terms or as would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, the other parties thereto, is in violation of, or default under, any provision of any Company Material Contract, and, to the Knowledge of the Company, no party to any Company Material Contract has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would constitute a default under the provisions of such Company Material Contract, except in each case for such violations and failures as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.19 Opinions of Financial Advisors. J.P. Morgan Securities LLC and Evercore Partners L.L.C. have delivered to the Special Committee and the Company Board, on or prior to the date hereof, their respective opinions to the effect that, as of the date of such opinion, subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received by holders of Shares (other than Excluded Shares) is fair, from a financial point of view, to such holders.

Section 3.20 Finders or Brokers; Fees. No broker, investment banker, financial advisor or other Person, other than those listed in Section 3.20 of the Company Disclosure Letter, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any of its Subsidiaries. Prior to the date hereof, the Company has made available to Parent a true and correct copy of the each engagement letter between the Company and those Persons listed in Section  3.20 of the Company Disclosure Letter.

Section 3.21 Required Vote of Company Stockholders. The affirmative vote (in person or by proxy) at the Company Meeting, or any adjournment or postponement thereof, of (i) the holders of a majority of the outstanding Shares entitled to vote thereon in favor of the adoption of this Agreement (the “Stockholder Approval”) and (ii) the holders of a majority of the outstanding Shares entitled to vote thereon not owned, directly or indirectly, by the Parent Parties, the MD Investors, any other officers and directors of the Company or any other Person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any Person of which Merger Sub is a direct or indirect Subsidiary, in favor of the adoption of this Agreement (the “Unaffiliated Stockholder Approval” and, together with the Stockholder Approval, the “Company Stockholder Approvals”) are the only votes or approvals of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which are necessary to adopt this Agreement and approve the transactions contemplated herein.

Section 3.22 Takeover Laws; Rights Agreement. The Company Board and the Company have taken all action necessary to exempt the Merger, this Agreement and the other transactions contemplated herein (including the transactions contemplated by the MD Investors Commitment Letter and the agreements listed on Section 4.9 of the Parent Disclosure Letter) from the restrictions on business combinations set forth in Section 203 of the DGCL. The Company does not have in effect any stockholder rights plan, “poison pill” or similar plan or arrangement.

Section 3.23 Insurance. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) all material insurance policies covering the Company and its Subsidiaries and their respective assets, properties and operations (the “Policies”) provide insurance in such amounts and against such risks as is commercially reasonable, and (ii) all of the Policies are in full force and effect and all premiums due and payable thereon from the Company have been paid in full. To the Knowledge of the Company, no insurance broker or carrier for the Policies has delivered a written notice that such broker or carrier for the Policies will not be willing or able to renew its existing coverage in any material respects under the Policies with respect to the Company and its Subsidiaries and their respective assets, properties and operations.

Section 3.24 Interested Party Transactions. As of the date hereof, except as disclosed in the Company’s definitive proxy statements included in the Company SEC Filings, since January 1, 2010, no event has occurred and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K (each, an “Interested Party Transaction”).

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Each of the Parent Parties represents and warrants to the Company, jointly and severally, as set forth in this Article IV; provided that such representations and warranties by the Parent Parties are qualified in their entirety by reference to the disclosure set forth in the disclosure schedule delivered by the Parent Parties to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), it being understood and agreed that each disclosure set forth in the Parent Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made.

Section 4.1 Organization and Qualification. Each of the Parent Parties is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not or would not reasonably be expected to, individually or in the aggregate, impair, prevent or materially delay the ability of any of the Parent Parties to perform its obligations under this Agreement. Parent has made available to the Company prior to the date of this Agreement a true, complete and correct copy of the certificate of incorporation and bylaws of each of the Parent Parties, each as amended through the date hereof.

Section 4.2 Corporate Authority and Approval. Each of the Parent Parties has the requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by the Parent Parties and the consummation by the Parent Parties of the transactions contemplated herein have been duly and validly authorized by the Boards of Directors of each of the Parent Parties, and no other corporate action on the part of the Parent Parties is necessary to authorize this Agreement or to consummate the transactions contemplated herein, subject, in the case of the Merger, to (i) the adoption of this Agreement by Intermediate, as the sole stockholder of Merger Sub, and (ii) the filing of the Certificate of Merger. This Agreement has been duly and validly executed and delivered by the Parent Parties and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, except that the enforcement hereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance by the Parent Parties of this Agreement and the consummation by the Parent Parties of the Merger and the other transactions contemplated herein do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) the filing of the pre-merger notification report under the HSR Act, the filing with the European Commission of a merger notification in accordance with the EUMR (if required), and such other filings as may be required under any other Regulatory Laws (and any actions or nonactions, waivers, consents, clearances or approvals by a Governmental Entity, or expirations or terminations of waiting periods, required in connection with the foregoing), (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement and the Schedule 13E-3 with the SEC, (iv) compliance with any applicable foreign or state securities or blue sky laws, (v) compliance with the rules and regulations of NASDAQ and (vi) the other consents and/or notices set forth on Section 4.3(a) of the Parent Disclosure Letter (collectively, clauses (i) through (vi), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, impair, prevent or materially delay the ability of each of the Parent Parties perform its obligations under this Agreement.

(b) Assuming receipt of the Parent Approvals, the execution, delivery and performance by the Parent Parties of this Agreement and the consummation by the Parent Parties of the Merger and the other transactions contemplated herein do not and will not (i) conflict with, or breach any provision of, the organizational or governing documents of Parent or any of its Subsidiaries, (ii) violate any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not, individually or in the aggregate, impair, prevent or materially delay the ability of each of the Parent Parties to perform its obligations under this Agreement.

Section 4.4 Investigations; Litigation. As of the date hereof, to the Knowledge of Parent, there is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would, individually or in the aggregate, impair, prevent or materially delay the ability of any of the Parent Parties to perform its obligations under this Agreement, and there are no litigations, claims, actions, arbitrations, suits, inquiries, investigations, hearings or proceedings (whether civil, criminal or administrative) pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, awards, injunctions, judgments, enactments, rulings, subpoenas, verdicts or decrees of, or before, any Governmental Entity, in each case which would, individually or in the aggregate, impair, prevent or materially delay the ability of any Parent Party to perform its obligations under this Agreement.

Section 4.5 Proxy Statement; Other Information. None of the information supplied in writing by or on behalf of the Parent Parties or any of their Affiliates to be included in the Proxy Statement or the Schedule 13E-3 will, at the time the Proxy Statement and the Schedule 13E-3 are filed with the SEC, or at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by any of the Parent Parties with respect to any other statements made in the Proxy Statement or the Schedule 13E-3.

Section 4.6 Financing.

(a) The Parent Parties have received and accepted an executed commitment letter dated as of the date hereof (including the exhibits, annexes and schedules thereto, the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to lend amounts set forth therein (the “Debt Financing Commitments”). The Debt Financing Commitments pursuant to the Debt Commitment Letter are collectively referred to in this Agreement as the “Debt Financing.” Parent has entered into a Securities Purchase Agreement dated as of the date hereof (including the exhibits, annexes and schedules thereto, the “Securities Purchase Agreement”) with the purchaser party thereto (the “Subordinated Securities Purchaser”) pursuant to which the Subordinated Securities Purchaser has agreed, subject to the terms and conditions thereof, to purchase securities of Parent for the price set forth therein (the “Subordinated Securities Financing Commitment”). The Subordinated Securities Financing Commitment pursuant to the Securities Purchase Agreement is referred to in this Agreement as the “Subordinated Securities Financing.”

(b) Parent has received and accepted (i) the Equity Investors Commitment Letter from the Equity Investors pursuant to which the Equity Investors have agreed, subject to the terms and conditions thereof, to invest in

Parent the amounts set forth therein (the “Equity Financing Commitment”), (ii) the MD Investors Commitment Letter from certain of the MD Investors pursuant to which, subject to the terms and conditions thereof, (x) certain of the MD Investors have committed to transfer, contribute and deliver the Rollover Shares to Parent in exchange for equity interests and Parent and (y) one of the MD Investors has committed to invest in Parent the amount set forth therein (collectively, the “Rollover Investment”) and (iii) the MSDC Investor Commitment Letter (together with the Debt Commitment Letter, the Securities Purchase Agreement, the Equity Investors Commitment Letter and the MD Investors Commitment Letter, the “Commitment Letters”) from the MSDC Investor pursuant to which the MSDC Investor has agreed, subject to the terms and conditions thereof, to invest in Parent the amount set forth therein (the “MSDC Financing Commitment” and, together with the Debt Financing Commitments, the Subordinated Securities Financing Commitment, the Equity Financing Commitment and the Rollover Investment, the “Financing Commitments”). The equity committed pursuant to the Equity Investors Commitment Letter is collectively referred to in this Agreement as the “Equity Financing.” The equity committed pursuant to the MSDC Investor Commitment Letter is referred to in this Agreement as the “MSDC Financing.” The Equity Financing, the Subordinated Securities Financing, the Debt Financing, the Rollover Investment and the MSDC Financing are collectively referred to in this Agreement as the “Financing.” Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters and the fee letter referenced in the Debt Commitment Letter (the “Fee Letter”) (except that the fee amounts, pricing caps and other economic terms (none of which would adversely affect the amount or availability of the Debt Financing) set forth therein have been redacted). As of the date hereof, there are no agreements, side letters or arrangements, other than the Commitment Letters and the Fee Letter, to which any of the Parent Parties or their Affiliates is a party relating to any of the Financing Commitments that could adversely affect the availability of the Financing.

(c) Except as expressly set forth in the Commitment Letters and the Fee Letter, there are no conditions precedent to the obligations of the Lenders, the Subordinated Securities Purchaser, the Equity Investors, the MD Investors that are party to the MD Investors Commitment Letter and the MSDC Investor to provide the Financing or any contingencies that would permit the Lenders, the Subordinated Securities Purchaser, the Equity Investors, the MD Investors that are party to the MD Investors Commitment Letter or the MSDC Investor to reduce the total amount of the Financing. Assuming the satisfaction of the conditions set forth Sections 6.1 and 6.3 and the completion of the Marketing Period, as of the date hereof, Parent does not have any reason to believe that any of the conditions to the Financing Commitments will not be satisfied or that the Financing will not be available to the Parent Parties on the Closing Date.

(d) Assuming the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b), the Financing, when funded in accordance with the Commitment Letters, together with the cash of the Company after and assuming completion of the Cash Transfers and the other transactions contemplated by Section 5.17, will provide Parent with cash proceeds (after netting out original issue discount and similar premiums and charges after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter and the Fee Letter) on the Closing Date sufficient for the satisfaction of the Parent Parties’ obligations to (i) pay the aggregate Merger Consideration, (ii) satisfy and retire the Repayment Debt (or deposit with any trustee therefor on the Closing Date sufficient funds to redeem such Repayment Debt 30 days after the Closing Date) and repay the Revolving Credit Facility Debt and terminate the Revolving Credit Facilities and (iii) pay any fees and expenses of or payable by the Parent Parties or the Surviving Corporation in connection with the Merger and the Financing.

(e) As of the date hereof, the Commitment Letters are (i) valid and binding obligations of the relevant Parent Parties and, to the Knowledge of Parent, of each of the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law) and (ii) in full force and effect. As of the date hereof, to the Knowledge of Parent, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the relevant Parent Parties under the terms and conditions of the Commitment Letters. The Parent Parties have paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. None of the Commitment Letters has been modified, amended or altered as of the date hereof, and, as of the date hereof, none of the respective commitments under any of the Commitment Letters have been withdrawn or rescinded in any respect.

(f) Without limiting Section 8.5(b), in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any Parent Party’s obligations hereunder.

Section 4.7 Capitalization of Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 10 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, directly or indirectly owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may directly or indirectly acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of the Merger Agreement and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Financing and the Merger and the other transactions contemplated by this Agreement.

Section 4.8 Certain Arrangements. Other than the Equity Investors Commitment Letter, MD Investors Commitment Letter, the MSDC Investor Commitment Letter, the Voting Agreement and the agreements listed on Section 4.8 of the Parent Disclosure Letter, true and complete copies of which have been provided to the Company (except as otherwise noted on Section 4.8 of the Parent Disclosure Letter) there are no contracts, undertakings, commitments, agreements, obligations, arrangements or understandings, whether written or oral, between the Parent Parties, the Equity Investors, the MD Investors, the MSDC Investor or any of their respective Affiliates, on the one hand, and any beneficial owner of outstanding Shares or any member of the Company’s management or the Company Board, on the other hand, (i) relating in any way to such Shares, the transactions contemplated by this Agreement, or to the ownership or operations of the Company after the Effective Time, or (ii) prohibiting the parties to the Voting Agreement from taking the actions described therein.

Section 4.9 Ownership of Common Stock. Except as set forth in Section 4.9 of the Parent Disclosure Letter, none of the Parent Parties or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Common Stock or any securities of any Subsidiary of the Company and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Common Stock except pursuant to this Agreement, the MD Investors Commitment Letter, agreements to which the Company is a party and as set forth in Section 4.9 of the Parent Disclosure Letter.

Section 4.10 Solvency. On the Closing Date, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Merger and the Financing) and assuming (i) the accuracy in all material respects of the representations and warranties of the Company contained in Article III and (ii) the performance in all material respects by the Company of its obligations hereunder:

(a) the Fair Value of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities;

(b) the Present Fair Salable Value of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities;

(c) the Surviving Corporation and its Subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and

(d) the Surviving Corporation and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

For purposes of this Section 4.10, the following terms have the following meanings:

(i) “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Surviving Corporation and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(ii) “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Surviving Corporation and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(iii) “Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Surviving Corporation and its Subsidiaries taken as a whole, as of the Closing Date after giving effect to the consummation of the transactions contemplated by this Agreement (including the Merger and the Financing), determined in accordance with GAAP consistently applied.

(iv) “Will be able to pay their Liabilities as they mature” means for the period from the Closing Date to the date that is six and one half years after the Closing Date the Surviving Corporation and its Subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Surviving Corporation and its Subsidiaries as reflected in any projected financial statements delivered to the Lenders and in light of the anticipated credit capacity.

(v) “Do not have Unreasonably Small Capital” means the Surviving Corporation and its Subsidiaries on a consolidated basis taken as a whole after consummation of the transactions contemplated by this Agreement (including the Merger and the Financing) is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the Closing Date to the date that is six and one half years after the Closing Date (it being understood that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and is based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Surviving Corporation and its Subsidiaries on a consolidated basis as reflected in any projected financial statements delivered to the Lenders and in light of the anticipated credit capacity).

Section 4.11 Limited Guarantees. Concurrently with the execution of this Agreement, the Parent Parties have delivered to the Company true and correct copies of the executed Limited Guarantees. As of the date hereof, the Limited Guarantees are in full force and effect and constitute the legal, valid and binding obligation of the respective Guarantors, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity, and have not been amended, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of either of the Guarantors under their respective Limited Guarantees.

Section 4.12 Finders or Brokers. None of Parent, the Equity Investors, the MD Investors, the MSDC Investor or any of their respective Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger which the Company or any of its Subsidiaries would be responsible to pay in the event the Merger is not consummated.

Section 4.13 Investigation; No Other Representations and Warranties.

(a) Each of the Parent Parties has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of the Parent Parties has been provided access for such purposes. In entering into this Agreement, each of the Parent Parties has relied solely upon its independent investigation and analysis of the Company and its Subsidiaries, and each of the Parent Parties acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective Affiliates, stockholders, controlling persons or Representatives, that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Each of the Parent Parties acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective Affiliates, stockholders, controlling persons or Representatives, shall have no liability or responsibility whatsoever to the Parent Parties or their respective Affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered in connection with this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data room, management presentation, information or descriptive memorandum or supplemental information), or oral or written statements made (or any omissions therefrom), to the Parent Parties or their respective Affiliates, stockholders, controlling persons or Representatives, except for the representations and warranties of the Company expressly set forth in Article III (subject to the qualifications set forth therein). For the avoidance of doubt, the Parent Parties, the Equity Investors, the MD Investors and the MSDC Investor have made certain representations and warranties to each other in the agreements listed in Section 4.13 of the Parent Disclosure Letter.

(b) The Parent Parties each acknowledge and agree that, except for the representations and warranties expressly set forth in Article III (subject to the qualifications set forth therein) (i) the Company does not make, and has not made, any representations or warranties relating to itself or its Subsidiaries or their respective businesses or otherwise in connection with the Merger and the Parent Parties are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no Person has been authorized by the Company to make any representation or warranty relating to the Company or its Subsidiaries or their respective businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Parent Parties as having been authorized by such party and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Parent Parties or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and the Parent Parties.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be required or expressly contemplated by this Agreement, or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business and use its commercially reasonable efforts to preserve in all material respects its business organization and maintain in all material respects existing relations and goodwill with Governmental Authorities, customers, suppliers, creditors, lessors and other Persons having material business relationships with the Company or any of its Subsidiaries.

(b) Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a), between the date hereof and the earlier of the Effective Time and the Termination Date, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) amend its certificate of incorporation or by-laws or other applicable governing instruments;

(ii) split, combine, subdivide or reclassify any of its shares of capital stock or other equity interests;

(iii) issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries (other than (A) the issuance of Shares upon the settlement of Company Options or Company RSU Awards outstanding as of the date hereof or any dividend equivalent rights provided pursuant to the terms of the Company Stock Plans and associated with such Company RSU Awards outstanding as of the date hereof or (B) by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company);

(iv) other than quarterly cash dividends of $0.08 per Share on record dates within the ranges of dates identified in Section 5.1(a)(iv) of the Company Disclosure Letter, declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests (except (A) dividends or other distributions in cash, stock or property paid by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company) and (B) dividend equivalent rights provided pursuant to the terms of the Company Stock Plans and payable with respect to Company RSU Awards outstanding as of the date hereof;

(v) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its equity securities or any rights, warrants or options to acquire any such shares or other equity securities, other than, in each case, (A) in connection with the issuance of Shares upon the net exercise of Company Options or net settlement of Company RSU Awards (including in connection with withholding for Taxes) outstanding as of the date hereof or upon the forfeiture, cancellation, retirement or other deemed acquisition of awards issued under the Company Stock Plans not involving any payment of cash or other consideration therefor, (B) in satisfaction of obligations pursuant to Contracts existing as of the date hereof (true, correct and complete copies of which have been provided to Parent prior to the date hereof), or (C) in transactions solely between the Company and any direct or indirect wholly-owned Subsidiaries of the Company or among direct or indirect wholly-owned Subsidiaries of the Company;

(vi) make any acquisition (whether by merger, consolidation, or acquisition of stock or assets) of any interest in any Person or any division or assets thereof with a value or purchase price (excluding employee retention cost) in the aggregate in excess of $150,000,000 (from and after the date hereof through and including July 14, 2013) or $250,000,000 (if the Effective Time shall occur on or after July 15, 2013 and, for the avoidance of doubt, such amount includes all such acquisitions after the date hereof and on or prior to July 14, 2013) for all such acquisitions, other than (A) acquisitions pursuant to Contracts in effect as of the date of this Agreement, true, correct and complete copies of which have been provided to Parent prior to the date hereof or (B) purchases of assets in the ordinary course of business;

(vii) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $75,000,000 (from and after the date hereof through and including July 14, 2013) or $125,000,000 (if the Effective Time shall occur on or after July 15, 2013); provided that none of such investments may constitute a transaction of the type referred to in clause (vi) above, in the aggregate;

(viii) incur or assume any (x) Indebtedness, other than (A) Indebtedness incurred or assumed pursuant to Structured Financing Debt Facilities, (B) Commercial Paper Debt, (C) Revolving Credit Facility Debt and (D) additional Indebtedness in a principal amount not to exceed $25,000,000 in the aggregate at any time outstanding (provided that such Indebtedness incurred pursuant to this clause (D) may be repaid in full at Closing without penalty or premium) or (y) material “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K by the SEC);

(ix) settle or compromise any litigation, claim or other proceeding against the Company or any of its Subsidiaries, other than settlements or compromises pursuant to which the amounts paid or payable by the Company or any of its Subsidiaries in settlement or compromise do not exceed $300,000,000 in the aggregate (provided, that (A) in connection therewith, neither the Company nor any of its Subsidiaries shall agree to any material restrictions with respect to any of their respective assets or the conduct of any of their respective businesses and (B) such litigation, claim or other proceeding is not a Transaction Proceeding or Shareholder Litigation);

(x) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (i) sales, leases and licenses in the ordinary course of business, (ii) dispositions of assets not used or useful in the operation of the business, (iii) sales, leases and licenses that are not material to the Company and its Subsidiaries, taken as a whole, (iv) factoring of accounts receivable pursuant to Contracts in effect as of the date of this Agreement, true, correct and complete copies of which have been provided to Parent prior to the date hereof, (v) transfers, sales and other dispositions in connection with securitizations of accounts receivable or obligations under loans, installment sale contracts, service contracts or leases in connection with the Structured Financing Debt Facilities and (vi) other transactions for consideration that does not exceed $100,000,000 in the aggregate; provided that at least 75% of the consideration received for all such transactions in the aggregate consists of cash;

(xi) except as required by any existing agreements, Company Benefit Plans, Company Foreign Plans, or applicable Law, (A) increase the compensation or other benefits (including any severance or change in control benefits) payable or provided to the Company’s current or former directors or Executive Officers, other than for base salary increases and the payment of bonuses in respect of fiscal year 2013 in the ordinary course of business, (B) except in the ordinary course of business, increase the compensation or other benefits (including any severance or change in control benefits) payable or provided to the current or former employees of the Company and its Subsidiaries that are not directors or Executive Officers, (C) establish, adopt, enter into or amend any material Company Benefit Plan or plan, agreement or arrangement that would have been a material Company Benefit Plan if it had been in effect on the date hereof, (D) grant any equity or equity-based award, or (E) make a loan or extension of credit to any current or former director or Executive Officer or, except in the ordinary course of business, to any other employee of the Company and its Subsidiaries;

(xii) adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(xiii) make or change any material Tax election, adopt or change any material accounting method with respect to Taxes, change any annual Tax accounting period, file any material amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any predecessor provision or similar provision of state, local or foreign Law) with respect to Taxes, settle or compromise any proceeding with respect to any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, seek any Tax ruling from any taxing authority, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xiv) except as may be required by a change in GAAP or applicable Law, make any material change in its financial accounting principles, policies, or practices;

(xv) (A) amend, modify or terminate or grant a waiver of any rights under any Debt Agreement (other than any of the foregoing constituting an expiration in accordance with the terms of such Debt Agreement or any Permitted Structured Financing Debt Amendment), materially amend or modify, terminate or grant a waiver of any material rights under any Company Material Contract (other than in the ordinary course of business in the case of Contracts described in clauses (i) or (v) of the definition of such term) or (B) enter into a new Contract (other than in the ordinary course of business in the case of Contracts described in clauses (i) or (v) of the definition of such term) that (x) would have been a Company Material Contact if it had been in effect on the date hereof or (y) contains, unless required by applicable Law, a change in control provision in favor of the other party or parties thereto that would prohibit, or give such party or parties a right to terminate such agreement as a result of, the Merger or would otherwise require a material payment to or give rise to any material rights to such other party or parties in connection with the transactions contemplated hereby;

(xvi) enter into, or amend, in a manner materially adverse to the Company or its Subsidiaries, any Interested Party Transaction; or

(xvii) agree, authorize or commit to do any of the foregoing.

(c) Between the date hereof and the Effective Time, the Parent Parties shall not, and shall cause the Equity Investors, the MD Investors and the MSDC Investor not to, enter into agreements with respect to, or consummate, any acquisitions, mergers, consolidations or business combinations which would, individually or in the aggregate, impair, prevent or materially delay the satisfaction of the conditions contained in Article VI or the consummation of the Merger.

Section 5.2 Access; Confidentiality.

(a) Subject to compliance with applicable Laws, the Company shall afford to the Parent Parties and the Lenders and to their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Parent Representatives”) reasonable access during normal business hours, during the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ officers, employees, properties, Contracts, commitments, books and records, other than, subject to the requirements of Section 5.3, any such matters that relate to the negotiation and execution of this Agreement, or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other parties relating to any competing or alternative transactions. The foregoing notwithstanding, the Company shall not be required to afford such access if and to the extent it would (w) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (x) violate any of the Company’s or its Subsidiaries’ obligations with respect to confidentiality, so long as the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such access, (y) cause a risk of a loss of privilege or trade secret protection to the Company or any of its Subsidiaries or (z) constitute a violation of any applicable Law; provided, however, that, in each case, the Company uses commercially reasonable efforts to minimize the effects of such restriction or to provide a reasonable alternative to such access.

(b) Parent hereby agrees that all information provided to it or any Parent Representatives in connection with this Agreement and the consummation of the transactions contemplated herein shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of September 4, 2012, between the Company and Silver Lake Partners III, L.P. (as amended, the “SLP Confidentiality Agreement”), and the confidentiality agreement, dated as of August 31, 2012, between the Company and Michael S. Dell (the “MSD Confidentiality Agreement”).

Section 5.3 Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on the 46th calendar day after the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to any Person pursuant to (x) a confidentiality agreement entered into by such Person containing confidentiality terms that are no more favorable in the aggregate to such Person than those contained in the SLP Confidentiality Agreement (unless the Company offers to amend the SLP Confidentiality Agreement to reflect such more favorable terms), or (y) to the extent applicable, the confidentiality agreement entered into with such Person prior to the date of this Agreement (any such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided that the Company shall promptly (and in any event within 48 hours) make available to the Parent Parties any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to the Parent Parties, and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons or group of Persons with respect to any Acquisition Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Person or group of Persons from whom the Company received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date and provide to Parent (x) a copy of any Acquisition Proposal made in writing and any other written terms or proposals provided (including financing commitments) to the Company or any of its Subsidiaries and (y) a written summary of the material terms of any Acquisition Proposal not made in writing (including any terms proposed orally or supplementally).

(b) Except as may relate to any Excluded Party (but only for as long as such Person or group is an Excluded Party) or as expressly permitted by this Section 5.3, after the No-Shop Period Start Date, the Company and its Subsidiaries shall, and the Company shall cause its and its Subsidiaries’ Representatives to, immediately cease any activities permitted by Section 5.3(a) and any discussions or negotiations with any Person or group that may be ongoing with respect to any Acquisition Proposal. With respect to any Person or group with whom such discussions or negotiations have been terminated, the Company shall use its reasonable best efforts to promptly require such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any information furnished by or on behalf of the Company.

(c) Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party) or as expressly permitted by this Section 5.3, from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, an Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or its Subsidiaries to any Person relating to, any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, or (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement (other than an Acceptable Confidentiality Agreement) relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary contained in Section 5.3(b) or 5.3(c) at any time following the No-Shop Period Start Date and prior to the time the Company Stockholder Approvals are obtained, if the Company receives an Acquisition Proposal from any Person, the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to such Person if the Company receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within 48 hours) make available to the Parent Parties any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to the Parent Parties, and (ii) the Company and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Acquisition Proposal, if and only to the extent that prior to taking any action described in clauses (i) or (ii) above, the Company Board, upon recommendation from the Special Committee, determines in good faith that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal. For the avoidance of doubt, notwithstanding the commencement of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 5.3(a) (subject to the limitations and obligations set forth therein) with respect to, and the restrictions in Section 5.3(b) and Section 5.3(c) shall not apply to, any Excluded Party (but only for so long as such Person or group is an Excluded Party), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date.

(e) Except as may relate to an Excluded Party, following the No-Shop Period Start Date, the Company shall promptly (and in any event within 48 hours after receipt), notify Parent both orally and in writing of the receipt of any Acquisition Proposal, any inquiries that would reasonably be expected to result in an Acquisition Proposal, or any request for information from, or any negotiations sought to be initiated or resumed with, either the Company or its Representatives concerning an Acquisition Proposal, which notice shall include (i) a copy of any Acquisition Proposal (including any financing commitments) made in writing and other written terms or proposals provided to the Company or any of its Subsidiaries and (ii) a written summary of the material terms of any Acquisition Proposal not made in writing or any such inquiry or request. Except as may relate to an Excluded Party, following the No-Shop Period Start Date, the Company shall keep Parent reasonably informed on a prompt basis (and in any event within 48 hours) of any material developments, material discussions or material negotiations regarding any Acquisition Proposal, inquiry that would reasonably be expected to result in an Acquisition Proposal, or request for non-public information and, upon the reasonable request of Parent, shall apprise Parent of the status of any discussions or negotiations with respect to any of the foregoing. None of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information or the information contemplated by the last sentence of Section 5.3(a) to Parent.

(f) Except as set forth in this Section 5.3(f), neither the Company Board nor any committee thereof (including the Special Committee) shall (i) (A) change, withhold, withdraw, qualify or modify, in a manner adverse to Parent (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Recommendation with respect to the Merger, (B) fail to include the Recommendation in the Proxy Statement, (C) approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company, an Acquisition Proposal or (D) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, provided that a customary “stop, look and listen” communication by the Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within ten (10) Business Days after commencement (any of the foregoing, a “Change of Recommendation”) or (ii) authorize, adopt or approve or propose to authorize, adopt or approve, an Acquisition Proposal, or cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approvals are obtained (but not after), the Company Board may (I) effect a Change of Recommendation if the Company Board determines in good faith (after consultation with its outside legal counsel and upon recommendation thereof by the Special Committee) that, as a result of a development or change in circumstances that occurs or arises after the execution and delivery of this Agreement (other than a Superior Proposal) that was not known to the Special Committee prior to the execution and delivery of this Agreement (an “Intervening Event”), failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (II) if the Company receives an Acquisition Proposal that the Special Committee determines in good faith (after consultation with outside counsel and its financial advisors) constitutes a Superior Proposal, authorize, adopt, or approve such Superior Proposal and cause or permit the Company to enter into an Alternative Acquisition Agreement with respect to such Superior

Proposal; provided, however, that the Company Board may only take the actions described in (1) clause (II) if the Company terminates this Agreement pursuant to Section 7.1(c)(ii) concurrently with entering into such Alternative Acquisition Agreement and pays the applicable Company Termination Fee in compliance with Section 7.3 and (2) clauses (I) or (II) if:

(i) the Company shall have provided prior written notice to the Parent Parties, of its or the Company Board’s intention to take such actions at least four (4) Business Days in advance of taking such action, which notice shall specify, as applicable, the details of such Intervening Event or the material terms of the Acquisition Proposal received by the Company that constitutes a Superior Proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the Acquisition Proposal and other material documents (including any financing commitments with respect to such Acquisition Proposal and any arrangements with the MD Investors or any of their Affiliates);

(ii) after providing such notice and prior to taking such actions, the Company shall have, and shall have caused its Representatives to, negotiate with the Parent Parties in good faith (to the extent the Parent Parties desire to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement and the Financing as would permit the Company, the Special Committee or the Company Board not to take such actions; and

(iii) the Special Committee and the Company Board shall have considered in good faith any changes to this Agreement and the Financing or other arrangements that may be offered in writing by Parent by 5:00 PM Central Time on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (A) with respect to the actions described in clause (II), after consultation with outside counsel and its financial advisors, that the Acquisition Proposal received by the Company would continue to constitute a Superior Proposal and (B) with respect to the actions described in clauses (I), after consultation with outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable Law not to effect the Change of Recommendation, in each case, if such changes offered in writing by Parent were given effect.

After compliance with the foregoing clause (2) with respect to any Superior Proposal, the Company shall have no further obligations under the foregoing clause (2), and the Company Board shall not be required to comply with such obligations with respect to any other Superior Proposal. After compliance with the foregoing clause (2) with respect to an Intervening Event that is not an Acquisition Proposal, the Company shall have no further obligations under the foregoing clause (2), and the Company Board shall not be required to comply with such obligations with respect to any other Intervening Event that is not an Acquisition Proposal. For the avoidance of doubt, with respect to an Intervening Event that is an Acquisition Proposal (and is not a Superior Proposal), the Company’s obligation to comply with the foregoing clause (2) will not be limited.

(g) Subject to the proviso in this Section 5.3(g), nothing contained in this Section 5.3 shall be deemed to prohibit the Company, the Company Board, the Special Committee or any other committee of the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company); provided, that neither the Company Board nor any committee thereof shall effect a Change of Recommendation unless the applicable requirements of Section 5.3(f) shall have been satisfied.

(h) As used in this Agreement, “Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer made by any Person for, in a single transaction or a series of transactions, (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, extra-ordinary dividend or share repurchase, dissolution, liquidation or similar transaction involving the Company, (ii) the direct or indirect acquisition by any

Person or group of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, on a consolidated basis or assets of the Company and its Subsidiaries representing twenty percent (20%) or more of the consolidated revenues or net income (including, in each case, securities of the Company’s Subsidiaries) or (iii) the direct or indirect acquisition by any Person or group of twenty percent (20%) or more of the voting power of the outstanding shares of Common Stock, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning Shares with twenty percent (20%) or more of the voting power of the outstanding shares of Common Stock.

(i) As used in this Agreement, “Excluded Party” means (i) any Person, group of Persons or group of Persons that includes any Person or group of Persons, from whom the Company or any of its Representatives has received prior to the No-Shop Period Start Date a written Acquisition Proposal that the Special Committee determines in good faith (such determination to be made no later than five (5) Business Days after the No-Shop Period Start Date), after consultation with outside counsel and its financial advisors, is or could reasonably be expected to result in a Superior Proposal; provided that some or all of such Persons and the other members of such group (other than any of the MD Investors or any of their respective Affiliates (the “MD Investor Group”)) who were members of such group immediately prior to the No-Shop Period Start Date constitute at least 50% of the equity financing of such group (ignoring any equity financing to be provided by members of the MD Investor Group who are members of such group) at any time thereafter when a determination as to whether such Person is an Excluded Party is required hereunder and (ii) any group of Persons that includes any MD Investor if, at the time of determination, such group of Persons has made an Acquisition Proposal that is intended to compete with an Acquisition Proposal made by another Excluded Party or any of their Affiliates that does not include an MD Investor or any of their Affiliates.

(j) As used in this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages set forth in clauses (ii) and (iii) of the definition of such term changed from 20% to 50% and it being understood that any transaction that would constitute an Acquisition Proposal pursuant to clause (ii) or (iii) of the definition thereof cannot constitute a Superior Proposal under clause (i) under the definition thereof unless it also constitutes a Superior Proposal pursuant to clause (ii) or (iii), as applicable, after giving effect to this parenthetical) that the Company Board has determined in its good faith judgment (after consultation with outside legal counsel and its financial advisor) is more favorable to the Company’s stockholders than the Merger and the other transactions contemplated by this Agreement, taking into account all of the terms and conditions of such Acquisition Proposal (including the financing, likelihood and timing of consummation thereof) and this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Acquisition Proposal under the provisions of Section 5.3(f) or otherwise), provided that notwithstanding the foregoing, an extra-ordinary dividend or share repurchase (or any merger or consolidation that is the economic equivalent of an extra-ordinary dividend or share repurchase) shall not constitute a Superior Proposal unless it constitutes a Superior Proposal by virtue of clause (iii) of the definition of Acquisition Proposal and the first parenthetical above, and the Person acquiring such shares is not the Company or any of its Subsidiaries.

Section 5.4 Proxy Statement; Schedule 13E-3.

(a) As promptly as practicable following the date of this Agreement, (i) the Company shall prepare the Proxy Statement, which shall, subject to Section 5.3, include the Recommendation, and the Company and Parent shall jointly prepare a Rule 13E-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) and (ii) the Parent Parties shall furnish all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time. As promptly as practicable (and in any event within five (5) Business Days) after the No Shop Period Start Date (or such earlier date as the Company determines in its sole discretion), subject to the receipt from the Parent Parties of the information described in clause (ii) of the preceding sentence of this paragraph (a), the Company shall file the Proxy Statement with the SEC, and the Company and the Parent Parties shall jointly file the Schedule 13E-3 with the SEC.

(b) The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and each of the Company, on the one hand, and the Parent Parties, on the other hand, shall provide the other(s) with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Company shall use its reasonable best efforts to respond (with the assistance of, and after consultation with, the Parent Parties as provided by this Section 5.4(b)) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and each of the Company and the Parent Parties shall thereafter use their respective reasonable best efforts to respond (with the assistance of, and after consultation with, each other as provided by this Section 5.4(b)) as promptly as practicable to any comments of the SEC with respect to the Schedule 13E-3. If, at any time prior to the Company Meeting, any information relating to the Company, the Parent Parties or any of their respective Affiliates, officers or directors is discovered by the Company or the Parent Parties which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that the Proxy Statement, Schedule 13E-3 or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, (i) prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such documents or responses and shall (x) with respect to those Parent-Related Sections of the Proxy Statement, include, and (y) with respect to all other portions of the Proxy Statement, consider in good faith including, comments reasonably proposed by the Parent in such documents or responses, and (ii) prior to filing or mailing the Schedule 13E-3 (including any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company, on the one hand, and the Parent Parties, on the other hand, shall provide other(s) with a reasonable opportunity to review and comment on such documents or responses and shall include in such documents or responses comments reasonably proposed by such other party. The Company shall cause the Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Company Meeting as promptly as practicable after the date on which the SEC confirms that it has no further comments on the Proxy Statement.

Section 5.5 Stockholders Meeting. Subject to Section 5.4, the Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders, subject to compliance with the DGCL and the Exchange Act, for the purpose of obtaining the Company Stockholder Approvals (the “Company Meeting”); provided that the Company may postpone or adjourn the Company Meeting (i) with the consent of the Parent Parties, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting or (iv) to allow additional solicitation of votes in order to obtain the Company Stockholder Approvals. The Company shall, through the Company Board and the Special Committee, but subject to the right of the Company Board or the Special Committee to make a Change of Recommendation pursuant to Section 5.3, provide the Recommendation and shall include the Recommendation in the Proxy Statement, and, unless there has been a Change of Recommendation pursuant to Section 5.3, the Company shall use commercially reasonable efforts to solicit proxies in favor of the Company Stockholder Approvals. The Parent Parties and their Representatives shall have the right to solicit proxies in favor of the Company Stockholder Approvals.

Section 5.6 Employee Matters.

(a) From and after the Effective Time, the Company shall, and Parent shall cause the Surviving Corporation to, honor all Company Benefit Plans and Company Foreign Plans in accordance with their terms as in effect immediately before the Effective Time; provided that nothing herein shall be construed as prohibiting the amendment or termination of any of the foregoing in accordance with its terms. For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries for so long as such person is an employee of Parent, the Surviving Corporation or any of its Subsidiaries following the Effective Time (collectively, the “Company Employees”) (i) at least the same level of base salary or wages (as applicable) and target cash incentive bonus and commission opportunities and (ii) employee benefits that are substantially comparable in the aggregate to those provided as of the date hereof by the Company and its Subsidiaries to such Company Employee pursuant to the Company Benefit Plans and the Company Foreign Plans, as applicable (excluding, for purposes of currently provided benefits, any equity or equity-based compensation, defined benefit pension benefits, retiree medical benefits or transaction or retention bonuses). Notwithstanding any other provision of this Agreement to the contrary, Parent shall, or shall cause the Surviving Corporation to, provide to each Company Employee whose employment terminates during the one-year period following the Effective Time severance benefits at least equal to the severance benefits provided for under the Company’s severance arrangements in effect immediately prior to the Effective Time.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan or Company Foreign Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to benefit accruals under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan or Company Foreign Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent hereby acknowledges that a “change of control” (or equivalent phrase) within the meaning of the Company Benefit Plans or the Company Foreign Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

(d) This Section 5.6 is included for the sole benefit of the parties hereto and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any Company Employee, or any other participant in any Company Benefit Plan, Company Foreign Plan or other employee benefit plan or arrangement that may be established or maintained by Parent, the Company, the Surviving Corporation or any of their respective Affiliates following the Effective Time, or any beneficiary or trustee thereof. Furthermore, nothing contained in this Agreement, express or implied, is intended to confer upon any Person, any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment, or shall be construed as an amendment to any Company Benefit Plan, Company Foreign Plan or other employee benefit plan or arrangement.

Section 5.7 Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts with respect to (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including (x) in connection with any Regulatory Law and (y) subject to the limitations set forth in Section 5.7(f), the Irish Bank Approval (all of the foregoing, collectively, the “Governmental Consents”), (ii) the obtaining of all other necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement; provided that no party shall be required to pay (and the Company and its Subsidiaries shall not pay or agree to pay without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed) any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall cooperate with each other in (x) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any Governmental Entities (including in any foreign jurisdiction in which the Company or its Subsidiaries are operating any business) and (y) to the extent not made prior to the date hereof, timely making or causing to be made all applications and filings as reasonably determined by Parent and the Company, as promptly as practicable or as required by the Law of the jurisdiction of the Governmental Entity. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any Governmental Entity, including by complying at the earliest reasonably practicable date with any request under or with respect to (i) the HSR Act, (ii) the EUMR, if required or, if not required under or with respect to the EUMR, the Regulatory Laws of any EU or EEA Member State, if required, (iii) any other Governmental Consent and (iv) any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice, the European Commission or any other Governmental Entity in connection with such applications or filings or the transactions contemplated herein. Without limiting the foregoing, the Parent Parties shall cause each of the Equity Investors, the MD Investors, the MSDC Investor and the Subordinated Securities Purchaser to supply, as promptly as reasonably practicable, such reasonable information, documentation, other material or testimony that may be requested by any such Governmental Entity with respect to the Equity Investors, MD Investors, MSDC Investor or Subordinated Securities Purchaser, as the case may be, in connection with such Governmental Consents.

(c) Without limiting any of its other obligations hereunder, the Company and the Parent Parties shall take all such further action as may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities, the European Commission or other competition authorities of any other nation or other jurisdiction (including multinational or supranational), or any other Person, may assert under any Regulatory Law with respect to the transactions contemplated herein, and to avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any Governmental Entity with respect to the Merger, in each case so as to enable the Merger and the other transactions contemplated by this Agreement to occur as promptly as reasonably practicable (taking into account the other conditions to Closing set forth in Section 6.1 and 6.3 and the Marketing Period, and in any event no later than the Outside Date), by proposing, negotiating, committing to and effecting, by agreement, consent decree, hold separate order, trust or otherwise, (x) the sale, divestiture or disposition of such assets, businesses, services, products or product lines of the Parent Parties or the Company or any of its Subsidiaries or behavioral limitations, conduct restrictions or commitments with respect to any such assets, businesses, services, products or product lines of the Parent Parties or the Company or any of its Subsidiaries, (y) the creation or termination of relationships, ventures, contractual rights or obligations of the Parent Parties or the Company or any of its Subsidiaries and (z) any other actions that would limit the freedom of action of the Parent Parties or the Company or any of its Subsidiaries with respect to, or its ability to retain, one or more of its or the Company’s or the Surviving Corporation’s Subsidiaries’ assets, businesses, services, products or product lines, in each case as may be required in order to obtain all required Governmental Consents as promptly as practicable (including expirations or terminations of waiting periods whether imposed by Law or agreement) and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the Merger or other transactions contemplated by this Agreement or delaying any of the foregoing beyond the Outside Date (each of (x), (y) and (z), a “Divestiture Action”). Neither the Company nor any of its Subsidiaries shall, without Parent’s prior written consent, and neither Parent nor any of its Subsidiaries shall, without the Company’s prior written consent, discuss or commit to any extension of any waiting period under any Regulatory Law or any agreement not to consummate the Merger or any of the other transactions contemplated by this Agreement. The Company shall not be required to take any action pursuant to this Section 5.7 unless it is expressly conditioned on the effectiveness of the Merger. Notwithstanding anything to the contrary in this Agreement, (i) the Parent Parties shall not be obligated to agree to take any action, or accept any conditions, restrictions, obligations or requirements, including any Divestiture Action, with respect to the Parent Parties (as constituted and without giving effect to the Merger), pursuant to this Section 5.7, and (ii) neither the Company nor any of its Subsidiaries shall agree without Parent’s prior written consent, to take any action, or accept any conditions, restrictions, obligations or requirements, including any Divestiture Action, with respect to the Company and its Subsidiaries, pursuant to this Section 5.7 if such actions, conditions, restrictions, obligations or requirements (including any Divestiture Action) would, individually or in the aggregate, constitute a Company Material Adverse Effect.

(d) Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Entity and Section 5.7(f), each of the Company and Parent agrees (i) to cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other material actions pursuant to this Section 5.7, (ii) to furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) to keep each other apprised of the status of matters relating to the completion of the transactions contemplated therein, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any Governmental Entity with respect to such transactions (including the Irish Bank Approval), except any confidential information or business secrets, which information shall be provided to counsel on a counsel-to-counsel basis only, (iv) to permit the other party to review and to incorporate the other party’s reasonable comments in any communication to be given by it to any third party or any Governmental Entity with respect to obtaining the necessary approvals for the Merger and the other transactions contemplated by this Agreement (including the Irish Bank Approval), and (v) before participating in any meeting or discussion in person or by telephone expected to address matters related to the transactions contemplated herein with any Governmental Entity in connection with any of such transactions (except with respect to the Irish Bank Approval) unless, to the extent not prohibited by such Governmental Entity, giving the other party reasonable notice thereof and the opportunity to attend and observe and participate. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.7(d) in a manner so as to preserve any applicable privilege. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.7(d) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.7, if any administrative or judicial action or proceeding, including any proceeding by a Governmental Entity or any other Person is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including, without limiting the foregoing, taking the actions set forth in Section 5.7(c) (subject to the limitations set forth therein).

(f) Notwithstanding anything contained in this Section 5.7, (i) the Company shall notify the CBI of the Merger or cause DFS Limited to do so, and shall cause DFS Limited to amend its application for the Irish Bank Approval such that the amended application contemplates and reflects the Merger and the other transactions contemplated by this Agreement promptly after the Merger is announced; (ii) subject to clause (v)(B) below, the Parent Parties shall furnish, and shall use commercially reasonable efforts to obtain from the Equity Investors, the MD Investors and the MSDC Investor and furnish, to the Company all necessary information and assistance as the Company may reasonably request in connection with its preparation of such amendment and all information, documentation or other material that may be requested by the CBI in connection therewith; (iii) without the prior written consent of the Parent Parties, the Company shall not, and shall cause each of its Subsidiaries (including DFS Limited) to not, accept, obtain or receive the Irish Bank Approval from the CBI or take any further action in connection with doing so except to the extent that the resulting Irish Bank Approval (x) contemplates and approves the Merger and the other transactions contemplated by this Agreement and (y) results in no Irish Change of Control Approval being required to be obtained as a result of the Merger and the other transactions contemplated by this Agreement; (iv) where any Irish Bank Approval is obtained or received by DFS Limited on a basis that would result in the Merger and the other transactions contemplated by this Agreement giving rise to a requirement for an Irish Change of Control Approval the Company shall, or cause DFS Limited to, promptly request the CBI to revoke such Irish Bank Approval; and (v) none of the MD Investors, the MSDC Investor, the Equity Investors or any of their Respective Affiliates shall be required, in connection with the Company’s efforts to seek the Irish Bank Approval or the Irish Change of Control Approval, (A) to take any actions, be subject to any conditions or enter into any agreements or commitments of any kind or (B) to disclose or provide access to any of the information identified in Section 5.7 of the Parent Disclosure Letter.

(g) For purposes of this Agreement, the following terms have the following meanings:

(i) “CBI” means the Central Bank of Ireland, or any successor entity.

(ii) “DFS Limited” means Dell DFS Limited, a private limited company incorporated under the laws of Ireland with Irish company registration number 502362.

(iii) “Irish Bank Approval” means the grant by the CBI of a banking license to DFS Limited pursuant to section 9 of the Central Bank Act, 1971, as amended.

(iv) “Irish Banking Legislation” means the Central Bank Acts 1942 to 2012 (including the Central Bank Act, 1971), as amended, and the European Communities (Licensing and Supervision of Credit Institutions) Regulations 1992, as amended (the “Irish Banking Regulations”).

(v) “Irish Change of Control Approval” means an approval pursuant to the Irish Banking Regulations (whether by the termination or expiry of waiting periods applicable under the Irish Banking Regulations or by approval of the CBI) of the acquisitions of, or increases in, all “qualifying holdings” (as defined in the Irish Banking Regulations) in DFS Limited as a result of the Merger and the other transactions contemplated by this Agreement.

(vi) “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EUMR, and all other federal, state, foreign,

multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition and including any Laws that relate to foreign investments (for the avoidance of doubt, it is understood that the Irish Banking Legislation is not a Regulatory Law).

Section 5.8 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other form of antitakeover statute or regulation shall or may become applicable to the transactions contemplated herein, each of the Company and the Parent Parties and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated herein may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or, if not possible to eliminate, minimize the effects of such statute or regulation on the transactions contemplated herein.

Section 5.9 Public Announcements. Neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior consent of the other party, unless such party determines in good faith, after consultation with legal counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or other the transactions contemplated hereby, in which event such party shall use its reasonable best efforts to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement prior to making any such press release or other announcement; provided that (i) the Company shall not be required to provide any such review or comment to Parent in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change of Recommendation and (ii) each party hereto and their respective Affiliates may make statements that are substantially similar to previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 5.9.

Section 5.10 Indemnification and Insurance.

(a) The Surviving Corporation and the Parent Parties agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any agreement with the Company or any of its Subsidiaries shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation, subject to compliance with applicable Law, shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors or officers as in effect immediately prior to the Effective Time, and, subject to compliance with applicable Law, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided that all rights to indemnification and advancement in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the Indemnified Parties) each current and former director or officer of the Company or any of its Subsidiaries and each Person who served, at the request of the Company or any of its Subsidiaries, as a director, officer, member trustee, or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Losses”) in connection with any actual or threatened claim, action, suit, litigation, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time in connection with such Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries (including acts or omissions in connection with such Indemnified Party’s service as officer, director, member, trustee or other fiduciary in any other entity if such services were at the request or for the benefit of the Company); provided that any Person to whom any funds are advanced pursuant to the foregoing must, if required by Law, provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. In the event of any such Action, Parent, the Surviving Corporation and the Indemnified Party shall cooperate with each other in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided that, if the aggregate annual premium for such insurance shall exceed 300% of the current annual premium for such insurance (which is identified on Section 5.10(c) of the Company Disclosure Letter), then Parent shall provide or cause to be provided, a policy for the applicable individuals with as much coverage as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding 300% of such current annual premium. At the Company’s option, the Company may (or, if requested by Parent, the Company shall) purchase, prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated herein; provided that the aggregate premium for such insurance policy shall not exceed 600% of the current annual premium for such insurance. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d) To the fullest extent permitted under applicable Law, from and after the Effective Time, Parent shall, or shall cause to be paid all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.10 if and to the extent that such Indemnified Party is determined to be entitled to receive such indemnification.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ or officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any of their officers or directors, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

(g) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

Section 5.11 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over its operations. For the avoidance of doubt, this Section 5.11 shall not apply to limit Michael S. Dell in his capacity as a director of the Company, Chairman of the Company Board or Chief Executive Officer of the Company.

Section 5.12 Financing.

(a) Each Parent Party shall use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Financing on the terms and conditions described in the Commitment Letters (including, as necessary, the “flex” provisions contained in the Fee Letter), including using its reasonable best efforts with respect to (i) maintaining in effect the Commitment Letters, (ii) negotiating definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in the Fee Letter) or, if available, on other terms that are acceptable to Parent and would not adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of the Parent Parties to consummate the transactions contemplated herein, and (iii) taking into account the expected timing of the Marketing Period, satisfying on a timely basis all conditions applicable to Parent and its Subsidiaries to obtaining the Financing that are within the Parent Parties’ control. In the event that all conditions contained in the Debt Commitment Letter and the Securities Purchase Agreement (other than, with respect to the Debt Financing, the availability of the Equity Financing, the Subordinated Securities Financing, the MSDC Financing or the Rollover Investment and, with respect to the Subordinated Securities Financing, the Debt Financing, the Equity Financing, the MSDC Financing or the Rollover Investment) have been satisfied (or upon funding will be satisfied), each Parent Party shall use its reasonable best efforts to timely cause the Lenders and the Subordinated Securities Purchaser to fund the Debt Financing and the Subordinated Securities Financing, as applicable (including by seeking through litigation to enforce its rights under the Debt Financing Commitment Letter and Definitive Agreements and the Securities Purchase Agreement, as applicable).

(b) The Parent Parties shall not, without the prior written consent of the Company, (i) terminate any Commitment Letter, unless such Commitment Letter is replaced in a manner consistent with the following clause (ii), or (ii) permit any amendment or modification to, or any waiver of any material provision or remedy under, or replace, the Commitment Letters if such amendment, modification, waiver, or replacement (w) would (1) add any new condition to the Financing Commitments (or modify any existing condition in a manner adverse to Parent) or otherwise that would be reasonably expected to adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of the Parent Parties to consummate the transactions contemplated by this Agreement or the likelihood of the Parent Parties doing so, or (2) taking into account the expected timing of the Marketing Period, would be reasonably expected to make the timely funding of any of the Financing or satisfaction of the conditions to obtaining any of the Financing less likely to occur, (x) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid in respect of the Debt Financing or original issue discount in respect of the Debt Financing), (y) adversely affects the ability of any Parent Party to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, or (z) taking into account the expected timing of the Marketing Period, would reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that the Parent Parties may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof and who are either (1) set forth on Section 5.12(b) of the Parent Disclosure Letter or (2) approved by the

Company, such approval not to be unreasonably withheld. Upon any such amendment, supplement, modification or replacement of the Debt Financing Commitments, the Subordinated Securities Financing Commitment, the Equity Financing Commitment, the MSDC Financing Commitment or the Rollover Investment in accordance with this Section 5.12(b), the term “Debt Financing Commitments”, “Subordinated Securities Financing Commitment”, “Equity Financing Commitment”, “MSDC Financing Commitment” or “Rollover Investment” shall mean the Debt Financing Commitments, Subordinated Securities Financing Commitment, Equity Financing Commitment, MSDC Financing Commitment or Rollover Investment, as the case may be, as so amended, supplemented, modified or replaced. To the extent written consent of Parent is required for (x) an assignment or delegation by any Equity Investor pursuant to Section 3(a) of the Equity Commitment Letter, (y) an assignment or delegation by any MD Investor that is a party to the MD Investors Commitment Letter pursuant to Section 4(a) of the Equity Comment Letter and (z) an assignment or delegation by the MSDC Investor pursuant to Section 3(a) of the MSDC Investor Commitment Letter, Parent shall not provide such written consent without the prior written consent of the Company (which written consent of the Company shall not unreasonably be withheld in the circumstances described in Section 5.13).

(c) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company of such unavailability and, to the Knowledge of the Parent Parties, the reason therefor and (ii) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the Marketing Period, alternative debt financing (in an amount sufficient to replace such unavailable Debt Financing) from the same or other sources and on terms and conditions no less favorable to the Parent Parties than such unavailable Debt Financing (including the “flex” provisions contained in the Fee Letter). For the purposes of this Agreement, the terms “Debt Commitment Letter”, “Debt Financing Commitments” and “Fee Letter” shall be deemed to include any commitment letter (or similar agreement) or commitment or any fee letter referred to in such commitment letter with respect to any alternative financing arranged in compliance with this Section 5.12(c) (and any Debt Commitment Letter, Debt Financing Commitment and Fee Letter remaining in effect at the time in question).

(d) In the event that any portion of the Subordinated Securities Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company of such unavailability and, to the Knowledge of Parent, the reason therefor and (ii) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the Marketing Period, alternative debt financing (in an amount sufficient to replace such unavailable Subordinated Securities Financing) from the same or other sources and on terms and conditions no less favorable to the Parent Parties than such unavailable Subordinated Securities Financing. For the purposes of this Agreement, the terms “Securities Purchase Agreement” and “Subordinated Securities Financing Commitment” shall be deemed to include any purchase agreement (or similar agreement) or commitment with respect to any alternative financing arranged in compliance with this Section 5.12(d) (and any Securities Purchase Agreement and Subordinated Securities Financing Commitment remaining in effect at the time in question).

(e) Parent shall provide the Company with prompt oral and written notice (i) of (x) any material breach or default by any party to any Commitment Letters or the Definitive Agreements of which any Parent Party has Knowledge or any termination of any of the Commitment Letters, (y) the receipt of any written notice or other written communication to any Parent Party from any Lender, Equity Investor, Subordinated Securities Purchaser, MD Investor, MSDC Investor or other financing source with respect to any actual or threatened breach, default, (or any accusation of breach or default), termination or repudiation by any party to any Commitment Letters or the Definitive Agreements or any provision thereof or (z) any material dispute or disagreement between or among the Parent Parties, on the one hand, and the Lenders on the other hand, or, to the Knowledge of Parent, among any Lenders to any of the Commitment Letters or the Definitive Agreements with respect to the obligation to fund any of the Financing or the amount of the Financing to be funded at Closing, and (ii) if at any time for any reason any Parent Party believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Commitment Letters or the Definitive Agreements; provided, however, that in no event will any Parent Party be under any obligation to disclose any information pursuant to clauses (x) or (z) that is subject to attorney-client or similar privilege if the Parent Parties shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege. In the event that the Parent Parties do not provide access or information in reliance on the preceding sentence, the Parent Parties shall provide notice to the Company that such access or information is being withheld and the Parent Parties shall use their commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing. Notwithstanding the foregoing, but subject to Section 8.5(b), compliance by the Parent Parties with this Section 5.12 shall not relieve any Parent Party of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(f) Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing, which reasonable best efforts shall include:

(i) furnishing Parent as promptly as reasonably practicable with (x) financial information and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to consummate the Debt Financing as is customary to be included in marketing materials for senior secured or unsecured bridge, term or revolving credit facility indebtedness (including asset backed revolving loan and structured financing receivables) (or any documentation or deliverables in connection therewith) and (y) (A) all information (other than the information specified in clause (y)(B) below), including consolidated financial statements and other financial information of the Company, of the type required by Regulation S-X and Regulation S-K under the Securities Act for an offering of non-convertible debt securities registered with the SEC on Form S-1 (subject to exceptions customary for a private placement of secured or unsecured non-convertible high-yield debt securities pursuant to Rule 144A promulgated under the Securities Act, including any information that would be required by (i) Sections 3-10 and 3-16 of Regulation S-X, (ii) Item 402 of Regulation S-K and (iii) information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A), (B)(i) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days, in case such four-fiscal quarter period is the end of the Company’s fiscal year) prior to the Closing Date, prepared after giving effect to the Merger and the Financing as if the Merger and the Financing had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) and as if Regulation S-X under the Securities Act were applicable to such pro forma balance sheet and statement of income, prepared based on a preliminary allocation of purchase price in accordance with ASC 805, “Business Combinations,” and (ii) summary financial data of the type and form customarily included in a preliminary offering memorandum for an offering of secured or unsecured non-convertible high-yield debt securities pursuant to Rule 144A promulgated under the Securities Act, (C) all information and data that would be necessary for the lead arrangers to receive customary (in connection with an offering of secured or unsecured non-convertible high-yield debt securities pursuant to Rule 144A promulgated under the Securities Act) “comfort” letters from the independent accountants of the Company in connection with such an offering and (D) all other information and data necessary for the Parent Parties to satisfy the conditions set forth in paragraphs 5 and 6 of Exhibit H of the Debt Commitment Letter (all such information described in this clause (i)(y), the “Required Information”); provided that with respect to the pro forma and summary financial data described in clauses (y)(B) and (y)(D) above, such pro forma and summary financial data shall not be considered a part of the Required Information unless Parent has provided to the Company reasonably in advance of when the Marketing Period otherwise would begin if the Required Information did not include such pro forma and summary financial data (a) any post-Closing or pro forma cost savings, capitalization and other post-Closing or pro forma adjustments (and the assumptions relating thereto)

desired by the Parent to be reflected in such pro forma and summary financial data and (b) any other information that may be reasonably and timely requested by the Company concerning the assumptions underlying the post-Closing or pro forma adjustments to be made in such pro forma and summary financial data, which assumptions shall be the responsibility of Parent;

(ii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, meetings with prospective lenders and sessions with rating agencies in connection with the Debt Financing, and assisting with the preparation of materials for rating agency presentations, road show presentations, offering memoranda, bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information) and similar documents required in connection with the Debt Financing;

(iii) cooperating reasonably with the Lenders’ due diligence, to the extent customary and reasonable, in connection with the Debt Financing, including (A) promptly after the date hereof, providing one or more third-party diligence service providers reasonable access to the Company and its domestic Subsidiaries, and otherwise reasonably assisting Parent, in connection with receivables audits of the term/commercial receivables, the revolving/consumer receivables of the Company and other receivables and inventory and its domestic Subsidiaries and (B) furnishing Parent and the Lenders reasonably current and readily available data on the credit and other characteristics of such term/commercial receivables, such revolving/consumer receivables and other receivables and inventory;

(iv) using reasonable best efforts to obtain (i) drafts of customary “comfort” letters of independent accountants of the Company (which shall include customary “negative assurance” comfort) prior to the beginning of the Marketing Period (as defined in the Debt Commitment Letter), which such accountants would be prepared to issue at the time of pricing and at closing of any offering or private placement of the Debt Financing (in the form of debt securities) pursuant to Rule 144A under the Securities Act upon completion of customary procedures, (ii) legal opinions, (iii) surveys and (iv) title insurance as reasonably requested by Parent as necessary and customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act);

(v) assisting reasonably in the preparation of a customary confidential information memorandum, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents to be used in connection with the syndication of the Credit Facilities or offering of notes in connection with the Debt Financing, including, in the case of the receivables financings, furnishing for inclusion therein five years of historical performance data in respect of the term/commercial receivables and the revolving/consumer receivables of the Company and its domestic Subsidiaries and current and readily available information on the credit and other characteristics of those receivables;

(vi) reasonably assisting Parent in procuring a public corporate credit rating and a public corporate family rating in respect of the relevant borrower under the Credit Facilities and public ratings for any of the Credit Facilities or notes to be offered in connection with the Debt Financing;

(vii) assisting reasonably in the preparation of one or more credit or other agreements, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral;

(viii) executing and delivering any necessary and customary pledge and security documents, guarantees, mortgages, collateral filings, other definitive financing documents (including one or more credit agreements, note purchase agreements, indentures and/or other instruments) in connection with such Debt Financing or other certificates or documents as may reasonably be requested by Parent and reasonably facilitating the taking of all corporation actions by the Company and its Subsidiaries with respect to entering such definitive financing documents and otherwise necessary to permit consummation of the Debt Financing;

(ix) (A) promptly after the date hereof, permitting the prospective lenders involved in the Debt Financing to evaluate the Company’s inventory, current assets, cash management and accounting systems,

policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting field exams, the commercial finance examinations and inventory, equipment and real property appraisals) and (B) assisting Parent with the establishment of bank and other accounts and blocked account and control agreements of the Company and one or more of its Subsidiaries in connection with the foregoing, in each case to the extent customary and reasonable;

(x) establishing one or more special purpose vehicles requested by Parent prior to Closing in connection with the receivables financings included in the Debt Financing;

(xi) (A) obtaining a certificate of the chief financial officer of the Company in the form set forth on Annex I to Exhibit H of the Debt Commitment Letter (as in effect on the date hereof) with respect to solvency matters, (B) obtaining customary authorization letters with respect to the bank information memoranda from a senior officer of the Company, (C) delivering any borrowing base certificates requested by Parent a reasonable time prior to Closing pursuant to paragraph 10 of Exhibit H to the Debt Commitment Letter and (D) using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing; and

(xii) at least three (3) Business Days prior to Closing, providing all documentation and other information about the Company that is reasonably requested by the Lenders and the Lenders reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act, to the extent requested by the Parent in writing at least eight (8) Business Days prior to Closing;

provided in each case that none of the Company or its Subsidiaries shall be required to enter into any agreement or deliver any guaranty, mortgage, collateral filing, blocked account control agreement, certificate, document or other instrument (except the authorization letter delivered pursuant to the foregoing clause (xi)), in each case the effectiveness of which is not contingent upon the Closing.

The foregoing notwithstanding, (A) except as otherwise explicitly set forth in the foregoing clause (x), none of the Company, any of its Subsidiaries or any of their respective directors or officers shall be obligated to adopt resolutions or execute consents to approve or authorize the execution of the Debt Financing prior to the Effective Time (except that directors and officers of Subsidiaries of the Company may sign resolutions or consents that do not become effective until the Closing), (B) no obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, document or instrument executed pursuant to the foregoing (except the authorization letter delivered pursuant to the foregoing clause (xi)) shall be effective until the Closing, and (C) none of the Company, its Subsidiaries or any of their respective Representatives shall be required to (x) pay any commitment or other similar fee or incur any other cost or expense that is not reimbursed by Parent promptly after written request by the Company or incur any other liability, in each case in connection with the Debt Financing prior to the Closing, (y) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries, or (z) take any action that would conflict with or violate the Company’s organizational documents, any Laws, the Revolving Credit Facility Debt, the Repayment Debt, the Rollover Debt or the Structured Financing Debt, or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Company Material Contract to which the Company or any of its Subsidiaries is a party. Nothing contained in this Section 5.12(f) or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives for and against any and all Losses actually suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 5.12(f) and any information utilized in connection therewith (other than information provided in writing by the Company or its Subsidiaries specifically for use in connection therewith).

(g) If the Company at any time in good faith reasonably believes that it has delivered the Required Information to Parent, it may deliver to Parent a written notice to such effect, in which case the Company shall be deemed to have delivered the Required Information at the time of delivery of such notice, unless Parent shall provide to the Company within five (5) Business Days after the delivery of such notice a written notice that describes with reasonable specificity the information that constitutes Required Information that Parent in good faith reasonably believes the Company has not delivered.

(h) The Company hereby consents to the use of its and its Subsidiaries’ logos solely for the purpose of obtaining the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective intellectual property rights.

(i) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.12 shall require, and in no event shall the reasonable best efforts of any of the Parent Parties be deemed or construed to require, any of the Parent Parties to (i) pay any fees to the Lenders in excess of those contemplated in the Debt Commitment Letter and related fee letters (including the “flex” provisions thereof) as of the date hereof, whether to secure waiver of any conditions contained therein or otherwise, (ii) amend or waive any of the terms or conditions hereof or under any of the Financing Commitments or (iii) consummate the Closing at any time prior to the date determined in accordance with Section 1.2.

Section 5.13 Other Investors. Other than the MD Investors and any other officers or employees of the Company or its Subsidiaries, prior to the Effective Time, none of the Parent Parties shall permit or agree to permit any Person to obtain any equity interests (or rights to obtain any equity interests) in the Parent Parties or any Person of which Merger Sub is a direct or indirect Subsidiary except for (i) investments by (w) the Equity Investors, (x) the MSDC Investor, (y) their existing respective side fund vehicles, in each case controlled by any of them, and (z) their respective special purpose or similar affiliated investment fund vehicles formed by any of them in connection with the transactions contemplated by this Agreement and in each case controlled by any of them, and (ii) minority investments in Parent by (x) Persons who are limited partners of any of the Equity Investors or the MSDC Investor as of the date hereof and beneficially own less than 1% of the Company’s outstanding Shares, (y) with the written consent of the Company, which shall not be unreasonably withheld, Persons who beneficially own no or a de minimis number of Shares, and (z) with the written consent of the Company, other Persons.

Section 5.14 Notification of Certain Matters; Shareholder Litigation. The Company shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Merger, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or the Parent Parties, and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to the Merger, this Agreement or the transactions contemplated herein (each, a “Transaction Proceeding”). Without limiting the foregoing, the Company shall (a) promptly advise Parent of any actions, suits, claims, investigations or proceedings commenced after the date hereof against the Company or any of its officers or directors (in their capacities as such) by any shareholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement, the Merger or the other transactions contemplated hereby (each, a “Shareholder Litigation”), (b) keep Parent reasonably informed regarding any such Shareholder Litigation, (c) give Parent the opportunity to participate in such Shareholder Litigation, consult with counsel to the Special Committee and the Company regarding the defense or settlement of any such Shareholder Litigation and consider Parent’s views with respect to such Shareholder Litigation and (d) not settle any such Shareholder Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

Section 5.15 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 Treatment of Indebtedness.

(a) As soon as reasonably practicable after receipt of any written request by Parent to do so (which request shall be provided in no event less than 60 days following the date hereof), the Company shall (i) prepare notices of redemption for all of the Repayment Debt that will be outstanding as of the Closing Date pursuant to the applicable provisions of the indentures (and supplemental indentures thereto) entered into by the Company with respect to the Repayment Debt (collectively, the “Repayment Indentures”), (ii) use its reasonable best efforts to cause each Trustee (as defined in the respective Repayment Indentures) to agree to proceed with the redemption of such Repayment Debt, as applicable, on notice of at least 45 days (or such shorter period as each such Trustee may agree to) before the redemption date, which notice may be subject to the consummation of the Closing, and use reasonable best efforts to cause each Trustee to provide the notice of redemption to the holders of such Repayment Debt following the Closing on the Closing Date, (iii) provide Parent the reasonable opportunity to review and comment on each of the foregoing notices reasonably in advance of their delivery and (iv) use its reasonable best efforts to take all other actions and prepare and deliver all other documents (including any officers certificates and legal opinions) as may be required under the Repayment Indentures to issue an irrevocable notice of redemption following the Closing on the Closing Date for such Repayment Debt (subject to the irrevocable deposit with each Trustee on the Closing Date of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the redemption date on, and applicable premiums related to, such Repayment Debt, as arranged by Parent) providing for the redemption 30 days after the Closing Date of all of the outstanding aggregate principal amount of such Repayment Debt (together with all accrued and unpaid interest and applicable premiums related to such Repayment Debt) pursuant to the requisite provisions of the applicable Repayment Indentures.

(b) On or prior to the second Business Day prior to the Effective Time, the Company shall use its reasonable best efforts to deliver to Parent a copy of a payoff letter (subject to delivery of funds as arranged by the Parent Parties), in customary form, from the Administrative Agent (as defined in the respective Revolving Credit Facilities) under each Revolving Credit Facility. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver all notices (which notices may be subject to the consummation of the Financing) and to take all other actions to facilitate the termination of commitments under each of the Revolving Credit Facilities, the repayment in full of all Obligations (as defined in such Revolving Credit Facility) then outstanding thereunder (using funds arranged by the Parent Parties) and the release of any liens and termination of all guarantees in connection therewith on the Closing Date (such termination, repayment and release, the “Revolving Credit Facility Termination”); provided that in no event shall this Section 5.16(b) require the Company or any of its Subsidiaries to cause such Revolving Credit Facility Termination unless the Closing shall occur substantially concurrently and the Company or its Subsidiaries have received funds to pay in full all principal, interest, prepayment premiums, penalties, breakage costs, fees or similar obligations related to any Obligations (as defined in such Revolving Credit Facility) under such Revolving Credit Facility as of the anticipated Closing Date (and the daily accrual thereafter).

(c) With respect to the outstanding notes of the Company identified in Section 5.16(c) of the Parent Disclosure Letter that are outstanding as of the Closing Date (collectively, the “Rollover Debt”), the Company shall use its reasonable best efforts to deliver, or cause to be delivered, following the Closing to the applicable trustees under the Rollover Indentures with respect to the Rollover Notes all officers certificates and legal opinions as may be required pursuant to the applicable provisions of the indentures (and supplemental indentures thereto) entered into by the Company with respect to the Rollover Notes (the “Rollover Indentures”) as a result of the consummation of the Merger.

(d) On or prior to the second Business Day prior to the Effective Time, the Company shall deliver (with respect to the JPMorgan and HSBC Structured Financing Debt Facilities), or use its reasonable best efforts to deliver (with respect to the Credit Suisse Structured Financing Debt Facility), to Parent a copy of a termination and consent agreement (subject to delivery of funds as arranged by the Parent Parties), in customary form, from the Administrative Agent (as defined in the respective Structured Financing Debt Facilities) and the lenders or note holders (as applicable) under each Structured Financing Debt Facility (the “Existing Structured Financing Lenders”), which termination and consent letter shall (with customary exceptions) (i) indicate the total amount required to be paid to fully satisfy all principal, interest, breakage costs, fees or similar payment obligations under such Structured Financing Debt Facility (the “Structured Financing Debt Obligations”) as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state the terms and conditions upon which such Structured Financing Debt Facility and the Structured Financing Debt Transaction Documents and related instruments evidencing such Structured Financing Debt Facility shall be terminated and (iii) state the terms and conditions upon which the liens created under the Structured Financing Debt Transaction Documents relating to the assets and properties of the Company or any of its Subsidiaries securing the Structured Financing Debt Obligations thereunder shall be released and terminated. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver all notices, to obtain all necessary consents and to take all other actions to facilitate the termination of commitments under each of the Structured Financing Debt Facilities, the repayment in full of all principal, interest, breakage costs, fees or similar payment obligations then outstanding thereunder (using funds arranged by the Parent Parties), the release of all liens in connection therewith on the Closing Date, the sale of the relevant receivables to a Subsidiary of the Company, and the termination of all Structured Financing Debt Transaction Documents with respect to such Structured Financing Debt Facility on the Closing Date (such termination, repayment, release and sale, the “Structured Financing Debt Facilities Termination”) (which reasonable best efforts shall include obtaining (or, with respect to the Credit Suisse Structured Financing Debt Facility, using reasonable best efforts to obtain) any such necessary consents from the parties to the Structured Financing Debt Transaction Documents to the Structured Financing Debt Facilities Termination in connection with any Permitted Structured Financing Debt Amendment or any replacement of a Structured Financing Debt Facility otherwise permitted under this Agreement); provided that in no event shall this Section 5.16(d) require the Company or any of its Subsidiaries to cause such Structured Financing Debt Facilities Termination unless the Closing shall occur substantially concurrently and the Company or its Subsidiaries have received funds to pay in full the total amount required to be paid to fully satisfy all principal, interest, breakage costs, fees or similar payment obligations under such Structured Financing Debt Facility as of the anticipated Closing Date (and the daily accrual thereafter) in respect of each Structured Financing Debt Facility.

The foregoing notwithstanding, (A) except with respect to the notice to each Trustee in the foregoing clause (a), no obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing and (B) none of the Company, its Subsidiaries or any of their respective Representatives shall be required to (x) pay any fee or incur any other cost or expense that is not reimbursed by Parent, promptly after when requested by the Company, or incur any other liability, in each case in connection with this Section 5.16 prior to the Closing, (y) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries, or (z) take any action that would conflict with or violate the Company’s organizational documents, any Laws, the Revolving Credit Facility Debt, the Repayment Debt, the Rollover Debt or the Structured Financing Debt or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Company Material Contract to which the Company or any of its Subsidiaries is a party. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries or their respective Representatives in connection with this Section 5.16 and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives for and against any and all Losses actually suffered or incurred by them in connection with any action taken by them at the request of Parent pursuant to this Section 5.16 and any information utilized in connection therewith (other than information provided in writing by the Company or its Subsidiaries specifically for use in connection therewith).

Section 5.17 Liquidation of Investments; Cash Transfers.

(a) On the 15th Business Day prior to the last day of (i) the Marketing Period, or (ii) such earlier date on which Parent proposes to consummate the Closing in accordance with Section 1.2, Parent shall provide to the Company a notice setting forth Parent’s good faith estimate of the date on which the Closing will occur in accordance with Section 1.2 (the “Estimated Closing Date”), which notice shall set forth Parent’s determination as to whether Parent is aware of any Legal Impediment or Charge and, if so, such notice will describe such Legal Impediment or Charge and shall state whether Parent will terminate the Agreement pursuant to Section 7.1(d)(iii)(B); it being understood and agreed that the failure to so state shall constitute a waiver of its rights to terminate the Merger Agreement pursuant to Section 7.1(d)(iii)(B) as a result of such Legal Impediment or Charge. Parent shall be deemed to have waived its rights to terminate the Merger Agreement pursuant to Section 7.1(d)(iii)(B) as a result of any Legal Impediment or Charge that is not specified on such notice and of which Parent reasonably should have been aware. Upon receipt of such notice, to the extent permitted by Law and subject to the reasonable operational requirements of the Company and its Subsidiaries, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to (x) sell for cash, with effect as of a date reasonably proximate to the Closing Date, marketable securities and cash equivalents held by, or on behalf of or for the benefit of, the Company and/or any of its Subsidiaries (the “Investments Liquidation”), and (y) transfer from Subsidiaries (whether through loans, loan repayments, dividends, distributions or other transfers), prior to the Effective Time, an amount of Available Cash to the Company (the “Cash Transfers”), in as Tax- and cost-efficient method as is reasonably practicable taking into account the working capital requirements of the Company’s Subsidiaries, with a view towards making available at the Effective Time no less than the Target Amount of Cash on Hand, it being understood that nothing in this Section 5.17 shall impose any obligation on the Company to effect any Cash Transfers in excess of $8.1 billion. The Company shall not be required to effect any Cash Transfer that would violate, or subject the Company or any Subsidiary to, any Legal Impediment or Charge. The Company shall, and shall cause its Representatives to, keep Parent and its Representatives reasonably informed regarding the planning and status of the Cash Transfers and to consult with Parent and its Representatives in good faith in advance on the method of completing the Cash Transfers. The Company may, at its discretion, take the actions described in clauses (x) and (y) of the second sentence of this Section 5.17(a) prior to receipt of the notice described in the first sentence hereof.

(b) Without limiting Section 5.17(a), without the prior written approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to, knowingly take any action, or knowingly permit any action to be taken, except in each case in the ordinary course of business, that (i) would reasonably be expected to increase in any material respect the amount of any Taxes, or other costs or expenses, incurred or to be incurred in connection with the Cash Transfers or (ii) restrains, delays or hinders, or would reasonably be expected to restrain, delay or hinder, in any material respect the ability of the Company and its Subsidiaries to effect the Cash Transfers in compliance with Law.

(c) The Company shall certify and provide reasonable supporting evidence of the amount of Cash on Hand as of the close of business on the Cash Delivery Date and the opening of business on the Closing Date and/or any date that the Closing would have been required to occur pursuant to Section 1.2 but for the failure of the condition set forth in Section 6.3(d).

(d) For the purposes of this Section 5.17, “Available Cash” means the cash that (prior to the Cash Transfers, but after giving effect to the Investments Liquidation) is held by one or more Subsidiaries of the Company and that is in excess of the amount reasonably necessary, in the good faith determination of the Company, to be maintained by such Subsidiary as working capital to conduct its operations.

Section 5.18 Works Councils. The Company shall, and shall cause its Subsidiaries to, cooperate, assist and consult with the Parent Parties in relation to ascertaining the extent to which (if any) the provision of information to, and/or consultation with, the Company’s or its Subsidiaries’ employees and their representatives is required in connection with any of this Agreement, the Merger, the Financing or the other transactions contemplated herein, and the Company shall consult with the Parent Parties with respect to information to be provided therewith. This obligation shall include the timely confirmation to the Parent Parties of whether any local or national level collective agreements with trade unions, works councils or other employee representative bodies exist, and the provision to the Parent Parties of copies of any such agreements to the extent that they may impact on any party’s obligations to inform and/or consult with employees or their representatives. Each party shall arrange and facilitate or continue discussions with the Company’s or its Subsidiaries’ employees and/or their representatives in a timely manner to enable the parties to fully comply with their obligations in this regard. Neither the Company nor any of its Subsidiaries shall provide any information to any employee or employee representative (i) pursuant to any obligation it has to provide information to them or consult with them arising out of the Merger or this Agreement or (ii) in connection with the intentions of the Parent Parties regarding the Company and its Subsidiaries, in each case without first consulting with Parent.

Section 5.19 De-Listing. The Company will use its commercially reasonable efforts to cooperate with Parent to cause the shares of Common Stock to be de-listed from the NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment (or waiver in writing by Parent and the Company, except with respect to Section 6.1(a), which shall not be waivable) at or prior to the Effective Time of the following conditions:

(a) Company Stockholder Approvals.

(i) The Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(ii) The Unaffiliated Stockholder Approval shall have been obtained.

(b) Orders. No injunction or similar order (whether temporary, preliminary or permanent) by a Governmental Entity having jurisdiction over the business of the Company or any of its Subsidiaries (other than a de minimis portion thereof), or with respect to which the failure to abide by such an injunction or similar order prohibiting the consummation of the Merger would potentially result in criminal liability, prohibits the consummation of the transactions contemplated hereby shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity in a jurisdiction in which the business of the Company or any of its Subsidiaries (other than a de minimis portion thereof) is conducted, or with respect to which the failure to abide by a Law prohibiting or making illegal the consummation of the Merger would potentially result in criminal liability, that prohibits or makes illegal the consummation of the Merger.

(c) Regulatory Consents. Any applicable waiting period (and any extensions thereof) shall have expired or been earlier terminated and any required approvals, consents or clearances shall have been obtained relating to the Merger under the HSR Act, the EUMR (if required or if jurisdiction is accepted by the European Commission pursuant to Member State referral or petition of the parties), and those other Regulatory Laws of the jurisdictions set forth on Section 6.1(c) of the Company Disclosure Letter.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and the other transactions contemplated herein is further subject to the fulfillment (or waiver in writing by the Company) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Parent Parties set forth in Article IV shall be true and correct in all material respects both when made and at and as of the Closing

Date, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality contained in such representations and warranties), would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of any of the Parent Parties to perform its obligations under this Agreement.

(b) Performance of Obligations. The Parent Parties shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Officer’s Certificate. Each of the Parent Parties shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of each of the Parent Parties, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of the Parent Parties to Effect the Merger. The obligations of the Parent Parties to effect the Merger and the other transactions contemplated herein are further subject to the fulfillment (or waiver in writing by Parent) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b), 3.2(g), 3.8(b), 3.20 and 3.22 shall be true and correct (except for such inaccuracies as are de minimis in the case of (x) Sections 3.2(a) and 3.2(b) taken as a whole, (y) Section 3.2(g) and (z) Section 3.20), both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date), (ii) the representations and warranties of the Company set forth in Sections 3.1(b), 3.3(a) and 3.2(h) shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) all other representations and warranties of the Company set forth in Article III shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality or Company Material Adverse Effect contained in such representations and warranties), individually or in the aggregate, does not constitute a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) No Termination Right. Parent does not have the right to terminate this Agreement under Section 7.1(d)(iii)(C).

Section 6.4 Frustration of Closing Conditions. None of the Company or the Parent Parties may rely as a basis for not consummating the Merger on the failure of any condition set forth in Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time except with respect to Section 7.1(c)(ii) below, whether before or after the adoption of this Agreement by stockholders of the Company and the sole stockholder of Merger Sub:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if:

(i) the Effective Time shall not have occurred on or before November 5, 2013 (the “Outside Date”); provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure to consummate the Merger on or before such date;

(ii) any Governmental Entity having jurisdiction over the business of the Company or any of its Subsidiaries (other than a de minimis portion thereof), or with respect to which the failure to abide by any injunction or similar order of a Governmental Entity regarding the consummation of the transactions contemplated hereby would potentially result in criminal liability, shall have issued or entered an injunction or similar order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction or order shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used such efforts as may be required by Section 5.7 to prevent oppose and remove such injunction; or

(iii) the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approvals shall not have been obtained;

(c) by the Company, if:

(i) the Parent Parties shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) cannot be cured by the Outside Date or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice to Parent of such breach (which notice shall specify in reasonable detail the nature of such breach or failure); provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(ii) at any time prior to the time the Company Stockholder Approvals are obtained, the Company Board shall have authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided that substantially concurrently with such termination, the Company enters into such Alternative Acquisition Agreement and pays to Parent (or one or more of its designees) the applicable Company Termination Payment in accordance with Section 7.3; or

(iii) (A) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied as if such time were the Closing), (B) the Company has irrevocably notified Parent in writing (x) that all of the conditions set forth in Section 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied or waived at the Closing) or that it is willing to waive any unsatisfied conditions in Section 6.2 for the purpose of consummating the Closing and (y) it is ready, willing and able to consummate the Closing; (C) the Parent Parties fail to complete the Closing within three (3) Business Days following the date the Closing was required by Section 1.2; and (D) the Company stood ready, willing and able to consummate the Closing during such three (3) Business Day period.

(d) by Parent, if:

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) cannot be cured by the Outside Date or, if curable, is not cured with thirty (30) days following Parent’s delivery of written notice to the Company of such breach (which notice shall specify in reasonable detail the nature of such breach or failure; provided that the Parent Parties are not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(ii) the Company Board or any committee thereof (including the Special Committee) shall have made a Change of Recommendation, provided that Parent’s right to terminate this Agreement pursuant to this Section 7.1(d)(ii) shall expire at 5:00 p.m. (New York City time) on the 30th calendar day following the date on which such Change of Recommendation occurs; or

(iii) (A) there has been a Change in Law that would be reasonably expected to cause the Rollover Contribution to fail to qualify as an exchange described in Section 351 of the Code or (B) there has occurred a Legal Impediment or Charge or (C) the amount of Cash on Hand is less than the Target Amount as of the beginning of the day on which the Closing would have been required to occur pursuant to Section 1.2 but for the failure of the condition set forth in Section 6.3(d), provided that in the case of the foregoing clause (C), such termination may not occur prior to any date the Closing otherwise would have been required to occur under Section 1.2 and in the case of the foregoing clauses (B) and (C) no later than on the fifth (5th) Business Day after such date the Closing otherwise would have been required to occur under Section 1.2 but for the failure of the condition set forth in Section 6.3(d).

Section 7.2 Manner and Effect of Termination. Any party terminating this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, the Parent Parties or their respective Subsidiaries or Affiliates, except that (i) the Limited Guarantees, Section 5.2(b), this Section 7.2, Section 7.3, Article VIII and the last sentence of Section 5.12(f) shall survive the termination hereof and (ii) except as otherwise provided in this Section 7.2 and Section 7.3, no party hereto shall be relieved of any liability for any material breach of this Agreement occurring prior to such termination.

Section 7.3 Termination Payments. Any provision in this Agreement to the contrary notwithstanding,

(a) In the event that:

(i) (x) this Agreement is terminated (A) by the Company pursuant to Section 7.1(b)(i) if, at the time of such termination, Parent would have been entitled to terminate this Agreement pursuant to Section 7.1(d)(i) (without taking into account any cure period therein), (B) by the Company or Parent pursuant to Section 7.1(b)(iii) or (C) by Parent pursuant to Section 7.1(d)(i), (y) the Company or any other Person shall have publicly disclosed or announced an Acquisition Proposal on or after the date of this Agreement but prior to the Company Meeting, and (z) within twelve months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated (in each case whether or not the Acquisition Proposal was the same Acquisition Proposal referred to in clause (y)); provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii),

then, the Company shall, (A) in the case of clause (i) above, no later than the earlier of (x) the date the Company enters into a definitive agreement with respect to an Acquisition Proposal or (y) the date on which the Company consummates such Acquisition Proposal, (B) in the case of clause (ii) above, prior to or substantially concurrently with such termination (and any purported termination pursuant to Section 7.1(c)(ii) shall be void and of no force and effect unless and until the Company shall have made such payment), and (C) in the case of clause (iii) above, no later than three (3) Business Days after the date of such termination, pay Parent (or one or more of its designees) the applicable Company Termination Payment, by wire transfer of same day funds to one or more accounts designated by Parent (or one or more of its designees); it being understood that in no event shall the Company be required to pay the Company Termination Payment on more than one occasion. Following receipt by Parent (or one or more of its designees) of the Company Termination Payment in accordance with this Section 7.3, the Company shall have no further liability with respect to this Agreement or the transactions contemplated herein to the Parent Parties, except in the event of a willful and material breach by the Company of Section 5.3.

(b) In the event that this Agreement is terminated by Parent pursuant to (x) Section 7.1(d)(iii)(A) or (B) or (y) Section 7.1(d)(iii)(C) (but only if Cash on Hand would not have been less than the Target Amount but for a Legal Impediment or Charge, assuming all Cash Transfers that could have been made but for such Legal Impediment or Charge were in fact made), then Parent shall pay, or cause to be paid, to the Company an amount equal to $250,000,000 (the “Cash Shortfall Fee”), such payment to be made by wire transfer of immediately available funds within three Business Days following such termination.

(c) In the event that this Agreement is terminated (i) by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii) or (ii) by the Company or Parent pursuant to Section 7.1(b)(i) if, at the time of or prior to such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(c)(iii), then Parent shall pay, or cause to be paid, to the Company an amount equal to $750,000,000 (such amount, the “Parent Termination Fee”) to be made by wire transfer of immediately available funds within three Business Days following such termination.

(d) Notwithstanding anything to the contrary in this Agreement, except as provided in the last sentence of this Section 7.3(d), if the Parent Parties fail to effect the Closing when required by Section 1.2 for any or no reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then (i) (x) a decree or order of specific performance or an injunction or injunctions or other equitable relief if and to the extent permitted by Section 8.5, (y) the termination of this Agreement pursuant to Section 7.1(b)(i), Section 7.1(c)(i) or Section 7.1(c)(iii) and receipt of payment of the Parent Termination Fee pursuant to Section 7.3(c) and the Limited Guarantees and (z) Parent’s termination of this Agreement pursuant to Section 7.1(a)(iii) and receipt of payment of the Cash Shortfall Fee (if payable in connection with such termination) pursuant to Section 7.3(b) and the Limited Guarantees, shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company and its Affiliates against any of the Parent Parties, the Guarantors, the Lenders, the Lender Related Parties, the Equity Investors, the MD Investors, the MSDC Investor, the Subordinated Securities Purchaser and any of their respective former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives, or any of their respective successors or assigns or any of the former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives or successors or assignees of any of the foregoing (each a “Specified Person” and together, the “Specified Persons”) for any breach, cost, expense, loss or damage suffered as a result thereof, and (ii) except as provided in the immediately foregoing clause (i) and except for the obligations of Silver Lake Partners III, L.P. under the SLP Confidentiality Agreement and Michael S. Dell under the MSD Confidentiality Agreement, none of the Specified Persons will have any liability or obligation to the Company or any of its

Affiliates relating to or arising out of this Agreement, the Equity Financing Commitment, the Rollover Investment, the Subordinated Securities Financing Commitment, the Limited Guarantees (except, for the avoidance of doubt, for the Guarantors’ obligation under their respective Limited Guarantees, subject to the limitations contained therein), the Debt Financing Commitments or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Without limiting the obligations of the Guarantors under the Limited Guarantees or the right of the parties hereto to seek specific performance of, or of the Parent Parties’ rights under the Equity Financing Commitment Letter, the MD Investors Commitment Letter or the MSDC Financing Commitment Letter if and to the extent permitted thereunder, the Company acknowledges and agrees that none of the Lenders, the Lender Related Parties, the Equity Investors, the MD Investors, the MSDC Investor or the Subordinated Securities Purchaser shall have any liability or obligation to the Company or any of its Affiliates if they breach or fail to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under their respective Financing Commitments. Without limiting clause (ii) above and the immediately preceding sentence, upon payment of either the Parent Termination Fee or the Cash Shortfall Fee, none of the Specified Parties shall have any further liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Limited Guarantees, the Commitment Letters or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and none of the Specified Parties shall have any further liability to the Company or any of its Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby. The parties acknowledge and agree that in no event will Parent or the Guarantors be required to pay (A) the Cash Shortfall Fee on more than one occasion, or the Parent Termination Fee on more than one occasion or (B) both the Parent Termination Fee and the Cash Shortfall Fee. Notwithstanding anything to the contrary in the foregoing, unless the Parent Termination Fee has been paid, the Parent Parties shall remain liable hereunder and each of the Guarantors shall remain liable under their respective Limited Guarantees for such Guarantor’s portion of any Other Guaranteed Amounts until such time as such Guarantor’s Limited Guarantee terminates in accordance with its terms.

(e) Without limiting or otherwise affecting any way the remedies available to Parent, in the event of termination of this Agreement pursuant to Section 7.1(b)(iii), then the Company shall promptly, but in no event later than three (3) Business Days after such termination, pay Parent (or one or more of its designees) the documented out-of-pocket expenses incurred by the Parent Parties and their respective Affiliates in connection with this Agreement and the Finances and the transactions contemplated hereby and thereby up to a maximum amount of $15,000,000, by wire transfer of same day funds, which amount shall be credited against any Company Termination Payment payable to any Parent Party.

(f) Notwithstanding anything in this Agreement to the contrary, but without limiting the Parent Parties’ rights under Section 8.5, in no event shall the Company have any liability, whether at law or equity, in contract, in tort or otherwise, related to or arising out of this Agreement to any of the Parent Parties or any other Person in excess of $750,000,000, in the aggregate.

(g) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated herein shall be paid by the party incurring or required to incur such expenses, except that (x) all expenses incurred in connection with the printing, filing and mailing of the Proxy Statement and the Schedule 13E-3 (including applicable SEC filing fees) shall be borne by the Company, (y) all filing fees paid in respect of any HSR or other regulatory filing shall be borne by Parent and (z) all fees and expenses payable in seeking the Irish Bank Approval shall be borne by the Company.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile, or “.pdf” transmission), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (electronically or otherwise) to the other parties.

Section 8.4 Governing Law; Jurisdiction.

(a) This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.4, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.7.

(b) Notwithstanding the foregoing and without limiting Section 8.4(a), each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lenders or any Lender Related Party in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or any other letter or agreement related to the Debt Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York.

Section 8.5 Remedies; Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy therefor. It is accordingly agreed that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and/or to enforce specifically the terms and provisions of this Agreement and (ii) an injunction or injunctions restraining such breach or threatened breach.

(b) Notwithstanding anything herein to the contrary, the Company shall be entitled to the granting of a decree or order of specific performance or other equitable relief of Parent’s obligation to cause the full funding of (x) the Equity Financing under the Equity Investors Commitment Letter, (y) the Rollover Investment under the MD Investors Commitment Letter and (z) the MSDC Financing under the MSDC Investor Commitment Letter and to consummate the Merger if and only in the event each of the following conditions has been satisfied: (i) all of the conditions in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but each of which at such time is capable of being satisfied) have been satisfied or waived, (ii) each of the Debt Financing and the Subordinated Securities Financing, or in each case alternative financing obtained in accordance with Section 5.12, has been funded or will be funded at the Closing if the Equity Financing, Rollover Investment and MSDC Financing are funded at the Closing, (iii) the Marketing Period has ended and Parent and Merger Sub fail to complete the Closing when required pursuant to Section 1.2 and (iv) the Company has irrevocably confirmed in a written notice to Parent, the Lenders and the Subordinated Securities Purchaser that it is ready, willing and able to consummate the Closing and that if decree or order of specific performance or other equitable relief is granted and the Equity Financing, the Rollover Investment, the MSDC Financing, the Debt Financing and the Subordinated Securities Financing are funded, the Closing will occur. For the avoidance of doubt, while the Company may pursue both a grant of a decree or order of specific performance or other equitable relief as and only to the extent expressly permitted by this Section 8.5(b) with respect to the matters identified in clauses (x), (y) and (z) above and to consummate the Merger and the payment of the Cash Shortfall Fee or the Parent Termination Fee (only to the extent expressly permitted by Section 7.3(b) or Section 7.3(c), respectively), under no circumstances shall the Company be permitted or entitled to receive both (A) such grant of a decree or order of specific performance or other equitable relief to cause the funding of the financing described in clauses (x), (y) and (z) above and to consummate the Merger and (B) payment of either the Cash Shortfall Fee or Parent Termination Fee.

(c) Each party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein (including the limitations set forth in Section 8.5(b)) on the basis that any other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DIRECT OR INDIRECT ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR THE DEBT FINANCING. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY, (C) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO

THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6 AND (D) AGREES THAT SUCH WAIVERS AND CERTIFICATIONS SHALL EXTEND TO THE LENDERS AND THE LENDER RELATED PARTIES.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by reliable overnight delivery service (with proof of service), hand delivery or by facsimile addressed as follows:

To the Parent Parties:

Michael S. Dell

c/o Dell Inc.

One Dell Way

Round Rock, TX 78682

Facsimile: (512) 283-1469

and

Silver Lake Partners

2775 Sand Hill Road, Suite 100

Menlo Park, California 94025

Facsimile: (650) 233-8125

Attention:	Karen King

and

Silver Lake Partners

9 West 57th Street, 32nd Floor

New York, NY 10019

Facsimile: (212) 981-3535

Attention:	Andrew J. Schader

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Facsimile: (212) 403-2000

Attention:	Steven A. Rosenblum Andrew J. Nussbaum Gordon S. Moodie

and

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Facsimile: (650) 251-5002

Attention:	Richard Capelouto Chad Skinner

To the Company:

Dell Inc.

One Dell Way, RR1–33

Round Rock, Texas 78682

Facsimile: (512) 283-9501

Attention:	Janet B. Wright

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Facsimile: (212) 909-6836

Attention:	Jeffrey J. Rosen William D. Regner Michael A. Diz

or to such other address as the party to receive such notice as provided above shall specify by written notice so given, and such notice shall be deemed to have been delivered to the receiving party as of the date so delivered upon actual receipt, if delivered personally; upon confirmation of successful transmission if sent by facsimile; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that the Parent Parties may assign all of their rights, interests or obligations under this Agreement or any related documents to (i) any Lender as collateral security or (ii) any direct or indirect wholly-owned Subsidiary of any Person all of the equity interests of which are owned, directly or indirectly, by the Equity Investors, the MD Investors, the MSDC Investor and any other Person who obtains equity any such equity interests in compliance with Section 5.13, in each case without the consent of the other parties hereto; provided that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided that the parties intend that the remedies and limitations thereon (including provisions that, subject to the terms and limitations set forth in Section 8.5(b), payment of the Cash Shortfall Fee, the Parent Termination Fee or the Company Termination Fee be the exclusive remedy for the recipient thereof and the limitation on liabilities of the Specified Person) contained in Article VII and Section 8.5 to be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing or the Limited Guarantees.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the exhibits, annexes and schedules hereto, the Voting Agreement, the Equity Commitment Letters, the Rollover Contribution Agreements, the Confidentiality Agreement and the MSD Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for (a) after the Effective Time, the rights of the holders of the Common Stock to receive the Merger Consideration in accordance with the terms and conditions of Article II and, after the Effective Time, the right of the holders of Company Options and Company RSU Awards to receive the amounts set forth in Article II, (b) Sections 8.4 and 8.6 (which shall be for the benefit of, among others, the Lenders and the Lender Related Parties, and the Lenders, among others will have the rights provided for therein), (c) Section 5.10 and 7.3 (which shall be for the benefit of the Persons (including with respect to Section 7.3, the Lenders, the Lender Related Parties and the Specified Persons) set forth therein, and any such Person will have the rights provided for therein) and (d) this Article VIII in respect of the Sections set forth under the foregoing clauses (a), (b) and (c), is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company or the sole stockholder of the Merger Sub, any provision of this Agreement may be amended (by action taken or authorized by their respective boards of directors, in the case of Company and Merger Sub) or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after receipt of the Company Stockholder Approvals or the adoption of this Agreement by the sole stockholder of Merger Sub, if any such amendment or waiver shall by applicable Law require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable; provided, further that the failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub to take such action.

Section 8.15 Definitions. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“2013 Company Incentive Awards” has the meaning set forth in Section 5.6(b).

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.3(a).

“Acquisition Proposal” has the meaning set forth in Section 5.3(h).

“Action” has the meaning set forth in Section 5.10(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided that (i) none of the Parent Parties or the Equity Investors shall be considered Affiliates of any portfolio company in which the Equity Investors or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), (ii) none of the Parent Parties, the MD Investors or the MSDC Investor shall be considered Affiliates of any portfolio company in which the MSDC Investor or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) and (iii) neither the Company nor any of its Subsidiaries shall be considered an Affiliate of any of the Parent Parties or any of the MD Investors or the MSDC Investor (and vice versa). As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(c).

“Available Cash” has the meaning set forth in Section 5.17(d).

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized or required by Law to be closed.

“Bylaws” has the meaning set forth in Section 1.5.

“Cash Delivery Date” means the date that is two (2) Business Days prior to the Estimated Closing Date.

“Cash on Hand” means cash held in one or more bank accounts registered in the name of the Company and available without restriction for the funding of the Merger and the other transactions contemplated by this Agreement to occur at the Closing.

“Cash Shortfall Fee” has the meaning set forth in Section 7.3(b).

“Cash Transfers” has the meaning set forth in Section 5.17(a).

“CBI” has the meaning set forth in Section 5.7(g).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(a).

“Change in Law” means an applicable change after the date hereof in (i) legislation, (ii) controlling judicial opinion, (iii) regulation having the force of law or (iv) administrative notices or announcements stating an intention to promulgate regulations with an effective date as of the date of such notice or announcement or an earlier date.

“Change of Recommendation” has the meaning set forth in Section 5.3(f).

“Charter” has the meaning set forth in Section 1.5.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(b)(iii).

“Commercial Paper Debt” means indebtedness of the Company in a principal amount not to exceed $1,800,000,000 in the aggregate at any time outstanding, evidenced by unsecured promissory notes with a maximum maturity of 30 days for any such notes issued and sold after the date hereof; provided that, from and after the date of the Company’s receipt of a written notice from Parent stating that Parent reasonably and in good faith expects that the Effective Time will occur not later than 30 days after the date of such notice, the maximum maturity of any notes issued and sold after receipt of such notice shall be seven days and, in no event, shall any such notes mature on a date occurring after the Effective Time.

“Commitment Letters” has the meaning set forth in Section 4.6(b).

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Approvals” has the meaning set forth in Section 3.4(a).

“Company Benefit Plans” has the meaning set forth in Section 3.11(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 5.6(a).

“Company Foreign Plan” has the meaning set forth in Section 3.11(a).

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that would, or would reasonably be expected to, (1) have a material adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided that for purposes of this clause (1), none of the following, and no fact, circumstance, change, event, occurrence or effect to the extent arising out of or relating to the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (i) any facts, circumstances, changes, events, occurrences or effects generally affecting (A) any of the industries in which the Company and its Subsidiaries operate or (B) the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates (except, for purposes of this clause (i)(B) only, to the extent that such fact, circumstance, change, event or occurrence adversely affects the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other companies operating in any of the industries in which the Company and its Subsidiaries primarily operate), or (ii) any facts, circumstances, changes, events, occurrences or effects arising out of, resulting from or attributable to (A) changes or prospective changes in Law, applicable regulations of any Governmental Entity, generally accepted accounting principles or accounting standards, or any changes or prospective changes in, or issuance of any administrative or judicial notice, decision or other guidance with respect to, the interpretation or enforcement of any of the foregoing, (B) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement (other than compliance with Section 5.1(a)), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation relating to this Agreement, the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the terms of this Agreement, except that this clause (ii)(B) shall not apply in the determination of a breach or violation of the representations and warranties contained in Sections 3.4 and 3.11(e) (C) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (D) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (E) any change or announcement of a potential change in the credit ratings in respect of the Company or any indebtedness of the Company or its Subsidiaries, (F) any change to the extent resulting or arising from the identity of, or any facts or circumstances relating to, the Parent Parties or their respective Affiliates (but excluding Michael S. Dell other than in his capacity as a MD Investor), (G) any decline in the market price, or change in trading volume, of any capital stock of the Company or (H) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow, cash position or other financial measures; provided that the underlying cause of any decline, change or failure referred to in clause (ii)(E), (ii)(G) or (ii)(H) (if not otherwise falling within any of clause (i) or clauses (ii)(A) through (H) above) may be taken into account in determining whether there is a “Company Material Adverse Effect”; or (2) prevent the ability of the Company to perform its obligations under this Agreement in any material respect.

“Company Material Contracts” has the meaning set forth in Section 3.18(a).

“Company Meeting” has the meaning set forth in Section 5.5.

“Company Option” means an award pursuant to a Company Stock Plan of an option to purchase Shares.

“Company Permits” has the meaning set forth in Section 3.9(b).

“Company Restricted Share” means any outstanding Share awarded pursuant to a Company Stock Plan that is subject to any vesting requirements that remain unsatisfied.

“Company RSU Award” means an award pursuant to a Company Stock Plan of restricted stock units (including performance-based restricted stock units) that corresponds to Shares.

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Stock Plan” means each of the Dell 2012 Long-Term Incentive Plan, Dell 2002 Long-Term Incentive Plan, Dell 1998 Broad-Based Stock Option Plan, Dell 1994 Incentive Plan, Quest Software, Inc. 2008 Stock Incentive Plan, Quest Software, Inc. 2001 Stock Incentive Plan, Quest Software, Inc. 1999 Stock Incentive Plan, V-Kernel Corporation 2007 Equity Incentive Plan, and Force10 Networks, Inc. 2007 Equity Incentive Plan.

“Company Stockholder Approvals” has the meaning set forth in Section 3.21.

“Company Termination Payment” means (i) if payable in connection with a termination of this Agreement by (x) the Company pursuant to Section 7.1(c)(ii) with respect to the Company entering into an Alternative Acquisition Agreement with a Person or group that is an Excluded Party at the time of such termination or (y) by Parent pursuant to Section 7.1(d)(ii) and the event giving rise to such termination is the submission of an Acquisition Proposal by a Person or group that is an Excluded Party at the time of such termination, then, in either case, $180,000,000, and (ii) if payable in any other circumstance, an amount equal to $450,000,000.

“Contract” has the meaning set forth in Section 3.4(b).

“Credit Facilities” means the senior secured credit facilities contemplated by the Debt Commitment Letter.

“Debt Agreement” has the meaning set forth in Section 3.18(a)(iii).

“Debt Commitment Letter” has the meaning set forth in Section 4.6(a).

“Debt Financing” has the meaning set forth in Section 4.6(a).

“Debt Financing Commitments” has the meaning set forth in Section 4.6(a).

“Definitive Agreements” has the meaning set forth in Section 5.12(a).

“DFS Limited” has the meaning set forth in Section 5.7(g).

“DGCL” has the meaning set forth in the Recitals.

“Divestiture Action” has the meaning set forth in Section 5.7(c).

“Dissenting Shares” has the meaning set forth in Section 2.1(d).

“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Law” has the meaning set forth in Section 3.10(b).

“Equity Financing” has the meaning set forth in Section 4.6(b).

“Equity Financing Commitment” has the meaning set forth in Section 4.6(b).

“Equity Investors” means, collectively, (i) Silver Lake Partners III, L.P., a Delaware limited partnership, and (ii) Silver Lake Partners IV, L.P., a Delaware limited partnership.

“Equity Investors Commitment Letter” has the meaning set forth in the Recitals.

“ERISA” has the meaning set forth in Section 3.11(a).

“EUMR” has the meaning set forth in Section 3.4(a).

“Executive Officer” means a person treated as an “officer” of the Company for purposes of Section 16 of the Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Excluded Party” has the meaning set forth in Section 5.3(i).

“Excluded Shares” has the meaning set forth in Section 2.1(b).

“Existing Structured Financing Lenders” has the meaning set forth in Section 5.16(d).

“Fee Letter” has the meaning set forth in Section 4.6(b).

“Filed Contracts” means each Contract filed by the Company with the SEC, or incorporated by reference, (a) as a “material contract” pursuant to Item 601(b)(10) of Regulation 8-K in the Company’s Annual Report on Form 10-K for its fiscal year ended February 3, 2012 and in any Quarterly Report on Form 10-Q filed subsequent thereto through the date hereof or (b) as a “definitive material contract” as defined for purposes of, and filed pursuant to, Item 1.01 of Form 8-K of the SEC under the Exchange Act in any Current Report on Form 8-K filed from and after February 4, 2012 and prior to the date hereof.

“Financing” has the meaning set forth in Section 4.6(b).

“Financing Commitments” has the meaning set forth in Section 4.6(b).

“GAAP” means United States generally accepted accounting principles.

“Guarantors” has the meaning set forth in the Recitals.

“Governmental Consents” has the meaning set forth in Section 5.7(a).

“Governmental Entity” means any federal, state, local, municipal, foreign or supranational government, any court, tribunal, administrative agency or commission or other governmental or quasi-governmental or other regulatory authority or agency, including any department, commission, board, instrumentality, political subdivision, bureau or official, whether federal, state, local, municipal, foreign or supranational, any arbitral body or the NASDAQ, or any self regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 3.10(c).

“HSR Act” has the meaning set forth in Section 3.4(a).

“Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another Person.

“Indemnified Party” has the meaning set forth in Section 5.10(b).

“Initial Offeror” has the meaning set forth in Section 5.3(k).

“Intellectual Property” has the meaning set forth in Section 3.16(a).

“Interested Party Transaction” has the meaning set forth in Section 3.24.

“Intermediate” has the meaning set forth in the Preamble.

“Investments Liquidation” has the meaning set forth in Section 5.17(a).

“Irish Bank Approval” has the meaning set forth in Section 5.7(g).

“Irish Banking License” has the meaning set forth in Section 5.7(g).

“Irish Banking Regulations” has the meaning set forth in Section 5.7(g).

“Irish Change of Control Approval” has the meaning set forth in Section 5.7(g).

“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.15 of the Parent Disclosure Letter and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.15 of the Company Disclosure Letter.

“Law” or “Laws” means all applicable laws (including common law), statutes, constitutions, rules, regulations, codes, judgments, rulings, orders and decrees of any Governmental Entity.

“Legal Impediment or Charge” means any Changes in Law, individually or in the aggregate, that (x) prohibit a portion of the Cash Transfers or (y) result in liabilities of any nature being payable or reasonably expected to be payable by the Company or any of its Subsidiaries as a result of any Cash Transfer or any transaction related thereto, which liabilities and amounts prohibited, individually or in the aggregate, are material relative to the Target Amount.

“Lender Related Party” means the Lenders and any former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns of any of the foregoing or any of the Lenders or any of their Affiliates.

“Lenders” has the meaning set forth in Section 4.6(a).

“Lien” means any mortgage, pledge, title defect, claim, charge, security interest, hypothecation, easement, right-of-way, encumbrance or lien of any kind or nature.

“Limited Guarantees” has the meaning set forth in the Recitals.

“Losses” has the meaning set forth in Section 5.10(b).

“Marketing Period” means the first period of twenty (20) consecutive Business Days commencing after the date hereof and throughout and at the end of which (a) Parent shall have received the Required Information from the Company and (b)(i) the conditions set forth in Sections 6.1 and 6.3 are satisfied (except for Section 6.3(d) and those conditions that by their nature are to be satisfied at the Closing) and (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.1 or 6.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period; provided that (x) July 5, 2013 shall not be considered a Business Day for purposes of this definition, (y) if the Marketing Period has not been completed on or prior to August 16, 2013, the Marketing Period shall commence no earlier than September 3, 2013 and (z) the Marketing Period shall not be deemed to have commenced if (A) after the date of this Agreement and prior to the completion of the Marketing Period, (I) PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company SEC Documents, including Company SEC Documents filed after the date hereof, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by PricewaterhouseCoopers LLP or another independent accounting firm reasonably acceptable to Parent, (II) the financial statements included in the Required Information that is available to Parent on the first day of any such 20 consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20 consecutive Business Day period to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such 20 consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required

Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such new 20 consecutive Business Day period or (III) the Company shall have announced any intention to restate any historical financial statements of the Company or other financial information included in the Required Information, or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required, and (B) if the Company shall have been delinquent in filing or furnishing any Company SEC Document, the Marketing Period shall not be deemed to have commenced unless and until, at the earliest, all such delinquencies have been cured.

“MD Investor Group” has the meaning set forth in Section 5.3(i).

“MD Investors” means, collectively, Michael S. Dell, Susan Lieberman Dell Separate Property Trust, Michael S. Dell 2009 Gift Trust and Susan L. Dell 2009 Gift Trust.

“MD Investors Commitment Letter” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“MSD Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“MSDC Financing” has the meaning set forth in Section 4.6(b).

“MSDC Financing Commitment” has the meaning set forth in Section 4.6(b).

“MSDC Investor” means MSDC Management, L.P., a Delaware limited partnership.

“MSDC Investor Commitment Letter” has the meaning set forth in the Recitals.

“Multiemployer Plan” has the meaning set forth in Section 3.11(a).

“NASDAQ” means the NASDAQ Global Select Market.

“New Plans” has the meaning set forth in Section 5.6(b).

“No-Shop Period Start Date” has the meaning set forth in Section 5.3(a).

“Old Plans” has the meaning set forth in Section 5.6(b).

“Option Consideration” has the meaning set forth in Section 2.3(a).

“Other Guaranteed Amounts” means the reimbursement and indemnification obligations of the Parent Parties pursuant to Sections 5.12, and 8.2 of this Agreement.

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.3(a).

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent-Related Sections of the Proxy Statement” shall mean those sections of the Proxy Statement that describe (i) the identity or background of the Parent Parties, (ii) the purposes and reasons of the Parent Parties for the Merger and plans and proposals of the Parent Parties with respect to the Company following the Merger, (iii) the position of the Parent Parties regarding the fairness of the Merger, and (iv) the Financing in connection with the Merger.

“Parent Representatives” has the meaning set forth in Section 5.2(a).

“Parent Parties” has the meaning set forth in the Preamble.

“Parent Termination Fee” has the meaning set forth in Section 7.3(c).

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Payoff Amount” has the meaning set forth in Section 5.16(d).

“Permitted Lien” means (A) Lien for Taxes or governmental assessments, charges or claims of payment not yet due and delinquent, the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (B) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business not yet due and delinquent, the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (C) zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity, (D) exceptions disclosed by any title insurance commitment or title insurance policy for any real property owned or leased by the Company and its Subsidiaries issued by a title company and delivered or otherwise made available to Parent, (E) statutory Liens in favor of lessors arising in connection with any property leased to the Company and its Subsidiaries, (F) any Liens, encroachments, covenants, restrictions, state of facts which an accurate survey or inspection of the real property owned or leased by the Company and its Subsidiaries would disclose and other title imperfections, which, in each case, would not materially interfere with the present or proposed use of the properties or assets of the business of the Company and its Subsidiaries, taken as a whole and (G) Liens that are disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet).

“Permitted Structured Financing Debt Amendment” means, with respect to any Structured Financing Debt Transaction Document, any amendment that does not (i) limit the ability of the Company or its Subsidiaries to prepay or redeem the Indebtedness related to such Structured Financing Debt Transaction Document, terminate such Structured Financing Debt Transaction Document and transfer any assets of the Company and its Subsidiaries securing such Indebtedness, in each case at the Closing and without requirement to pay any penalty, premium or other payment or obligation (other than repayment of the outstanding principal, accrued and unpaid interest and breakage costs and unpaid fees with respect to such Indebtedness), (ii) increase the interest rate, discount rate or other fees and expenses payable with respect to, or otherwise change the economic terms (in a manner adverse to the Company and its Subsidiaries) of, the Indebtedness related to such Structured Financing Debt Transaction Document, (iii) add new terms and conditions, or remove existing terms and conditions, in such Structured Financing Debt Transaction Document that would reasonably be expected to adversely impact the ability of the Parent Parties to consummate the Debt Financing or (iv) extend the maturity of, or the term of the commitments with respect to, the Indebtedness related to such Agreement unless such extension permits the termination of such Structured Financing Debt Transaction Document, and the prepayment, redemption or other retirement or rollover of the Indebtedness related to such Structured Financing Debt Transaction Document, on the Closing Date in the manner, and on the terms, contemplated by Section 5.16(d).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, body, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such Person.

“Policies” has the meaning set forth in Section 3.23.

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Property” means land, land improvements, buildings and fixtures (to the extent they constitute real property interests) (including any leasehold interest therein) constituting the principal corporate office, any manufacturing plant or any manufacturing facility and the equipment located thereon.

“Proxy Statement” has the meaning set forth in Section 3.13.

“Recommendation” has the meaning set forth in Section 3.3(b).

“Regulatory Law” has the meaning set forth in Section 5.7(g).

“Repayment Debt” means the Indebtedness of the Company and its Subsidiaries identified in Section 5.16(a) of the Parent Disclosure Letter.

“Repayment Indentures” has the meaning set forth in Section 5.16(a).

“Representatives” has the meaning set forth in Section 5.3(a).

“Required Information” has the meaning set forth in Section 5.12(f)(i).

“Restricted Shares Consideration” has the meaning set forth in Section 2.3(c).

“Revolving Credit Facility Debt” means Indebtedness of the Company or its Subsidiaries in a principal amount not to exceed $2,000,000,000 in the aggregate at any time outstanding incurred or assumed under the senior unsecured revolving credit facilities identified in Section 5.16(d) of the Company Disclosure Schedule (the “Revolving Credit Facilities”).

“Revolving Credit Facility Termination” has the meaning set forth in Section 5.16(b).

“Rollover Contribution” means, collectively, (i) the contribution by certain of the MD Investors of the Rollover Shares and one of the MD Investors of cash to Parent in exchange for common stock of Parent, (ii) the contribution by the Equity Investors of cash to Parent in exchange for common stock of Parent, (iii) the contribution by the MSDC Investor of cash to Parent in exchange for common stock of Parent and (iv) the contribution by the Subordinated Securities Purchaser of cash to Parent in exchange for subordinated notes of Parent and warrants to acquire Parent stock, in each case, to occur immediately prior to the Closing.

“Rollover Debt” has the meaning set forth in Section 5.16(c).

“Rollover Indentures” has the meaning set forth in Section 5.16(c).

“Rollover Investment” has the meaning set forth in Section 4.6(b).

“Rollover Shares” has the meaning set forth in the Recitals.

“RSU Award Consideration” has the meaning set forth in Section 2.3(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 13E-3” has the meaning set forth in Section 5.4(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” has the meaning set forth in Section 4.6(a).

“Share” means each share of Common Stock.

“Shareholder Litigation” has the meaning set forth in Section 5.14.

“Significant Subsidiary” shall have the meaning ascribed to it under Rule 1-02 of Regulation S-X of the SEC.

“SLP Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Software” means computer programs in object code and source code formats.

“Special Committee” has the meaning set forth in the Recitals.

“Specified Person” has the meaning set forth in Section 7.3(d).

“Stockholder Approval” has the meaning set forth in Section 3.21.

“Structured Financing Debt Facilities” means Indebtedness of the Company or its Subsidiaries in a principal amount not to exceed $1,500,000,000 in the aggregate at any time outstanding incurred with respect to fixed-term lease and loan programs and revolving loan securitization programs and collaterized solely by the financing receivables in such programs, in each case solely to the extent incurred pursuant to, (i) the Structured Financing Debt Transaction Documents or, (ii) if the Company and its Subsidiaries are unable through the exercise of commercially reasonable efforts to obtain an extension of any of such structured financing debt facilities in effect on the date of this Agreement upon the expiration thereof, structured financing debt transaction documents that otherwise (a) satisfy the terms described in the definition of Permitted Structured Financing Debt Amendment (except that such replacement structured financing debt facilities may have market pricing as reasonably determined in the good faith judgment of management of the Company) and (b) permit the Structured Financing Debt Facilities Termination.

“Structured Financing Debt Facilities Termination” has the meaning set forth in Section 5.16(d).

“Structured Financing Debt Obligations” has the meaning set forth in Section 5.16(d).

“Structured Financing Debt Transaction Documents” means the agreements and documents identified in Section 5.16(f) of the Company Disclosure Schedule, as amended after the date hereof by any Permitted Structured Financing Debt Amendment.

“Subordinated Securities Financing” has the meaning set forth in Section 4.6(a).

“Subordinated Securities Financing Commitment” has the meaning set forth in Section 4.6(a).

“Subordinated Securities Purchaser” has the meaning set forth in Section 4.6(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such Person (either alone or through or together with any other Subsidiary), or (ii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership). For purposes of this definition, “voting securities” with respect to any Subsidiary means common stock or other securities having the power to vote for the election of directors, managers or other voting members of the governing body of such Subsidiary.

“Superior Proposal” has the meaning set forth in Section 5.3(j).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Target Amount” means $7.4 billion.

“Tax Return” has the meaning set forth in Section 3.14(b).

“Taxes” has the meaning set forth in Section 3.14(b).

“Termination Date” has the meaning set forth in Section 5.1(a).

“Transaction Proceeding” has the meaning set forth in Section 5.14.

“Unaffiliated Stockholders Approval” has the meaning set forth in Section 3.21.

“Voting Agreement” has the meaning set forth in the Recitals.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DELL INC.

By:	/s/ Brian T. Gladden
Name: Brian T. Gladden
Title: Senior Vice President, Chief Financial Officer

[Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DENALI HOLDING INC.

By:	/s/ Egon Durban
Name: Egon Durban
Title: President

DENALI INTERMEDIATE INC.

By:	/s/ Egon Durban
Name: Egon Durban
Title: President

DENALI ACQUIROR INC.

By:	/s/ Egon Durban
Name: Egon Durban
Title: President

[Signature Page to the Agreement and Plan of Merger]

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DELL INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Dell Inc.

SECOND: The name and address of the registered agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is [—], all of which shares shall be Common Stock having a par value per share of $0.01.

SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this certificate of incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SEVENTH: (a) A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

(b) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article SEVENTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article SEVENTH or otherwise.

(c) The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article SEVENTH.

(d) If a written claim received by the Corporation from or on behalf of an indemnified party under this Article SEVENTH is not paid in full by the Corporation within ninety days after such receipt, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(e) The right to indemnification and the advancement and payment of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of the Certificate of incorporation of the Corporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(f) The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was Serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(g) If this Article SEVENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article SEVENTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

EIGHTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, the Corporation acknowledges that: (i) each Exempted Stockholder (as defined below), director employed by an Exempted Stockholder or one of its affiliates, officer affiliated with an Exempted Stockholder or one of its affiliates and any other officer or director of the Corporation specifically designated by an Exempted Stockholder or one of its affiliates (collectively, the “Exempted Persons”) shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries; (ii) in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, then such Exempted Person shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries, as the case may be, and shall not be liable to the Corporation or its affiliates or stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation; an (iii) the Corporation hereby removes any interest or expectancy in any such opportunity. For purposes of this Article EIGHTH, the term “Exempted Stockholder” shall mean all stockholders of the Corporation other than stockholders who are also officers or employees of the Corporation or any subsidiary of the Corporation or who are permitted transferees of any such person.

Annex B

[Letterhead of J.P. Morgan Securities LLC]

February 4, 2013

Board of Directors

Special Committee of the Board of Directors

Dell Inc.

One Dell Way

Round Rock, Texas 78682

Members of the Board of Directors and the Special Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $.01 per share (the “Company Common Stock”), of Dell Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Denali Holding Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and its subsidiaries, Denali Intermediate Inc. and Denali Acquiror Inc., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its subsidiaries, other Excluded Shares (as defined in the Agreement), Company Restricted Shares (as defined in the Agreement) and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $13.65 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated February 4, 2013 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; (v) reviewed certain financial analyses and forecasts relating to the Company’s business prepared by a third party consultant (the “Consultant”) at the direction of the Special Committee of the Board of Directors (the “Special Committee Consultant Forecast”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with the Special Committee of the Board of Directors, certain members of the management of the Company and the Consultant with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the financial condition and future prospects and operations of the Company and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts of management and the Consultant provided to us or derived therefrom, we have assumed that, at the time of their preparation, they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management and the Consultant, respectively, as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. Our analysis takes into account our discussions with the Special Committee of the Board of Directors, management and the Consultant, including the factors and circumstances discussed with the Special Committee of the Board of Directors surrounding the forecasts and analyses prepared by the Consultant and management. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have retied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. Please be advised that during the two years preceding the date of this letter, we and our affiliates have had no commercial or investment banking relationships with the Acquiror, Michael Dell or MSD Capital, but have had commercial or investment banking relationships with one of the ultimate principal stockholders of the Acquiror for which we or our affiliates have received customary compensation. Such services during such period have included acting as financial advisor to SilverLake Partners in (a) its acquisition of Smart Modular Technologies in August 2011 and (b) its acquisition of Skype in October 2011. We or our affiliates have also acted as joint bookrunner and joint lead arranger on a term loan and revolving credit facility for SilverLake Partners for its acquisition of Global Blue in May 2012. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead manager on a revolving credit facility for the Company in April 2011. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or affiliates of the principal stockholders of the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors and the Special Committee of the Board of Directors of the Company (in their capacities as such) in connection with and for the purposes of their evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

Annex C

[Letterhead of Evercore Group L.L.C.]

February 4, 2013

The Special Committee of the Board of Directors

and the Board of Directors of

Dell Inc.

One Dell Way

Round Rock, Texas 78682

Members of the Special Committee and the Board of Directors:

We understand that Dell Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Denali Holding Inc., a Delaware corporation (“Parent”), Denali Intermediate Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and Denali Acquiror Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). As a result of the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Excluded Shares, Company Restricted Shares and Dissenting Shares (as such terms are defined in the Merger Agreement), will be converted into the right to receive $13.65 per share in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Special Committee and the Board of Directors have asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock entitled to receive such Merger Consideration.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates for the Company;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

(iii)	reviewed certain non-public projected financial and operating data relating to the Company prepared and furnished to us by management of the Company (the “Company Projections”) and the amount of certain potential cost savings identified by management of the Company (the “Cost Savings”);

(iv)	discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving the Company Projections);

(v)	reviewed certain non-public projected financial and operating data relating to the Company prepared, at the request of the Special Committee, by a management consulting firm engaged by the Special Committee (the “Management Consultant”) and furnished to us by the Management Consultant (the “Management Consultant Case”), as well as sensitivities to the Management Consultant Case which include estimates of timing and achievability of the Cost Savings (the “Productivity Case”);

Letter to the Special Committee

And the Board of Directors

February 4, 2013

(vi)	reviewed the reported prices and the historical trading activity of the Company Common Stock;

(vii)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(viii)	reviewed a draft of the Merger Agreement dated February 4, 2013; and

(ix)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections and the Cost Savings, we have assumed that as of the time of their preparation they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance and the amount of the potential cost savings, respectively, of the Company. With respect to the Management Consultant Case and the Productivity Case, we have assumed that as of the time of their preparation they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Management Consultant as to the future financial performance of the Company and the timing and achievability of the Cost Savings.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits to the holders of the Company Common Stock of the Merger. We have also assumed that the executed Merger Agreement will not differ in any material respect from the draft Merger Agreement dated February 4, 2013 reviewed by us.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness of the Merger Consideration, from a financial point of view, to the holders of the Company Common Stock entitled to receive such Merger Consideration pursuant to the Merger Agreement. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of Excluded Shares or any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether

Letter to the Special Committee

And the Board of Directors

February 4, 2013

relative to the Merger Consideration or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Special Committee, Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of the Company will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee in the event that the Company enters into a definitive agreement for a transaction which the Special Committee or the Board of Directors determines to be superior to the transaction contemplated by the Merger Agreement. Prior to this engagement, we, Evercore Group L.L.C., and our affiliates have provided financial advisory services to the Company and Silver Lake Partners L.P. and its affiliates (“Silver Lake”) and have received fees for the rendering of these services including the reimbursement of expenses. We may provide financial or other services to the Company and Silver Lake in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Silver Lake and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Special Committee and the Board of Directors in connection with their evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock entitled to receive such Merger Consideration.

Very truly yours,

EVERCORE GROUP L.L.C.

By	/s/ William O. Hiltz
William O. Hiltz
Senior Managing Director

Annex D

SECTION 262 OF DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

Proxy Form		Proxy Form
DELL INC. PROXY

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AT [—] [a.m./p.m.] CENTRAL TIME, ON [—], 2013 AT THE DELL ROUND ROCK CAMPUS, 501 DELL WAY, ROUND ROCK, TEXAS 78682

AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF DELL INC.

You hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint Lawrence P. Tu and Janet B. Wright, and each of them, as proxies, with full power of substitution, and authorizes them to vote all shares of Dell Inc. common stock that you would be entitled to vote if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

DELL INC. c/o [—]

OPTIONS FOR SUBMITTING PROXY

VOTE BY INTERNET

Before the Meeting – Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [insert date one day before meeting date]. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [insert date one day before meeting date]. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

If you have not voted by Internet or telephone, mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Dell Inc., c/o [—].

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELL INC.

Proposal 1 – Proposal to adopt the Agreement and Plan of Merger, dated as of February 5, 2013, by and among Denali Holding Inc., Denali Intermediate Inc., Denali Acquiror Inc. and Dell Inc., as it may be amended from time to time.		For	Against	Abstain
The Board of Directors (without Michael S. Dell’s participation) recommends a vote FOR Proposal 1		☐	☐	☐

Proposal 2 – Proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Dell Inc. in connection with the merger.

The Board of Directors (without Michael S. Dell’s participation) recommends a vote FOR the Proposal 2

		☐	☐	☐

Proposal 3 – Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement

The Board of Directors recommends (without Michael S. Dell’s participation) a vote FOR Proposal 3

		☐	☐	☐
To act upon other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN THE BOX)	Date	Signature (Joint Owners)		Date